                     VANDALIA NATIONAL CORPORATION
                          344 HIGH STREET
                    MORGANTOWN, WEST VIRGINIA  26505
                          (304) 284-2400
              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD DECEMBER 17, 1996

TO THE SHAREHOLDERS OF VANDALIA NATIONAL CORPORATION:

     Notice is hereby given that a special meeting (the "Special Meeting") of the shareholders of Vandalia National Corporation ("Vandalia") will be held on Tuesday, December 17, 1996, at 4:00 P.M., in the principal office of The National Bank of West Virginia, 344 High Street, Morgantown, West Virginia, for the purpose of considering and voting on the following matters:

     1. Approval of the Agreement and Plan of Merger by and between Wesbanco, Inc., ("Wesbanco"), Vandalia, VNC Corporation, a wholly owned subsidiary of Wesbanco ("VNC"), and Wesbanco Bank Fairmont, Inc. ("Wesbanco Fairmont"), dated as of July 18, 1996 (the "Agreement and Plan of Merger"), in the form attached to the accompanying Proxy Statement/Prospectus as Appendix II, providing for (i) the merger of VNC with and into Vandalia, (ii) the merger of The National Bank of West Virginia, a wholly owned subsidiary of Vandalia, with and into Wesbanco Fairmont, and (iii) the exchange of each share of common stock, par value $1.00 per share, of Vandalia for 1.2718 shares of common stock of Wesbanco, par value $2.0833 per share, or, at such shareholder's election, cash in the amount of $34.34 per share, all on the terms described in the Agreement and Plan of Merger and summarized in the Proxy Statement/Prospectus; and

     2. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on October 30, 1996, will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

     The vote of each shareholder, regardless of the number of shares held, is important. The failure of a holder of common stock to vote will constitute a vote against the proposed Merger. Accordingly, if you cannot attend the Special Meeting in person, please mark, sign and date the accompanying Proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. It is important that proxies be mailed promptly. If the enclosed Proxy is executed and returned, it may be revoked at any time prior to the voting of the Proxy by written notice to the Secretary of Vandalia, by a duly executed later-dated Proxy, or orally by the shareholder at the Special Meeting.

Dated:    November 8, 1996
                              By Order of the Board of Directors
                              /s/ John W. Fisher, II
                                        Secretary
IMPORTANT
Whether you expect to attend the meeting or not, please mark, sign, date, and return the enclosed Proxy in the enclosed self-
addressed envelope as promptly as possible.

                     PROXY STATEMENT/PROSPECTUS
                    VANDALIA NATIONAL CORPORATION
                          344 HIGH STREET
                        MORGANTOWN, WV  26505

Special Meeting of the Shareholders to be held December 17, 1996.

     This Proxy Statement, which is also a Prospectus of Wesbanco, Inc. ("Wesbanco") (the "Proxy Statement/Prospectus") is being furnished to holders of common stock of Vandalia National Corporation, a Delaware corporation ("Vandalia"), in connection with the solicitation of proxies by the Board of Directors of Vandalia for use at the Special Meeting of Shareholders to be held on December 17, 1996, and any adjournments or postponements thereof, to consider and take action upon the proposed merger of Vandalia with VNC Corporation ("VNC"), a wholly-owned subsidiary of Wesbanco (the "Merger"), as described in this Proxy Statement/Prospectus. As used in this Proxy Statement/Prospectus, the terms "Vandalia" and "Wesbanco" refer to such corporations, respectively, and where the context requires, such entities and their subsidiaries.

     All information contained in this Proxy Statement/Prospectus with respect to Vandalia has been supplied by Vandalia, and all information with respect to Wesbanco and Wesbanco Fairmont has been supplied by Wesbanco. This Proxy Statement/Prospectus, the attached Notice and the enclosed Letter to Shareholders and Proxy are first being mailed to shareholders of Vandalia on or about November 8, 1996.

     Wesbanco has filed a Registration Statement pursuant to the Securities Act of 1933, as amended, (the "1933 Act") covering a maximum of 360,186 shares of common stock (par value $2.0833) of Wesbanco which may be issued in connection with the Merger (the "Registration Statement").

     No person is authorized to give any information or to make any representations not contained in this Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a Proxy, in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation of any offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of Vandalia or Wesbanco since the date of this Proxy Statement/Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement/Prospectus is November 8, 1996.

                        AVAILABLE INFORMATION

     Wesbanco is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers of Wesbanco, their compensation, the principal holders of securities and any material interest of such persons in transactions with their respective companies is disclosed in proxy statements distributed to shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549; and at the Commission's Regional offices at 7 World Trade Center, New York, New York, 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates, or via Internet Access at http:\\www.sec.gov.

     Wesbanco's common stock is listed on the National Market System of the Nasdaq Stock Market and accordingly periodic reports, proxy and information statements concerning Wesbanco may be inspected at the offices of the Nasdaq Stock Market, National Market System, 1735 K Street, N.W., Washington, D.C. 20006

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE FILED BY WESBANCO WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO SHIRLEY A. BUCAN, SECRETARY, WESBANCO, INC., ONE BANK PLAZA, WHEELING, WEST VIRGINIA, 26003, (TELEPHONE (304) 234-9228). IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 10, 1996.

                      PROXY STATEMENT/PROSPECTUS
                      --------------------------
                        TABLE OF CONTENTS

                                                       PAGE
                                                       ----

AVAILABLE INFORMATION . . . . . . . . . . . . . . . .     3
SUMMARY INFORMATION . . . . . . . . . . . . . . . . .     7
MARKET PRICES AND SELECTED FINANCIAL INFORMATION . . .   15
     Market Prices. . . . . . . . . . . . . . . . .  .   15
SELECTED FINANCIAL INFORMATION FOR WESBANCO . . . .  .   16
SELECTED FINANCIAL INFORMATION FOR VANDALIA  . . . . .   17
INTRODUCTION  . . . . . . . . . . . . . . . . . . .  .   18
VOTING INFORMATION. . . . . . . . . . . . . . . . .  .   18
     Date, Time and Place of the Special Meeting. .  .   18
     Voting and Revocation of Proxies . . . . . . .  .   18
     Solicitation of Proxies . . . . . . . . . . . . .   19
     Accountants . . . . . . . . . . . . . . . . . . .   20
     Date for Submission of Shareholder Proposals .. .   20
THE MERGER . . . . . . . . . . . . . . . . . . . . . .   20
     General  . . . . . . . . . . . . . . . . . . .. .   20
     Background of the Merger . . . . . . . . . . .  .   21
     Recommendation of the Boards of Directors . . . .   21
     Vandalia Reasons for the Merger . . . . . . . . .   22
     Wesbanco Reasons for the Merger . . . . . . . . .   23
     Interest of Certain Persons in the Merger . . . .   23
     Opinion of Ferris, Baker Watts, Incorporated. . .   25
     Effective Time. . . . . . . . . . . . . . . . . .   29
     Conversion of Vandalia Common Stock. . . . . . ..   30
     Exchange of Certificates. . . . . . . . . . . . .   30
     Election to Receive Cash . . . . . . . . . . . ..   31
     Wesbanco, Wesbanco Fairmont and VNC
         Shareholder Approval. . . . . . . . . . . . .   31
     Effects of the Mergers:  The Surviving
         Corporations  . . . . . . . . . . . . . . . .   31
     Conditions and Covenants. . . . . . . . . . . . .   33
     Approval by Vandalia Shareholders . . . . . . . .   33
     Government Approvals . . . . . . . . . . . . . . .  33
     Covenants. . . . . . . . . . . . . . . . . . . . .  34
     Other Conditions . . . . . . . . . . . . . . . . .  35
     Waiver and Amendment . . . . . . . . . . . . . . .  36
     Termination. . . . . . . . . . . . . . . . . . . .  36
     The Stockholder Agreement . . . . . . . . . .  . .  36

                        PROXY STATEMENT/PROSPECTUS
                        --------------------------
                            TABLE OF CONTENTS
                              (Continued)

                                                                PAGE
                                                                ----
            Appraisal Rights of Dissenting Shareholders . . .    37
            Resales of Wesbanco Common Stock. . . . . . . . .    40
            Expenses . . . . . . . . . . . . . . . . . . . ..    41
     Accounting Treatment . . . . . . . . . . . . . . . . . .    41
     Certain Federal Income Tax Consequences of the  Merger .    41
COMPARATIVE STOCK PRICES AND DIVIDENDS  . . . . . . . . . . .    44
     Wesbanco Stock Prices and Dividends . . . . . . . . . ..    44
     Stock Price Range . . . . . . . . . . . . . . . . . . ..    44
     Dividends Paid. . . . . . . . . . . . . . . . . . . . .     44
     Wesbanco Common Stock Dividend Policy . . . . . . . . ..    45
     Vandalia Stock Price Range and Dividends . . . . . . . .    45
     Vandalia Dividend Policy. . . . . . . . . . . . . . .  .    46
COMPARATIVE RIGHTS OF SHAREHOLDERS . . . . . . . . . . . .  .    47
     Description of Wesbanco Capital Stock . . . . . . .  . .    47
     Description of Vandalia Capital Stock . . . . . . . . .     48
     Comparison of Rights of Wesbanco and Vandalia
        Shareholders . . . . . . . . . . . . . . . . . . .. .    49
PRO FORMA DATA . . . . . . . . . . . . . . . . . . . . . .. .    53
     Notes to Pro Forma Financial Information . . . . . . . .    57
INFORMATION WITH RESPECT TO WESBANCO . . . . . . . . . . .. .    59
     History. . . . . . . . . . . . . . . . . . . . . . . . .    59
     Recent Acquisitions. . . . . . . . . . . . . . . . . . .    60
     Future Acquisitions . . . . . . . . . . . . . . . . .. .    61
     Operations . . . . . . . . . . . . . . . . . . . . . . .    62
     Competition . . . . . . . . . . . . . . . . . . . . .       63
     Principal Shareholders . . . . . . . . . . . . . . . ..     64
     Wesbanco KSOP. . . . . . . . . . . . . . . . . . . . . .    65
     Changes in West Virginia Taxes. . . . . . . . . . . .  .    68
     Directors and Executive Officers . . . . . . . . . . . .    68
     Executive Compensation. . . . . . . . . . . . . . . .  .    68
     Certain Relationships and Related Transactions  . . . . .   68
INFORMATION WITH RESPECT TO VANDALIA. . . . . . . . . . .  . .   69
     History . . . . . . . . . . . . . . . . . . . . . . . . .   69
     Banking Services . . . . . . . . . . . . . . . . . .  . .   69
     Competition . . . . . . . . . . . . . . . . . . . . . . .   70
     Economic Conditions . . . . . . . . . . . . . . . . . . .   70
     Properties of Vandalia. . . . . . . . . . . . . . . . . .   70

                       PROXY STATEMENT/PROSPECTUS
                       --------------------------
                           TABLE OF CONTENTS
                              (Continued)

                                                                  PAGE
                                                                  ----
     Legal Proceedings  . . . . . . . . . . . . . . . . . . .      71
     Principal Shareholders. . . . . . . . . . . . . . . .  .      71
     Directors and Executive Officers of Vandalia. . . . .  .      72
     Executive Officers  . . . . . . . . . . . . . . . . .  .      76
     Compensation of Executive Officers. . . . . . . . . .  .      77
     401(k) Profit Sharing Plan. . . . . . . . . . . . . .  .      77
     Employment Agreements . . . . . . . . . . . . . . . .  .      78
     Meetings of the Board of Directors and Compensation of
        Members . . . . . . . . . . . . . . . . . . . . . .        78
     Certain Relationships and Related Transactions . . . . .      78
GOVERNMENT REGULATION   . . . . . . . . . . . . . . . . . . .      80
     Holding Company Structure  . . . . . . . . . . . . . . .      80
     Dividend Restrictions. . . . . . . . . . . . . . . . . .      81
     FDIC Insurance. . . . . . . . . . . . . . . . . . . .  .      82
     Capital Requirements . . . . . . . . . . . . . . . . . .      83
     Federal Deposit Insurance Corporation Improvement
         Act of 1991 . .  . . .. . . . . . . . . . . . . . . .     85
     Environmental Issues . . . . . . . . . . . . . . . . . .      87
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . .      88
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS . . . . . . . . . .      90
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . .  .      90
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . .      90
LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . .  .      91
INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . .      92
APPENDICES . . . . . . . . . . . . . . . . . . . . . . . .. .
     I.    Statutory Excerpts Concerning Shareholder
            Appraisal Rights                                      145
     II.   Agreement and Plan of Merger                           150
     III.  Stockholders Agreement                                 223
     IV.   Wesbanco's 1995 Financial Statements, Notes to
             Financial Statements and Management,s Discussion
             and Analysis, restated to include Bank of Weirton    227

                         SUMMARY INFORMATION

     The following is a brief summary of certain information with respect to matters to be considered at the Special Meeting of Shareholders of Vandalia. This summary is necessarily incomplete and is qualified in its entirety by the more detailed information and financial statements contained in this Proxy Statement/Prospectus and in the Agreement and Plan of Merger and the Stockholders Agreement attached as Appendices II and III, respectively, to this Proxy Statement/Prospectus. Shareholders are urged to read the entire Proxy Statement/Prospectus before deciding on how to vote their shares.

Date, Time, and Place of
the Special Meeting. . .    The meeting of the shareholders of
                            Vandalia will be held on Tuesday,
                            December 17, 1996, at 4:00 P.M.
                            Eastern Standard Time in the
                            principal office of The National
                            Bank of West Virginia at 344 High
                            Street, Morgantown, West Virginia,
                            26505.  See "Voting Information".

Purpose of the Special      Vandalia's meeting will be to
Meeting. . . . .            consider and vote upon the Agreement
                            and Plan of Merger dated as of July
                            18, 1996, (the "Agreement"),
                            providing for (i) the merger (the
                            "Merger") of VNC with and into
                            Vandalia, (ii) the merger (the "Bank
                            Merger") of The National Bank of
                            West Virginia, the sole subsidiary
                            bank of Vandalia ("NBWV") with and
                            into Wesbanco Bank Fairmont, Inc., a
                            wholly owned subsidiary of Wesbanco
                            ("Wesbanco Fairmont"), and (iii) the
                            exchange of each outstanding share
                            of common stock, par value $1.00 per
                            share ("Vandalia Common Stock") for
                            1.2718 shares of Wesbanco common
                            stock, par value $2.0833 per share
                            ("Wesbanco Common Stock"), or at the
                            election of such shareholder an
                            exchange of such Vandalia Common
                            Stock for cash in the amount of
                            $34.34 per share, or part cash and
                            part stock, as above provided.  See
                            "Voting Information" and "The
                            Merger".

Parties to the Merger. . .  Wesbanco is a multi-bank holding company incorporated under the laws
                            of the State of West Virginia which
                            conducts a general commercial
                            banking and trust business through
                            its bank subsidiaries.  It owns six
                            subsidiary banks located in West
                            Virginia and Eastern Ohio with one
                            of its principal banking
                            subsidiaries being Wesbanco
                            Fairmont.  Wesbanco's principal
                            executive offices are
                            located at One Bank Plaza, Wheeling,
                            West Virginia, 26003, telephone
                            (304) 234-9000.  See "Information
                            with Respect to Wesbanco".

                            Wesbanco Fairmont is a West Virginia
                            banking corporation and is a wholly
                            owned subsidiary of Wesbanco which
                            operates banking facilities in
                            Fairmont, Bridgeport, Morgantown,
                            Shinnston and Kingwood.

                            Vandalia is a one bank holding
                            company incorporated under the laws
                            of the State of Delaware which
                            conducts a general commercial
                            banking business through its banking
                            subsidiary, NBWV.  It operates three
                            banking facilities in the City of
                            Morgantown.  Its principal executive
                            offices are located at 344 High
                            Street, Morgantown, West Virginia,
                            26507, telephone (304) 284-2400.
                            See "Information with Respect to
                            Vandalia".

Wesbanco Anti-Takeover      The Agreement provides for the
Provisions. . . . . . . .   exchange of each share of Vandalia
                            Common Stock for 1.2718 shares of
                            Wesbanco Common Stock.  The Articles
                            of Incorporation of Wesbanco contain
                            certain anti-takeover provisions,
                            including, among others, a super
                            majority voting provision and a
                            staggered Board of Directors
                            provision as more fully explained
                            herein.  Additionally, the Articles
                            of Incorporation of Wesbanco provide
                            that the Board of Directors of
                            Wesbanco may issue, without
                            shareholder approval, up to
                            1,000,000 shares of preferred stock
                            in one or more series, with such
                            preferences, voting rights,
                            conversion rights and other special
                            rights as the Board may determine.
                            The rights of holders of Wesbanco
                            Common Stock are subject to the
                            rights and preferences of any
                            preferred stock issued by the
                            Wesbanco Board of Directors to the
                            extent set forth in a resolution
                            fixing such terms and conditions.
                            Under certain circumstances,
                            additional shares of Wesbanco Common
                            Stock or shares of Wesbanco
                            preferred stock which are authorized
                            but not issued could be used to
                            create voting impediments or to
                            frustrate persons seeking to gain
                            control of Wesbanco through
                            acquisition of a substantial number
                            of shares of Wesbanco Common Stock.
                            See "Comparative Rights
                            of Shareholders - Comparison of Rights
                            of Wesbanco and Vandalia Shareholders".
                            These anti-takeover provisions provide the continuity and stability of management that are considered essential to providing shareholders with long-term value on their investments, allow the Board greater flexibility, and permit the issuance of additional common and preferred shares without the expense and delay of a shareholders' meeting. These provisions also constitute defensive measures which are designed, in part to discourage and insulate
                            Wesbanco  against certain hostile
                            takeover  efforts, which the
                            Wesbanco Board might determine are
                            not in Wesbanco's best interests and
                            the best interests of its
                            shareholders.  The staggered board
                            provision makes it more difficult to
                            change the full Board of Directors
                            of Wesbanco at any one time and
                            makes it more difficult to amend the
                            specific provisions of the Articles
                            of Incorporation which deal with the
                            classification of directors.  The
                            staggered board provision reduces
                            the number of directors to be
                            elected at each annual meeting, so
                            that minority shareholders may be in
                            a less favorable position to elect
                            directors through cumulative voting.
                            Such provisions may also be
                            beneficial to management in a
                            hostile takeover attempt and
                            adversely affect shareholders who
                            might wish to participate in such a
                            takeover.  See "Comparative Rights
                            of Shareholders".

Vote Required for Merger.   Approval of the Merger requires the
                            affirmative vote of the holders of a
                            majority of the outstanding shares
                            of Vandalia Common Stock entitled to
                            vote as of October 30, 1996, the
                            record date for the Special Meeting
                            (the "Record Date").
                            As of the Record Date, the directors
                            and officers of Vandalia
                            beneficially owned 162,590 shares of
                            Vandalia Common Stock representing
                            57.45% of the outstanding shares.
                            See "Information with Respect to
                            Vandalia - Principal Shareholders"
                            and "Voting Information - Voting and
                            Revocation of Proxies".

                            Approval of the Merger also requires
                            the affirmative vote of the sole
                            shareholder of Wesbanco Fairmont and
                            VNC. The authorization for the
                            issuance of additional Wesbanco
                            Common Stock also requires
                            the affirmative vote of the Board of
                            Directors of Wesbanco.  See "The
                            Merger - Wesbanco, VNC and Wesbanco
                            Fairmont Shareholder Approval".

Terms of the Merger  . . .  Upon the effective date of the
                            Merger, each out-standing share of
                            Vandalia Common Stock will be
                            converted into 1.2718 shares of
                            Wesbanco Common Stock, or, at the
                            election of such shareholder into
                            cash in the amount of $34.34 per
                            share.  Cash will also be paid in
                            lieu of issuing fractional shares
                            of Wesbanco Common Stock, in connection
                            with the Merger based on a whole
                            share value of $27.00 per share, or
                            at the election of each shareholder,
                            such shareholder may elect to
                            purchase the remaining fraction of
                            such share, at the aforesaid value.
                            For additional information
                            concerning the treatment of Vandalia
                            shares in the Merger, and the effect
                            of the Merger upon Vandalia
                            shareholders, see "The Merger".  It
                            is contemplated that VNC, a wholly
                            owned subsidiary of Wesbanco, will
                            be merged with Vandalia, with
                            Vandalia being the surviving
                            corporation under the Articles of
                            Incorporation of Vandalia. It is
                            also contemplated that NBWV will be
                            merged with and into Wesbanco
                            Fairmont with Wesbanco Fairmont as
                            the surviving corporation. Wesbanco
                            Fairmont will maintain its separate
                            identity and continue its operations
                            as an affiliate of Wesbanco.  The
                            Merger will be accounted for as a
                            "purchase" by Wesbanco of Vandalia.
                            If the Merger had been concluded on
                            September 30, 1996, Vandalia would have
                            constituted 3.9% of deposits, 3.5%
                            of assets, 2.0% of equity, and the
                            former shareholders of Vandalia
                            would hold 3.5% (assuming all
                            Vandalia shareholders elect to
                            receive stock) of the total
                            outstanding shares of Wesbanco on a
                            consolidated pro forma basis.  In
                            addition, Vandalia would have
                            contributed 3.8% of net interest
                            and 1.3% of net income of Wesbanco
                            on a consolidated pro forma basis as
                            of September 30, 1996.  See "The Merger -
                            Effects of the Mergers:  The
                            Surviving Corporations" and
                            "Selected Pro Forma Financial
                            Information".

Appraisal Rights. . . . .   Stockholders of Vandalia who dissent
                            from the Merger pursuant to the
                            provisions of the Delaware General
                            Corporation Law, Section 262, are
                            entitled to
                            receive the fair value
                            of their shares in cash as
                            determined in accordance with such
                            law. Holders of Wesbanco Common
                            Stock will not be entitled to
                            dissenters' rights in the
                            transaction.  See "The Merger -
                            Appraisal Rights of Dissenting
                            Shareholders", and "Appendix I".  It
                            is a condition to the obligations of
                            Wesbanco and Vandalia to consummate
                            the Merger that the holders of not
                            more than 10% of Vandalia Common
                            Stock exercise their appraisal
                            rights.  See "The Merger -
                            Conditions and Covenants".

Federal Income Tax          Consummation of the Merger is
Consequences. .             conditioned upon receipt of
                            an opinion of counsel, that,
                            among other things, the Merger will
                            be treated as a tax free
                            reorganization for Federal Income
                            Tax purposes upon consummation of
                            the Merger except to the extent
                            shareholders elect to receive cash
                            for their shares and for dissenting
                            shareholders and shareholders who
                            receive cash for fractional shares.
                            See "The Merger - Certain Federal
                            Income Tax Consequences of the
                            Merger".

Regulatory Approvals. . .   Notwithstanding approval by the
                            shareholders of  Vandalia, VNC and
                            Wesbanco Fairmont, the consummation
                            of the Merger and the Bank Merger
                            are subject to certain conditions,
                            including approval of the Board of
                            Governors of the Federal Reserve
                            System, the Federal Deposit
                            Insurance Corporation, and the Board
                            of Banking and Financial
                            Institutions of the State of West
                            Virginia. Applications for approval
                            with the regulatory authorities were
                            filed shortly after execution of the
                            Agreement and the applicable regulatory
                            agencies have each now approved the
                            Merger and the Bank Merger.
                            See "The Merger - Conditions and
                            Covenants" and "Termination".

Effective Date of Merger.   The Effective Date of the Merger is
                            anticipated to occur shortly after
                            the Special Meeting upon receipt of
                            all approvals and
                            satisfaction of all conditions in
                            the Agreement and in such approvals.
                            See "The Merger - Effective Time".

Shareholders Entitled to    On October 30, 1996, there were
Vote. . . . . .             282,994 shares of Vandalia Common
                            Stock outstanding.  Only holders of
                            record of Vandalia Common Stock at
                            the close of
                            business on October 30,
                            1996, are entitled to vote at
                            the Special Meeting.  See "Voting
                            Information".


Exchange of Certificates.   As promptly as practicable after the
                            Effective Date, instructions on how
                            to effect the exchange of
                            certificates of Vandalia Common
                            Stock for certificates of Wesbanco
                            Common Stock or cash will be sent to
                            each Vandalia shareholder of record
                            as of  the Effective   Date.  See
                            "The   Merger - Exchange  of
                            Certificates".  Vandalia
                            shareholders should not send in
                            stock certificates until they
                            receive instructions to do so.


Wesbanco Common Stock . .   Holders of Wesbanco Common Stock are
                            entitled to one vote per share on
                            all matters voted upon by
                            shareholders, are entitled to
                            cumulative voting rights in the
                            election of directors and do not
                            have preemptive rights for the
                            purchase of additional shares of any
                            class of Wesbanco Common Stock or
                            preferred stock.  Holders of
                            Wesbanco Common Stock are entitled
                            to receive such dividends as may be
                            declared by Wesbanco's Board of
                            Directors out of funds legally
                            available therefor.  In the event of
                            the liquidation or winding up of the
                            affairs of Wesbanco, holders of
                            Wesbanco Common Stock would be
                            entitled to share ratably in all
                            assets remaining after payment to
                            creditors.  See "Comparative Rights
                            of Shareholders".

Conditions to Consummation
Termination. . . . . . . .  Consummation of the Merger is
                            subject to various conditions,
                            including, among others, approvals
                            by the above noted regulatory
                            authorities, the holders of Vandalia
                            Common Stock, and receipt of the tax
                            opinion mentioned above.
                            Wesbanco and Vandalia have also
                            reserved the right to terminate the
                            Merger if the holders of more than
                            10% of Vandalia Common Stock
                            exercise appraisal rights with
                            respect to their stock. Vandalia has
                            also reserved the right to terminate
                            the Merger if the closing has not
                            occurred by January 31, 1997; and if
                            the market value of Wesbanco Common
                            Stock should fall below $25.00 per
                            share (based on the average price of
                            Wesbanco for
                            the 30 calendar days
                            preceding five business days before
                            closing), in addition to other
                            conditions.  See "The Merger -
                            Conditions and Covenants and
                            Termination".

Interest of Certain
Persons in the              The Agreement provides that Reed J.
Merger. . . . . . . . . .   Tanner, a director of Vandalia,  will
                            become a director of
                            Wesbanco on the Effective Date.
                            Also, the Agreement provides that C.
                            Barton Loar, Vaughn L. Kiger, Robert
                            D'Alessandri, John W. Fisher, II,
                            Roger E. King and Reed J. Tanner,
                            all Vandalia directors,
                            will become directors of Wesbanco
                            Fairmont on the Effective Date, and
                            further, that Mr. Loar and Mr. Kiger
                            will become members of the Executive
                            Committee of the Board of Directors
                            of Wesbanco Fairmont.  In addition,
                            it is a condition to consummation of
                            the Merger that C. Barton Loar,
                            President of Vandalia, enter into an
                            Employment Agreement with NBWV.  See
                            "The Merger - Interest of Certain
                            Persons in the Merger".

Stockholder Agreement. . .  Certain Stockholders of Vandalia
                            entered into a Stockholder Agreement
                            as of July 18, 1996, whereby each
                            such stockholder agreed, among other
                            things, not to sell, pledge,
                            transfer or otherwise dispose of his
                            shares of Vandalia Common Stock
                            prior to the Special Meeting of
                            Shareholders and to vote such shares
                            in favor of the Merger.  The
                            shareholders who signed the Agreement
                            constitute all of the members of the Board of Directors and own individually and beneficially 57.45% of the outstanding Vandalia Common Stock.
                            See "The Merger - The Stockholder
                            Agreement".

Financial Information. . .  Financial Statements for the interim period ended September 30, 1996, for
                            Vandalia and Wesbanco (including
                            Weirton) are included herein. See
                            "Index to Financial Statements", and
                            "Pro Forma Data."

                            For the nine months ended September 30,
                            1996, Wesbanco's net income was
                            $16,073,000 or $1.58 per share.
                            Total assets were approximately
                            $1,600,769,000, total deposits were
                            approximately $1,271,512,000 and
                            total shareholders' equity was
                            approximately $214,426,000.

                            For the nine months ended September 30,
                            1996, Vandalia's net income was
                            $213,000 or $.75 per share. Total
                            assets were approximately
                            $57,414,000, total deposits were
                            approximately $52,174,000 and total
                            stockholders' equity was
                            approximately $4,375,000.

            MARKET PRICES AND SELECTED FINANCIAL INFORMATION


Market Prices

     Wesbanco Common Stock is quoted in the over-the-counter market and is reported through the Nasdaq Stock Market on the National Market System. There is no established public trading market for Vandalia Common Stock. The information set forth below for Vandalia represents only the per share equivalent based on the market price of Wesbanco Common Stock as of the dates indicated. These stock price ranges may not necessarily represent actual transactions. See "Comparative Stock Prices and Dividends".

Market Price Per Share:           Wesbanco                Vandalia
                                  --------                --------
                               Bid       Asked          Bid       Asked
                               ---       -----          ---       -----
As of October 30, 1996        $29.75     $30.50        $38.31(1)   None
As of July 18, 1996 (2)       $26.50     $27.00          None(4)   None (4)
Pro Forma Equivalent (3)                               $34.02      None

(1) Based solely on the conversion ratio multiplied by the average of the bid and asked prices for Wesbanco Common Stock on such date.

(2) July 18, 1996, is the date immediately preceding public announcement of the proposed Merger.

(3) The pro forma equivalent was computed by multiplying the exchange ratio by the by the average of the bid and ask price of Wesbanco as of July 18, 1996. The exchange ratio is 1.2718 shares of Wesbanco Common Stock for each share of Vandalia Common Stock.

(4) Vandalia Common Stock had no bid or asked price for the reported date. Vandalia is not aware of any trades in Vandalia Common Stock during 1996.

Selected Financial Information

     The following pages present selected financial information for the years ended December 31, 1991 through 1995, and for the six months ended June 30, 1995 and 1996, for Wesbanco (including
Weirton) and for Vandalia.

     The information should be read in conjunction with the more detailed information in the financial statements contained or incorporated herein by reference, including the Notes thereto. See "Index to Financial Statements", "Incorporation of Certain Documents by Reference", and "Pro Forma Data".

                                WESBANCO INC.
                        Selected Financial Information
              (In thousands, except for share and per share data)
                               (Unaudited)(2)




                                  For the nine months ended                           For the years ended
                                      September 30,                                        December  31,
                                   ---------------------       -----------------------------------------------------------------
                                    1996           1995           1995           1994          1993         1992          1991
                                    ----           ----           ----           ----          ----         ----          ----
Interest income                    $83,644        $80,175       $108,082       $101,720      $105,268      $112,851     $121,486
Interest expense                    35,723         34,319         46,570         39,660        43,727        53,661       66,702
                                  ----------------------------------------------------------------------------------------------
Net Interest income                 47,921         45,856         61,512         62,060        61,541        59,190       54,784
                                  ----------------------------------------------------------------------------------------------
Provision for loan losses            2,848          1,687          2,788          6,073         3,247         3,297        2,976
                                  ----------------------------------------------------------------------------------------------
Net interest income after provision
for possible loan losses            45,073         44,169         58,724         55,987        58,294        55,893       51,808
Total other income                   8,701          8,710         11,366         11,028        10,367        10,272        9,456
Total other expense                 31,446         31,310         42,130         42,840        41,873        40,610       39,645
                                  ----------------------------------------------------------------------------------------------
  Income before income taxes and
  effect of change in accounting
  for post-retirement benefits      22,328         21,569         27,960         24,175        26,788        25,555       21,619
Provision for income taxes           6,255          6,107          7,656          6,283         7,070         7,044        5,609
                                  ----------------------------------------------------------------------------------------------
Income before effect of change in
accounting for postretirement
benefits                            16,073         15,462         20,304         17,892        19,718        18,511       16,010
Effect of change in accounting
for postretirement benefits                                                                                    (592)
                                  ----------------------------------------------------------------------------------------------
 Net Income                        $16,073        $15,462        $20,304        $17,892       $19,718       $17,919      $16,010
                                  ==============================================================================================

 Earnings per share of
     common stock: (1)
Net Income                           $1.58          $1.51          $1.98          $1.72         $1.88         $1.71        $1.52
Average shares outstanding      10,186,456     10,166,882     10,160,328     10,280,878    10,379,499    10,397,197   10,394,537
Preferred stock dividends
and discount accretion                   0            137            164            183           184           184          184

Total Assets                    $1,600,769     $1,538,332     $1,549,019     $1,532,832    $1,534,101    $1,500,687   $1,448,597
Total Deposits                  $1,271,512     $1,246,903     $1,254,844     $1,254,586    $1,265,677    $1,245,978   $1,203,349
Total Equity                      $214,426       $202,081       $206,996       $192,305      $191,922      $180,762     $169,859
Cash dividends declared
      per share                       0.80           0.71           0.96           0.86         0.785          0.70        0.675
Book value per share                 20.97          20.02          20.32          18.86         18.52         17.41        16.67

(1) Per share information has been retroactively adjusted for the April 1993 two for one stock split.
(2) Bank of Weirton financial information was not audited prior to December 31, 1993.

                               VANDALIA NATIONAL CORPORATION
                               Selected Financial Information
                     (In thousands, except for share and per share data)


                                For the nine months ended
                                     September 30,                                    For the years ended
                               ---------------------------                              December 31,
                                    1996          1995         ----------------------------------------------------------
                                    ----          ----           1995         1994         1993         1992         1991(1)
                                        (Unaudited)              ----         ----         ----         ----         ----
Interest income                     $3,703       $3,629         $4,892       $3,928       $3,533       $2,613       $1,170
Interest expense                     1,789        1,783          2,387        1,821        1,778        1,383          635
                               --------------------------------------------------------------------------------------------
Net Interest income                  1,914        1,846          2,505        2,107        1,755        1,230          535
                               --------------------------------------------------------------------------------------------
Provision for loan losses              345           93            123           62          556          213          144
                               --------------------------------------------------------------------------------------------
Net interest income after
 provision for possible loan
 losses                              1,569        1,753          2,382        2,045        1,199        1,017          391
Total other income                     288          210            279          214          246          157           56
Total other expense                  1,573        1,577          2,162        2,056        1,502        1,160          937
                                -------------------------------------------------------------------------------------------
Income (loss) before income
taxes and cumulative change in         284          386            499          203         (57)           14        (490)
accounting principle
Income tax provision (benefit)          71          117            155           63         (79)            0           0
Cumulative change in accounting
 principle                                                                                  170
                                -------------------------------------------------------------------------------------------
Net Income (Loss)                     $213         $269           $344         $140         $192          $14       ($490)
                                ===========================================================================================

Earnings per share of
common stock:
Net Income (Loss)                    $0.75        $0.95          $1.22        $0.50        $0.68        $0.05      ($1.74)
Average shares outstanding         282,994      282,994        282,994      282,991      282,930      282,599     282,546


Total Assets                       $57,414      $58,023        $58,230      $51,228      $48,557      $39,992     $22,104
Total Deposits                      52,174       52,255         52,245       46,089       40,142       35,243      18,027
Total Equity                         4,375        4,045          4,276        3,378        3,843        3,648       3,629
Cash dividends declared per share      N/A          N/A            N/A          N/A          N/A          N/A         N/A
Book value per share                 15.46        14.29          15.11        11.94        13.58        12.91       12.85


(1) Vandalia commenced operations in November 1990.

                            INTRODUCTION

     This Proxy Statement/Prospectus and the accompanying proxy are being mailed to the shareholders of Vandalia on or about November 8, 1996, in connection with the solicitation of proxies by the Board of Directors of Vandalia of the holders of Vandalia Common Stock to be voted at the Special Meeting of Vandalia shareholders (the "Special Meeting") called to consider and vote upon the Agreement and Plan of Merger dated July 18, 1996, (the "Agreement") providing for (i) the Merger of VNC with and into Vandalia, (ii) the Bank Merger of NBWV with and into Wesbanco Fairmont, a wholly owned subsidiary of Wesbanco, and
(iii) the exchange of each outstanding share of Vandalia Common Stock for 1.2718 shares of Wesbanco Common Stock, or, at the election of the holder thereof, cash in the amount of $34.34 per share. The Boards of Directors of Vandalia and Wesbanco unanimously have approved the Agreement, and the Board of Directors of Vandalia unanimously recommends that its shareholders vote FOR approval thereof. For information concerning the background of, reasons for and terms and conditions of the Merger and the interests of certain persons, including members of the Board of Directors of Vandalia in the Merger, see "THE MERGER", including "Background of the Merger", "Recommendation of the Boards of Directors", "Wesbanco Reasons for the Merger", "Vandalia Reasons for the Merger", and "Interest of Certain Persons in the Merger."

     A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix II and is incorporated by reference herein in its entirety. See also the following subheadings under "THE MERGER": "Conditions and Covenants," "Waiver and Amendment" and "Termination". All information concerning Vandalia contained herein has been supplied by Vandalia, and all information concerning Wesbanco contained herein has been supplied by Wesbanco.

                   VOTING INFORMATION

Date, Time and Place of the Special Meeting

     The Special Meeting of Vandalia will be held on Tuesday, December 17, 1996, at 4:00 P.M., Eastern Standard Time, in the principal office of NBWV, at 344 High Street in Morgantown, West
Virginia.

Voting and Revocation of Proxies

     Only holders of record of Vandalia Common Stock on October 30, 1996, the Record Date, will be entitled to notice of and to vote at the Special Meeting of Vandalia and any adjournments or postponements thereof. On the Record Date, there were outstanding and entitled to vote 282,994 shares of Vandalia
Common Stock with each share entitled to one vote. As of October 30, 1996, Vandalia Common Stock was held by approximately 290 shareholders of record. As of October 30, 1996, Wesbanco Common Stock was held by approximately 4,019 shareholders of record.

     The presence, in person or by proxy, of the holders of a majority of the 282,994 shares of Vandalia Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least a majority of the outstanding 282,994 shares of Vandalia Common Stock entitled to vote at the Special Meeting, or 141,498 shares is required for approval of the Agreement and the Merger. With respect to the Vandalia Common Stock, abstentions and broker non-votes will have the effect of a vote against approval of the Agreement and the Merger.

     As of the Record Date, the directors and officers of Vandalia beneficially owned approximately, in the aggregate, 162,590 shares of Vandalia Common Stock, constituting in the aggregate approximately 57.45% of the outstanding Vandalia Common
Stock as of such date.  See "The Merger - The Stockholder
Agreement."

     As of October 30, 1996, Wesbanco held no shares of Vandalia
Common Stock. Directors, executive officers and affiliates of Wesbanco owned no shares of Vandalia Common Stock as of such date, except for Ernest S. Fragale who owns 375 shares of Vandalia Common Stock.

     All shares of Vandalia Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. If no instructions are indicated, properly executed proxies will be voted to approve the Agreement and authorize the Merger in accordance with the terms and conditions of the Agreement.

     The Boards of Directors of Vandalia and Wesbanco do not know of any matters, other than as described in the Notice of Special Meeting, which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed form of proxy and acting thereunder, both of whom are shareholders of Vandalia, will have the authority to vote on such matters in their discretion.

     A shareholder giving a proxy has the right to revoke it at any time before it is voted by filing with the Secretary of Vandalia a written notice of revocation or a duly executed later-dated proxy, or orally at the Special Meeting.

Solicitation of Proxies

     Proxies are being solicited by the Board of Directors of Vandalia for use at the Special Meeting. Vandalia will bear the cost of the solicitation of proxies from the holders of its shareholders in connection with its Special Meeting, except that Wesbanco will bear substantially all the costs relating to the printing and mailing of the Proxy Statement/Prospectus. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Vandalia in person or by telephone or telegram. Such directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses they incur in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Vandalia Common Stock held of record by such persons, and Vandalia may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in connection therewith.


Accountants

     Arnett & Foster, independent certified public accountants, have provided auditing services to Vandalia since 1990. Representatives of Arnett & Foster are expected to be present at the Vandalia Special Meeting to respond to appropriate questions and will also have the opportunity to make a statement if they desire to do so. See "Relationship With Independent Accountants" and "Experts".

     Ernst & Young LLP serves as Wesbanco's independent accountant for the year 1996. It is expected that representatives of Ernst & Young may be present at the Special Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

Date for Submission of Shareholder Proposals

     In the event that the Merger has not been consummated by the date of the next Vandalia annual meeting, shareholder proposals may be submitted to the attention of John W. Fisher, II, Secretary, Vandalia National Corporation, 344 High Street, Morgantown, West Virginia, 26505. Such proposals are to be received by Vandalia no later than the 22nd day of December, 1996.

                          THE MERGER

     The following description of the terms of the Merger is qualified in its entirety by reference to the provisions of the Agreement and the Stockholder Agreement, which are attached hereto as Appendices II and III, respectively, and are incorporated herein by reference in their entirety. Shareholders of Vandalia are strongly encouraged to read the Agreement and the Stockholder Agreement for a more complete description of the terms of the Merger.

General

     Pursuant to the Agreement, Vandalia will merge with VNC, a wholly owned subsidiary of Wesbanco, the Merger, and NBWV, the wholly owned banking subsidiary of Vandalia, will merge with and into Wesbanco Fairmont, a wholly owned subsidiary of Wesbanco which will be the surviving corporation, the Bank Merger. Under the Agreement, each outstanding share of Vandalia Common Stock will be converted into 1.2718 shares of Wesbanco Common Stock, with cash, or the opportunity to buy an additional fraction, sufficient to result in a whole share for any resulting fraction, except for shares held by dissenting Vandalia Shareholders. Alternatively, each shareholder may elect to receive cash for part or all of such shareholder's Vandalia Common Stock in the amount of $34.34 for each share for which such an election is made. See "Rights of Dissenting Shareholders" below. The conversion is more fully described below. See "Conversion of Vandalia Common Stock".

Background of the Merger

     For the last several years, the Morgantown economy has been growing. As a result, the business of NBWV has grown rapidly since it began operations in November 1990.

     Starting in 1993, the rapid growth of NBWV created the need to raise additional capital for NBWV. In the fourth quarter of 1994 and again in the third quarter of 1995, Vandalia had made preparations to sell additional shares of its capital stock. The purpose of both offerings was to provide additional capital to NBWV to enable it to grow with the local Morgantown economy, maintaining and expanding its deposit base and lending relationships, without the restrictions imposed by the size of its capital base.

     The proposed 1994 offering was abandoned when Vandalia received an unsolicited offer for the purchase of the company. The 1995 offering was abandoned when it became clear that several directors of Vandalia, including the company's largest shareholder, desired, for estate planning and other reasons, to liquidate their investment in Vandalia through an acquisition of the company.

     In the first quarter of 1996, efforts began to solicit offers for the sale of Vandalia. Management discussed the sale of the company with a number of bank holding companies, most headquartered in West Virginia but some headquartered outside of West Virginia. At the May meeting of Vandalia's Board of Directors, the Board discussed the offers that had been received but reached no decision. In addition, after discussion of various candidates, the Board authorized the engagement of an investment banker to assist the Board in evaluating the offers with respect to the fairness of the financial terms offered.

     At the meeting of Vandalia's Board on June 28, 1996, the Board again reviewed the offers for the company. The Board also received the advice of its investment banker, Ferris, Baker Watts, Incorporated. After discussion, the Board selected to pursue the offer of Wesbanco.

     By action of July 18, 1996, Vandalia's Board authorized its management to enter into the Agreement. Also on that date all of the directors of Vandalia entered into the Stockholder's Agreement whereby each agreed to vote for the acquisition of Vandalia by Wesbanco as contemplated in the Agreement. See
"The Stockholder Agreement" below.

     For additional information regarding the reasons for the decision of Vandalia's Board to select the Wesbanco offer, see
"Vandalia's Reasons for the Merger" below.

Recommendation of the Boards of Directors

     The Boards of Directors of Vandalia and Wesbanco have approved the Agreement by unanimous vote of the directors of the respective corporations and recommend that the Vandalia shareholders vote for approval of the Agreement and the exchange of stock or cash, as the case may be. The Boards of Directors of Vandalia and Wesbanco have determined that the Agreement is in the best interests of their respective companies, shareholders and employees, and that the Merger will enhance the ability of Wesbanco and Vandalia to serve the financial needs of their respective customers.






     The Boards of Directors of Wesbanco and Vandalia believe that the Merger will produce a stronger combined entity better able to compete with banks and a variety of non-bank institutions including securities companies, insurance companies, thrift institutions and retailers, in a financial services industry that has changed and is in the process of changing further.


Vandalia's Reasons for the Merger

     The Vandalia Board selected to pursue an acquisition by Wesbanco over the competing offers it had received, some of which were for prices which exceeded the price offered by Wesbanco. In making its determination to proceed with a transaction with Wesbanco, the Board of Directors of Vandalia considered a number of factors, including (i) the operating history, financial and future prospects of Wesbanco and the other competing offerors,
(ii) financial information concerning the offerors, including, among other things, various financial ratios, earnings and dividends per share, (iii) a comparison of the price being paid in this Merger to other comparable bank mergers, based, among other things, on multiples of book value and earnings, (iv) the historical dividends on Wesbanco Common Stock, as well as prospects for future dividends, as compared to dividend information regarding competing offers, (v) the tax-free nature of the transaction while permitting a limited shareholder election to receive cash in exchange for his or her stock, (see, generally, "Certain Federal Income Tax Consequences of the Merger" below), (vi) the historical trading prices for Vandalia Common Stock and Wesbanco Common Stock, (vii) the thinness of the trading markets for the common stock of competing offerors, and
(viii) the provisions of the Agreement allowing Vandalia to terminate the Agreement if certain conditions, including certain Wesbanco market price tests and the obtaining of a fairness opinion by Vandalia, are not met at the Closing (See "Conditions and Covenants", "Termination" and "Opinion of Ferris, Baker
Watts, Incorporated"  below).

     In reviewing comparable bank mergers, the Board of Directors considered other transactions which had a variety of ranges in book value multiples and earnings multiples.

     The Board of Directors of Vandalia also took into account that the Vandalia shareholders would have the opportunity to participate in the future growth of Wesbanco by obtaining Wesbanco Common Stock in the Merger. The Board noted that Vandalia, as part of a multi-bank holding company of greater size than Vandalia and with a substantial trust department and other resources, should be able to provide its customers with a greater range of services and should become a stronger competitor in its existing markets. Since it is anticipated that Vandalia's offices will continue to be operated, Vandalia will be able to continue to be responsive to the needs of the local communities it serves. At the same time, Vandalia and Wesbanco will each have the benefit of the resources and skills of the other institution, and Wesbanco's Board will be increased to include a Vandalia director, namely, Reed J. Tanner. (See "Effects of the
Merger:

The Surviving Corporation" below).  As shareholders of
Wesbanco, the shareholders of Vandalia (other than Vandalia shareholders electing cash and dissenting Vandalia shareholders who would receive only cash in the proposed transaction) would continue to be able to participate in any future growth from the combination of Vandalia and Wesbanco (See "Effects of the
Merger:  The Surviving Corporation" below).

     After reviewing all relevant facts, the Vandalia Board of Directors determined to approve the Agreement and recommend the Merger to the Vandalia Shareholders. If any conditions to Closing are not met (see "Conditions and Covenants" and "Termination" below), the Vandalia Board of Directors will make an independent determination, after consultation with counsel, where appropriate, as to whether or not to terminate the Agreement and abandon the Merger.



Wesbanco Reasons for the Merger

     Wesbanco's Board of Directors believes that the proposed Merger will allow Wesbanco to combine its resources with those of Vandalia, thereby affording the resulting combined institution better opportunities to compete with other financial and non-financial institutions (including other commercial banks, thrift institutions, finance companies, credit unions, money market mutual funds, brokerage firms, investment companies, credit companies, insurance companies and retail stores that maintain their own credit operations) in the markets in which Vandalia and Wesbanco's subsidiary banks conduct their business. The Merger will provide Wesbanco with a greater presence in the North Central markets of West Virginia which will provide Wesbanco with an opportunity for future growth in that market. Moreover, the affiliation should permit a greater investment in data processing systems, accounting and other support services, as well as provide greater economies of scale. Benefits to the combined entity will also be available through the elimination of duplicative expenses.

     Wesbanco will be able to offer a broader range of services than those currently available to Vandalia customers, in particular trust services, and the combined entity will be able to offer a broader loan program and, through participations by the subsidiary banks, to service larger loan transactions. In summary, Wesbanco's Board of Directors believes that the Merger will enable both Vandalia and Wesbanco's subsidiaries to better serve the financial needs of their communities, and the Merger will enable Wesbanco to obtain these benefits at a cost that, under all the facts and circumstances, is reasonable.

Interest of Certain Persons in the Merger

     Directors and officers of Vandalia, beneficially owned, in the aggregate, approximately 162,590 shares, or 57.45% of Vandalia Common Stock as of October 30, 1996.

     All of Vandalia's directors and officers will, as a result of the Merger, obtain an equity interest in Wesbanco in exchange for their shares of Vandalia Common Stock to the extent they do not elect to receive cash. Each of them will receive the same number of shares of Wesbanco Common Stock for each share of Vandalia Common Stock owned by him or her as every other Vandalia shareholder. Certain affiliates of Vandalia will, however, be subject to certain restrictions on any resale of Wesbanco stock received by them pursuant to the Merger. See "Resales of Wesbanco Common Stock". The directors of Vandalia do not own any shares of Wesbanco Common Stock, except for Charles S. Armistead, a director of Vandalia, who owns 2,000 shares of Wesbanco Common Stock.

     The Agreement also provides that each holder of an outstanding warrant convertible into Vandalia Common Stock at the exercise price of $16.00 per share ("Warrants") shall be entitled to receive the difference between the exercise price and $34.34, in cash. As of July 18, 1996, there were 32,764 Warrants outstanding, all of which were owned by directors and officers of Vandalia. See "Information With Respect To Vandalia - Ownership of Securities by Directors and Officers."

     As a result of the Merger each five-percent shareholder of Vandalia will receive, in exchange for the Vandalia Common Stock beneficially owned by them, the amount and percentage of shares of Wesbanco Common Stock set forth in "Information With Respect to Vandalia-Principal Shareholders", unless such shareholder elects to receive cash.

     Under the Agreement, Reed J. Tanner, a director of Vandalia, will become a director of Wesbanco on the Effective Date. Also,
C. Barton Loar, Vaughn L. Kiger, Robert D'Alessandri, John W. Fisher, II, Roger E. King and Reed J. Tanner will become directors of Wesbanco Fairmont on the Effective Date, and Mr. Loar and Mr. Kiger will become members of the Wesbanco Fairmont Executive Committee. See "Effects of the Merger: The Surviving Corporation" below. It is also a condition to Wesbanco's obligations to consummate the Merger that C. Barton Loar, President of Vandalia, enter into an employment agreement with NBWV, as described in the section entitled "Conditions and Covenants", below. There are no agreements that the other individuals who serve as directors and officers of Vandalia will remain in their respective positions following the Merger. See "Effects of the Merger: The Surviving Corporation" below.

     C. Barton Loar does not presently have an Employment
Agreement with Vandalia.  The proposed Employment Agreement for
Mr. Loar would have a revolving three year term commencing on the Effective Date of the Merger at a salary not less than the salary in effect for Mr. Loar as of the Effective Date of the Merger.
The contract also contains a "make whole" clause which protects
Mr. Loar against any loss of benefits currently provided by Vandalia or NBWV. The agreement also requires NBWV to provide the same benefits to Mr. Loar which it provides to other executive employees, during the period of his employment. The agreement contains a termination for cause provision and a termination on death clause. In the event of the death of the employee during the term of the agreement, NBWV is required to pay to Mr. Loar's spouse an amount equal to six months of his base salary at his then current base rate. In the event NBWV attempts to terminate
Mr. Loar's employment other than for cause, or due to the death of the employee, or by mutual consent with the employee, Mr. Loar is entitled to receive an amount equal to the greater of six months base salary or the base salary payable under the remaining term of the agreement. Wesbanco is a party to such contract and will unconditionally guarantee the performance of the bank thereunder. The agreement also provides that upon consummation of the Bank Merger, Mr. Loar shall serve as the President of the Monongalia

Division of Wesbanco Fairmont.


     As of October 30, 1996, Wesbanco held no shares of Vandalia Common Stock. Except for Mr. Fragale, directors, executive officers and affiliates of Wesbanco owned no shares of Vandalia Common Stock as of such date. The Merger will have no effect on the positions of the present directors and officers of Wesbanco, and except for the stock ownership of Vandalia described herein and for counsel fees paid to a director of Wesbanco in the ordinary course of business in connection with this transaction, no directors, officers or affiliates of Wesbanco have any special interest in the Merger or are receiving any special consideration or compensation as a result of the Merger.

     It is not anticipated that any outstanding transactions between Vandalia or Wesbanco and their respective affiliates, and any directors, officers, or principal shareholders of Vandalia or Wesbanco or their respective associates, including any outstanding loans or trust relationships, will be affected by the Merger.

Opinion of Ferris, Baker Watts, Incorporated

     As described in more detail under "Recommendation of the Boards of Directors" and "Vandalia Reasons for the Merger" above, in its role as an advisor, Ferris, Baker gave the Board of Vandalia its preliminary advice based on the information then available, that the terms of the Merger were fair, from a financial point of view, to Vandalia and its shareholders. On
July 18, 1996, Ferris, Baker rendered a definitive written opinion to that effect. Vandalia has requested Ferris, Baker to update its opinion which was done as of November 1, 1996. The full text of Ferris, Baker's updated opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is set forth below and should be read in its entirety.

FERRIS                             Ferris, Baker Watts, Incorporated
BAKER                              Investments
WATTS                              Member NYSE, SIPC
                                   100 Light Street
                                   Baltimore, Maryland 21202
                                   (410) 685-2600

November 1, 1996

The Board of Directors
Vandalia National Corporation
P.O. Box 616
Morgantown, WV 26507

Gentlemen:

You have requested an opinion as to the fairness, from a financial point of view, to the holders of the outstanding Common Stock of Vandalia National Corporation (the "Company") of the proposed consideration offered by Wesbanco, Inc. ("Wesbanco") described in the draft Agreement and Plan of Merger as of July 18, 1996, by and between Wesbanco, the Company, VNC Corporation and Wesbanco Bank Fairmont, Inc. (the "Agreement"). We were retained by the Board of Directors of the Company and commenced our investigation of the Company on June 7, 1996.

Pursuant to the Agreement, each shareholder of the Company will have the option to receive $34.34 in cash for each share of the Company or 1.2718 shares of Wesbanco for each share of the Company. If the average share price of Wesbanco for the thirty calendar days preceding the five business days before the closing date falls below $25.00, the Company may terminate the Agreement.

In connection with this opinion, we have reviewed, among other things, (i) the letter of intent, (ii) the Agreement, (iii) annual reports for the six fiscal years ended December 31, 1995, (iv) expected financial results for the current fiscal year, and (v) projected financial results for the years 1996 through 1998. We have held discussions with the members of the management of the Company regarding its past and current business operations, financial condition and future prospects. We have reviewed the reported price and trading activity for the shares of Wesbanco; compared certain financial and stock market information concerning the Company with similar information for certain other regional community banks, the securities of which are publicly traded; reviewed the terms of recent banking combinations; and have performed such other studies and analysis as we considered appropriate.

We periodically prepare research reports on the banking industry.
Ferris, Baker Watts, Incorporated, its clients, its officers or its employees, in the normal course of business, may have a position in the common stock of the Company and Wesbanco.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion whether publicly available or provided to us by the Company and Wesbanco, and we have not assumed any responsibility for independent verification of such information. We express no opinion as to the consideration to be received by holders of shares who may perfect dissenters' statutory fair appraisal remedies. Based upon the forgoing and based upon such other matters that we consider relevant, it is our opinion that as of the date hereof, the consideration to be received by the shareholders of the Company as a result of the Agreement is fair from a financial point of view.


Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, November 1, 1996. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

Very truly yours,

FERRIS, BAKER WATTS, INC.

/s/ Ferris, Baker Watts, Inc.

     Ferris, Baker is a nationally recognized, regional investment banking firm headquartered in Washington, D.C., and is regularly engaged in the valuation of banks and other financial institutions and their securities.

     Ferris, Baker was retained by the Board of Directors of Vandalia on June 7, 1996, to advise and assist management in the analysis and evaluation of acquisition proposals from Wesbanco and others, including a review of Vandalia's current and prospective financial position and its current acquisition value, the evaluation of the financial terms of the proposals for the Board of Directors, and, the rendering of an opinion as to the fairness, from a financial point of view, of the terms of the proposed Merger to Vandalia and its shareholders. See "Recommendation of the Boards of Directors" and "Vandalia Reasons for the Merger" above for additional discussion of Ferris, Baker's role in advising the Vandalia Board of Directors.

     The Board of Directors authorized the selection of Ferris, Baker after a review of several candidates on the basis of its experience in the valuation of financial institutions and their securities and familiarity with the commercial banking industry, bank securities, and merger and acquisition transactions in the region, and on the basis of cost. No limitations were imposed by Vandalia or Wesbanco with respect to the opinion rendered by Ferris, Baker, or the scope of its investigation.

     The terms of the Merger were not determined by Ferris, Baker, but instead were established by the respective boards of directors of Vandalia and Wesbanco.

     Ferris, Baker arrived at its opinion after discussions with senior officers of Vandalia and Wesbanco; a review of pertinent financial information concerning Vandalia and Wesbanco; a review of the trading history of Vandalia Common Stock and Wesbanco Common Stock; a review of the dividend record of Vandalia and Wesbanco; a comparison of the financial terms of the Merger with the terms of other recent business combinations involving banks and bank holding companies; a comparison of financial and market information of selected banks and bank holding companies with that of Vandalia and Wesbanco; a review of the Stockholder Agreement, the Agreement, and the Proxy Statement/Prospectus; and such other analyses, studies and investigations as Ferris, Baker deemed relevant.

     In rendering its opinion, Ferris, Baker assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions would be imposed on Wesbanco that would have a material adverse effect on the contemplated benefits of the Merger to Vandalia. Ferris, Baker also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Wesbanco after the Merger.

     Ferris, Baker did not assume any responsibility for the independent verification of the information used in arriving at its opinion and assumed the accuracy and completeness of all such information. Also, Ferris, Baker did not assume responsibility to obtain an independent appraisal of the assets or liabilities of Vandalia or Wesbanco. Ferris, Baker did review other third party proposals in evaluating the offer by Wesbanco.


     For its financial services, including rendering the opinion included herein, Ferris, Baker has received a fee of $35,000, plus expenses. Vandalia has also agreed to reimburse Ferris, Baker for its reasonable out-of-pocket expenses and to indemnify Ferris, Baker against certain liabilities, including liabilities arising under Federal Securities Laws, which may arise in connection with the performance of its services for Vandalia. The amount of the consideration was determined as a result of negotiations between Vandalia and Ferris, Baker.

     Ferris, Baker has had no other material relationship with Vandalia, Wesbanco or any of their respective affiliates in the past two years.

     FERRIS BAKER'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY VANDALIA SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE VANDALIA SPECIAL MEETING. THE SUMMARY OF THE OPINION OF FERRIS, BAKER SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     Ferris, Baker's opinion was based solely upon information available to it and provided by Vandalia and Wesbanco, the economic market and other conditions as they existed as of the date its opinion was rendered.

Effective Time

     The Merger and the Bank Merger will become effective (the "Effective Time") on the effective date specified in the Certificate of Merger to be issued by the Delaware Secretary of State as to the Merger, and the West Virginia Secretary of State as to the Bank Merger, which will occur as soon as practicable after the closing (the "Closing"). It is anticipated that the Closing will be held and such Certificate will be issued on the date which is the latest of: (i) the second business day after the meeting of the shareholders of Vandalia at which the Agreement is approved; (ii) the fifteenth (15th) day after the approval of Wesbanco's acquisition of Vandalia by the Federal Reserve Board or the approval of the Bank Merger by the Federal Deposit Insurance Corporation ("FDIC"); (iii) the day after any stay of the Federal Reserve Board's approval of the acquisition of Vandalia or the FDIC's approval of the Bank Merger shall be vacated or shall have expired or the day after any injunction against the closing of the Merger or the Bank Merger shall be lifted, discharged or dismissed; (iv) the day after the approval of the transaction by the West Virginia Department of Banking and Financial Institutions; (v) the second business day after the date on which the conditions set forth in the Agreement are satisfied or waived; or (vi) such other date as shall be mutually agreed to by Wesbanco and Vandalia. It is presently anticipated that if the shareholders of Vandalia approve the Agreement at the Special Meeting, and all other conditions to the Merger are satisfied or waived, the Merger will become effective by December 30, 1996. See "Conditions and Covenants" and "Termination" below.

Conversion of Vandalia Common Stock

     Each share of Vandalia Common Stock issued and outstanding immediately prior to the Effective Time, other than shares for which such holder has elected to receive cash, shares held by dissenting Vandalia shareholders and shares held by Vandalia or Wesbanco, other than in a fiduciary capacity, will, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 1.2718 shares of Wesbanco Common Stock, except for those shareholders who elect to receive cash. See "Election to Receive Cash", below.

     All issued and outstanding shares of Wesbanco Fairmont will continue to be held by Wesbanco and will be the issued and outstanding shares of the Surviving Corporation.

     No certificates for fractional shares of Wesbanco Common Stock will be issued to any holder of Vandalia Common Stock in the Merger. Wesbanco will pay cash in lieu of any fractional share to which any shareholder of Vandalia Common Stock may otherwise be entitled in an amount based on a value of $27.00 per whole share of Wesbanco Common Stock or, at the option of such shareholder, such shareholder may purchase the remaining fraction of such share from Wesbanco at the same price and receive a whole share of Wesbanco Common Stock.

     For a discussion of the treatment of shares held by Vandalia shareholders who elect to exercise their dissenters' rights, see "Rights of Dissenting Shareholders" below, and for a discussion of the treatment of shares held by Vandalia shareholders who elect to receive cash, see "Election to Receive Cash" below.

Exchange of Certificates

     As promptly as practicable after the Effective Time of the Merger, each holder of any outstanding certificate or certificates for Vandalia Common Stock (other than Vandalia shareholders who elect to receive cash or exercise their dissenters' rights) upon surrender of their certificates, together with a duly executed letter of transmittal, to Wesbanco Bank Wheeling ("Wesbanco Wheeling"), which is acting as Exchange Agent for Wesbanco, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Wesbanco Common Stock, into which the shares of outstanding Vandalia Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted, together with a check for cash in lieu of fractional shares of common stock or, if the proper amount of cash is submitted for the remaining fraction, an additional whole share of Wesbanco Common Stock. See "Conversion of Vandalia Common Stock" above.

     Whenever a dividend is declared by Wesbanco on Wesbanco Common Stock after the Effective Date, the dividend will apply to all shares of Wesbanco Common Stock into which shares of Vandalia Common Stock have been converted by virtue of the Merger. See "Comparative Stock Prices and Dividends". No former Vandalia shareholder will be entitled to receive such dividend, however, until he or she has exchanged the certificates representing his or her Vandalia Common Stock for certificates representing Wesbanco Common Stock, upon which exchange he or she will be entitled to receive such dividend (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon).

     SHAREHOLDERS OF VANDALIA SHOULD NOT RETURN CERTIFICATES REPRESENTING VANDALIA COMMON STOCK WITH THE ENCLOSED PROXY CARD. Instructions for surrendering such certificates will be sent to shareholders of Vandalia promptly after the Effective Time.

Election to Receive Cash

     To the extent permitted to maintain the tax-free treatment of Vandalia shareholders receiving Wesbanco Common Stock, each shareholder of Vandalia Common Stock may elect to exchange part or all of such shareholder's shares for cash in the amount of $34.34 per share.
If cash elections exceed the permitted limits to maintain the transaction's tax-free character, all Vandalia shareholder's electing cash will receive a proportionate reduction of the amount of their Vandalia Common Stock to be exchanged for cash. See "Certain Federal Income Tax Consequences of the Merger" below. Instructions for making such an election are included on the form of Proxy for the meeting. Absent an affirmative election for each shareholder, each shareholder will receive Wesbanco Common Stock by reason of the exchange. Instructions for surrendering the certificates representing Vandalia Common Stock will be sent to shareholders of Vandalia promptly after the Effective Time.

Wesbanco, Wesbanco Fairmont and VNC Shareholder Approval:

     Wesbanco shareholder approval of the Agreement is not required under West Virginia corporation law or the Articles of Incorporation of Wesbanco.

     The Boards of Directors of Wesbanco, Wesbanco Wheeling and VNC have approved the Agreement. Wesbanco has also agreed, as sole shareholder of Wesbanco Fairmont and VNC, to vote all of the outstanding shares of said corporations in favor of the Merger and the Bank Merger.

Effects of the Mergers:  The Surviving Corporations

     At the Effective Time, the separate existence of VNC will cease. Vandalia will be the surviving corporation (sometimes referred to as the "Surviving Corporation"). The assets, liabilities, and capital of VNC will be merged into Vandalia and these assets, liabilities, and capital will then constitute part of the assets, liabilities, and capital of Vandalia. Vandalia will operate under the Articles of Incorporation and Bylaws of Vandalia effective as of the day of the Merger.

     Also at the Effective Time of the Bank Merger, the separate existence of NBWV will cease. Wesbanco Fairmont will be the surviving corporation (sometimes referred to as the "Surviving Banking Corporation"). The assets, liabilities, and capital of NBWV will be merged into Wesbanco Fairmont and these assets, liabilities and capital will then constitute part of the assets, liabilities and capital of Wesbanco Fairmont. Wesbanco Fairmont will continue to operate under its Articles of Incorporation and Bylaws effective as of the day of the Bank Merger.

     The Articles of Incorporation and Bylaws of Wesbanco will be unaffected by the Merger, and the individuals who served as directors and officers of Wesbanco immediately prior to the Merger will continue to serve as directors and officers of Wesbanco after the Effective Time, until their successors shall have been elected and qualified or until their resignation or removal according to law. For information concerning Wesbanco's current management, see Wesbanco's Proxy Statement for its annual meeting of stockholders held on April 17, 1996, which has been incorporated by reference into this Proxy Statement/Prospectus and a copy of which is being delivered herewith. See "Incorporation Of Certain Documents By Reference" and "Information With Respect to Wesbanco - Recent Acquisitions." In addition, however, pursuant to the Agreement, Wesbanco will appoint as a director of Wesbanco, as of the Effective Date, Reed
J. Tanner to serve until the next annual meeting of Wesbanco shareholders and will nominate for the position of Wesbanco director and solicit proxies for such person from its shareholders until such person has served a full three year term as a Wesbanco director. The above identified individual is a director of Vandalia. See "Information with Respect to Vandalia
- Directors."

     NBWV will be merged with and into Wesbanco Fairmont, which is a wholly-owned subsidiary of Wesbanco in the Bank Merger.
While Wesbanco has advised Vandalia that the officers and employees of NBWV immediately after the Merger will be the same as the officers and employees now holding such positions, there are no agreements to that effect, except as noted in the C. Barton Loar employment contract. See "The Merger - Interest of Certain Persons in the Merger". The present executive officers of NBWV will also become executive officers of Wesbanco Fairmont.
Wesbanco and Wesbanco Fairmont have agreed to elect to the Board of Directors of Wesbanco Fairmont, as of the Effective Date, C. Barton Loar, Vaughn L. Kiger, Robert D'Alessandri, John W.
Fisher, II, Roger E. King and Reed J. Tanner, and to appoint C. Barton Loar and Vaughn L. Kiger to the Executive Committee of Wesbanco Fairmont. It is anticipated that after the Effective Date, there will be a close liaison and a high level of cooperation among all Wesbanco subsidiaries, including the officers of NBWV, which can be expected to result in improved services to their respective customers and greater efficiency.

     If the Merger had occurred as of September 30, 1996, Vandalia would have, on a pro forma consolidated basis, constituted 3.9% of deposits, 3.5% of assets, 2.0% of equity, and its shareholders would have held 3.5% of the total outstanding shares of Wesbanco on a pro forma consolidated basis. In addition, for the nine months ended September 30, 1996, Vandalia would have contributed 3.8% of net interest income and 1.3% of net income to Wesbanco on a pro forma consolidated basis. These percentages reflect the relative size of Vandalia as of September 30, 1996. These percentages may change with the normal variances in the rates of growth for deposits and loans for all Wesbanco affiliates. Additionally, it is contemplated that Wesbanco may combine with other financial institutions in the future and these mergers may affect the percentages shown above. However, Wesbanco is not presently involved in any other material merger transactions for which definitive agreements or letters of intent have been executed, other than the recently completed acquisition of Bank of Weirton which is reflected in the financial information. See "Pro Forma Data" and "Information With Respect
To Wesbanco - Recent Acquisitions".

Conditions and Covenants

     The Agreement provides that the Merger will not take place unless and until certain conditions are met, or, in some cases, waived.


Approval by Vandalia Shareholders

     Approval by the affirmative vote of the holders of at least a majority of the shares of Vandalia Common Stock entitled to vote at the Special Meeting of Vandalia, and approval by Wesbanco as sole shareholder of Wesbanco Fairmont and VNC (which approval Wesbanco has agreed to give) is required by law and must be obtained before the Merger and the Bank Merger can be consummated. As of the Record Date, October 30, 1996, the directors and officers of Vandalia beneficially owned, in the aggregate, approximately 162,590 shares or 57.45% of the outstanding shares of Vandalia Common Stock . See "Voting Information - Voting and Revocation of Proxies" and "The Merger - Interest of Certain Persons in the Merger" above, and "Information with Respect to Vandalia - Ownership of Securities by Directors and Officers".

Government Approvals
--------------------
     The completion of the Merger is also conditioned upon the approval of the acquisition by the Federal Reserve Board and the West Virginia Department of Banking, and the approval of the Bank Merger is conditioned upon the approval of the Merger by the FDIC and the West Virginia Department of Banking.

     The Merger was subject to approval by the Federal Reserve Board under the provisions of the Bank Holding Company Act of 1956, as amended. Applications for such approval were filed with the Federal Reserve Board on July 25, 1996, and the application was approved on September 20, 1996.

     Under the Bank Holding Company Act, the Federal Reserve
Board could have withheld approval of the Merger if it found that the Merger would have resulted in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any geographical area. In addition, the Federal Reserve Board could not have approved the Merger if it found that the effect of the Merger would have substantially lessened competition or tended to create a monopoly or would in any other manner be in restraint of trade, unless it found that the anticompetitive effects of the proposed transaction were clearly outweighed in the public interest by the probable effects of the transaction in meeting the convenience and needs of the communities to be served. In ruling upon the application, the Federal Reserve Board also had to take into consideration the financial and managerial resources and future prospects of Vandalia and Wesbanco.

     Under the Bank Holding Company Act, the Merger could not be consummated before the fifteenth calendar day after the date of such approval by the Federal Reserve Board, during which time the Department of Justice of the United States could have challenged the Merger under the antitrust laws.


     The Merger was also subject to the approval of the Board of Banking and Financial Institutions of the State of West Virginia under the provisions of Code 31A-8A-5. The Board of Banking and Financial Institutions could not approve the Merger if it found that the effects of the Merger would be similar to those which required disapproval in accordance with the Bank Holding Company Act set forth above. In addition, under the state statute, the Board was required to act on the application within 120 days after receipt of a completed application, except that the Board may extend such time frame under certain circumstances set forth in the statute. Applications for approval were confirmed as filed with the West Virginia Board of Banking and Financial
Institutions and the application was approved at the hearing held on September 9, 1996, by the West Virginia Board of Banking and Financial Institutions.

     Applications for approval of the Bank Merger were filed with the FDIC and the West Virginia Department of Banking on July 25, 1996, and were confirmed as filed by the FDIC on the 12th day of August, 1996, and the Department of Banking on the 20th day of August, 1996. The Bank Merger was approved by the West Virginia Board of Banking and Financial Institutions on September 9, 1996, and the FDIC on October 8, 1996.

     The mergers could not have proceeded in the absence of the requisite regulatory approvals. Although there was no assurance that these regulatory approvals would be obtained, the management of Wesbanco and Vandalia believed that the required governmental approvals would be obtained, and that the Department of Justice would not object to the Merger or the Bank Merger.

Covenants

     In the Agreement, Vandalia agrees to take certain actions and to refrain from taking certain actions in connection with its business from July 18, 1996, until the Effective Time or until the Agreement is terminated. Among other things, the Agreement generally requires Vandalia to conduct its business only in the ordinary course and in a manner consistent with past practice and to keep Wesbanco advised of any material adverse changes in the financial condition, assets, business or operations of Vandalia.
The Agreement further prohibits Vandalia from making certain distributions to its shareholders and engaging in certain corporate transactions or transactions with others outside of the ordinary course of its business operations without the consent of Wesbanco, including with certain exceptions, (i) issuing shares of its Common Stock, or warrants, options, convertible securities or the rights to purchase the same; (ii) issuing long-term debt;
(iii) changing its authorized capital stock; (iv) purchasing or otherwise acquiring shares of its capital stock; (v) entering into or amending any employment, pension, retirement, stock option, profit sharing, deferred compensation or similar plan in respect of any of its directors, officers or employees or increasing its contribution to any such plan except as provided in the Agreement; (vi) acquiring or merging with any other company; (vii) mortgaging, pledging or subjecting to a lien or disposing of any of its material assets; (viii) amending its Articles of Incorporation or Bylaws; or (ix) taking any action materially and adversely affecting the financial condition, business, properties or operations of Vandalia. The Agreement also prohibits dividends or other distributions on Vandalia
Common Stock.

     Vandalia further agrees in the Agreement that it will not, and will not permit any person acting on behalf of it, to directly or indirectly, take any action to support, encourage or accept any offer from any other person to acquire Vandalia, or its assets. Vandalia further agrees to notify Wesbanco if any such offer is made.

Other Conditions

      The consummation of the Merger is subject to a number of further conditions which must be met or may be waived by the party or parties to be benefited thereby.

     The obligations of both Wesbanco and Vandalia are subject to a number of conditions, including: (i) the effectiveness of the Registration Statement and compliance with applicable state securities laws; (ii) the receipt of all required consents and approvals and the expiration of any related delay periods; (iii) holders of no more than 10% of the shares of Vandalia Common Stock entitled to vote at its Special Meeting shall have filed written objections to the Merger as dissenting shareholders and requested appraisal rights in compliance with Delaware law; (iv) the receipt of an opinion of counsel on certain tax consequences of the Merger (See "Certain Federal Income Tax Consequences of the Merger" below); (v) the absence of any action, proceeding, regulation or legislation to enjoin, restrain, prohibit, or to obtain substantial damages with respect to, the Agreement or the consummation of the transactions contemplated thereby; and (vi) the performance by the other party of its obligations under the Agreement.

     Wesbanco's obligations are also subject to other conditions to be met by Vandalia including: (i) the accuracy of certain representations and warranties made by Vandalia (including, among other things, representations as to organization, authority to enter into the Agreement, financial statements, absence of material litigation, capitalization, material contracts, ERISA and tax matters, adequacy of the loan loss reserve, and the absence of materially adverse changes in areas such as financial condition, results of operations, material assets, authorized, issued or outstanding capital stock, certain personnel expenses, and material expenditures for assets or other material obligations outside of the ordinary course of business) as of the Closing; (ii) opinions of counsel on such matters as organization, authority and stock issuances; (iii) receipt, or best efforts of Vandalia to cause the receipt of, letters from certain affiliates whose stock will be restricted (See "Resales of Wesbanco Common Stock" below); and (iv) absence of any suit, action or proceeding against Vandalia or its officers or directors in their capacity as such which, in the reasonable judgment of Wesbanco would, if successful, have a material adverse effect on the financial condition or operations of Vandalia.

     Vandalia's obligations are also subject to certain other conditions to be met, in part, by Wesbanco, including: (i) the accuracy of certain representations and warranties made by

Wesbanco (including, among other things, representations as to organization, actions to be taken in connection with Wesbanco Fairmont, authority to enter into the Agreement and to issue shares in the Merger, financial statements, absence of material litigation, capitalization, material contracts, ERISA and tax matters, adequacy of loan loss reserves, and the absence of materially adverse changes in areas such as financial condition, results of operations, material assets, authorized, issued or outstanding capital stock, certain changes in Articles or Bylaws, and material expenditures for assets or other material obligations (outside of the ordinary course of business) as of the Closing; (ii) opinions of counsel on such matters as organization, authority, and the legality of the shares to be issued in the Merger; (iii), the absence of any suit, action or proceeding against Wesbanco, any of its subsidiaries, or their officers or directors in their capacities as such which, in the reasonable judgment of Vandalia, would, if successful, have a material adverse effect on the financial condition or operations of Wesbanco or any of its subsidiaries; (iv) the furnishing of a fairness opinion by Ferris, Baker (See "Opinion of Ferris, Baker Watts, Incorporated" above), and at Vandalia's option, an update of said opinion as of the closing if the closing is held more than five days after the Vandalia Special Meeting; (v) unless waived by Vandalia, the market value of Wesbanco Common Stock shall fall below $25.00 per share as of the closing date (market value defined to mean the average bid price for the 30 calendar days preceding five business days before closing; and (vi) the closing date has not occurred by January 31, 1997.

Waiver and Amendment

     The Agreement provides that any of the terms or conditions thereof may be waived by action of the Board of Directors of the party which is, or the shareholders of which are, entitled to the benefits thereof. The parties may also amend or modify the Agreement in whole or in part at any time prior to Closing, provided that the conversion ratio for Vandalia Common Stock in the Merger or the cash price therefor, and any other material terms of the Merger cannot be amended after its Special Meeting, unless the amended terms are resubmitted to the shareholders of Vandalia.

Termination

     The Agreement and the transactions contemplated thereby may be terminated at any time prior to the Effective Time by mutual consent of Vandalia and Wesbanco or by either of them if: (i) any of the conditions to that party's obligation to close have not been met or waived; (ii) the Merger would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; (iii) the requisite vote of the shareholders is not obtained; (iv) the Closing has not been held by January 31, 1997; or (v) the requisite market price for Wesbanco Common Stock is not maintained.

The Stockholder Agreement

     In conjunction with the Agreement, Wesbanco entered into a Stockholder Agreement dated as of July 18, 1996, with the directors, one of whom is the chief executive officer, of Vandalia. Each such director and the chief executive officer of Vandalia, in his capacity as a shareholder of Vandalia agreed, among other things, not to sell, pledge, transfer or otherwise dispose of his shares of Vandalia stock prior to the Special Meeting of shareholders at which the Merger is considered and to vote such shares of stock in favor of the Merger.
The directors of Vandalia own beneficially 57.45% of the Vandalia Common Stock without exercise of the outstanding Warrants and, accordingly, can provide the requisite vote to approve the Merger.


Appraisal Rights of Dissenting Shareholders

     The following summary does not purport to be a complete statement of the procedures to be followed by Vandalia shareholders desiring to exercise dissenters' rights and is qualified in its entirety by reference to the provisions of Delaware General Corporation Law ("DCL") Section 262, the full text of which is attached as Appendix I to this Proxy Statement.

     As the preservation and the exercise of appraisal rights require strict adherence to the provisions of these laws, each Vandalia shareholder who might desire to exercise such rights should review such laws carefully, timely consult his own legal advisor and strictly adhere to the provisions thereof.

     Any holder of record of Vandalia Common Stock has the right under Section 262 of the DCL to dissent from the Merger, to have his shares of Vandalia Common Stock appraised by the Delaware Court of Chancery, and to receive the appraised value from the surviving corporation. The following information is qualified in its entirety by reference to Section 262.

     In order for a holder of Vandalia Common Stock to exercise his appraisal rights, he must satisfy all of the following conditions:

     (1) Before the holders of Vandalia Common Stock vote on the proposal to approve and adopt the Merger, the shareholder of record must deliver to Vandalia at 344 High Street, Morgantown, West Virginia, 26505, Attn. Secretary, a written demand for the appraisal of his shares of Vandalia Common Stock. This demand must:

          (a) Be made by the shareholder of record (or the duly authorized representative of the shareholder of record) and not by someone who is merely a beneficial owner of the shares (i.e., cannot be made by the beneficial owner if he does not own the shares of record);

          (b)  Identify the shareholder;

          (c)  State that the shareholder thereby
     demands the appraisal of his shares of Vandalia
     Common Stock; and

          (d)  Be separate from and in addition to any
     proxy or vote against the merger.

Merely voting, or delivering a proxy directing a vote, against approval of the Merger will not satisfy this condition; a written demand for appraisal is essential. The written demand must be signed by the shareholder of record (or his duly authorized representative) exactly as his name appears on the form of proxy accompanying this Proxy Statement/Prospectus. A demand for appraisal of shares owned jointly by more than one person must identify and be signed by all such holders. Any person signing a demand for appraisal on behalf of a partnership or corporation or in any other representative capacity (such as attorney in fact, executor, administrator, trustee, or guardian) must indicate his title and, if Vandalia so requests, must furnish proof of his
capacity and his authority to sign the demand.   Demands for
appraisal should be sent to Vandalia (preferably by certified or registered mail, return receipt requested) at the address noted above.

     (2) The shareholder must not vote in favor of the approval of the Merger, whether in person, by proxy, or by written consent. A failure to vote will satisfy this condition, but a vote in favor of the approval of the Merger will constitute a waiver of the shareholder's right of appraisal and will, in effect, cancel his demand for appraisal. If a shareholder returns his proxy and does not vote against the Merger, and thereafter does not revoke his proxy, it will be voted for the Merger and the shareholder will be deemed to have waived his rights as a dissenting shareholder.

     (3) Within 120 days after the effectiveness of the Merger, a shareholder of record may file a petition in the Delaware Court of Chancery demanding a determination of the value of Vandalia Common Stock held by all Vandalia shareholders who have satisfied conditions (1) and (2) above, unless the surviving corporation or another shareholder shall have filed such a petition within that period of time; provided that during the first 60 days after the effectiveness of the Merger, a shareholder who has demanded appraisal has the right to withdraw such demand and accept 1.2718 shares of Wesbanco Common Stock or cash in the amount of $34.34 per share under the Agreement. Within 120 days after the effectiveness of the Merger, any shareholder who has satisfied conditions (1) and (2) above, upon written request made to Vandalia at the address shown above shall be entitled to receive a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the shareholder within 10 days after receipt of his written request for same or within 10 days after the Special Meeting, whichever is later. Within 10 days after the effectiveness of the Merger, the surviving corporation will notify each shareholder who has satisfied conditions (1) and (2) above of the date on which the Merger became effective. If neither the surviving corporation or any shareholder of Vandalia files a petition for appraisal within 120 days after that date, the appraisal rights of Vandalia shareholders will cease, and they will only be entitled to receive 1.2718 shares of Wesbanco Common Stock in exchange for each of their respective shares of Vandalia Common Stock. At the present time, Vandalia's management expects that the surviving corporation will not file such a petition in the event a demand for appraisal is made. A final decision on that matter will be made if and when the occasion arises and will be based on the circumstances then existing.

     (4) If the Delaware Court of Chancery so requires, the shareholders of record must submit their Vandalia Common Stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If the Court invokes such a requirement and a shareholder fails to comply with it, the Court may dismiss the appraisal proceedings as to that shareholder, and he will lose his appraisal rights.

     Since only holders of Vandalia Common Stock of record may exercise appraisal rights, persons who beneficially own shares which are held of record by brokers, fiduciaries, nominees, or others and who wish to exercise their appraisal rights must instruct the record holders of their shares to satisfy the conditions outlined above. If a shareholder of record does not satisfy within the time limits allowed all of the conditions outlined above, the appraisal rights for the shares of Vandalia Common Stock held by him will be lost, and each of such shares will be converted into the right to receive 1.2718 shares of Wesbanco Common Stock per share of Vandalia Common Stock on the effectiveness of the Merger, as provided in the Agreement.

     If the surviving corporation or any holder of Vandalia Common Stock files a petition in accordance with condition (3) above, the Delaware Court of Chancery will hold a hearing on the petition, will determine the shareholders entitled to an appraisal and the fair value of the shares of Vandalia Common Stock owned by such shareholders, exclusive of any element of value arising from the accomplishment or expectation of the Merger (such fair value could be determined to be more or less than the value of Wesbanco Common Stock per share to be exchanged in the Merger or the cash alternative per share offered in the Agreement). The Court will then direct the surviving corporation to pay the appraised value of those shares, together with interest (if any), to the shareholders entitled thereto upon their surrender to the surviving corporation of the certificates representing such shares.

     The Court will determine the amount of interest, if any, to be paid on the value of the Vandalia Common Stock owned by the dissenting shareholders. In making its determination with respect to interest, the Court may consider all relevant factors, including the rate of interest which the surviving corporation has paid for money it has borrowed, if any, during the pendency of the appraisal proceeding.

     The cost of the appraisal proceeding may be determined by the Court and taxed to the parties in such manner as the Court deems equitable under the circumstances. Upon application of a dissenting shareholder, the Court may order all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney fees and the fees and expenses of experts) to be charged pro rata against the value of all shares of Vandalia Common Stock entitled to an appraisal.

     After the Effective Date of the Merger, any holder of Vandalia Common Stock who has demanded his appraisal rights in accordance with condition (1) above will thereafter not be entitled to vote Vandalia Common Stock for any purpose nor be entitled to receive any dividends or other distributions on such stock (except any dividends or distributions payable to shareholders of record as of a time prior to the effectiveness of the Merger) as long as his appraisal rights continue in existence. However, if such shareholder delivers to the surviving corporation an acceptance of the Merger and a written withdrawal of his appraisal demand within sixty days after the effectiveness of the Merger (or thereafter with the written approval of the surviving corporation), then such shareholder's right to an appraisal of his Vandalia Common Stock will cease, and he will be entitled to receive 1.2718 shares of Wesbanco Common Stock for each share of Vandalia Common Stock as a result of the Merger. No appraisal proceeding in the Court of Chancery, however, may be dismissed as to any Vandalia shareholders without the approval of the Court, and the Court may condition any such approval on such terms as it deems just.

     The foregoing does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise appraisal rights. To exercise such rights, strict adherence to the provisions of those sections of the law of the State of Delaware referred to above is required. EACH SHAREHOLDER WHO MAY DESIRE TO EXERCISE SUCH RIGHTS SHOULD CONSULT SUCH LAWS AND ADHERE TO THE PROVISIONS THEREOF. As in all legal matters, you would be well advised to seek the guidance of an attorney at law.

     The receipt of cash for shares of Vandalia Common Stock held by a Dissenting Shareholder will be a taxable transaction to the Dissenting Shareholder for Federal income tax purposes. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with Sections 302 and 1001 (and in certain cases, other provisions) of the Internal Revenue Code of 1986. Any Vandalia shareholder contemplating the possible exercise of appraisal rights is urged to consult a tax advisor as to the Federal (and any applicable state and local) income tax consequences resulting from such an election.

Resales of Wesbanco Common Stock

     The shares of Wesbanco Common Stock issuable upon the consummation of the Merger will be registered with the Commission under the Securities Act of 1933 (the "Securities Act"). Under current law, each holder of Vandalia Common Stock who is not an affiliate of Wesbanco or Vandalia within the meaning of Rule 144 or 145 under the Securities Act, may sell or transfer any shares of Wesbanco Common Stock such holder receives in the Merger without need of further registration under the Securities Act. This Proxy Statement/Prospectus does not cover and may not be used in connection with any resales of Wesbanco Common Stock by such affiliates.

     Shares of Wesbanco Common Stock issued to Vandalia shareholders who may be deemed to be affiliates of Vandalia before the Merger or affiliates of Wesbanco after the Merger may be resold only in transactions permitted by Rules 145 and 144 under the Securities Act, pursuant to an effective registration statement or in transactions exempt from registration. Generally a shareholder who is an executive officer, director or a principal shareholder or other control person of a company may be deemed to be an affiliate for these purposes, while other shareholders would not be deemed to be affiliates. Rules 144 and 145, insofar as relevant to shares acquired in the Merger, impose restrictions on the manner in which affiliates may make resales and also on the quantity of resales that such affiliates, and others with whom they might act in concert, may make within any three-month period.

     It is a condition to Wesbanco's obligation to consummate the Merger that Vandalia (i) deliver to Wesbanco a schedule specifying the persons who may be deemed to be "affiliates" of Vandalia within the meaning of Rule 145 under the Securities Act ("Affiliates"); and (ii) use its best efforts to cause each Affiliate to deliver to Wesbanco, prior to Closing, a letter, substantially in the form of Exhibit A to the Agreement (which is set forth in Appendix II hereto) providing that the shares of Wesbanco Common Stock issued pursuant to the Merger in exchange for shares of Vandalia Common Stock held by or for the benefit of such Affiliate (a) will not be sold or otherwise disposed of except in accordance with Rule 145 (where the Affiliate has given Wesbanco evidence of compliance with the Rule reasonably satisfactory to it) or pursuant to an effective registration statement under the Securities Act unless such person has furnished to Wesbanco a no-action or interpretive letter from the Commission or an opinion of counsel reasonably satisfactory to Wesbanco that such transaction is exempt from or otherwise complies with the registration requirements of the Securities Act; and (b) may be represented by certificates which bear an appropriate legend.

Expenses

     Wesbanco and Vandalia will each bear and pay their respective costs and expenses incurred in connection with the Merger; however, all costs and expenses incurred in the printing and mailing of the Proxy Statement/Prospectus are being borne by Wesbanco. If the Merger is consummated, any expense incurred but not paid prior to the Effective Time will become the obligation of the Surviving Corporation by reason of the Merger.

Accounting Treatment

     The Merger will be accounted for as a "purchase" by Wesbanco of Vandalia. The results of this accounting treatment are shown in the summary unaudited combined pro forma financial data included elsewhere in this Proxy Statement/Prospectus. See "Pro
Forma Data".

Certain Federal Income Tax Consequences of the Merger

     The Merger is conditional upon receipt of an opinion of counsel, as to the principal federal income tax consequences expected to result from the Merger. An opinion of counsel will be provided by counsel for Vandalia, Spilman, Thomas & Battle, as to the tax consequences of the Merger.

     The following is a summary of such opinion. This summary is qualified in its entirety by reference to the full text of such opinion, including the assumptions upon which such opinion is based. Such opinion is included as an exhibit to the Registration Statement. Neither such opinion nor this summary address any tax considerations under foreign, state or local laws, or the tax considerations to shareholders other than individual United States citizens who hold their shares of Vandalia Common Stock as a capital asset within the meaning of
Section 1221 of the Code.

    No rulings have been requested from the Internal Revenue Service as to the federal income tax consequences of the Merger. Vandalia shareholders should be aware that the opinion of Spilman, Thomas & Battle is not binding on the Internal Revenue Service and the Internal Revenue Service is not precluded from taking a different position. Vandalia shareholders should also be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. The opinion of Spilman, Thomas & Battle is based upon the federal income tax laws as in effect on the date of such opinion and as those laws are currently interpreted. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein.

     The federal income tax consequences discussed below are conditioned upon, and the opinion of Spilman, Thomas & Battle is based upon, the accuracy, as of the date hereof and at, as of and after the effective time of the Merger, of certain assumptions, including, but not limited to, the following (taking into account for purposes hereof all events that are contemplated under the agreement): (A) that, pursuant to the Merger, the former shareholders of Vandalia receive shares of Wesbanco Common Stock having a value on the date on which the effective time of the Merger occurs of not less than fifty percent (50%) of the value of Vandalia Common Stock as of the same date; (B) that following the Merger, Wesbanco will continue the historic business of Vandalia or use a significant portion of Vandalia's historic business assets in a business; (C) that a bona fide corporate business purpose exists for the Merger; and (D) that the holders of 80% of the Vandalia Common Stock will exchange that stock for Wesbanco Common Stock; and (E) each Vandalia shareholder receives either all cash or, other than cash for fractional shares, all Wesbanco Common
Stock in exchange for the shareholder's Vandalia Common Stock.

     Wesbanco and Vandalia believe that all of the foregoing assumptions are accurate as of the date hereof, and will be accurate at, as of and after the effective time of the Merger.
If either Wesbanco or Vandalia learns before the effective time of the Merger that such assumptions are false and that its counsel therefore believes that the Merger is unlikely to be treated as a tax-free reorganization, then additional shareholder approval will be obtained before consummation of the Merger.

     Spilman, Thomas & Battle will render an opinion to Wesbanco and Vandalia, based upon the assumptions set forth therein, that the Merger will have the following federal income tax consequences:

          (i) The statutory merger of Vandalia with VNC and the statutory merger of the NBWV with Wesbanco
     Fairmont will each constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986 ("IRC"), and
     Wesbanco, Vandalia, VNC, NBWV and Wesbanco Fairmont will each be a "party to a reorganization" as defined in IRC Section 368(b);

          (ii) No gain or loss will be recognized by Wesbanco, Vandalia, VNC, NBWV or Wesbanco Fairmont as a result of the transactions contemplated in the Agreement;

          (iii) No gain or loss will be recognized by the shareholders of Vandalia as a result of their exchange of Vandalia Common Stock for Wesbanco Common Stock, except to the extent any shareholder elects to receive cash, or receives cash in lieu of a fractional share or as a dissenting shareholder;

          (iv) The holding period of the Wesbanco Common
     Stock received by each holder of Vandalia Common
     Stock will include the period during which the stock of Vandalia surrendered in exchange therefor was held, provided such stock was a capital asset in the hands of the holder on the date of exchange;


          (v)  The Federal Income Tax basis of the
     Wesbanco Common Stock received by each holder of Vandalia Common Stock will be the same as the basis of the stock exchanged therefor;

          (vi) A Vandalia shareholder who dissents from the proposed Merger and receives solely cash in exchange for that shareholder's shares of Vandalia
     Common Stock will be treated as having received that cash as a distribution in redemption of those shares subject to the provisions and limitations of
     Section 302 of the Code. If the distribution is eligible for treatment as a distribution in redemption of that shareholder's shares, that shareholder will recognize gain to the extent of the consideration received less that shareholder's adjusted basis in those shares; and

          (vii)     The receipt by a Vandalia
     shareholder of cash in lieu of a fractional share of Wesbanco Common Stock will be treated as if those shares or that fractional share was issued to that holder in the Merger and thereafter redeemed by Wesbanco for cash. The receipt of cash by a Vandalia shareholder will be treated as a distribution by Wesbanco in full payment in exchange for the fractional share as provided in
     Section 302(a) of the Code. If the distribution is eligible for treatment as a distribution in redemption of a Vandalia shareholder's fractional share, that shareholder will recognize gain to the extent of the consideration received less that shareholder's allocable adjusted basis in those shares.

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER FACTORS, EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THAT SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME, PROPERTY, TRANSFER AND OTHER TAX LAWS.

               COMPARATIVE STOCK PRICES AND DIVIDENDS

Wesbanco Stock Prices and Dividends

     On May 11, 1987, Wesbanco Common Stock became quoted on the Nasdaq Stock Market under the symbol WSBC. The following Wesbanco stock prices represent the range of published quotations by the Nasdaq Stock Market during each quarter. The most recent high and low prices on Wesbanco Common Stock were $30.50 and $29.75 as of October 30, 1996.

Stock Price Range
                                         Wesbanco(1)
                                       -------------
                                    High               Low
                                   -------           -------
1994:     First Quarter             $29.50           $27.50
          Second Quarter            $28.25           $25.75
          Third Quarter             $29.00           $26.00
          Fourth Quarter            $29.25           $23.25

1995:     First Quarter             $25.75            $22.75
          Second Quarter            $26.50            $23.25
          Third Quarter             $29.50            $25.75
          Fourth Quarter            $30.00            $26.75

1996:     First Quarter             $28.75            $26.25
          Second Quarter            $27.25            $25.75
          Third Quarter             $28.50            $26.25

(1) On July 18, 1996, the date immediately preceding public announcement of the proposed Merger, the published high and low price reported by the Nasdaq Stock Market for Wesbanco stock was 26-1/2 and 26-1/2, respectively.

Dividends Paid

     The following table summarizes the quarterly cash dividends per share on Wesbanco Common Stock declared by Wesbanco.

                                        Wesbanco
                                        --------
1994:     First Quarter                  $  .21
          Second Quarter                    .21
          Third Quarter                     .22
          Fourth Quarter                    .22

                                        Wesbanco
                                        --------
1995:     First Quarter                  $  .23
          Second Quarter                    .23
          Third Quarter                     .25
          Fourth Quarter                    .25

1996:     First Quarter                     .26
          Second Quarter                    .26
          Third Quarter                     .28

   On August 15, 1996, Wesbanco's Board of Directors declared a third quarter dividend of $.28 per share, with a record date of September 13, 1996, payable October 1, 1996.

Wesbanco Common Stock Dividend Policy

     It has been the policy of Wesbanco to declare and pay cash dividends on a quarterly basis. However, declaration and payment of future dividends will depend upon the earnings of Wesbanco and its subsidiaries, their financial condition and other factors, including applicable governmental regulations and policies. The principal sources of Wesbanco's income are dividends from its subsidiary banks. For a description of parent company liquidity, see "Index to Financial Statements-Wesbanco."

     Dividends may be paid on Wesbanco Common Stock at the discretion of Wesbanco's Board of Directors out of any funds legally available therefor. Under the West Virginia Corporation Act, dividends may be paid out of unreserved and unrestricted earned surplus, and, additionally, in certain circumstances and with the affirmative vote of holders of a majority of its outstanding shares, out of capital surplus, provided, however, that in no event may dividends be paid if Wesbanco is at the time insolvent or would be insolvent after payment of such dividends. The amount and timing of any future dividends will depend upon the earnings of Wesbanco and its subsidiaries, their financial condition, and other relevant factors. See "Government Regulation - Dividend Restrictions".

Vandalia Stock Price Range and Dividends

     There is no established public trading market for Vandalia Common Stock; and Vandalia is not aware of any trades by private individuals or organizations in its stock during the periods presented. The information below is compiled from information furnished by various broker sources as reported to management of Vandalia, although no attempt has been made to verify or determine the accuracy of the information furnished to Vandalia. This information is based solely on that of which management is aware.

     The following table sets forth the range of high and low bid and asked prices per share for Vandalia Common Stock and the cash dividends declared per share for the periods indicated:

                                                           Cash
                                    Stock Price Range      Dividends
                                    -----------------      Paid Per
                                     High        Low       Share
                                    ------      -----      ---------
1994 First Quarter                   None        None        None
     Second Quarter                  None        None        None
     Third Quarter                   None        None        None
     Fourth Quarter                  None        None        None

1995 First Quarter                   None        None        None
     Second Quarter                  None        None        None
     Third Quarter                   None        None        None
     Fourth Quarter                  None        None        None

1996 First Quarter                   None        None        None
     Second Quarter                  None        None        None
     Third Quarter                   None        None        None

     On July 18, 1996, the last business day immediately preceding public announcement of the proposed Merger, there were no bid or ask prices for Vandalia Common Stock and no trades of which Vandalia is aware. On October 30, 1996, the pro forma equivalent price per share for Vandalia Common Stock, based on the price of Wesbanco Common Stock on that date, was $38.31.
As of October 30, 1996, Vandalia had approximately 290 shareholders of record of its common stock.

Vandalia Dividend Policy

     It has been the policy of Vandalia not to pay cash dividends on Vandalia Common Stock due to its need to meet regulatory capital requirements. The declaration and payment of future dividends will depend upon the earnings of Vandalia, its financial condition, and other factors, including applicable governmental regulations and policies. The principal source of Vandalia's income is from its banking operations. See "Index to Financial Statements - Vandalia".

     Dividends may be paid on Vandalia Common Stock at the discretion of Vandalia's Board of Directors out of any funds legally available therefor. Under the DCL, dividends may be paid out of unreserved and unrestricted earned surplus, and, additionally, in certain circumstances and with the affirmative vote of the holders of a majority of its outstanding shares, out of capital surplus, provided, however, that in no event may dividends be paid if Vandalia is at the time insolvent or would be insolvent after payment of such dividends. The amount and timing of any future dividends will depend upon the earnings of Vandalia, its financial condition and other relevant factors.
See "Government Regulation - Dividend Restrictions".

     The Agreement provides that Vandalia may not pay or declare dividends or other distributions on Vandalia Common Stock. See
"The Merger - Conditions and Covenants".

                  COMPARATIVE RIGHTS OF SHAREHOLDERS

Description of Wesbanco Capital Stock

     The authorized capital stock of Wesbanco consists of 25,000,000 shares of common stock of the par value of $2.0833 per share, and 1,000,000 shares of preferred stock without par value. The shares of Wesbanco Common Stock now outstanding are fully paid and nonassessable. As of October 30, 1996, there were approximately 4,019 holders of record of the common stock of Wesbanco. Of the 25,000,000 shares of authorized common stock, 10,243,747 shares were issued and outstanding as of October 30, 1996. For a description of Wesbanco dividend rights, see "Comparative Stock Prices and Dividends - Wesbanco Common Stock Dividend Policy".

     As of October 30, 1996, there were no shares of preferred stock outstanding. Shares of preferred stock may be issued in one or more classes or series with such preferences, voting rights, full or limited, but not to exceed one vote per share, conversion rights and other special rights as the Board of Directors may fix in the resolution providing for the issuance of the shares. The issuance of shares of preferred stock could affect the relative rights of the common stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the company, redemption rights, rights to convert their preferred stock into shares of common stock, and voting rights which would tend to dilute the voting control of the company by the holders of common stock.

     Subject to the above limitations, in the event of any liquidation, dissolution or winding up of Wesbanco, and subject to the application of state and federal laws, holders of Wesbanco
Common Stock are entitled to share ratably in the assets available for distribution to stockholders remaining after payment of the corporation's obligations.

     Each share of Wesbanco Common Stock is entitled to one vote, and to cumulate votes in the election of directors. No holder of shares of Wesbanco Common Stock has any preemptive right to subscribe for or purchase any other securities of Wesbanco, and there are no conversion rights or redemption or sinking fund provisions applicable to Wesbanco Common Stock. However, Wesbanco elects directors on a staggered basis by class with terms of three years. This provision of its Articles of Incorporation requires a super majority vote of its shareholders to change. See "Comparison of Rights of Wesbanco and Vandalia Shareholders".

Description of Vandalia Capital Stock

     The authorized capital stock of Vandalia consists of 1,000,000 shares of common stock, par value of $1.00 per share. The shares of Vandalia Common Stock now outstanding are fully paid and nonassessable. As of October 30, 1996, there were 290 shareholders of record of Vandalia Common Stock with 282,994 shares issued and outstanding. Additionally, there were 32,764 Warrants convertible into common stock at the exercise price of $16.00 per share, all of which are owned by directors and officers of Vandalia.

     Each share of common stock has the same relative rights and is identical in all respects with each other share of common stock. The common stock is not subject to call for redemption.

     The holders of common stock possess exclusive voting rights in Vandalia. Each holder of common stock is entitled to one vote for each share held, and a proportionate vote for any fractional share held, on all matters voted upon by stockholders. Stockholders are not permitted to cumulate their votes in the election of directors.

     The holders of the common stock are entitled to such dividends as may be declared from time to time by the Board of Directors of Vandalia out of funds legally available therefor. See "Comparative Stock Prices and Dividends - Vandalia Dividend Policy."

     Holders of the common stock have preemptive rights to acquire unissued or treasury shares of common stock or securities convertible into such shares or carrying a right to subscribe to or acquire such shares which are issued for cash by Vandalia in a public offering or private placement of such securities, subject to certain exceptions. Only stockholders of record on the date of commencement of such public offering or private placement are entitled to exercise such preemptive rights. Such stockholders of record are entitled to subscribe for and purchase such securities in the proportion in which their holdings of stock in Vandalia bear to the total issued and outstanding capital stock of Vandalia at the time of the commencement of the public offering or private placement. The issuance for cash of authorized but unissued shares of common stock is subject to preemptive rights, provided that preemptive rights do not apply to issuances of common stock to newly appointed or elected directors of NBWV who are purchasing sufficient shares of common stock to qualify as a director or to the issuance of common stock upon exercise of the Warrants granted to directors in connection with the organization of Vandalia or any stock option or stock purchase or bonus plans intended for the benefit of employees, or for the sale of any common stock representing 10% or less of the total issued and outstanding shares of common stock for cash, or in connection with the expansion of an existing or potential business relationship between Vandalia and the purchaser of the common stock.

     In the event of any liquidation, dissolution or winding up of Vandalia, the holders of the common stock would be entitled to receive, after payment of all debts and liabilities of Vandalia, all assets of Vandalia available for distribution, subject to the rights of the holder of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of common stock. No shares of preferred stock are currently authorized by the Articles.

Comparison of Rights of Wesbanco and Vandalia Shareholders

     The rights of the Vandalia shareholders and the Wesbanco shareholders are governed by the respective Articles of Incorporation and Bylaws of each corporation and Delaware law, as to Vandalia, and West Virginia law, as to Wesbanco. In some respects, the rights of Vandalia shareholders and Wesbanco shareholders are similar. Holders of common stock of each corporation are entitled to one vote for each share of common stock and to receive prorata any assets distributed to shareholders upon liquidation. The affirmative vote of the holders of the majority of the outstanding common stock of either corporation is required to approve major corporate transactions including mergers and consolidations. Both corporations utilize a three year classification of terms of office for their respective Boards of Directors. The members of the Boards serve for a term of three years so that only one-third of the members is elected in any one year. However, Vandalia has taken steps to eliminate the three year term which would be phased in through 1999. The shareholders of both corporations have the right to dissent from certain corporate transactions and to elect dissenters' rights or appraisal rights. See "Proposed Merger - Appraisal Rights of Dissenting Shareholders".

     (i)  Differences in Rights:

     There are, however, a number of differences between the rights of Vandalia shareholders and Wesbanco shareholders. For example, Wesbanco's Bylaws require that shareholders who intend to nominate candidates for election to the Board of Directors must give written notice of such intent at least 30 days prior to the date of any shareholders meeting called for such purpose. Vandalia's Bylaws require 90 days prior written notice of shareholder nominations for directors.

     The Directors of both corporations are elected for staggered terms of three years, with no more than one-third of the Directors being elected in any one year. Wesbanco, however, permits cumulative voting in the election of Directors. Vandalia does not permit cumulative voting. Furthermore, Wesbanco's Articles of Incorporation contain certain "super majority provisions". These provisions provide that the affirmative vote of the holders of not less than 75% of the outstanding shares of the voting stock of the corporation will be required to amend or repeal the Articles of Incorporation provision dealing with the classification of the Directors into three separate classes, each to serve for staggered terms of three years. Vandalia's Articles of Incorporation require only a majority vote of the shareholders to elect the directors of the corporation and to amend the Articles of Incorporation.

     In addition, Wesbanco may issue preferred stock without approval of the stockholders which could affect the voting rights, funds available for dividends, redemption rights, conversion rights, or distribution of assets to the holders of the common stock of Wesbanco. Vandalia has no class of preferred stock.

     Shareholders of Vandalia have preemptive rights to acquire additional shares of Vandalia Common Stock in proportion to their holdings in the event Vandalia issues additional shares.
Wesbanco shareholders do not have preemptive rights.
Additionally, the Board of Directors of

Wesbanco is authorized to issue additional shares of Wesbanco Common Stock and Preferred Stock with such preferences, rights and privileges as the Wesbanco Board shall determine.

     As a Delaware corporation, Vandalia is subject to Section 203 of the DCL. Section 203 of the DCL ("Section 203") restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holder of 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder").

     Section 203 prevents, for a period of three years following the date that a person becomes an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (a) mergers or consolidations, (b) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (c) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

     The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the Board of Directors of the corporation prior to the date such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the Board of Directors and authorized at an annual or special meeting of shareholders by the holders of at least 66-2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (a) certain mergers or consolidations involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation, or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

     A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws by action of its shareholders to exempt itself from coverage, provided that such bylaw or charter amendment shall not become effective until 12 months after the date it is adopted. Vandalia has not adopted such a charter or bylaw amendment. Wesbanco is not subject to such a similar provision under West Virginia law.

     Vandalia's Articles contain a provision that limits the liability of its directors for breaches of their fiduciary duties as directors to the fullest extent permitted by the DCL. As a result, directors will not be liable, in certain circumstances, to Vandalia or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Such limitation does not, however, affect the liability of a director (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for improper payment of dividends or redemption of shares, or (iv) for any breach of the director's duty of loyalty to Vandalia or its stockholders.

     Vandalia's Articles and Bylaws contain provisions that any director, officer, employee or agent of Vandalia, or any person serving at Vandalia's request in such capacity with any other entity, will be indemnified to the fullest extent permitted by law for any judgments, fines or other amounts incurred by such person in connection with claims arising against such person by reason of the fact that such person is or was a director, officer, employee or agent of Vandalia, or was serving at Vandalia's request in such capacity with any other entity.

     Wesbanco's Bylaws require the corporation to indemnify each officer and director against all costs and expenses reasonably incurred by such individual in connection with any proceeding to which he may be made a party by reason of his position as a director or officer, except in relation to matters as to which he shall have been adjudged derelict in the performance of his duties. West Virginia law permits the corporation to indemnify a director or officer if the individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and as to criminal matters, if he had no reasonable cause to believe his conduct was unlawful.

     (ii) Advantages of Wesbanco Anti-Takeover Provisions:

     The provisions constitute defensive measures which are designed in part, to discourage, and to insulate the corporation against, hostile takeover efforts, which the Wesbanco Board might determine are not in the best interests of Wesbanco and its shareholders. The provisions are designed as reasonable precautions to protect against, and to assure the opportunity to assess and evaluate such confrontations.

     (iii)     Disadvantages of Wesbanco Anti-Takeover Provisions:

     The classification of the Board makes it more difficult to change Directors since they are elected for terms of three years rather than one year, and at least two annual meetings instead of one are required to change a majority of the Board. Furthermore, due to the smaller number of Directors to be elected at each annual meeting, holders of a minority of the voting stock may be in a less favorable position to elect Directors through the use of cumulative voting. The super majority provision makes it more difficult for shareholders to effect changes in the classification of Directors. The ability of the Board of Directors to issue additional shares of common and preferred stock also permits the Board to authorize issuances of stock which may be dilutive and, in the case of preferred stock, which may affect the substantive rights of shareholders without requiring an additional shareholder vote. Collectively, the provisions may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in such a takeover attempt.

     The foregoing identification of certain specific differences between the rights of Wesbanco and Vandalia shareholders is not intended to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the West Virginia Corporations Act, the General Corporation Laws of the State of Delaware, and the articles and bylaws of Vandalia and Wesbanco referred to above.

                     PRO FORMA DATA
          Certain Information about the Unaudited
             Pro Forma Combined Financial Data
        Notes to Pro Forma Financial Information

     The following unaudited Pro Forma Consolidated
Balance Sheet as of September 30, 1996 and the Pro Forma Consolidated Statements of Income were prepared as if each transaction occurred on January 1 of the periods presented and are for informational purposes only. The pro forma information is based on the historical financial statements of WesBanco, and Vandalia. These pro forma statements may not be indicative of the results that actually would have occurred if the acquisition had been in effect on the dates indicated or which may be obtained in the future. Minor differences may result from rounding. The pro forma financial information should be read in conjunction with the other financial information presented herein, incorporated by reference and with the separate historical and supplemental financial statements, including the notes thereto, of each institution. Expenses relating to the acquisition of Vandalia are estimated within a range of $125,000 to $150,000.


     The Vandalia acquisition will be accounted for under
the purchase method of accounting. Under the terms of the transaction, Vandalia shareholders will have the option to elect cash in the amount of $34.34 per share, or to elect
WesBanco common stock at an exchange ratio of 1.2718 shares
for each share of Vandalia common stock. In addition approximately 32,764 outstanding warrants will be
purchased for approximately $601,000 in cash.   The total
transaction value approximates $10,319,000. To complete the acquisition, WesBanco anticipates issuing up to 359,912 shares of common stock from treasury, with approximately 200,000 of these shares being acquired in the the market place. The total number of shares to be purchased is dependent upon the number of Vandalia shareholders will receive stock in exchange verses those who elect cash. The acquisition of these shares, which will be acquired over a time period from approximately October 1, 1996 through January 31, 1997 was approved by the WesBanco Board of Directors at the August 15, 1996 meeting. The following pro forma financial information assumes all Vandalia stockholders will elect to receive WesBanco shares.


                                       WESBANCO, INC.
                                PRO FORMA COMBINED BALANCE SHEET
                                     September 30, 1996
                         [In thousands, except for book value per share]
                                       [Unaudited]

                                                                       Note 1          WesBanco Inc.
                                             Vandalia              Adjustments          Proforma
                          WesBanco, Inc.   National Corp.        Dr           Cr        Combined
                          -----------------------------------------------------------------------
    ASSETS
                                                                          A $5,745
Cash and due from banks   $60,570              $1,534          K  $3,949  B    601       $59,707
Due from banks -
  interest bearing            297                 818                                      1,115
Federal funds sold         29,500                                                         29,500
Securities available                                           G     21   D    214
   for sale               249,828               7,492                     K  3,949       253,178
Securities held to
   maturity               249,270                 850                                    250,120
Investment in subsidiary        0                              B 10,319   C 10,319             0
Loans held for sale         1,234                                                          1,234
Loans                     963,315              45,464          H     22   E    133     1,008,668
 Less: valuation reserve  (14,597)               (759)                                   (15,356)
                        -------------------------------------------------------------------------
    Net loans             949,952              44,705                22        133       993,312
Bank premises and
   equipment               29,745               1,181                                     30,926
                                                              C  5,944
                                                              E    133
Goodwill and                                                  D    214    J    304
 other intangibles           593                              F     82    P    106         6,556
                                                                          Q     18
Other assets              31,014                  834         P    139    L    120        31,849
                       -------------------------------------------------------------------------
     TOTAL ASSETS     $1,600,769              $57,414          $20,823     $21,509    $1,657,497
                       =========================================================================
     LIABILITIES
Deposits:
Non interest bearing    $144,918               $6,424                                   $151,342
Interest bearing       1,126,594               45,750         I    $15    F    $82     1,172,411
                      ---------------------------------------------------------------------------
     Total deposits    1,271,512               52,174               15          82     1,323,753

Liabilities for
   borrowed money        102,427                 $550                                    102,977
                                                              Q      6
Other liabilities         12,404                  315         M     48    P     33        12,698
                      ---------------------------------------------------------------------------
TOTAL LIABILITIES      1,386,343               53,039               69         115     1,439,428

SHAREHOLDERS' EQUITY
Preferred stock                0                    0                                          0
Common stock              21,608                  283         C    283                    21,608
                                                              B     31
Capital surplus           31,207                4,143         C  4,143                    31,176
                                                              N    330
Retained Earnings        166,682                  116         C    116                   166,352
Treasury stock            (4,004)                             A  5,745    B  9,749             0
   Net unrealized
   losses on available-
   for-sale securities    (1,067)                (167)                    C    167        (1,067)
                      ----------------------------------------------------------------------------
TOTAL SHAREHOLDERS'
    EQUITY               214,426                4,375           10,648       9,916       218,069
                       ---------------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY  $1,600,769              $57,414          $10,717     $10,031    $1,657,497
                      ============================================================================

Book value per share      $20.97                                                          $21.03
                       ==========                                                      ===========




                         See notes to Proforma Combined Financial Information

                                     WESBANCO INC.
                          PRO FORMA COMBINED STATEMENT OF INCOME
                         For the Nine Months Ended September 30, 1996
                 (In Thousands, except for share and per share amounts)
                                     (Unaudited)


                                                                   Note 1         WesBanco Inc.
                                               Vandalia         Adjustments        Proforma
                          WesBanco, Inc.     National Corp.      Dr       Cr        Combined
                           ----------------------------------------------------------------
INTEREST INCOME
  Interest and fees
         on loans            $60,046       $3,270                        H  $22     $63,338
  Interest on investment
     securities               22,305          433               L  120   G   21      22,639
Interest on federal
   funds sold                  1,293            0                                     1,293
                       -----------------------------------------------------------------------
Total interest income         83,644        3,703                  120       43      87,270

INTEREST EXPENSE
  Interest on deposits        33,010        1,736                        I   15      34,731
  Interest on other
    borrowings                 2,713           53                                     2,766
                       -----------------------------------------------------------------------
Total interest expense        35,723        1,789                    0       15      37,497
                       -----------------------------------------------------------------------

NET INTEREST INCOME           47,921        1,914                  120       58      49,773
  Provision for possible
     loan losses               2,848          345                                     3,193
                       -----------------------------------------------------------------------
NET INTEREST INCOME
AFTER PROVISION FOR
POSSIBLE LOAN LOSSES          45,073        1,569                  120       58      46,580

OTHER INCOME
  Trust fees                   4,039            0                                     4,039
  Service charges and
     other income              4,713          291                                     5,004
  Net securities
     transaction gains           (51)          (3)                                      (54)
                       -----------------------------------------------------------------------
    Total other income         8,701          288                    0         0      8,989


OTHER EXPENSE
  Salaries, wages, and
     fringe benefits          17,406          789                                    18,195
  Premises and
     equipment - net           4,354          273                                     4,627
  Goodwill amortization            6            0             J    304                  310
  Other operating              9,680          511                                    10,191
                       -----------------------------------------------------------------------
    Total other expense       31,446        1,573                  304         0     33,323
                       -----------------------------------------------------------------------

  Income before income
        taxes                 22,328          284                  424        58     22,246

  Income tax provision
       (benefit)               6,255           71             Q     12  M     48      6,290
                       -----------------------------------------------------------------------

     Net Income              $16,073         $213                 $436      $106    $15,956
                       =======================================================================

Earnings Per Share             $1.58                                                  $1.54
Average Shares
   Outstanding            10,186,456                                             10,346,368


                         See Notes to Proforma Combined Financial Information

                                       WESBANCO INC.
                           PRO FORMA COMBINED STATEMENT OF INCOME
                           For the Year Ended December 31, 1995
                  (In Thousands, except for share and per share amounts)
                                      (Unaudited)


                                           Vandalia      Note 1       Wesbanco
                                           National    Adjustments    Proforma
                           WesBanco, Inc.    Corp.     Dr       Cr    Combined
                          -----------------------------------------------------
INTEREST INCOME
  Interest and fees
      on loans                $74,452       $4,074   H $45             $78,481
  Interest on invest-
     ment securities           31,138          818   L 161   G $37      31,832
  Interest on federal
     funds sold                 2,492            0                       2,492
                          ------------------------------------------------------
     Total interest income    108,082        4,892     206      37     112,805


INTEREST EXPENSE
  Interest on deposits         43,403        2,310           I  58      45,655
  Interest on other
     borrowings                 3,167           77                       3,244
                          ------------------------------------------------------
    Total interest expense     46,570        2,387       0      58      48,899
                          ------------------------------------------------------

    NET INTEREST INCOME        61,512        2,505     206      95      63,906

  Provision for possible
      loan losses               2,788          123                       2,911
                          ------------------------------------------------------

   NET INTEREST INCOME AFTER
    PROVISION FOR POSSIBLE
     LOAN LOSSES               58,724        2,382     206      95      60,995


OTHER INCOME
  Trust fees                    4,716            0                       4,716
  Service charges and
     other income               6,213          307                       6,520
  Net securities
     transaction gains            437          (28)                        409
                          ------------------------------------------------------
    Total other income         11,366          279       0       0      11,645


OTHER EXPENSE
  Salaries, wages, and
     fringe benefits           23,217        1,072                      24,289
  Premises and equipment-net    5,133          408                       5,541
  Goodwill amortization             0            0   J 426                 426
  Other operating              13,780          682                      14,462
                          ------------------------------------------------------
    Total other expense        42,130        2,162     426       0      44,718
                          ------------------------------------------------------
Income before income taxes     27,960          499     632      95      27,922
Provision for income taxes      7,656          155   Q  16   M  65       7,762
                          ------------------------------------------------------

     Net Income               $20,304         $344    $648    $160     $20,160
                          ======================================================
Earnings Per Share              $1.98                                    $1.94
Preferred Stock Dividends
 and Discount Accretion           164                                      164
Average Shares Outstanding 10,160,328                               10,320,240



                  See Notes to Proforma Combined Financial Information

                            WESBANCO, INC.
                     NOTES TO PRO FORMA COMBINED
                         Financial Information
                            (Unaudited)

NOTE 1


     The following represents the estimated pro forma and purchase accounting adjustments related to the acquisition of the net assets of Vandalia National Corporation. Under the purchase method of accounting, the acquiring company records the net assets received at their fair value at the time of the business combination. Excess of the cost over the fair value of the net assets acquired is allocated to goodwill and amortized over a period of fifteen years. These statements and purchase accounting adjustments are primarily estimates and are not intended to reflect the final valuations at the effective date of the acquisition.

(A) To record the purchase of treasury stock for use in the acquisition of Vandalia National Corporation.

(B) To record investment in Vandalia National Corporation through the issuance of treasury stock valued at $9,718,000 and cash of $601,000 to acquire 32,764 warrants outstanding.

(C) Reflects the entries to eliminate the shareholders equity on Vandalia National Corporation's books and reflects the excess over purchase price of assets acquired of Vandalia (goodwill), before the effects of the purchase accounting adjustments.

(D) Reflects the estimated market valuation adjustment of Vandalia's securities held to maturity.

(E) Reflects the estimated market valuation adjustment of Vandalia's loan portfolio.

(F) Reflects the estimated market valuation adjustment of Vandalia's interest bearing deposits.

(G) Reflects the current period accretion of Vandalia's market value adjustments of U.S. and agency securities over the estimated remaining life using the straight line method.

(H) Reflects the current period accretion for the six months ended September 30, 1996 and amortization for the year ended December 31, 1995, of Vandalia's estimated market value adjustments of loans over the estimated remaining life using the straight line method.

(I) Reflects the current period amortization of Vandalia's estimated market value adjustments of deposits over the estimated remaining life using the straight line method.

(J)  Reflects the amortization of  Vandalia goodwill over a period of 15 years.

(K) Reflects the sale of available for sale securities to maintain a level of cash in WesBanco to complete the transaction. No gain or loss was recognized on the sale of available for sale securities.

(L) Reflects the reduction in interest income due to the sale of securities using a 4.04% average yield, the average yield of the portfolio.

(M) Reflects Federal & State tax adjustment for the reduction in interest income (L) at a 40% rate.

(N) Reflects the change in net income caused by the proforma and purchase accounting adjustments.

                              WESBANCO, INC.
                        NOTES TO PRO FORMA COMBINED
                       Financial Information (continued)
                                (Unaudited)


(P) Reflects the net deferred tax adjustments at a tax rate of 40% (combined Federal & State tax rate)for the purchase adjustments.

(Q) Reflects the net amortization of the deferred tax adjustments at a tax rate of 40% for the purchase accounting adjustments.





NOTE 2

Under the purchase method of accounting, Vandalia's assets and liabilities will be adjusted to their fair value. The estimated fair value adjustments included in the proforma financial statements have been determined by WesBanco based upon information available. WesBanco cannot be sure that such estimated fair values represent the fair values that will ultimately result when the proposed transaction is consummated. The actual valuation will depend upon the composition of the assets and liabilities, the weighted average remaining life, the weighted average interest rate and the general level of interest rates in the market at the time of purchase. The following is a summary of the consideration received by Vandalia shareholders from WesBanco and the pro forma adjustments made with respect to estimated fair values. Vandalia stockholders have the option to elect cash, stock, or a combination of the same. This summary makes the assumption that the stockholders of Vandalia would elect all stock. (Dollars in thousands).




SUMMARY OF CONSIDERATION:
      100% of Vandalia's  common stock  outstanding                 282,994
      Exchange ratio                                                 1.2718
                                                                    --------
      WesBanco common shares to be exchanged                        359,912
      Value of Wesbanco stock                                        $27.00
                                                                    --------
      Consideration                                                 $ 9,718
      Cash given for outstanding warrants                               601
                                                                    --------
 TOTAL CONSIDERATION                                                $10,319
                                                                    ========

                 INFORMATION WITH RESPECT TO WESBANCO

History

     Wesbanco is a multi-bank holding company chartered under the laws of the State of West Virginia. As of September 30, 1996, Wesbanco had six banking affiliates located in Wheeling, Parkersburg, Charleston, Fairmont and Kingwood in West Virginia and
Barnesville, Ohio. On a consolidated historical basis, as of September 30, 1996, Wesbanco had total assets of $1,600,769,000, net loans of $950,000,000, deposits of $1,271,512,000 and shareholders equity of $214,426,000. As of October 30, 1996, Wesbanco had approximately 4,019 shareholders, and 10,243,747 shares of common stock outstanding. Wesbanco has no preferred stock issued and outstanding.

     Wesbanco had been inactive since its incorporation in 1968, but was activated on December 31, 1976, and exchanged its common stock on a share for share basis with the former holders of common stock of Wheeling Dollar Savings & Trust Co. During 1984, Wesbanco acquired three financial institutions with combined assets approximating $57,000,000 as of December 31, 1984. During 1985, Wesbanco acquired one financial institution with assets as of December 31, 1985, of approximately $41,000,000 and merged Wheeling Dollar Savings & Trust Co. with the Citizens National Bank of Follansbee, which was one of the banks acquired in 1984. The name of the resulting institution was changed to Wheeling Dollar Bank. During 1987, Wesbanco acquired four financial institutions with combined assets of approximately $215,567,000. During 1988, Wesbanco acquired one financial institution with assets as of the date of acquisition of approximately $68,280,000. During 1991 Wesbanco acquired one financial institution with assets as of the date of acquisition of
approximately $95,510,000.   During 1992, Wesbanco acquired two
financial institutions, one with assets of approximately $144,849,000 in assets, and one of approximately $18,127,000 in assets, as of the dates of acquisition. During 1994, Wesbanco acquired four banks, all affiliates of First Fidelity Bancorp, Inc. with approximate total assets of $309,911,000. On August 30, 1996, Wesbanco acquired the Bank of Weirton with approximate total assets of $178,789,000. See, "Recent Acquisitions" and "Pro Forma Data." Effective July 1, 1991, Wesbanco changed the name of its affiliate banks to Wesbanco Bank plus the name of the location of the Bank. Banks which have been acquired subsequent to that date have likewise changed their names.

     Wesbanco is a decentralized banking operation, with affiliates acting autonomously in day to day decisions. The principal role of the holding company is to provide management, leadership and access to specialized staff resources in areas such as: asset/liability management, regulations, lending policies, data processing, accounting, investment and budgeting.

     Dividends received from affiliates are Wesbanco's major source of income. Dividend payments by the banking affiliates depend primarily on their earnings and are limited by various regulatory restrictions. On September 30, 1996, the affiliates, without prior approval from the regulators, could have distributed dividends of approximately $4,213,000. Wesbanco has not issued debt securities as a source of funding for the assets of the affiliate banks.


     Wesbanco has reported to its stockholders that it may engage in other activities of a finacial nature authorized by the Board of Governors of the Federal Reserve System either directly through a subsidiary or through acquisition of established companies, though no specific proposals are underway. As of September 30, 1996, neither the parent corporation nor any of the subsidiaries were engaged in any operation in foreign countries and have had no material transactions with customers in foreign countries.

Recent Acquisitions

     Wesbanco entered into an Agreement and Plan of Reorganization dated May 30, 1996 (the "Reorganization
Agreement") with Universal Mortgage Company ("Universal") pursuant to which a wholly-owned subsidiary of Wesbanco (Wesbanco
Mortgage Company) acquired the assets, goodwill and business of Universal in exchange for Wesbanco Common Stock and assumed certain liabilities of Universal. A total of 30,089 shares of Wesbanco Common Stock were issued at closing which occurred on August 20, 1996. The number of shares issued to Universal was determined by dividing the closing price of Wesbanco Common Stock
(average for last ten business days prior to closing, or $26.5875 per share) into $800,000. The Reorganization Agreement also provided for the issuance of additional shares based on the net book value of Universal in excess of $250,000. The calculation of the net book value in excess of $250,000 was made based on audited financial statements which were delivered within 45 days of closing. As a result of the audited financial statements 2,374 additional shares were issued.

     Ernest F. Fragale, the Chief Executive Officer and sole shareholder of Universal, as a part of the transaction, entered into an Employment Agreement with Wesbanco and its mortgage company subsidiary. The Reorganization Agreement provided customary representations and warranties regarding the operations of Universal and the accuracy and completeness of those representations were a condition to the closing by Wesbanco. In addition to other customary conditions to the closing, and a further review of the business of Universal by Wesbanco, the transaction was conditioned upon approval by the Federal Reserve Board. Application for such approval was filed on June 18, 1996, and the approval of the Federal Reserve Board was issued on July 18, 1996.

     Universal was a home loan mortgage lender with business operations in Bridgeport, South Charleston, Huntington and Elkins, West Virginia. Universal specialized in single-family mortgage loans and offered Veterans Administration and Federal Housing Administration home loans, as well as home buyer loans facilitated through the West Virginia Housing Development Fund which provides assistance for low to moderate income families.

     For the calendar years ended December 31, 1995 and 1994, Universal reported income (before income taxes) of $10,784 and $71,067, respectively. Revenues for Universal (arising principally from interest and fee income on loans originated by Universal) amounted to $895,960 for 1995 and $1,183,460 for 1994, respectively. The year-end audited financial statements of Universal at December 31, 1995, reflected a net book value for Universal of approximately $296,686.

     In addition, under the terms of the Reorganization Agreement, Mr. Fragale was elected as a director of Wesbanco. Mr. Fragale is age 49 and has served as the President and chief executive officer of Universal Mortgage Company since August, 1992. Mr. Fragale was formerly an executive officer with Reliable Mortgage Company. Mr. Fragale owns 32,463 shares of Wesbanco Common Stock.

     The Pro Forma Data included above in this Proxy Statement/Prospectus does not reflect financial information for the transaction with Universal as the operations and financial information for Universal were immaterial to that presentation. The acquisition of Universal's assets by Wesbanco was accounted for as a purchase.

     On August 30, 1996, Wesbanco completed the acquisition of Bank of Weirton by means of a statutory merger with and into Wesbanco Bank Wheeling. Bank of Weirton had total assets of approximately $178,789,000, total equity of approximately $37,586,000 and net income of $1,032,000 as of June 30, 1996.

     Bank of Weirton was a state banking corporation with its principal office located at 333 Penco Road, Weirton, West Virginia. The bank also operated a branch facility in downtown Weirton at 3425 Main Street. Both locations are full service banking operations with drive-in facilities and are continuing to be operated by Wesbanco subsequent to the merger.

     Under the terms of the merger, Wesbanco issued 1,690,000 shares of Wesbanco Common Stock in exchange for the 13,000 shares of Weirton Common Stock outstanding at the time of the transaction. In addition, Wesbanco elected to the Board of Directors of Wesbanco R. Peterson Chalfant and George M. Molnar.
R. Peterson Chalfant, a former director of the Bank of Weirton who is age 55, is a lawyer and partner in the law firm of Chalfant, Henderson & Dondzila located in Steubenville, Ohio. R. Peterson Chalfant is the owner of 4,550 shares of Wesbanco Common Stock individually. In addition, Mr. Chalfant's father, Clyde Chalfant is the owner of 91,000 shares and his mother, Mary Peterson Chalfant, is the owner of 135,200 shares of Wesbanco Common Stock. George M. Molnar was the President and CEO of Bank of Weirton and has served in that capacity for a number of years. Mr. Molnar is age 70 and will continue as the President of the Weirton office of Wesbanco Bank Wheeling. Mr. Molnar owns 52,000 shares of Wesbanco Common Stock and Mr. Molnar's wife, Margaret
A. Molnar, owns an additional 13,000 shares.

Future Acquisitions

     Wesbanco continues to foster discussion with respect to additional acquisitions of banks, thrifts and thrift and bank holding companies. The tentative nature of such discussions, however, makes it impossible to predict the number or size of any future acquisitions.

Operations

     Wesbanco, through its subsidiaries, conducts a general banking, commercial and trust business. Its full service banks offer, among other things, retail banking services, such as demand, savings and time deposits; commercial, mortgage and consumer installment loans; credit card services through VISA and MasterCard; personal and corporate trust services; discount brokerage services; and travel services. Most affiliates are participating in or will be participating in local partnerships which operate banking machines in those local regions under the name of MAC. The banking machines are linked to CIRRUS, a nationwide banking network.

     The principal operations of Wesbanco are conducted at the main offices of Wesbanco and Wesbanco Bank Wheeling located at Bank Plaza, Wheeling, West Virginia. This facility was constructed in 1976, and consists of a modern eight story glass enclosed commercial building with a main lobby for banking operations and an integral four-lane drive-in facility with additional space for customer parking. The structure provides office space for Wesbanco and Wesbanco Bank Wheeling.

     Wesbanco Bank Wheeling (formerly Wheeling Dollar Bank), a state banking corporation is the largest banking subsidiary of Wesbanco and represents approximately 50.4% of the consolidated assets and 49.5% of the consolidated net income as of September 30, 1996. It is a full service bank offering a wide range of services to consumers, businesses and government bodies, including but not limited to, checking and savings accounts, certificates of deposit, consumer loans, mortgage loans, commercial loans, personal and corporate trusts, data processing and other banking services. The bank has approximately 396 full-time equivalent employees. The bank's Trust Department is one of the largest in the State of West Virginia and offers a wide range of services as Executor, Trustee, Guardian and Agent. It serves as Transfer Agent and Registrar for corporations and performs fiduciary services for municipalities. Total market value of assets under management in the Trust Department was approximately $1.4 billion as of September 30, 1996. The Bank also operates fourteen branch offices, five of which are located in Wheeling, two of which are located in Follansbee, two in New Martinsville, one in Pine Grove, one in Sistersville, one in Wellsburg and two in Weirton, West Virginia. All branch offices of the bank also operate drive-in facilities.

     Wesbanco Bank South Hills (formerly South Hills Bank) is a state banking corporation located in Charleston, West Virginia.
The bank also provides general banking services similar to the services provided by Wesbanco Bank Wheeling. The bank operates a drive-in facility which is located at its main banking facility and a full service facility with drive-in lanes in Sissonville.
As of September 30, 1996, the bank had total assets of approximately $97,100,000, deposits of approximately $82,902,000 and 40 full time equivalent employees.

     Wesbanco Bank Parkersburg (formerly Mountain State Bank) is also a state banking corporation located in Parkersburg, West Virginia. The bank also provides general banking and trust services similar to the services provided by Wesbanco Bank Wheeling. The bank also operates a drive-in facility which is located at its main banking facility and two full service branches which are located at Mineral Wells and Elizabeth, West Virginia. As of September 30,

1996, the bank had approximately $117,252,000 in assets, $99,524,000 in deposits, and 70 full time equivalent employees.

     Wesbanco Bank Kingwood is a West Virginia banking corporation located in Kingwood, West Virginia. The bank also provides general banking and trust services similar to the services provided by Wesbanco Bank Wheeling. The bank operates two full service branch offices at Masontown and Bruceton Mills, West Virginia. As of September 30, 1996, the bank had approximately $109,745,000 in assets and, $89,795,000 in deposits, and 51 full time employees.

     Wesbanco Bank Barnesville is an Ohio banking corporation located in Barnesville, Ohio, the bank also provides general banking and trust services similar to the services provided by Wesbanco Bank Wheeling. The bank operates out of its principal office located at 101 E. Main Street, Barnesville, Ohio, and also operates branch facilities in Beallsville, Bethesda and Woodsfield, Ohio. As of September 30, 1996, the bank had approximately $145,730,000 in assets and $124,482,000 in deposits, and 62 full time employees.

     Wesbanco Bank Fairmont is a West Virginia banking corporation located in Fairmont, West Virginia. The bank also provides general banking and trust services. The bank operates out of its principal office located at 301 Adams Street, Fairmont, West Virginia, and also operates eleven branch offices in Monongalia, Marion and Harrison Counties, in West Virginia.
As of September 30, 1996, the bank had approximately $328,264,000 in assets and $261,560,000 in deposits and 235 full-time employees.

Competition

     The 1980's was a period of significant legislative change in West Virginia for banks and bank holding companies. Prior to 1982, West Virginia was a unit banking State and prohibited multi-bank holding companies and branch banking. As a result of legislation enacted in 1982, banks were permitted to establish a limited number of branches by purchase, merger or consolidation with another banking institution and to establish an additional branch by the construction, lease or acquisition of branch facilities in the unbanked areas within the county of its principal office. In 1984, legislation further eased these restriction by removing the "unbanked area" limitation on county wide branching effective June 7, 1984, and by providing for the phased implementation of branch banking throughout the State beginning in 1987, with unlimited branch banking after 1991.

     As a result of legislation adopted in the 1986 session of the Legislature, West Virginia further eased or eliminated restrictions on branch banking and joined the growing number of states that permit interstate acquisitions of banks and bank holding companies on a reciprocal basis. Specifically, the legislation permits West Virginia bank holding companies to acquire banks and bank holding companies in other states and out-of-state bank holding companies to acquire West Virginia banks or bank holding companies on a reciprocal basis; however, the entry by out-of-state bank holding companies is permitted only by the acquisition of an existing institution which has operated in West Virginia for two years prior to acquisition. Similar provisions were enacted to allow reciprocal interstate acquisitions by thrift institutions such as savings and loan holding companies, savings and loan associations, savings banks, and building and loan associations.

     The legislation also accelerated the effective date of state-wide unlimited branch banking from 1991 to January 1, 1987.
Under the legislation, interstate banking activities were delayed until January 1, 1988, in order to permit West Virginia institutions one year to branch and make other acquisitions state-wide before the advent of interstate banking. The legislation does not permit the chartering and formation of de novo banks in West Virginia by out-of-state bank holding companies nor does it permit West Virginia banks to establish branch banks across state lines (either de novo or by formation or merger).

     The BHC Act was amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995. The Interstate Banking Act repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Wesbanco and any other bank holding company located in West Virginia or another state may now acquire a bank located in any other state, and any bank holding company located outside West Virginia may lawfully acquire any West Virginia-based bank, regardless of state law to the contrary subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether.

     West Virginia adopted comprehensive legislation on this issue in 1996 with Senate Bill 280, signed by the Governor on April 1, 1996, and went into effect ninety (90) days from passage. The Bill conforms the interstate provisions of state law with the mandatory requirements of the Interstate Banking Act. Senate Bill 280 provides the full range of additional interstate branching opportunities permitted by the Interstate Banking Act, including de novo branching and interstate branch acquisitions. The interstate branching sections of the Bill were effective May 31, 1996. In addition, Senate Bill 280 revises elements of the law addressing the maximum level of insured deposits which any affiliated group may control within West Virginia. The new language defines the deposits included in the calculation and precludes an acquisition transaction which would result in the control of 25% or greater of such deposits.

     Each bank faces strong competition for local business in its respective market areas. Competition exists in efforts to obtain new deposits, in the scope and types of services offered, and the interest rates paid on time deposit and charged on loans, and in other aspects of banking. Banks encounter substantial competition not only from other commercial banks but also from other financial institutions. Savings banks, savings and loan associations, and credit unions actively compete for deposits. Such institutions, as well as consumer finance companies, brokerage firms, insurance companies and other enterprises, are important competitors for various types of business. In addition, personal and corporate trust services and investment counseling services are offered by insurance companies, investment counseling firms and other business firms and individuals.

Principal Shareholders

     To the best of management's knowledge, the Trust Department of Wesbanco Bank

Wheeling, Bank Plaza, Wheeling, West Virginia, 26003, is the only holder or beneficial owner of more than 5% of the common stock of the Corporation. As of October 30, 1996, 923,815 shares of the common stock of the Corporation, representing 9.01% of the shares outstanding, were held in various capacities in the Trust Department.
Of these shares, the Bank does not have voting control of 203,588 shares, representing 1.98% of the shares outstanding, has partial voting control of 31,147 shares, representing 0.30% of the shares outstanding, and sole voting control of 689,079 shares, representing 6.72% of the shares outstanding. In accordance with its general practice, shares of the common stock of the Corporation over which the Bank has sole voting control will be voted in accordance with the recommendations of management. Shares over which the Bank has partial voting control will be similarly voted if the Bank has the concurrence of the co-fiduciary or co-fiduciaries.

     The following table lists each stockholder known to Wesbanco to be the beneficial owner of more than 5% of Wesbanco's common stock as of October 30, 1996, as more fully described above:

          Name &
          Address of               Amount and Nature
Title     Beneficial                  of Beneficial        Percent
Class     Owner                         Ownership          of Class
------    --------------------     -------------------     ---------
Common    Wesbanco Bank
          Wheeling Trust Dept.
          Bank Plaza
          Wheeling, WV 26003             923,815*             9.01%

*Nature of beneficial ownership more fully described in text immediately preceding table.

     Holders of Wesbanco Common Stock will not experience a change in the number of Wesbanco shares held by them as a result of the Merger; however, their percentage ownership will decrease. Based on stock ownership as of October 30, 1996, and assuming a total of 10,603,933 shares of Wesbanco Common Stock outstanding immediately after the Merger, the Trust Department of Wesbanco Bank Wheeling would own 8.71%, with sole voting and investment power over 6.49%, and 0.29% with shared power. Directors and Officers, as a group, would beneficially hold 7.12% or more of the outstanding common stock of Wesbanco. For stock ownership of Wesbanco Directors and Officers see the Wesbanco Proxy Statement for the Annual Meeting of Shareholders for April 17, 1996, incorporated herein by reference and delivered herewith. See "Incorporation of Certain Documents by Reference."

Wesbanco KSOP

     The Wesbanco Employee Stock Ownership and 401(k) Plan (the "Plan") is a qualified non-contributory employee stock ownership plan with a deferred savings plan feature under Section 401(k) of the Internal Revenue Code. The employee stock ownership feature of the Plan (the "ESOP") was adopted by the Corporation on December 31, 1986, and subsequently amended and restated effective January 1, 1996, to add 401(k) pre-tax savings features (the "KSOP"). All employees of Wesbanco, together with all employees of the subsidiary companies which adopt the Plan, are eligible to participate in the Plan upon completion of a year of service and attaining age 21. All affiliate banks are participants in the Plan, except for the two recent acquisitions, which will be enrolled in the coming year. The Plan is administered by a Committee appointed by the Board of Directors of the Corporation.

     No contributions are made to the ESOP portion of the Plan by the employees. All contributions are made by the Corporation, and the amount thereof is determined annually by the Board of Directors of the Corporation. The Trustee of the ESOP Trust is authorized to borrow funds upon terms and conditions not inconsistent with Section 4975 of the Internal Revenue Code and the regulations thereunder, for the purpose of purchasing stock of the Corporation, from the Corporation or any shareholder. In the event that such a loan is obtained, the employer contributions must be made in an amount sufficient to amortize the loan. Otherwise, employer contributions may be paid in the form of cash or shares.

     At the present time, the ESOP Trust holds 105,936 shares of Wesbanco Common Stock. The ESOP Trustee has currently outstanding $777,405 borrowed from an affiliated financial institution. The loan originated in 1995 and is structured as a revolving line of credit, and the unpaid balance is amortized over a five-year period at an interest rate equal to the lender's base rate. Wesbanco is required to make annual payments to principal equal to 20% of the January 1st balance each year. Any balance due at maturity will be paid in full or refinanced. The ESOP Trustee pledged the shares of employer securities purchased with the proceeds of the loan as security for the loan. Wesbanco guaranteed the loan issuing a contribution commitment letter. As such securities are allocated to the accounts of participating employees, and the loan balance paid down, they will be released by the secured party.

     Employer securities purchased with the proceeds of the loan are placed in a suspense account and released, prorata, from such suspense account under a formula which considers the amount of principal and interest paid for a given period over the amount of principal and interest anticipated to be paid for that period and all future periods. Shares released from the suspense account, employer contributions, if any, and forfeitures are each allocated, prorata, subject to limits imposed by the Code, to the accounts of individual participants under a format which considers the amount of the participant's compensation over the aggregate compensation of all participants.

     Participants become vested in their accounts upon retirement, death or disability or upon completion of five years of service from and after December 31, 1986, or, with respect to affiliate banks, five years from the date of initial participation. Distributions upon retirement, death or disability are normally made in the form of substantially equal annual installments over a period of 10 years commencing as soon as practicable after such retirement, death or disability. Distributions upon other separation from service are normally made in the form of installments commencing upon the earlier of the date the former employee attains age 65, his or her death, or after a one year break in service. With the consent of the Committee, distributions may be made in the form of a lump sum. Participants may demand distributions in the form of whole shares of employer securities. If demand is not timely made, however, distributions may be made in cash.

     The assets of the ESOP Trust will be invested and accounted for primarily in shares of employer securities. However, from time to time, the ESOP Trustee may hold assets in other forms, either (i) as required for the proper administration of the ESOP or (ii) as directed by participants as set forth in Section 401(a)(28) of the Code.

     During the year 1995, Wesbanco contributed a total of $350,012 to the ESOP on behalf of its employees.

     The following table sets forth, with respect to those persons named in the Compensation Table, and for all executive officers as a group, the number of shares of the Corporation's common stock allocated to such individuals during 1995:

                                                       Value of
Name                               Shares Allocated    Allocated Shares
----------------                   ----------------    ----------------
Edward M. George                         181               $  5,074
Paul M. Limbert                          166               $  4,670
Dennis P. Yaeger                         166               $  4,669
Frank R. Kerekes                          96               $  2,707
Jerome B. Schmitt                        140               $  3,922

Officers of the                        1,615               $ 45,220
Corporation (17 persons)
as a group

     The KSOP feature of the Plan permits participants to make pre-tax elective contributions through payroll deductions in increments of 1% of compensation up to a maximum of 15% of compensation, subject to certain maximum dollar limitations imposed by the Internal Revenue Code (i.e. for 1996 the maximum amount is $9,500.00). The Corporation provides matching contributions on a quarterly basis subject to certain limitations. The Corporation's matching contribution is 50% of the first 2% of compensation electively deferred, and 25% of the next 2% of compensation electively deferred. No matching contributions are made by the Corporation for elective deferrals in excess of 4% of compensation.

     Employees are 100% vested in all pre-tax elective deferrals, or contributions, to the Plan and likewise are 100% vested in all matching employer contributions. KSOP contributions are invested by the employee selecting the percentage of contributions to be invested among seven (7) different investment funds.

     No contributions were made under the KSOP feature by the Corporation for calendar year 1995.

Changes in West Virginia Taxes

     West Virginia tax legislation, which was effective July 1, 1987, greatly changed the way banks and bank holding companies are taxed by the State. As of July 1, 1987, the gross receipts-based Business and Occupation ("B & O") Tax was repealed with regard to banking institutions and most other entities engaging in business in West Virginia. In place of the B & O Tax, the West Virginia Legislature broadened the Corporation Net Income Tax ("CNIT") and enacted a new Business Franchise Tax.

     The most significant state tax law change with respect to banks is that, for taxable periods after July 1, 1987, banks must pay CNIT. Banks and other financial institutions were exempt from the CNIT for taxable periods prior to July 1, 1987. The CNIT rate applied to West Virginia taxable income was increased to 9.75% beginning July 1, 1987 (reduced by 0.15% annually for five successive years until it reached 9% on July 1, 1992).

     Also effective July 1, 1987, was the Business Franchise Tax, imposed on the capital of partnerships and corporations which currently is at a rate of 0.75%. The Business Franchise Tax provides a mechanism for certain exclusions and credits, such as excluding from taxable capital certain obligations of the United States and the State of West Virginia and certain residential mortgage loans.

Directors and Executive Officers

     The information with respect to directors and executive officers of Wesbanco is set forth in the Wesbanco Annual Proxy Statement for the Annual Meeting of Shareholders held on April 17, 1996, and is incorporated herein by reference. See "Incorporation of Certain Documents by Reference". Three additional directors of Wesbanco have been elected to the Board since the Annual Meeting. These directors include George M. Molnar, R. Peterson Chalfant and Ernest S. Fragale. See "Recent Acquisitions", above.

Executive Compensation

     The information with respect to executive compensation is set forth in the Wesbanco Annual Proxy Statement for the Annual
Meeting of Shareholders held on April 17, 1996, and is incorporated herein by reference. See "Incorporation of Certain
Documents by Reference."


Certain Relationships and Related Transactions

     The information with respect to certain relationships and related transactions is set forth in the Wesbanco Annual Proxy
Statement for the Annual Meeting of Shareholders held on April
17, 1996, and is incorporated herein by reference.  See
"Incorporation of Certain Documents by Reference".

                   INFORMATION WITH RESPECT TO
                            VANDALIA


History

     Vandalia was chartered in October 1989 in Delaware, as a bank holding company, and has one subsidiary, NBWV, which opened its doors in November 1990. NBWV provides credit and depository services to individuals and small to medium businesses throughout its primary service area of Morgantown, West Virginia, and its surrounding communities. NBWV places emphasis on anticipating and responding to the financial needs of its target client base through quality products and personal service.

     NBWV has offered a full range of traditional banking services from 1991 through the current date and has grown to a total of $57,000,000 in assets at September 30, 1996. The two original facilities with which it opened are still in service and a third facility consisting of a full service branch was opened in August 1994. The bank continues to gain market share, though its rate of growth is more restrained than in the earlier years. See "Selected Financial Information."

     Profitability was reached in the 17th month of operation, and the cumulative loss due to organization and operation was recouped before the end of the 5th year of operation.

Banking Services

     NBWV offers a full spectrum of traditional banking products and services to include checking and savings accounts, certificates of deposits, individual retirement accounts and holiday and vacation club accounts. In addition, the bank has linked with third party venders to provide discount brokerage services and products utilizing electronic media for product delivery. The ratio of non-interest bearing deposits to total deposits is in the range of 12% of the total, with market interest rates being offered to customers for time and savings deposits.

     The deposits of customers and the bank's capital are invested in a portfolio of U. S. Treasury securities and U. S. Government Agency securities in an amount sufficient to manage liquidity requirements, with all funds in excess of those requirements invested in loans. The bank's primary lending area is Monongalia County and surrounding areas. The bank offers consumer loans of all types for all traditional purposes, as well as loans for the construction or purchase of housing. Loans are available to small and mid-size businesses for all traditional business purposes such as inventory, plant and equipment, real estate acquisition, and the carrying of accounts receivable and administration of contracts.

     The bank emphasizes the flexibility of its customer service and speed of response to loan requests as its competitive edge, and targets its interest rates to the average of the market for similar products. As of September 30, 1996, the bank had total assets of $57,414,000, deposits of $52,174,000 and total loans of $44,705,000. As of September 30, 1996, Vandalia and NBWV had total employees of 39.

Competition

     NBWV is the fifth largest of six banks in the local market. In addition, there are two savings banks and a number of credit unions present in the market, as well as insurance company offices and brokerage offices which compete for the same deposit customers and borrowers. The market is considered a competitive one with a narrow margin for pricing variation. All of the larger institutions in the market are multi-city companies with resources much greater than NBWV has available. Consequently, competitive advantage must be gained through speed and responsiveness, and the flexibility of its products.

Economic Conditions

     The local economy of Monongalia County has become very much a service and professional market over the last several years. Mining installation and glass factories have closed over the last decade, and the primary development of employment gain in the economy has been in the areas of higher education, health care, state and federal government expansion, and the support business and service business that surround those types of economic development. The real estate market is quite active and resilient, and is generally indicative of the unemployment rate of 4-5% which is less than the national average and considerably under the average for the state of West Virginia. Local initiatives in making Morgantown a center for software generation, healthcare delivery, and a retirement community have begun to come to fruition, providing a vibrant economic growth in many segments of the economy.

Properties of Vandalia

     Neither Vandalia nor NBWV owns any real estate. NBWV leases the buildings it occupies for banking facilities, and has purchased leasehold improvements, fixtures and equipment with respect thereto.

     The main office of NBWV is located in a leased building at 344 High Street, Morgantown, West Virginia. This building is a three story masonry building totaling 12,000 square feet. The lease, dated January 8, 1990, currently in its first renewal period, provides for a monthly rental of $3,500 until March 2000. The lease further provides for two additional 5-year renewal periods beginning March 2000 at a monthly rental of $3,750 until March 2005, and $4,000 per month until March 2010. The lease also grants the Bank the right of first refusal to purchase the property, upon the same terms and conditions as any offer received by the lessor from a third party. See "Certain Relationships and Related Transactions" below.

     NBWV's drive-through facility is located in downtown
Morgantown, West Virginia, and involves two parcels of real estate. A lot at the corner of Spruce and Pleasant Streets is leased under an agreement dated March 30, 1990, currently in its first renewal period, requiring a monthly rental amount of $1,430 per month until March 2000. This lease allows for two additional
5-year renewal periods at the same monthly rental amount as adjusted by the "Revised Consumers Price Index-Cities (1967 =
100)" through March 2010. The lease grants NBWV an option to purchase the property for $120,000, increasing at a rate of 1% per year during the term of the lease. In the event
NBWV does not elect to renew the lease and does not exercise its right to purchase the property, it will be obligated to pay the lessors liquidated damages in an amount equal to one year's rent under the lease. The offices of the drive-through facility are housed in a building at 229 Spruce Street and are leased under an agreement, currently in its first renewal period, dated March 30, 1990, requiring a monthly rental payment of $566. This lease also allows for two additional 5-year renewal periods at the same monthly rent as adjusted by the same index through March 2010. The lease grants NBWV an option to purchase the property for $83,200 during the term thereof. See "Certain Relationships and Related Transactions" below.

     In August 1994 NBWV opened a full service branch office at 3051 University Avenue, in the Suncrest area of Morgantown, West Virginia. NBWV constructed an approximately 3,600 square foot facility, which includes a drive-in facility, on leased land.
The lease, dated August 9, 1993, requires a monthly rental amount of $1,000 until June 1995, at which time the lease was renewed for four 4-year renewal periods, with the monthly rental amount to be adjusted every two years by the Consumer Price Index (revised CPI-W 1967 = 100) through June 2011. The rent has been adjusted to date to the amount of $1,055 per month. The lease grants NBWV the right of first refusal to purchase the land, upon the same terms and conditions as any offer accepted by the lessor from a third party. NBWV also has a non-exclusive right of first refusal to purchase the property that is contiguous to the branch facility, upon the same terms and conditions as any offer accepted by the lessor from a third party, through October 1998. NBWV can extend such right for a second 5-year period through the payment of a nominal fee.

Legal Proceedings

     Vandalia is involved in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, final disposition of these lawsuits will not have a material adverse effect on the financial condition or results of operations of Vandalia.

Principal Shareholders

     The following table shows the number and percentage of shares of Vandalia Common Stock beneficially owned as of August 30, 1996, by each person known by Vandalia to own beneficially more than 5% of the outstanding shares of Vandalia Common Stock:


                                                             Pro Forma
                                                             Percent of
Name and Address of    Number of Beneficially   Percent      Wesbanco
Beneficial Owner       Owned Shares             of Class     Common Stock
--------------------   -----------------------  --------     -------------
James H. Harless (1)     137,500(1)             48.59%(1)       1.71%
State Route 10
Drawer D
Gilbert, WV 25621



(1) Represents percentage of 282,994 shares issued and outstanding as of August 30, 1996. It does not include the 5,625 warrants owned by Mr. Harless and exercisable for Vandalia Common Stock.

Directors and Executive Officers of Vandalia

     The following table sets forth the name and age of each person who is currently a Director or Executive Officer of Vandalia and the year during which such person's term on the Board of Directors of Vandalia expires. Also set forth below is certain information as of August 30, 1996, with respect to Vandalia Common Stock beneficially owned by each Director and Executive Officer and by Directors and Executive Officers of Vandalia as a group. Except as indicated in the notes following the table below, the beneficial owners have sole voting and investment power with respect to the shares listed.

[CAPTION]

                                           Shares of                  Pro Forma
                                           Common                     Percent of
                      Age on     Term as   Stock                      Wesbanco
                      June 30,   Director  Beneficially   Percent of  Common
Name                  1996       Expires   Owned          Class(1)    Stock
-----                 --------   --------  -------------  ----------  ----------
Directors:
Charles S. Armistead(2)   82      1997         6,562         2.32%        *
Robert D'Alessandri, M.D. 51      1999           312          .11%        *
John W. Fisher, II(3)     53      1997           779          .28%        *
James H. Harless(4)       76      1997       137,500        48.59%      1.71%
Vaughn L. Kiger(5)        51      1999         3,562         1.26%        *
Roger E. King, M.D.(6)    56      1999         3,187         1.13%        *
Ralph E. Massullo(7)      64      1998         2,500          .88%        *
Reed Tanner(8)            43      1998         1,749          .62%        *

Executive Officers:

C. Barton Loar(9)         54      1998         6,312         2.23%        *
President, Chief
Executive Officer &
Director

Scott Batt(10)            30                       1           *          *
Assistant Vice President
-Commercial Lending

Frederick L. Cason(11)    48                       1           *          *
Controller



                                           Shares of                  Pro Forma
                                           Common                     Percent of
                      Age on     Term as   Stock                      Wesbanco
                      June 30,   Director  Beneficially   Percent of  Common
Name                  1996       Expires   Owned          Class(1)    Stock
-----                 --------   --------  -------------  ----------  ----------

Jennifer L. Kinty(12)     31                       1            *         *
Cashier

Albert Yocum(13)          57                     124            *         *
Vice President -
Retail Lending
                                            ------------   ----------
All directors and executive
officers as a group
(13 persons)                                 162,590        57.45%(14)

______________________
*Represents less than 1%

(1) Represents percentage of 282,994 shares issued and outstanding as of August 30, 1996. The percentage has not been adjusted for individuals holding immediately exercisable warrants to acquire shares of Common Stock. All of the outstanding warrants ("Warrants") to purchase shares of Common Stock are immediately exercisable at $16.00 per share and expire in April 2001. The ownership of such Warrants which will be exchanged for cash in accordance with the terms of the Agreement is disclosed in the following footnotes.

(2) This amount includes 1,562 shares owned by Mr. Armistead's wife, as to which he disclaims beneficial ownership, and excludes 4,452 shares which may be acquired upon the exercise of Warrants.

(3) Includes shares held jointly by Mr. Fisher and his wife and children, shares held in Mr. Fisher's and his wife's IRA accounts, but excludes 2,695 shares which may be acquired upon the exercise of Warrants.

(4) Excludes 5,625 shares which may be acquired upon the exercise of Warrants.

(5) Includes shares held jointly by Mr. Kiger and his children, 500 shares owned by his wife, 250 shares held in his SEP account, but excludes 3,000 shares which may be acquired upon the exercise of Warrants.

(6) Excludes 3,281 shares which may be acquired upon the exercise of Warrants.

(7) Excludes 2,875 shares which may be acquired upon the exercise of Warrants.

(8) Includes 624 shares held by Mr. Tanner as custodian for his minor children. Does not include 250 shares representing Mr. Tanner's proportional interest in the Stephen D. Tanner Trust or shares beneficially owned by Stephen D. Tanner, Mr. Tanner's father.

(9) Includes 1,250 shares held jointly with Mr. Loar's wife, but excludes 4,024 shares which may be acquired upon the exercise of Warrants.

(10) Mr. Batt joined NBWV in March 1994; prior to that time he served as a commercial loan officer at Huntington
     Bancshares, Inc.

(11) Mr. Cason joined NBWV in March 1994; prior to that time he served as the Assistant Vice President - Funds Management of CB&T Financial Corp., a bank holding company located in Fairmont, West Virginia. Mr. Cason serves as Controller of the Bank. Additionally, Mr. Cason performs the functions of Chief Financial Officer of Vandalia, although he has no official position with Vandalia.

(12) Ms. Kinty has served in her present capacity with NBWV since April 1994, and as NBWV's internal auditor from November 1992 until April 1994; prior to joining NBWV, Ms. Kinty owned her own accounting service and from December 1985 through May 1991 she served as the auditor of First National Bank of Morgantown.

(13) Mr. Yocum joined NBWV in September, 1990; prior to that time he served as Assistant Vice President and Consumer Loan
     Manager at First National Bank of Morgantown, Morgantown,
     West Virginia.

(14) Represents percentage of 282,994 shares issued and outstanding as of August 30, 1996, excluding the number of shares with respect to which all directors and executive officers as a group hold Warrants.

     The principal occupation and business experience during the last five years of each of the Directors of Vandalia is as follows: With the exception of Dr. D'Alessandri and Mr. Reed
Tanner, each of the Directors was an organizer of the Company and the Bank.

     Charles S. Armistead. Mr. Armistead has been a director of Vandalia and a director of the Bank since each entity's organization. He served as Chairman of the Board of both organizations until April 1995. Mr. Armistead is an attorney at law in Morgantown, West Virginia. He is also a former member of the Board of Directors of C & P Telephone.

     Robert D'Alessandri, M.D. Dr. D'Alessandri has been a director of Vandalia since 1992 and a director of the Bank since 1991. He has been a member of the faculty of the West Virginia University School of Medicine since 1977, and has for the last three years served as Vice President of Health Sciences at the Robert C. Byrd Health Sciences Center and for the last six years as Dean of the School of Medicine at the West Virginia University. Dr. D'Alessandri also serves as a member of the Board of Directors of West Virginia University Hospitals, Inc. and West Virginia Medical Corporation.

     John W. Fisher, II. Mr. Fisher has been a director of Vandalia and a director of the Bank since each entity's organization. He serves as Secretary of the Board of Directors of both organizations. Mr. Fisher has been a professor of law at West Virginia University since 1971 and served as Associate Dean of the College of Law during 1992 and 1993. He served as administrative assistant to the President of West Virginia University from 1982 to 1986, and served as counsel to Facilities Management Corporation, a non-profit corporation affiliated with West Virginia University Hospitals, Inc.

     James H. Harless. Mr. Harless has been a director of Vandalia and a director of the Bank since each entity's organization. He serves as Vice-Chairman of the Board of Directors of both organizations. He is an entrepreneur and industrialist, and is Chairman of International Industries, Inc., a coal and lumber company. He is a director of Matewan
Bancshares, Inc., a bank holding company headquartered in Matewan, West Virginia, and a former member of the Board of Directors of C & P Telephone.

     Vaughn L. Kiger. Mr. Kiger has been a director of Vandalia and a director of the Bank since each entity's organization, and has served as Chairman of the Board of both organizations since June 30, 1995. Since 1979, he has been president of Dorsey & Kiger, Inc., Realtors, a selling, listing and real estate management firm in Morgantown, West Virginia. Mr. Kiger presently serves as chairman of the West Virginia Real Estate Commission. He is a director of the Morgantown area Chamber of Commerce and a former director and President of the West Virginia University Alumni Association.

     Robert E. King, M.D. Dr. King has been a director of Vandalia and a director of the Bank since each entity's organization. He has been a physician in private practice in Morgantown, West Virginia, for the past 20 years. He is Fellow of the American College of Surgeons and a member of many other local and national medical societies.

     C. Barton Loar. Mr. Loar has been a director of Vandalia and a director of the Bank since each entity's organization. He serves as President and Chief Executive Officer of both organizations. Mr. Loar has been employed by the Bank since 1990, and prior to that time was employed by the First National Bank of Morgantown in various capacities since 1969, including as a Senior Vice President from July 1983 through May 1989.

     Ralph E. Massullo. Mr. Massullo has been a director of Vandalia since 1991 and was a director of the Bank from its organization until April 1994. He serves as Vice President and Treasurer of the Company. Mr. Massullo retired in July 1993 as general manager of Daniel's, Inc., a retail men's clothing store in Morgantown, West Virginia.

     Reed J. Tanner. Mr. Tanner has been a director of Vandalia and NBWV since August 1995 when he was appointed to the Board to fill the vacancy caused by the death of Douglas H.

Tanner, his uncle. Mr. Tanner is a certified public accountant and a partner with Tanner & Tanner, Certified Public Accountants, a public accounting firm in Morgantown, West Virginia.

     Commencing with each entity's organization, neither the directors of Vandalia nor NBWV, whose principal occupations are outside Vandalia or NBWV, receive payment or remuneration for service or attendance at Board or committee meetings.



Executive Officers

Name and Title                    Age  Business Experience
---------------------------       ---  ------------------------
C. Barton Loar, Pres. & CEO       54   Chief Executive Officer, formerly
                                       Sr. Vice Pres. and Sr. Lending
                                       Officer of First National Bank of
                                       Morgantown, CEO, Suncrest
                                       National Bank, Morgantown.

Scott A. Batt, Asst. Vice Pres.    30   Commercial Loan Officer, formerly
                                        commercial lender for Huntington
                                        Banks of West Virginia

Frederick L. Cason, Controller     48   Investment Officer and Chief
                                        Financial Officer, formerly
                                        Assistant Vice Pres. for Funds
                                        Management and Investment
                                        Portfolio Management for CB&T
                                        Financial Corp.

Jennifer L. Kinty, Cashier         31   Chief Operations Officer and
                                        Compliance Officer, formerly
                                        Auditor for The National Bank of
                                        West Virginia and First National
                                        Bank of Morgantown

Albert L. Yocum, Vice Pres.        57   Senior Lender in charge of retail and
                                        consumer loans, formerly Assistant
                                        Vice Pres. and Consumer Loan
                                        Manager for First National Bank of
                                        Morgantown

Compensation of Executive Officers
----------------------------------
                      SUMMARY COMPENSATION TABLE

     The following table sets forth, on an accrual basis, for the three fiscal years ended December 31, 1995, the compensation paid to Vandalia's Chief Executive Officer. No officer or employee of Vandalia earned in excess of $100,000 during the last calendar year.

                       Annual Compensation(1)
                       ----------------------
Name and                                            Other Annual
Principal Position       Year    Salary   Bonus     Compensation(2)
------------------       ----    ------   -----     ----------------
C. Barton Loar,          1995    $70,000   $100    $2,810
President and CEO        1994    $70,000   $100    $2,240
                         1993    $66,000   $100    $1,653

(1) Mr. Loar did not receive any prerequisites or other personal benefits, the aggregate amount of which exceeded the lesser of either $50,000 or 10% of his total annual salary and bonus reported for 1995 in the Summary Compensation Table.

(2) Included in Other Annual Compensation is a tax deferred contribution for Mr. Loar to the Company's 401(k) Profit Sharing Plan. The amount reflects only contributions made during each of the calendar years that vested during the year.


401(k) Profit Sharing Plan

     During 1993 Vandalia adopted a defined contribution 401(k) profit-sharing plan for all employees of Vandalia who have at least one year of service, work at least 1,000 hours during any plan year and are over 21 years old. Voluntary employee contributions under the plan for 1995 were limited to the greater of $9,240 or 10% of annual compensation; maximum contribution limits increase in later years. Under the plan, Vandalia is required to match the employee contributions as follows:

     - 100% of the employee's contribution up to 3.0% of total annual compensation.

     - 50% of the employee's contribution above 3.0% and up to 5.0% of total annual compensation.

Vandalia may also elect to make additional contributions to the plan as approved by the Board of Directors. Any additional contributions are allocated among all participating employees on a pro rata basis, by annual compensation of each employee for the plan year in question. Employee contributions vest immediately upon payment, while contributions from Vandalia vest ratably over a four year period until such time as participating employees have at least four years of service. Thereafter, contributions from Vandalia vest immediately. Contributions to the plan charged to Vandalia's operations for the year ended December 31, 1995, totaled $16,769. The amount of that total which was credited to Mr. Loar was $2,810.

Employment Agreements

     As of August 30, 1996, neither Vandalia nor the NBWV had any written employment agreement or other compensation contracts or arrangements in existence.

Meetings of the Board of Directors and Compensation of Members

     Vandalia has a board of directors composed of eight outside members and Mr. Loar as CEO. The board meets on a regular quarterly basis or more frequently as necessary. The board met eight times during 1995. Standing committees consist of an Executive Committee of five members which met twice, an Audit Committee of four members which met four times, a Personnel Committee of four members which met once, and a Facilities Committee of five members which did not meet during 1995.

     NBWV Board of Directors consists of seven outside members and Mr. Loar, the CEO. The board meets regularly on the third Thursday of each month or upon special notice. The board met a total of 12 times during 1995. Standing committees consist of the Audit Committee of four members which met four times, the Building and Facilities Committee of four members which did not meet, the Personnel and Benefits Committee of four members which met two times during 1995. The most active committees are the Asset/Liability Management Committee of four directors and four members of management which meets quarterly or more frequently as necessary, and the Loan Committee composed of five directors which meets weekly or more frequently as necessary.

     The membership of the boards of directors of the two corporations overlaps, and all directors have served without remuneration or compensation since the organization of the companies.

Certain Relationships and Related Transactions

     NBWV has had and expects to have in the future, banking transactions in the ordinary course of business with some of its and Vandalia's directors, officers, employees and promoters, and their associates. In the past, substantially all of such transactions have been on the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Loans to officers, directors and affiliates of Vandalia and NBWV represented 7.39% of Vandalia's total shareholders' equity at December 31, 1995. In the opinion of Vandalia's Board of Directors, the terms of these loans are no less favorable to NBWV than terms of loans from NBWV to unaffiliated parties. On June
30, 1996, $255,000 of loans were outstanding to individuals who were officers, directors and affiliated parties of Vandalia and NBWV. At the time each loan was made, management believed the loan involved no more than the normal risk of collectibility nor presented other unfavorable features. None of such outstanding loans are classified as Substandard, Doubtful or Loss. At June
30, 1996, directors, executive officers and their related interests maintained an aggregate of approximately $1,361,000 of deposits with Vandalia.

     The main office of NBWV is leased from R & S Rentals, a general partnership including Mr. Ralph Massullo, one of the directors of Vandalia. This building at 344 High Street, Morgantown, West Virginia, is a three-story masonry building totaling 12,000 square feet. The lease, dated January 8, 1990, currently in its first renewal term, provides for a monthly rental of $3,500 until March 2000. The lease further provides for two additional 5-year renewal periods beginning March 2000 at a monthly rental of $3,750 until March 2005, and $4,000 per month until March 2010. The lease also grants NBWV the right of first refusal to purchase the property, upon the same terms and conditions as any offer received by the lessor from a third party.

     NBWV's drive-through facility in downtown Morgantown, West Virginia, is leased from Mr. Vaughn L. Kiger, a director of NBWV and Vandalia, and his wife. The lease involves two parcels of real estate. A lot at the corner of Spruce and Pleasant Streets is leased under an agreement dated March 30, 1990, currently in its first renewal term, requiring a monthly rental amount of $1,430 per month until March 2000. This lease allows for two additional 5-year renewal periods at the same monthly rental amount as adjusted by the "Revised Consumer Price Index-Cities
(1967 = 100)" through March 2010. The lease grants NBWV an option to purchase the property for $120,000, increasing at a rate of 1% per year during the term of the lease. In the event
NBWV does not elect to renew the lease and does not exercise its right to purchase the property, it will be obligated to pay the lessors liquidated damages in an amount equal to one year's rent under the lease. The offices of the drive-through facility are housed in a building at 229 Spruce Street, also owned by Mr. Kiger and his wife, and are leased under an agreement dated March 30, 1990, currently in its first renewal term, requiring a monthly rental payment of $566. This lease also allows for two additional 5-year renewal periods at the same monthly rent as adjusted by the same index through March 2010. The lease grants NBWV an option to purchase the property for $83,200 during the term thereof.

     All of the above lease arrangements were appraised by an independent certified real estate appraiser prior to NBWV's originally entering into same in 1990 and were determined, at that time, to be on lease terms that were the same or more favorable to NBWV than those available for any arms-length transactions for similar facilities or like properties.

                     GOVERNMENT REGULATION

     As a registered bank holding company, Wesbanco and Vandalia are subject to the supervision of the Federal Reserve Board and are required to file with the Federal Reserve Board reports and other information regarding their business operations and the business operations of their subsidiaries. They are also subject to examination by the Federal Reserve Board and required to obtain Federal Reserve Board approval prior to acquiring, directly or indirectly, ownership or control of voting shares of any bank, if, after such acquisition, it would own or control more than 5% of the voting stock of such bank. In addition, pursuant to federal law and regulations promulgated by the Federal Reserve Board, they may only engage in, or own or control companies that engage in, activities deemed by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. Prior to engaging in most new business activities, Wesbanco and Vandalia must obtain approval from the Federal Reserve Board.

     Both Wesbanco's and Vandalia's banking subsidiaries have deposits insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC"), and are subject to supervision, examination, and regulation by the state banking authorities and the FDIC, the Comptroller and the Federal Reserve Board. In addition to the impact of federal and state supervision and regulation, the banking and non-banking subsidiaries of Wesbanco and Vandalia are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to such statutory or regulatory provisions.

Holding Company Structure

     Both Wesbanco's depository institution subsidiaries and Vandalia's depository institution subsidiary are subject to affiliate transaction restrictions under federal law which limit the transfer of funds by the subsidiary banks to their respective parents and any nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases.
Such transfers by any subsidiary bank to its parent corporation or to any nonbanking subsidiary are limited in amount to 10% of the institution's capital and surplus and, with respect to such parent and all such nonbanking subsidiaries, to an aggregate of 20% of any such institution's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. Under applicable regulation, at September 30, 1996, approximately $38,304,000 was available for loans to Wesbanco from its subsidiary banks and $875,000 was available for loans to Vandalia from its subsidiary bank.

     The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. Under the source of strength doctrine, the Federal Reserve Board may require a bank holding company to make capital injections into a troubled subsidiary bank, and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. This capital injection may be required at times when Wesbanco and Vandalia may not have the resources to provide it. Any capital loans by a holding company to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. Moreover, in the event of a bank holding company's bankruptcy, any commitment by such holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     In 1989, the United States Congress passed comprehensive financial institutions legislation known as the Financial Institution Reform, Recovery, and Enforcement Act ("FIRREA"). FIRREA established a new principle of liability on the part of depository institutions insured by the FDIC for any losses incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default"" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, in the event that any insured bank subsidiary of Wesbanco causes a loss to the FDIC, other bank subsidiaries of that parent could be required to compensate the FDIC by reimbursing to it the amount of such loss.

     Federal law permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to the subsidiary banks chartered by such states.

Dividend Restrictions

     There are statutory limits on the amount of dividends the depository institution subsidiaries of Wesbanco and Vandalia can pay to their respective parent corporations without regulatory approval. Under applicable federal regulations, appropriate bank regulatory agency approval is required if the total of all dividends declared by a bank in any calendar year exceeds the available retained earnings and exceeds the aggregate of the bank's net profits (as defined by regulatory agencies) for that year and its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     In addition, national banks may not pay a dividend in an amount greater than such bank's net profits after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection.
Under these provisions and in accordance with the above-described formula, Wesbanco's subsidiary banks could, without regulatory approval, declare dividends as of September 30, 1996, of approximately $4,213,000, and Vandalia's subsidiary bank could declare dividends of $390,000.

     If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.

FDIC Insurance

     Pursuant to FDICIA, the FDIC adopted a risk based assessment system for insured depository institutions that takes into account risks attributable to different categories and concentrations of assets and liabilities. An institution is assigned by the FDIC into one of three capital categories: 1 - well capitalized; 2 - adequately capitalized; 3 - undercapitalized. An institution is also assigned to one of three supervisory subgroups within each capital group. The supervisory subgroup is based on a supervisory evaluation provided by the primary federal regulator. An institution insurance assessment rate is then determined based upon capital and the supervisory category to which it is assigned. Under this risk based assessment system, there are nine assessment risk categories to which different assessment rates are applied.

     The Federal Deposit Insurance Act required the Bank Insurance Fund to be recapitalized until the reserves reached a designated ratio of at least 1.25% of deposits. That ratio was met during May 1995. In August 1995, the FDIC reduced the assessment rates for financial institutions which are subject to the requirements of the Bank Insurance Fund. Under the revised assessment schedule which was effective May 14, 1996, financial institutions pay assessments ranging from .00% of deposits to
 .31% of deposits, with an average assessment rate of .29% (subject to the statutory minimum of $2,000 per institution per year). Wesbanco is considered to be in the well capitalized category requiring the minimum legal annual assessments as required by the FDIC. The assessment rate for Vandalia is .03%.

     The FDIC recognizes that the disparity may have adverse consequences for such institutions in the higher risk categories including reduced earnings and impaired ability to raise funds on the capital markets and to attract deposits. It is not currently known whether institutions that are required to pay insurance premiums will be required to pay higher deposit insurance premiums in the future. It is impossible to predict whether future regulations will be enacted or if enactment will require financial institutions to contribute to the Savings Association Insurance Fund or if these regulations may require additional payments by Wesbanco into the Bank Insurance Fund.

Capital Requirements

     The Federal Reserve Board has issued risk-based capital guidelines for bank holding companies, such as Wesbanco and Vandalia. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Under the guidelines and related policies, bank holding companies must maintain capital sufficient to meet both a risk-based asset ratio test and leverage ratio test on a consolidated basis. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher levels of capital being required for categories perceived as representing greater risk. The leverage ratio is determined by relating core capital (as described below) to total assets adjusted as specified in the guidelines. All of Wesbanco's depository institution subsidiaries and NBWV are subject to substantially similar capital requirements adopted by applicable regulatory agencies.

     Generally, under the applicable guidelines, the financial institution's capital is divided into two tiers. "Tier 1", or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill. Bank holding companies, however, may include cumulative perpetual preferred stock in their Tier 1 capital, up to a limit of 25% of such Tier 1 capital. "Tier 2", or supplementary capital, includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan losses, subject to certain limitations, less required deductions. "Total capital" is the sum of Tier 1 and Tier 2 capital.

     Financial institutions are required to maintain a risk-based ratio of 8%, of which 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution's particular circumstances warrant.

     Financial institutions that meet certain specified criteria, including excellent asset quality, high liquidity, low interest rate exposure and the highest regulatory rating, are required to maintain a minimum leverage ratio of 3%. Financial institutions not meeting these criteria are required to maintain a leverage ratio which exceeds 3% by a cushion of at least 100 to 200 basis points.

     The guidelines also provide that financial institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the Federal Reserve Board's guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of an institution's Tier 1 capital, less all intangibles, to total assets, less all intangibles.



     Failure to meet applicable capital guidelines could subject the financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital and the termination of deposit insurance by the FDIC, as well as to the measures described under "Federal Deposit Insurance Corporation Improvement Act of 1991" as applicable to undercapitalized institutions.

     As of September 30, 1996, the Tier 1 risk-based ratio, total risk-based ratio and total assets leverage ratio for combined Wesbanco and Vandalia were as follows:

                     Regulatory                                   Pro Forma
                    Requirements       Wesbanco        Vandalia   Combined
                   -------------      ----------       --------   ----------
Tier 1 Risk-Based
     Ratio               4%              20.4%            10.3%     19.6%
Total Risk-Based
     Ratio               8%              21.7%            11.6%     20.8%
Total Assets
     Leverage Ratio      3%              13.4%             7.3%     12.9%
________________


     As of September 30, 1996, all of Wesbanco's banking subsidiaries, and Vandalia's banking subsidiary had capital in excess of all applicable requirements.

     The Federal Reserve Board, as well as the FDIC and the OCC have adopted changes to their risk-based and leverage ratio requirements that require that all intangible assets, with certain exceptions, be deducted from Tier 1 capital. Under the Federal Reserve Board's rules, the only types of intangible assets that may be included in (i.e., not deducted from) a bank holding company's capital are readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships ("PCCRs"), provided that, in the aggregate, the total amount of PMSRs and PCCRs included in capital does not exceed 50% of Tier 1 capital. PCCRs are subject to a separate sublimit of 25% of Tier 1 capital. The amount of PMSRs and PCCRs that a bank holding company may include in its capital is limited to the lesser of (i) 90% of such assets' fair market value (as determined under the guidelines), or (ii) 100% of such assets' book value, each determined quarterly. Identifiable intangible assets (i.e., intangible assets other than goodwill) other than PMSRs and PCCRs, including core deposit intangibles, acquired on or before February 19, 1992 (the date the Federal Reserve Board issued its original proposal for public comment), generally will not be deducted from capital for supervisory purposes, although they will continue to be deducted for purposes of evaluating applications filed by bank holding companies. These revisions became effective for periods commencing after March 15, 1993, and are reflected in Wesbanco's and Vandalia's capital ratios as of September 30, 1996.

Federal Deposit Insurance Corporation Improvement Act of 1991

     In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes.

     Among other things, FDICIA requires federal bank regulatory authorities to take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. For these purposes, FDICIA established five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically under capitalized.

     The regulatory authorities have adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and, generally, a Tier 1 leverage ratio of 4% or greater and the institution does not meet the definition of a "well capitalized" institution. An institution that does not meet one or more of the "adequately capitalized" tests is deemed to be "undercapitalized". If the institution has a total risk-based capital ratio that is less than 6% , a Tier 1 risk-based capital ratio that is less than 3%, or a leverage ratio that is less than 3%, it is deemed to be "significantly undercapitalized".
Finally, an institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

     "Undercapitalized" institutions are subject to growth limitations and are required to submit a capital restoration plan. If an "undercapitalized" institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized" make any payment of principal or interest on their subordinated debt. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

     Under FDICIA, a depository institution that is not "well capitalized" is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. All of Wesbanco's depository institution subsidiaries and Bank of Weirton currently meet the FDIC's definition of a "well capitalized" institution for purposes of accepting brokered deposits. For the purposes of the brokered deposit rules, a bank is defined to be "well capitalized" if it maintains a ratio of Tier 1 capital to risk-adjusted assets of at least 6%, a ratio of total capital to risk-adjusted assets of at least 10% and a Tier 1 leverage ratio of at least

5% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. On October 25, 1993, the FDIC published a final rule providing for purposes of its brokered deposit rules the definitions of "well capitalized", "adequately capitalized" and "undercapitalized" as previously adopted by the bank regulatory agencies under the prompt corrective action rules described above. Neither Wesbanco nor Vandalia believes that adoption of the definition of capital levels under the prompt corrective action rules will adversely affect their ability to accept brokered deposits. Neither Wesbanco nor Vandalia have any significant brokered deposits.

     The Federal Deposit Insurance Act, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholders. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the "prompt correction action" provisions of FDICIA. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.

     FDICIA also contains a variety of other provisions that may affect the operations of Wesbanco's and Vandalia's depository institution subsidiaries, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions and the requirements that a depository institution give 90 days prior notice to customers and regulatory authorities before closing any branch.

     In addition to FDICIA, there have been proposed a number of legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the United States banking system. These include proposals to increase capital requirements above presently published guidelines, to place assessments on depository institutions to increase funds available to the FDIC and to allow national banks to branch on an interstate basis. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect would be on Wesbanco. It is likewise impossible to predict what the competitive effect on Wesbanco's or Vandalia's bank subsidiaries will be of the recent action taken by the Office of Thrift Supervision to allow certain thrift institutions to engage in interstate branching on a nationwide basis.

Environmental Issues

     As lenders, banks can be potentially liable under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. 9601 et seq., for cleanup of hazardous substances from property on which the bank forecloses or in which it has a security interest. CERCLA imposes liability for removal and remediation of hazardous substances on various types of parties, including "owners or operators" of a contaminated site. See 42 U.S.C. 9607(a). In the definition of "owners or operators," CERCLA exempts from liability those who, without participating in the management of a facility, hold indicia of ownership in the facility primarily to protect a security interest. See 42 U.S.C. 9601(2)(A). However, CERCLA's secured creditor exemption from liability has been narrowed by recent judicial interpretation. In a recent decision, the United States Court of Appeals for the Eleventh Circuit held that a lender could be liable for cleanup costs if its involvement in the financial management of the facility was broad enough to support an inference that it could have affected hazardous waste disposal decisions. See United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990), cert. denied, 111 S.Ct. 752 (1991). A federal district court had earlier held that CERCLA's secured creditor exemption did not insulate from liability a mortgagee that had foreclosed and later acquired secured property. See United States v. Maryland Bank & Trust Co., 632 F. Supp. 573 (D. Md. 1986). More recently, however, the Ninth Circuit rejected the "capacity to influence" test of Fleet Factors and held that the mere unexercised power of a lender to get involved in a borrower's management was not enough to impose CERCLA liability on a secured lender. See Bergsoe Metal v. East Asiatic Co., 910 F.2d 668 (9th Cir. 1990). The United States Court of Appeals for the Fourth Circuit, which has jurisdiction over Wesbanco, has also recently confirmed a lender exemption from liability under CERCLA pursuant to the security interest exemption. See United States v. McLamb, 5 F.3d 69 (4th Cir. 1993), as amended (October 18, 1993). The Court opined that because the lender took title to property at a foreclosure sale solely to protect its security interest and then acted reasonably promptly to divest itself of ownership, it met CERCLA's secured creditor exemption. Id. at
73. Wesbanco does attempt to screen loan applicants concerning environmental matters with respect to collateral pledged to it as security for loans. Wesbanco is not aware of any specific collateral pledged to it on which there are hazardous materials or potential liability under CERCLA. However, there can be no assurances that liability under CERCLA or otherwise for cleanup of hazardous materials will not occur in the future. In the event that such liability occurs, it could have a material adverse effect on the financial position and results of operations of Wesbanco.

       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions thereof filed by Wesbanco with the Commission under the Securities Exchange Act of 1934 (the "1934 Act") are hereby incorporated by reference in this Proxy Statement/Prospectus:

Wesbanco Documents (Commission File No. 0-8467):

          (1)  Wesbanco Proxy Statement for the annual
     meeting of shareholders held on April 17, 1996.*

          (2) Wesbanco's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996, and September 30, 1996.

          (3)  Wesbanco's Current Report on Form 8-K
     dated February 20, 1996.

          (4)  Wesbanco's Current Report on Form 8-K
     dated April 10, 1996.

          (5)  Wesbanco's Current Report on Form 8-K
     dated June 5, 1996.

          (6)  Wesbanco's Current Report on Form 8-K
     dated July 18, 1996.

          (7)  Wesbanco's Current Report on Form 8-K
     dated September 4, 1996.

          (8)  Wesbanco's Current Report on Form 8-K/A dated
     November 4, 1996, including Wesbanco's restated Consolidated
     Balance Sheet as of December 31, 1995 and 1994, restated
     Consolidated Statement of Income for the three years ended
     December 31, 1995, restated Notes to Financial Statements and
     Selected Financial schedules.(Wesbanco's restated 1995 Financial Statements, Notes to Financial Statements, and Management Discussion and Analysis are being delivered with the Proxy Statement/Prospectus).


          (9) Wesbanco's Registration Statement on Form S-4, file Number 333-3905, pages 22 and 115 through 144.

     All documents filed by Wesbanco pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date hereof and prior to the Special Meeting are hereby incorporated by reference into this Joint Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

*Indicates the document is being delivered with this Proxy
Statement/Prospectus.

            RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board of Directors of Wesbanco, Inc. has retained Ernst & Young LLP to serve as the corporation's independent accountants for the year 1996. Price Waterhouse LLP served as the corporation's independent accountants for the years 1994 and 1995. The services rendered by Price Waterhouse LLP during the year 1995 involved primarily auditing and accounting service and completion of the audit of the consolidated financial statements of the corporation for the year 1995. It is expected that a representative of the accounting firms may have the opportunity to make a statement if such representatives desire to do so and may be available to respond to appropriate questions from the stockholders who are present at the Special Meeting.

     The firm of Arnett & Foster, independent certified public accountants, audited the financial statements of Vandalia for the year ended December 31, 1995, 1994 and 1993. A representative of Arnett & Foster will attend the special meeting and will be available to answer questions.

                         LEGAL MATTERS

     Certain matters will be passed upon for Wesbanco by its counsel, Phillips, Gardill, Kaiser & Altmeyer, 61 Fourteenth Street, Wheeling, WV, 26003. As of December 31, 1995, the members of Phillips, Gardill, Kaiser & Altmeyer participating in the preparation of this Proxy Statement/Prospectus owned an aggregate of 28,892 shares of Wesbanco Common Stock. James C. Gardill, a partner in said firm, serves as Chairman and as a director of Wesbanco, and as a director of its subsidiary, Wesbanco Bank Wheeling. Certain matters will be passed upon for Vandalia by its counsel, Spilman, Thomas & Battle, 300 Kanawha Blvd., E. Charleston, WV, 25302.

                           EXPERTS

     The consolidated financial statements of Wesbanco, Inc. incorporated in this Prospectus by reference to the Current Report on Form 8-K/A dated November 4, 1996 as of and for the three years ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Vandalia as of and for the three years ended December 31, 1995, included in this Prospectus, have been so included in reliance on the report of Arnett & Foster, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Weirton incorporated in this Prospectus by reference to the Current Report on Form 8-K/A dated November 4, 1996, as of and for the three years ended December 31, 1995, have been so incorporated in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      LEGAL PROCEEDINGS

     Wesbanco and its subsidiaries are defendants in various legal proceedings arising in the normal course of business. In the opinion of management, based on the advice of legal counsel, the ultimate resolution of these proceedings will not have a material effect on the financial position of Wesbanco or its subsidiaries.

                    INDEX TO FINANCIAL STATEMENTS


                                                                     Page
                                                                     Number
                                                                     ------
WESBANCO, INC.

Consolidated Balance Sheet as of September 30, 1996 (unaudited)
  and December 31, 1995                                                 94

Consolidated Statement of Income for the three and nine months
  ended September 30, 1996 and 1995 (unaudited)                         95

Consolidated Statement of Changes in Shareholders' Equity for
  the nine months ended September 30, 1996 and 1995 (unaudited)         96

Consolidated Statement of Cash Flows for the nine months ended
  September 30, 1996 and 1995 (unaudited)                               97

Notes to Consolidated Financial Statements as of September 30, 1996
  (unaudited)                                                           98

Management Discussion and Analysis for the nine months ended
  September 30, 1996 (unaudited)                                       100


VANDALIA NATIONAL CORPORATION

Consolidated Balance Sheets as of September 30, 1996 (unaudited)
   and December 31, 1995                                               111

Consolidated Statements of Income for the three and nine months
  ended September 30, 1996 and 1995 (unaudited)                        112

Consolidated Statements of Changes in Stockholders' Equity for the
  nine months ended September 30, 1996 and 1995 (unaudited)            113

Consolidated Statements of Cash Flows for the nine months ended
   September 30, 1996 and 1995 (unaudited)                             114

Notes to Consolidated Financial Statements as of September 30,
   1996 (unaudited)                                                    115




                                                                     Page
                                                                     Number
                                                                     ------

Independent Auditor's Report                                           116

Consolidated Balance Sheets as of December 31, 1995
  and 1994                                                             117

Consolidated Statements of Income for the years ended December 31,
  1995, 1994 and 1993                                                  118

Consolidated Statements of Shareholders' Equity for the years ended
  December 31, 1995, 1994 and 1993                                     120

Consolidated Statements of Cash Flow for the years ended December 31,
  1995, 1994 and 1993                                                  121

Notes to Consolidated Financial Statements as of December 31, 1995     123

WesBanco, Inc. - FINANCIAL INFORMATION

       Consolidated   Balance  Sheets  at  September   30,   1996

(unaudited)  and  December 31, 1995, Consolidated  Statements  of

Income,  Consolidated  Statements  of  Changes  in  Shareholders'

Equity  and  Consolidated Statements of Cash Flows for  the  nine months  ended  September 30, 1996 and 1995  (unaudited)  are  set forth  on  the  following pages.  On August  30,  1996,  WesBanco

consummated  its merger of the Bank of Weirton.   All  previously

presented financial information has been restated to include  the

Bank  of Weirton.  For further information, see Footnote  3.   In

the  opinion  of  management of the Registrant, all  adjustments,

consisting  of normal recurring accruals, necessary  for  a  fair presentation of the financial information referred to  above  for such periods, have been made.  The results of operations for  the

nine   months  ended  September  30,  1996  are  not  necessarily

indicative  of  what results will be for the  entire  year.   For

further   information,  refer  to  the  1995  Annual  Report   to

Shareholders,  which  includes consolidated financial  statements and footnotes thereto on Form 8-K/A.

      Earnings per share for the nine months ended September  30,

1996 and 1995 were computed by dividing net income less preferred stock dividends and discount accretion, where applicable, by  the weighted  average number of common shares outstanding during  the period.  Effective November 15, 1995 WesBanco redeemed its Series

A  8% Cumulative Preferred stock.  Prior to redemption, preferred stock  dividends  were  cumulative and payable  quarterly  at  an annual  rate of $15.20 per share.  The fully dilutive  effect  of preferred stock  for the nine months ended September 30, 1995 was less than 3%.

                         WESBANCO, INC.
                   CONSOLIDATED BALANCE SHEET
                     (dollars in thousands)

                                               September 30,   December 31,
                                                   1996            1995
                                               -------------   -------------
                                                (Unaudited)

     ASSETS

Cash and due from banks                         $   60,570       $   54,163
Due from banks - interest bearing                      297              301
Federal funds sold                                  29,500           37,230
Securities:
  Securities available for sale                    249,828          172,137
  Securities held to maturity (market
    value of $249,686 and $353,760)                249,270          350,151
                                                -----------      -----------
      Total securities                             499,098          522,288
Loans:
  Loans (net of unearned income of
    $4,485 and $8,459)                             965,783          893,919
  Less:  Allowance for possible loan
         losses                                    (14,597)         (13,439)
                                                 ----------      -----------
      Net loans                                    951,186          880,480
Bank premises and equipment - net                   29,745           28,395
Accrued interest receivable                         12,743           12,708
Other assets                                        17,630           13,454
                                                -----------      -----------
     TOTAL ASSETS                               $1,600,769       $1,549,019
                                                ===========      ===========
     LIABILITIES

Deposits:
  Non-interest bearing demand                   $  144,918       $  143,872
  Interest bearing demand                          261,161          279,217
  Savings deposits                                 331,963          337,706
  Certificates of deposit                          533,470          494,049
                                                 ----------       ----------
    Total deposits                               1,271,512        1,254,844
Federal funds purchased and repurchase
  agreements                                        84,651           70,457
Short-term borrowings                                7,804            1,402
Other borrowings                                     5,777              777
Accrued interest payable                             7,109            7,091
Other liabilities                                    9,490            7,452
                                                 ----------       ----------
     TOTAL LIABILITIES                           1,386,343        1,342,023

     SHAREHOLDERS' EQUITY

Preferred stock, no par value, 1,000,000
  shares authorized; none outstanding                 ---              ---
Common stock, $2.0833 par value;
  25,000,000 shares authorized;
  10,372,103 shares issued                          21,608           21,608
Capital surplus                                     31,207           31,237
Market value adjustment on investments
  available for sale - net of tax effect            (1,067)             849
Retained earnings                                  167,883          159,483
Less:  Treasury stock at cost (148,196
       and 186,131 shares, respectively)            (4,004)          (5,038)
                                                  ---------        ---------
                                                   215,627          208,139

Deferred benefits for employees and directors       (1,201)          (1,143)
                                                  ---------        ---------
     TOTAL SHAREHOLDERS' EQUITY                    214,426          206,996
                                                  ---------        ---------
     TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY                                     $1,600,769        $1,549,019
                                                ===========       ===========
The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                               WESBANCO, INC.
                      CONSOLIDATED STATEMENT OF INCOME
                                 (Unaudited)
             (in thousands, except share and per share amounts)

                                            For the three months       For the nine months
                                             ended September 30,       ended September 30,
                                            ----------------------     ---------------------
                                                1996        1995        1996        1995
                                            ----------  ----------     ---------  ----------
INTEREST INCOME:
  Interest and fees on loans                $   20,684  $   18,839     $  60,046  $   54,616
  Interest on investment securities              7,451       7,756        22,305      23,600
  Other interest income                            329         537         1,293       1,959
                                            ----------  ----------     ---------  ----------
    Total interest income                       28,464      27,132        83,644      80,175
                                            ----------  ----------     ---------  ----------
INTEREST EXPENSE:
  Interest on deposits                          11,215      11,018        33,010      32,062
  Interest on other borrowings                     944         784         2,713       2,257
                                            ----------  ----------     ---------  ----------
    Total interest expense                      12,159      11,802        35,723      34,319
                                            ----------  ----------     ---------  ----------
    NET INTEREST INCOME                         16,305      15,330        47,921      45,856

Provision for possible loan losses               1,298         834         2,848       1,687
                                            ----------  ----------     ---------  ----------
    NET INTEREST INCOME AFTER PROVISION
    FOR POSSIBLE LOAN LOSSES                    15,007      14,496        45,073      44,169
                                            ----------  ----------     ---------  ----------
OTHER INCOME:
  Trust fees                                     1,204       1,027         4,039       3,495
  Service charges and other income               1,692       1,703         4,713       4,778
  Net securities transaction gains (losses)       (167)         37           (51)        437
                                             ---------  ----------     ---------  ----------
    Total other income                           2,729       2,767         8,701       8,710
                                             ---------  ----------     ---------  ----------
OTHER EXPENSES:
  Salaries, wages and fringe benefits            6,076       5,686        17,406      17,170
  Premises and equipment - net                   1,402       1,232         4,354       3,876
  Other operating                                3,356       3,312         9,686      10,264
                                             ---------  ----------     ---------  ----------
    Total other expenses                        10,834      10,230        31,446      31,310
                                             ---------  ----------     ---------  ----------
Income before provision for income taxes         6,902       7,033        22,328      21,569
  Provision for income taxes                     1,749       1,986         6,255       6,107
                                            ----------  ----------    ----------  ----------
    NET INCOME                              $    5,153  $    5,047    $   16,073  $   15,462
                                            ==========  ==========    ==========  ==========
Preferred stock dividends and discount
  accretion                                 $      ---  $       46    $      ---  $      137
                                            ==========  ==========    ==========  ==========
Net income available to common
  shareholders                              $    5,153  $    5,001    $   16,073  $   15,325
                                            ==========  ==========    ==========  ==========
Earnings per share of common stock                0.50        0.49          1.58        1.51
                                            ==========  ==========    ==========  ==========
Average shares outstanding                  10,211,730  10,116,601    10,186,456  10,166,882
                                            ==========  ==========    ==========  ==========
Dividends per share                         $     0.28  $     0.25    $     0.80  $     0.71
                                            ==========  ==========    ==========  ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.




                         WESBANCO, INC.
    CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                           (Unaudited)
                     (dollars in thousands)


                                            For the nine months ended
                                                  September 30,
                                            --------------------------
                                                1996          1995
                                            ------------   -----------
Total Shareholders' Equity
Balance, beginning of period                 $206,996        $192,305
                                            ----------      ----------
Net Income                                     16,073          15,462

Cash dividends:
  Common                                       (7,673)         (6,568)
  Preferred                                       ---            (114)

Accretion of preferred stock                      ---             (23)

Net treasury stock activity                     1,004          (2,817)

Change in market value adjustment on
  investments available for sale-net
  of tax effect                                (1,916)          4,305

Change in deferred benefits for employees
  and directors                                   (58)           (469)
                                            ----------      ----------
Net change in Shareholders' Equity              7,430           9,776
                                            ----------      ----------
Total Shareholders' Equity
Balance, end of period                       $214,426        $202,081
                                            ==========      ==========





The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.





                         WESBANCO, INC.
              CONSOLIDATED STATEMENT OF CASH FLOWS
                           (Unaudited)
                     (dollars in thousands)


                                              For the nine months ended
                                                    September 30,
                                              ----------------------------
                                                   1996            1995
                                              ------------    ------------
Cash flows from operating activities:

Net income                                      $  16,073       $  15,462
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation                                    1,984           1,777
    Provision for possible loan losses              2,848           1,687
    Net amortization and accretion                  2,298           3,715
    Gain on sales of investment securities             51            (437)
    Deferred income taxes                            (329)            (49)
    Other - net                                      (244)            195
    Increase or decrease in assets and
      liabilities:
        Interest receivable                           (35)           (530)
        Other assets                               (1,353)         (2,585)
        Interest payable                               18           1,279
        Other liabilities                           1,861             772
                                                 ---------       ---------
Net cash provided by operating activities          23,172          21,286
                                                 ---------       ---------
Investing Activities:
    Investment securities held to maturity:
      Payments for purchases                      (38,306)        (57,795)
      Proceeds from maturities and calls           81,093          63,592
    Investment securities available for sale:
      Payments for purchases                     (121,848)        (41,134)
      Proceeds from sales                          70,513          46,610
      Proceeds from maturities, calls
        and prepayments                            26,228          38,098
    Net increase in loans                         (73,525)        (64,097)
    Purchases of premises and equipment-net        (3,260)         (2,631)
                                                 ---------       ---------
Net cash used by investing activities             (59,105)        (17,357)
                                                 ---------       ---------
Financing activities:
    Net increase in certificates of deposit        39,421          31,394
    Net decrease in demand and savings accounts   (22,753)        (39,079)
    Increase (decrease) in federal funds
      purchased and repurchase agreements          14,194          (2,410)
    Increase in short-term borrowings               6,402           3,364
    Increase in other borrowings                    5,000             ---
    Dividends paid                                 (6,937)         (6,441)
    Net purchases of treasury stock                  (721)         (2,817)
    Other                                             ---             129
                                                 ---------       ---------
Net cash provided (used) by financing
  activities                                       34,606         (15,860)
                                                 ---------       ---------
Net decrease in cash and cash equivalents          (1,327)        (11,931)
                                                 ---------       ---------
Cash and cash equivalents at beginning of
  period                                           91,694          94,546
                                                ----------     -----------
Cash and cash equivalents at end of period      $  90,367      $   82,615
                                                ==========     ===========



For the nine months ended September 30, 1996 and 1995, WesBanco paid $35,359 and $33,041 in interest on deposits and other borrowings and $6,220 and $6,105 for income taxes, respectively.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.



                         WESBANCO, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (dollars in thousands)

NOTE 1 - BASIS OF PRESENTATION:
-------------------------------
     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted

accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.

Accordingly, they do not include all of the information and

footnotes required by generally accepted accounting principles for complete financial statements.

     The consolidated financial statements include the accounts of WesBanco, Inc. and its wholly-owned subsidiaries.  All

significant intercompany transactions have been eliminated in consolidation.  All previously presented financial information has been restated to include the Bank of Weirton.

NOTE 2 - MERGERS AND ACQUISITIONS:
----------------------------------
     On July 18, 1996, WesBanco, Inc. announced the signing of a

Definitive Agreement and Plan of Merger providing for the

acquisition of Vandalia National Corporation, Morgantown, West

Virginia.  Under the terms of the Agreement, shareholders of

Vandalia will receive 1.2718 shares of WesBanco common stock or,

at such shareholders' election, $34.34 in cash.  Also, holders of

Vandalia warrants convertible in Vandalia common stock at $18 per share shall receive cash in the amount of $16.34 per warrant.  To complete this transaction, WesBanco anticipates issuing up to

359,912 shares of WesBanco common stock from Treasury with

approximately 200,000 of those shares being acquired in the

marketplace.  The Board of Directors of WesBanco approved the repurchase of up to 200,000 shares of WesBanco common stock for such purpose which can be acquired over a time period from

approximately October 1, 1996 through January 31, 1997.  The acquisition, which is based





upon a fixed exchange ratio, will be accounted for as a purchase transaction, with an approximate value of $10,319,000.  Vandalia reported total assets of approximately $57,414,000 and shareholders'

equity of approximately $4,375,000 as of September 30, 1996.  The transaction is expected to be completed before year end.  The merger is subject to approval of the shareholders of Vandalia.

All regulatory approvals have now been received.

NOTE 3 - COMPLETED MERGERS:
---------------------------
     On August 30, 1996, WesBanco consummated its acquisition of the Bank of Weirton through the merger of the Bank of Weirton into WesBanco Bank Wheeling, an affiliate of WesBanco.  Bank of

Weirton had assets totaling approximately $177,877,000, and the transaction was accounted for as a pooling-of-interests.  In connection with this transaction, the Corporation issued

1,690,000 shares of common stock.  The consolidated balance

sheets as of September 30, 1996 and December 31, 1995, and

consolidated statements of income for the nine months ended

September 30, 1996 and 1995, include the accounts of the Bank of

Weirton for all periods presented.

     The following supplemental information reflects the separate results of the combined entities for the periods prior to the acquisition: (in thousands, except per share amounts)

                                   For the six months ended
                                        June 30, 1996
                              -----------------------------------------
                                  As
                              Previously       Bank of
                               Presented       Weirton     Consolidated
                              -----------     ----------   ------------
     Net interest income        $ 28,934       $  2,682       $ 31,616
     Net income                    9,888          1,032         10,920
     Earnings per common share      1.17          79.38           1.08


     On August 20, 1996, the Corporation acquired the assets and assumed certain liabilities of Universal Mortgage Company, and formed a new mortgage banking affiliate operating under the name of WesBanco Mortgage Company.  Universal Mortgage Company had

assets totaling approximately $1,185,000 and




the transaction was accounted for as a purchase.  In connection with this transaction, WesBanco issued 32,463 shares of common stock from Treasury valued at approximately $856,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
---------------------------------------------------------------
RESULTS OF OPERATIONS (Dollars in thousands except per share amounts)
---------------------
     The following discussion and analysis presents in further

detail the financial condition and results of operations of

WesBanco, Inc. and its subsidiaries.  This discussion and

analysis should be read in conjunction with the consolidated financial statements and notes presented in this report.

                    Financial Condition
                    -------------------
     Total assets of WesBanco as of September 30, 1996 were

$1,600,769 as compared to $1,549,019 as of December 31, 1995, an increase of 3.3%.  The increase in assets consisted of an 8.0%

increase in loans.  Total deposits increased 1.3% while

securities declined 4.4% during the comparative period.

Securities:
-----------
     The following table shows the composition of WesBanco's

securities portfolio at September 30, 1996 and December 31, 1995:

                                         September 30,  December 31,
                                             1996           1995
                                         -------------  -------------
Securities Available for Sale (at market):
------------------------------------------
  U.S. Treasury and Federal Agency
    securities                               $165,550       $157,505
  Obligations of states and political
    subdivisions                               14,145          5,667
  Mortgage-backed securities                   66,979          6,610
  Other debt and equity securities              3,154          2,355
                                             --------       --------
    Total available for sale                  249,828        172,137
                                             --------       --------
Securities Held to Maturity (at cost):
--------------------------------------
  U.S. Treasury and Federal Agency
    securities                                109,969        219,719
  Obligations of states and political
    subdivisions                              137,602        129,074
  Other debt securities                         1,699          1,358
                                             --------       --------
    Total held to maturity (market value
      of $249,686 and $353,760, respectively) 249,270        350,151
                                             --------       --------
    Total securities                         $499,098       $522,288
                                             ========       ========


     Representing a source of funds for increasing loan demand,

securities decreased by $23,190 between September 30, 1996 and

December 31, 1995.  During




the period, maturities, calls, prepayments and sales aggregated

$177,834, while investment purchases totaled $160,154.  To comply with WesBanco's investment policies, approximately $54,948,000 in U.S.

Treasury securities, from the Bank of Weirton merger, were reclassified from the held to maturity to the available for sale portfolio.  During the third quarter 1996, WesBanco sold approximately $43,441,000 of

U.S. Treasury securities to take advantage of the yield

opportunities in the mortgage-backed securities market.  The U.S.

Treasury securities sold resulted in net losses of approximately

$167,000 in the third quarter which the Corporation anticipates will be recovered by the additional interest income generated from the higher-yielding securities.

     The market value adjustments, before tax effect, in the

available for sale securities portfolio resulted in unrealized net losses of $1,750 and unrealized net gains of $1,392 as of

September 30, 1996 and December 31, 1995, respectively.  These adjustments represent market value fluctuations caused by general changes in market rates and the length of time to respective maturity dates.  If these securities are held until their

respective maturity date, no market value adjustment would be realized.





Loans:
------
     The following table shows the composition of WesBanco's loan portfolio at September 30, 1996 and December 31, 1995:

                              September 30, 1996  December 31, 1995
                              ------------------  ------------------
                               Amount    Percent   Amount    Percent
                              -------    -------   ------    -------
Loans:
  Commercial                   $162,686   16.8%    $176,809    19.5%
  Real Estate-Construction       20,853    2.1%      16,544     1.8%
  Real Estate-Mortgage          481,963   49.7%     424,917    47.0%
  Consumer                      304,766   31.4%     284,108    31.7%
                               --------  ------    --------   ------
    Total Loans                $970,268  100.0%    $902,378   100.0%

Less:
  Unearned income                (4,485)             (8,459)
  Allowance for possible loan
    losses                      (14,597)            (13,439)
                               ---------           ---------
      Net loans                $951,186            $880,480
                               =========           =========

     Net loans increased $70,706 or 8.0% between September 30,

1996 and December 31, 1995.  Overall loan growth was primarily attributable to consumer lending.  During the first nine months of 1996 and throughout 1995, WesBanco experienced steady growth in this area as a result of offering attractive rates on

residential and automobile loans.

     WesBanco monitors the overall quality of its loan portfolio through various methods.  Underwriting policies and guidelines have been established for all types of credits and management continually monitors the portfolio for adverse trends in

delinquent and nonperforming loans.

     Loans are considered impaired under FAS 114 when it is

determined that WesBanco will be unable to collect all principal and interest due, according to the contractual terms of the

loans.  Impaired loans, which include all nonperforming loans,

are as follows:

                                      September 30,  December 31,
                                          1996          1995
                                      -------------  ------------
     Nonaccrual                            $4,395         $5,199
     Renegotiated and other                 5,290          2,092
                                        ---------      ---------
       Total impaired loans                $9,685         $7,291
                                        =========      =========


     The average balance of impaired loans during the periods ended




September 30, 1996 and December 31, 1995, were approximately $11,380 and $6,773, respectively.

     Specific allowances are allocated for impaired loans based on the present value of expected future cash flows, or the fair value of the collateral for loans that are collateral dependent.

Related allowances for possible loan losses on impaired loans were $1,992 and $334 as of September 30, 1996 and December 31,

1995, respectively.

     Other real estate totaled $3,605 as of September 30, 1996,

compared to $4,137 as of December 31, 1995.  Loans past due 90 days or more was $3,831 or .4% of total loans as of September 30,

1996, as compared to $3,034 or .3% of total loans as of December

31, 1995.

     Lending by WesBanco banks is guided by written lending

policies which allow for various types of lending.  Normal

lending practices do not include the acquisition of high yield non-investment grade loans or "highly leveraged transactions"

("HLT") from outside the primary market area.

Allowance for Possible Loan Losses
----------------------------------
     Activity in the allowance for possible loan losses is

summarized as follows:

                                           For the nine months
                                            ended September 30,
                                           --------------------
                                              1996      1995
                                           ---------   --------

Balance, at beginning of period              $13,440   $12,960
Recoveries credited to allowance                 372       513
Provision for possible loan losses             2,848     1,687
Losses charged to allowance                   (2,063)   (1,733)
                                            --------- ---------
Balance, at end of period                    $14,597   $13,427
                                            ========= =========


     The provision for possible loan losses increased $1,161 due to an increase in net charge-offs and loan growth during 1996.

Net charge-offs increased to $1,691 as of September 30, 1996 from

$1,220 as of September 30, 1995.  The allowance for possible loan losses as a percentage of total loans was 1.5% as of September 30, 1996 and December 31, 1995.  Amounts allocated to




the allowance for loan losses are based upon management's evaluation of the loan portfolio.

Deposits:
---------
     Total deposits increased $16,668 between September 30, 1996 and December 31, 1995 primarily due to growth in certificates of deposit.  Customer preference for higher yielding products

coupled with competitive pricing have contributed to the steady certificate of deposit growth.  In addition, WesBanco's retail banking program called "Good Neighbor Banking", has contributed to the increase in deposits.  The program is designed to build customer relationships by offering a series of pricing bonuses,

which vary according to the customer's number of qualifying

services.  This relationship building is key to long term deposit growth and customer profitability.

     During the comparative period, a shift occurred in deposit mix from demand and savings deposits, which decreased $23,799 or

3.8%, to certificates of deposit, which increased $39,421 or

7.9%.  The shift in deposit balances reflects the customer's preference for higher-yielding products, primarily in the Good

Neighbor Banking program which offers a tiered pricing structure based on account balance and number of qualifying services.

Liquidity and Capital Resources
-------------------------------
     WesBanco manages its liquidity position to meet its funding needs, including deposit outflows and loan principal

disbursements.  WesBanco also manages its liquidity position to meet its asset and liability management objectives.


     In addition to funds provided from operations, WesBanco's

primary sources of funds are deposits, principal repayments on loans and matured or called investment securities.  Scheduled loan repayments and maturing investment securities are relatively predictable sources of funds.  However, deposit flows and

prepayments on loans are significantly influenced by changes in market interest rates, economic conditions, and competition.

WesBanco strives to manage the pricing of its deposits to

maintain a balance of cash flows commensurate with loan

commitments and other funding needs.

     WesBanco is subject to risk-based capital guidelines that

measure capital relative to risk-adjusted assets and off-balance sheet financial instruments.  The Corporation's Tier I, total risk-based capital and leverage ratios are well above the

required minimum levels of 4%, 8% and 3%, respectively.  At

September 30, 1996, all of WesBanco's affiliate banks exceeded the minimum regulatory levels.  Capital adequacy ratios are

summarized as follows:

                                        September 30,  December 31,
                                             1996          1995
                                        -------------  ------------
Capital Ratios:
  Primary capital                           14.2%           14.1%
  Tier 1 capital                            20.4%           21.7%
  Total risk-based capital                  21.7%           22.9%
  Leverage                                  13.4%           13.4%

    Comparison of the nine months ended September 30, 1996 and 1995
    ---------------------------------------------------------------
                           Earnings Summary
                           ----------------
     Net income for the nine months ended September 30, 1996 was

$16,073, a 4.0% increase over the same period in 1995.  Earnings per share of common stock for the nine months ended September 30,

1996 and 1995 were $1.58 and $1.51 respectively.  Net income increased primarily due to an increase in net interest income and an increase in trust fees for the nine months ended

September 30, 1996 as compared to the same period in 1995.

     Return on average assets was 1.36% for the nine months ended

September 30, 1996 and 1995.  Return on average equity was 10.25%

compared to 10.38% for the nine months ended September 30, 1996 and 1995, respectively.

Net Interest Income
-------------------
     Net interest income before the provision for possible loan losses, for



the nine months ended September 30, 1996 increased

$2,065 or 4.5% over the same period for 1995.  The increase

resulted from an increase in the net tax equivalent yield

combined with volume growth in both average earning assets of

$42,411 and interest bearing liabilities of $42,659.  The growth in average earning assets was comprised primarily of an increase in loans.  As interest rates generally declined during 1995,

offering lower rates on mortgage and consumer loan products

contributed to a 10.1% increase in average loans.  During the nine months ended September 30, 1996, most banks' primary lending rates averaged 8.3% compared to 8.9% for the corresponding period in 1995.  Average interest bearing liabilities increased

primarily due to growth in certificates of deposit and repurchase agreements.

     Net tax equivalent yield on average earning assets increased to 4.8% from 4.6% for the nine months ended September 30, 1996 and 1995.  The increase in the net yield was due to a shift in the mix of assets from investment securities to higher-yielding loans as well as a reduction of interest rates on demand and savings products in January 1996.

Interest Income
---------------
     Total interest income increased $3,469 or 4.3% between the nine month periods ended September 30, 1996 and 1995.  Interest and fees on loans increased $5,430 or 9.9% primarily due to both an increase in the average rates earned and the average balance of loans outstanding.  Average rates earned on loans decreased approximately .07% while average loan balances increased by

approximately $83,057 or 10.1%.  Interest on taxable investments decreased $764 or 4.2%.  The decline was due to a decrease in the average outstanding balance of approximately $40,206, partially offset by an increase in the average yield of .33% between the nine month periods ending September 30, 1996 and 1995.  The

decrease in taxable investments resulted from the funding of excess loan demand with scheduled investment maturities.





Interest earned on nontaxable investments decreased by $531 or

9.3%.  Increases in the average balance of this type of investment approximated $9,110 while the average yield declined .84%.

Interest Expense
----------------
     Total interest expense increased $1,404 or 4.1% between the nine month periods ended September 30, 1996 and 1995.  Interest expense on deposits increased $948 or 2.9% during the comparative period as the average rate on interest-bearing deposits remained stable at 3.9% and average interest-bearing deposit balances increased by approximately $19,124 or 5.9%.  The increase in average interest-bearing deposit balances resulted from growth in certificates of deposit of $41,299 or 8.8%.  Customers were

attracted to the higher-yielding certificate of deposit products and the introduction of the Good Neighbor Banking Program in the fourth quarter of 1995.  Interest expense on certificates of deposit increased $2,662 or 14.5% reflecting the growth in

average balances.  Interest expense on interest bearing demand deposits decreased $756 or 12.7% primarily due to a decrease in the average rate of approximately .43%.  Interest on savings accounts decreased $958 or 12.3% primarily due to a decrease in the average balances of $27,843 combined with a .14% average rate decrease.  Interest on other borrowings, which consists

primarily of repurchase agreements, increased $456 or 20.2% due to an increase in average balances outstanding of $23,536.  Rates paid on repurchase agreements closely follow the direction of interest rates in the federal funds market.

Other Income
------------
     Other income decreased $9 or .1%.  Trust fee income

increased $544 primarily due to increases in the market values and new trust business during the first nine months of 1996.  The market value of trust assets approximated $1,499,930 as of

September 30, 1996, an increase of $238,476 over




September 30, 1995.  Service charges and other income decreased $65 between the nine month periods ended September 30, 1996 and 1995.

WesBanco recognized net securities transaction losses of $51 for the nine months ended September 30, 1996 compared to net security transaction gains of $437 for the same period in 1995.  During the third quarter 1996, certain U.S. Treasury securities were sold at a loss in order to take advantage of higher yielding investment opportunities.  In 1995, the Corporation recognized security gains of approximately $279, resulting from a decision to divest an equity position which no longer had a strategic value.

Other Expenses
--------------
     Total other expenses decreased $136 or .4%.  Salaries and

employee benefits increased 1.4% during this period primarily due to normal salary adjustments partially offset by a reduction in pension expense.  Premises and equipment expense increased $478 or 12.3% due to technological advancements, including a wide area network, designed to enhance customer service.  Other operating expenses decreased $578 or 5.6% primarily due to a reduction in

FDIC insurance expense of $1,340.  However, the decrease was partially offset by expenses totaling $255 in an asset classified as real estate held for resale coupled with increases in professional fees associated with acquisition activity.

Income Taxes
------------
     A reconciliation of the average federal statutory tax rate to the reported effective tax rate attributable to income from operations follows:

                                          For the nine months
                                           ended September 30,
                                       ----------------------------
                                            1996          1995
                                       -------------   ------------
Federal statutory tax rate              $7,814   35%   $7,549   35%
Tax-exempt interest income from
  securities of states and political
  subdivisions                          (1,915)  (8)   (1,951)  (9)
State income tax - net of federal
  tax effect                               668    3       628    3




Alternative minimum tax credit
  carryforward recognized                 (364)  (2)      (98)  (1)
All other - net                             52    0       (21)   0
                                        ------------   ------------
Effective tax rate                      $6,255   28%   $6,107   28%
                                        ------------   ------------
     As of September 30, 1996, the Corporation has credits for

prior years minimum taxes of approximately $364,000 available in future years to reduce regular taxes payable.

Comparison of the three months ended September 30, 1996 and 1995
----------------------------------------------------------------
     Total interest income increased $1,332 or 4.9% between the three month periods ending September 30, 1996 and 1995.  Interest and fees on loans increased $1,845 due to an increase in the average volume of loans outstanding, partially offset by a

decrease in the average rate.  Interest on taxable investments increased $193 due to a decrease in average balances partially offset by an increase in average rates.  Interest on non-taxable investments decreased $493 primarily due to a decrease in average rates.  Other interest income, primarily interest on federal funds sold, decreased $213 due to a decrease in the average

balance outstanding and a decrease in average rates.


     Total interest expense increased $357 between the three

month periods ending September 30, 1996 and 1995.  Interest on deposits increased $197 due to an increase in the average

interest bearing deposit balances outstanding of approximately

$18,342, partially offset by a decrease in the average rates paid on deposits.  Interest on other borrowings increased $160 for the three months ended September 30, 1996 and 1995, primarily due to an increase in the average volume of repurchase agreements of approximately $35,239.

     Total other income decreased by $38 primarily due to a

decrease in net security gain transactions of $204.  During the third quarter 1996, certain U.S. Treasury securities were sold at a loss in order to take advantage of higher yielding investment opportunities.  Trust fees increased by $177 during




the comparative period.

     Total other expense increased by $604.  Salaries and

employee benefits increased $390 due to normal salary

adjustments.  Premises and equipment expense increased $170 due to continued technological costs.  Other operating expenses

increased by $44 primarily due to increases in marketing and professional fees combined with a reduction in FDIC insurance expense.





VANDALIA NATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------
                                      September 30,    December 31,
                                           1996           1995
                                        ----------     -------------
              ASSETS                   (Unaudited)

Cash and due from banks                $ 1,533,723      $ 1,590,965

Interest bearing deposits with other
 banks                                     817,741        1,393,834


Securities available for sale            7,491,512        9,687,553

Securities held to maturity -
estimated market value
 1996, $646,640 and 1995, $573,371         850,000          850,000

Loans, net of allowance for loan
 losses 1996, $759,216 and
 1995, $475,688                         44,705,002       42,786,190


Bank premises and equipment - net        1,180,627        1,281,020

Accrued interest receivable and
 other assets                              834,993          640,789
                                      ------------     ------------
          TOTAL ASSETS                $ 57,413,598     $ 58,230,351
                                      ============     ============


LIABILITIES AND STOCKHOLDERS' EQUITY

            LIABILITIES
Deposits
     Demand, non-interest bearing     $  6,424,267     $  6,720,403
     NOW and money market               45,750,041       45,524,209
                                      ------------     ------------
          Total deposits                52,174,308       52,244,612


Securities sold under agreements to
    repurchase                             550,000          550,000
Other borrowings                                 0        1,000,000
Other liabilities                          314,207          160,182
                                      ------------      -----------
          TOTAL LIABILITIES             53,038,515       53,954,794
                                      ------------      -----------
       STOCKHOLDERS' EQUITY
Common stock - $ 1.00 par value;
     authorized 1,000,000 shares
     issued and outstanding 1996,
     282,994, and 1995, 282,994            282,994          282,994
Surplus                                  4,142,683        4,142,683
Retained earnings (deficit)                116,031          (97,097)
Net unrealized gain (loss)
     on securities                        (166,625)         (53,023)
                                      ------------       ----------

        TOTAL STOCKHOLDERS' EQUITY       4,375,083        4,275,557
                                      ------------       ----------
        TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY          $ 57,413,598     $ 58,230,351
                                      ============     ============


See Notes to Consolidated Financial Statements.



VANDALIA NATIONAL CORPORATION
STATEMENTS OF INCOME (UNAUDITED)
---------------------------------------------------------------------------



                                       Three Months Ended            Nine Months Ended
                                           September 30,                September 30,
                                   ---------------------------   --------------------------
                                     1996            1995           1996          1995
                                   -----------     -----------    -----------   -----------
Interest income
     Interest and fees on loans    $ 1,111,737     $ 1,065,980    $ 3,270,457   $ 2,988,670
     Interest on investment
      securities
          Taxable                      130,298         188,105        399,178       573,662
          Exempt from federal
            income tax                       0               0              0             0
     Interest on federal
         funds sold                      3,344          23,762          33,653       66,756
                                   -----------      ----------     -----------   ----------
         Total interest income       1,245,379       1,277,847       3,703,288    3,629,088


Interest expense
     Interest on deposits              580,316         616,592       1,735,928     1,726,683
     Interest on securities sold
     under agreement to repurchase      20,721           8,044          36,868        20,219
     Interest on other borrowings        8,066          12,150          16,260        36,485
                                     ---------       ---------       ---------     ---------

        Total interest expense         609,103         636,786       1,789,056     1,783,387
                                     ---------       ---------       ---------     ---------

         Net interest income           636,276         641,061       1,914,232     1,845,701

 Provision for loan losses                   0          30,000         345,000        93,000
                                     ---------       ---------       ---------     ---------
    Net interest income after
    provision for loan losses          636,276         611,061       1,569,232     1,752,701


Other Operating income
     Service charges and other
           income                      100,614          74,458         290,997       220,491
     Realized security gains (losses)        0          (2,315)         (3,018)      (10,670)
                                     ---------       ---------        ---------      --------
          Total operating income       100,614          72,143         287,979       209,821

Other Operating expenses
     Salaries and employee
         benefits                      260,719         245,909         789,074       802,712
     Net Occupancy expense              31,377          36,769          99,565       102,818
     Equipment rentals, depreci-
      ation, and maintenance            57,894          75,784         173,251       208,931
     Other expenses                    192,327         143,515         511,193       462,366
                                    ----------      ----------      ----------    ----------
       Total operating expenses        542,317         501,977       1,573,083     1,576,827
                                    ----------      ----------      ----------    ----------

   Income before income taxes          194,573         181,227         284,128       385,695
   Income tax expense (benefit)         81,000          61,996          71,000       116,968
                                    ----------      ----------      ----------     ---------
               NET INCOME           $  113,573      $  119,231      $  213,128     $ 268,727
                                    ==========      ==========      ==========     =========
Earnings per common share           $     0.40      $     0.42      $     0.75     $    0.95
                                    ==========      ==========      ==========     =========

See Notes to Consolidated Financial Statements.

[CAPTION]

VANDALIA NATIONAL CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
Nine months ended September 30, 1996 and 1995
-----------------------------------------------------------------------------------------------
                                                                       Net unrealized
                                 Common                   Undivided    gain (loss)
                                 Stock        Surplus     Profits      on securities    Total
                                ---------   ----------    ---------    ----------    ----------
Balance at January 1, 1996      $ 282,994   $4,142,683    $(97,097)    $ (53,023)    $4,275,557
Change in unrealized
gain/(loss) on securities                                               (113,602)      (113,602)
Net income                                                 213,128                      213,128
                                ---------   ----------    ---------    ----------    ----------
Balance at September 30, 1996   $ 282,994   $4,142,683    $116,031     $(166,625)    $4,375,083
                                =========   ==========    =========    ==========    ==========


                                                                       Net unrealized
                                 Common                   Undivided    gain (loss)
                                 Stock        Surplus     Profits      on securities    Total
                                ---------   ----------    ---------    ----------    ----------
Balance at January 1, 1995      $ 282,994   $4,142,683    $(441,174)   $(606,536)    $3,377,967
Change in unrealized
gain/(loss) on securities                                                398,160        398,160
Net income                                                  268,727                     268,727
                                ---------   ----------    ----------   ----------    ----------
Balance at September 30, 1995   $ 282,994   $4,142,683    $(172,447)   $(208,376)    $4,044,854
                                =========   ==========    ==========   ==========    ==========

See Notes to Consolidated Financial Statements.

VANDALIA NATIONAL CORPORATION
STATEMENT OF CASH FLOWS (UNAUDITED)
Nine Months Ended
-----------------------------------------------------------------------
                                                    September 30,
                                                -----------------------
                                                 1996            1995
                                                -------        --------
Cash flows from operating activities:
     Net income                                $213,129        $268,727
Adjustments to reconcile net income
to net cash provided by operating
activities
        Depreciation                            116,836         146,480
        Provision for loan losses               345,000          93,000
        Net amortization and accretion           13,131             987
        Loss on sale of investment
               securities                         3,018          10,670
        Deferred income taxes (benefit)        (165,720)         18,037
        Amortization of organization costs         -              8,591
        Decrease in accrued interest
          receivable and other assets            46,326          36,990
        Increase in accrued expenses and
          other liabilities                     154,024          35,825
                                              ---------        --------
             Total adjustments                  512,615         350,580
                                              ---------        --------
               Net cash provided by
               operating activities             725,744         619,307
                                              ---------        --------

Cash flows from investing activities:
  Purchase of investment available for sale (1,043,650) (2,041,716) Proceeds from sales and maturity of
   investment securities available for sale   3,035,130       2,146,095
  Net increase in loans                      (2,263,812)     (4,956,372)
  Purchases of premises and equipment           (16,443)        (29,883)
 (Purchase of) proceeds from interest
   bearing deposits with other banks            576,093      (1,643,620)
                                             ----------      ----------

     Net cash used by investing activities      287,318      (6,525,496)
                                             ----------      ----------
Cash flows from  financing activities:
  Net increase in certificates of deposit     2,929,204       6,788,517
  Net decrease in deposits other tha time    (2,999,508)       (622,848)
  Principal payments on other borrowings     (1,000,000)        (73,000)

     Net cash provided (used) by
         financing activities                (1,070,304)      6,092,669
                                             -----------     ----------
     Net increase (decrease) in cash
         and cash equivalents                   (57,242)        186,480

Cash and cash equivalents at beginning of
period                                        1,590,965       1,201,865
                                             -----------     -----------
Cash and cash equivalents at end of period  $ 1,533,723     $ 1,388,345
                                            ===========     ============

Supplemental disclosures of cash flow information:
     Cash paid during the nine months ended September 30 for:

          Interest                          $ 1,791,082     $ 1,764,022
          Income taxes                           66,000          45,000


The accompanying notes are an integral part of these statements.

Vandalia National Corporation
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
September 30, 1996 and 1995

NOTE 1 - Basis of Presentation

These interim financial statements should be read in conjunction with the annual financial statements of Vandalia National Corporation and the accompanying footnotes. In the opinion of management, the unaudited interim financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for the fair presentation of the accompanying statement condition as of September 30, 1996 and the related statements of income, changes in stockholders' equity and cash flows for the nine months ended September 30, 1996 and 1995. The results of the nine months ended September 30, 1996 and 1995 are not necessarily indicative of the results to be expected for the entire year.

The accompanying consolidated financial statements include the accounts of Vandalia Corporation, and its subsidiary, the National Bank of West Virginia. All significant intercompany accounts and transaction have been eliminated in consolidation.

NOTE B - ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses for the six months ended June 30, are summarized as follows:
                                                1996          1995
                                             ---------      --------
Balance at January 1                          $475,688      $449,559
Loans written off                             (159,000)      (63,000)
Loans recovered                                 97,528        12,898
Provision for loan losses                      345,000        93,000
                                              ---------     --------
Balance at September 30                       $759,216      $492,457
                                              =========     ========

                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Vandalia National Corporation and Subsidiary
Morgantown, West Virginia


     We have audited the accompanying consolidated balance sheets of Vandalia National Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vandalia National Corporation and subsidiary at December 31, 1995 and 1994, and the results of their operations and cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

     As more fully described in Notes 2 and 8 to the consolidated financial statements, the Company changed its methods of accounting for income taxes in 1993 and for securities in 1994 to comply with the requirements of new accounting pronouncements.

                              ARNETT & FOSTER, P.L.L.C.

                              /s/ Arnett & Foster, P.L.L.C.


Charleston, West Virginia
January 19, 1996

                         VANDALIA NATIONAL CORPORATION
                                AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1995 and 1994


                                                1995        1994
                                                ----        ----
     ASSETS

Cash and due from banks                       1,590,965    1,201,865
Interest bearing deposits with other banks    1,393,834      364,091
Securities available for sale                 9,687,553    9,004,554
Securities held to maturity (estimated fair
 value 1995, $573,371; 1994, $2,393,459)        850,000    2,761,989
Loans, less allowance for loan losses of
 $475,688 and $449,559, respectively         42,786,190   35,409,705
Bank premises and equipment, net              1,281,020    1,432,205
Accrued interest receivable                     382,975      348,930
Other assets                                    257,814      704,715
                                            -----------  -----------
     Total assets                           $58,230,351  $51,228,054
                                            ===========  ===========

  LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
    Deposits:
        Non interest bearing                $ 6,720,403  $ 5,170,243
        Interest bearing                     45,524,209   40,918,810
                                            -----------  -----------
            Total deposits                   52,244,612   46,089,053

    Securities sold under agreements
       to repurchase                            550,000      623,000
    Other borrowings                          1,000,000    1,000,000
    Other liabilities                           160,182      138,034
                                             ----------   ----------
          Total liabilities                  53,954,794   47,850,087
                                             ----------   ----------
Commitments and Contingencies

Shareholders' Equity
    Common stock, par value $1.00,
     authorized 1,000,000 shares,
     issued and outstanding in
     1995 and 1994 282,994                      282,994      282,994
    Capital surplus                           4,142,683    4,142,683
    Retained earnings (deficit)                 (97,097)    (441,174)
    Net unrealized gain (loss) on securities    (53,023)    (606,536)
                                             ----------   ----------
            Total shareholders' equity        4,275,557    3,377,967
                                             ----------   ----------
        Total liabilities and
        shareholders' equity                $58,230,351  $51,228,054
                                            ===========  ===========


See Notes to Consolidated Financial Statements

[CAPTION]

                    VANDALIA NATIONAL CORPORATION
                           AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF INCOME
      For the Years Ended December 31, 1995, 1994 and 1993


                                                1995        1994        1993
                                             ----------  ----------  ----------
Interest income:
    Interest and fees on loans               $4,073,290  $3,180,421  $2,884,660
    Interest and dividends on investment
      securities:
        Taxable                                 818,423     747,202     648,520
        Tax-exempt                                  ---         630         187
    Other interest income                           ---         ---          29
                                             ----------  ----------  ----------
        Total interest income                 4,891,713   3,928,253   3,533,396
                                             ----------  ----------  ----------
Interest expense:
    Interest on deposits                      2,310,218   1,697,635   1,672,328
    Interest on other borrowings                 76,590     122,982     105,190
                                             ----------  ----------  ----------
        Total interest expense                2,386,808   1,820,617   1,777,518

            Net interest income               2,504,905   2,107,636   1,755,878
    Provision for loan losses                   123,000      62,000     556,000
                                             ----------  ----------  ----------
            Net interest income after
            provision for loan losses         2,381,905   2,045,636   1,199,878
                                             ----------  ----------  ----------
Other income:
    Service charges and fees                    250,806     175,168     133,220
    Securities gain (losses)                    (27,557)     (6,594)     66,015
    Other income                                 56,091      45,488      46,322
                                             ----------  ----------  ----------
                                                279,340     214,062     245,557

Other expenses:
    Salaries and employee benefits            1,072,380     940,264     684,167
    Net occupancy expense                       135,072     119,110     105,449
    Equipment rentals, depreciation and
      maintenance                               273,344     239,375     192,040
    Federal Deposit Insurance Corporation
      premiums                                   67,451     100,368      81,352
    ATM expense                                  73,122      54,246      30,691
    Advertising                                  57,314      93,165      74,943
    Other expenses                              483,742     508,996     333,211
                                              ---------   ---------   ---------
                                              2,162,425   2,055,524   1,501,853

Net income (loss) before income tax expense
and cumulative effect of change in
 accounting principle                           498,820     204,174     (56,418)
Income tax expense (benefit)                    154,743      63,201     (79,112)
                                              ---------   ---------   ---------
Income (loss) before cumulative effect of
  change in accounting principle                344,077     140,973      22,694
  Cumulative effect of change in
  accounting for income taxes                      ---         ---      170,150
                                             ----------   ---------   ---------
            Net income                       $  344,077   $ 140,973   $ 192,844
                                             ==========   =========   =========

                                      (Continued)

           For the Years Ended December 31, 1995, 1994 and 1993


                                              1995        1994        1993
Earnings per common share:                    ----        ----        ----
 Earnings per common share before
 cumulative effect of change in
 accounting principle                    $    1.22     $   .50      $   .08


 Cumulative effect of change in
 accounting for income taxes                   ---         ---          .60
                                         ---------     --------     --------
         Earnings per common share       $    1.22     $   .50      $   .68
                                         =========     ========     ========
Average common shares outstanding          282,994      282,991     282,930
                                         =========     ========     ========

                  See Notes to Consolidated Financial Statements

                     VANDALIA NATIONAL CORPORATION
                           AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
            For the Years Ended December 31, 1995, 1994 and 1993

                                                                           Net
                                                                        Unrealized
                                                             Retained      Gain           Total
                                Common Stock      Capital    Earnings    (Loss) on     Shareholders'
                             Shares     Amount    Surplus    (Deficit)   Securities       Equity
                             ------     ------    -------    ---------   ----------    -------------
Balance, December 31, 1992   282,643   $282,643  $4,139,534  $(774,655)      ---         $3,647,522
 Sale of 313 shares of
    common stock                 313        313       2,687        ---       ---              3,000
Net income                       ---        ---         ---    192,844       ---            192,844
                             -------   --------  ----------  ---------   -------        -----------
Balance, December 31, 1993   282,956    282,956   4,142,221   (581,811)      ---          3,843,366
 Sale of 38 shares of
    common stock                  38         38         462        ---       ---                500
 Cash payment on fractional
  shares resulting from
   stock dividend                ---        ---         ---       (336)      ---               (336)
 Net unrealized gain (loss)
  on securities upon adoption
  of SFAS 115                    ---        ---         ---        ---      51,399           51,399
 Change in unrealized gain
 (loss) on securities            ---        ---         ---        ---    (657,935)        (657,935)
Net income                       ---        ---         ---    140,973       ---            140,973
                             -------    -------  ----------  ---------    ---------     -----------
Balance, December 31, 1994   282,994   282,994    4,142,683   (441,174)   (606,536)       3,377,967
  Change in unrealized gain
   (loss) on securities          ---       ---          ---        ---     553,513          553,513
Net income                       ---       ---          ---    344,077       ---            344,077
                            --------  --------   ----------   --------    ---------      ----------
Balance, December 31, 1995  $282,994  $282,994   $4,142,683   $(97,097)   $(53,023)      $4,275,557
                            ========  ========   ==========   =========   =========      ==========


                    See Notes to Consolidated Financial Statements

                         VANDALIA NATIONAL CORPORATION
                                AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1995, 1994 and 1993


                                               1995         1994         1993
                                               ----         ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                               $344,077     $140,973     $192,844
    Adjustments to reconcile net income
      (loss) to net cash provided by
      operating activities:
    Cumulative effect of change in
      accounting for income taxes                ---          ---      (170,150)
    Provision for loan losses                 123,000       62,000      556,000
    Deferred income tax expense (benefit)      63,220       63,201      (79,112)
    Depreciation                              200,798      171,882      138,861
    Amortization of premium and accretion of
     discount (net) on securities and interest
     bearing deposits with other banks         14,281       (3,667)      44,304
    Amortization of organization costs         10,714       12,856       12,826
    Loans purchased for resale             (7,868,013) (10,939,420) (24,377,555)
    Proceeds from the sale of loans         7,072,784   13,302,006   20,704,252
    Gain (loss) on sales of securities         27,557        6,594      (66,015)
    (Increase) decrease in other assets        43,704      (41,546)      49,556
    (Increase) decrease in accrued interest
       receivable                             (34,045)     (72,506)     (34,275)
    Increase (decrease) in other
       liabilities                             22,148       16,484       20,277
                                           ----------   ----------   --------
        Net cash provided by (used in)
          operating activities                 20,225    2,718,857   (3,008,187)
                                           ----------   ----------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of securities held to
       maturity                                   ---     (489,983) (12,180,800)
    Purchase of securities available for
       sale                                (2,046,366)  (4,295,000)        ---
    Proceeds from maturities of securities
       held to maturity                           ---      800,000    2,000,000
    Proceeds from sales of securities
       available for sale                   3,090,699    1,989,053    4,063,766
    Proceeds from maturities of securities
       available for sale                   1,000,000          ---           ---
    Principal payments received on
       securities                              56,802      420,789    1,809,680
    (Purchase of) proceeds from interest bear-
       ing deposits with other banks, net  (1,029,743)    (121,546)   1,303,132
    Loans made to customers, net           (6,735,463)  (3,683,753)  (1,940,873)
    Proceeds from sales of certificate of
       deposit                                    ---      211,100          ---
    Purchases of premises and equipment       (49,613)    (489,006)    (249,358)
                                           ----------   ----------   --------
        Net cash (used in) investing
           activities                      (5,713,684)  (5,658,346)  (5,194,453)
                                           ----------   ----------   ----------

                                      (Continued)

              For the years Ended December 31, 1995, 1994 and 1993


                                               1995         1994         1993
                                               ----         ----         ----
CASH FLOWS FROM FINANCING ACTIVITIES
    Increase in demand deposits, NOW
      accounts and savings accounts         3,034,312     141,370     4,730,013
    Proceeds from sales of (payments for
       matured) time deposits, net          3,121,247   5,805,332       169,467
    Proceeds from exercise of stock warrants
       1994 38 shares, 1993 313 shares            ---         500         3,000
    Proceeds from (payments for) securities
       sold under agreements to repurchase,
            net                               (73,000)     73,000       550,000
    Proceeds from other borrowings                ---         ---     2,900,000
    Principal payments on other borrowings        ---  (2,900,000)          ---
    Payments on fractional shares resulting
       from 25% stock dividend                    ---        (336)          ---
                                           ----------   ----------   --------
        Net cash provided by financing
           activities                       6,082,559   3,119,866     8,352,480
                                           ----------   ----------   --------
    Increase (decrease) in cash and due
       from banks                             389,100     180,377       149,840

    Cash and due from banks:
        Beginning                           1,201,865   1,021,488       871,648
                                           ----------   ----------   --------
        Ending                             $1,590,965  $1,201,865    $1,021,488
                                           ==========  ===========   ========
SUPPLEMENTAL DISCLOSURES OF CASH
    FLOW INFORMATION
        Cash payments for:
            Interest on deposits           $2,299,442  $1,676,714    $1,665,035
                                           ==========  ==========    ========
            Interest on long term debt     $   48,800  $  103,486    $   96,451
                                           ==========  ==========    ========
            Interest on repurchase
                 agreements                $   27,790  $   25,146    $      ---
                                           ==========  ==========    ========
SUPPLEMENTAL SCHEDULE OF NONCASH
    INVESTING AND FINANCING ACTIVITIES
        Other repossessed assets acquired
         in settlement of loans            $   31,207  $   25,702    $   26,435
                                           ==========  ==========    ==========


               See Notes to Consolidated Financial Statements

                        VANDALIA NATIONAL CORPORATION
                               AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Significant Accounting Policies

The accounting and reporting policies of Vandalia National Corporation and its subsidiary, conform to generally accepted accounting principles and to general practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a summary of the Company's more significant accounting policies.

Principles of consolidation:  The accompanying consolidated
----------------------------
financial statements include the accounts of Vandalia National
Corporation, and its subsidiary, the National Bank of West
Virginia. All significant intercompany accounts and transactions have been eliminated in consolidation.

Presentation of cash flows:  For purposes of reporting cash
---------------------------
flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from demand deposits, NOW accounts, savings accounts and Federal funds purchased and sold are reported net since their original maturities are less than three months. Cash flows from loans and certificates of deposits and other time deposits are reported net.

Securities:  Effective January 1, 1994, the Bank adopted
-----------
Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS
No. 115). Under SFAS No. 115, securities are classified as "held to maturity", "available for sale" or "trading." The appropriate classification is determined at the time of purchase of each security and re-evaluated at each reporting date. (Note 2)

     Securities held to maturity - Debt securities for which the
     ---------------------------
     Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts.

     Securities available for sale - Securities not classified as
     -----------------------------
     "held to maturity" or as "trading" are classified as "available for sale." Securities classified as "available for sale" are those securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. "Available for sale" securities are reported at estimated fair value, net of unrealized gains or losses, which are adjusted for applicable income taxes, and reported as a separate component of shareholders' equity.

     Trading securities - There are no securities classified as
     ------------------
     "trading" in the accompanying financial statements.

Realized gains and losses on sales of securities are recognized on the specific identification method. Amortization of premiums and accretion of discounts are computed using the interest method.

Loans and allowance for loan losses:  Loans are stated at the
------------------------------------
amount of unpaid principal reduced by an allowance for loan losses.

Interest income on loans is accrued and credited to operations using methods that approximate a level yield on principal amounts outstanding.

As more fully discussed in Note 3, the subsidiary bank purchases certain single family mortgage loans for resale to another large financial institution. The sales price of these loans equals the balance of unpaid principal plus any accrued interest at the time of sale, and it is generally set at the date of purchase. Accordingly, no provision for declines in the market value of these loans is considered to be necessary.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The Bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience from peer groups, review of specific problem loans and other factors in determining the adequacy of the allowance for loan losses. Loans are charged against the allowance for loan losses when management believes that collectibility is unlikely.

In 1995, the Company adopted Statements of Financial Accounting Standards Nos. 114 and 118 (SFAS Nos. 114 and 118) "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure", respectively. Under SFAS Nos. 114 and 118, a loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the specific loan agreement. Impaired loans, other than certain large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, are required to be reported at the present value of expected future cash flows discounted using the loan's original effective interest rate or, alternatively, at the loan's observable market price, or at the fair value of the loan's collateral if the loan is collateral dependent. The method selected to measure impairment is made on a loan-by-loan basis, unless foreclosure is deemed to be probable, in which case the fair value of the collateral method is used.

Generally, after management's evaluation, loans are placed on non-accrual status when principal or interest is greater than 90 days past due based upon the loan's contractual terms. Interest is accrued daily on impaired loans unless the loan is placed on non-accrual status. Impaired loans are placed on non-accrual status when the payments of principal and interest are in default for a period of 90 days, unless the loan is both well-secured and in the process of collection. Interest on non-accrual loans is recognized primarily using the cost-recovering method. The implementation of the requirements of SFAS No. 114 and 118 did not have a significant impact on the accompanying financial statements.

Certain loan fees and direct loan costs are recognized as income or expense when incurred. Whereas, Statement Number 91 of the Financial Accounting Standards Board requires that such fees and costs be deferred and amortized as adjustments to the subsidiary Bank's related loan's yield over the contractual life of the loan. This method of recognition of loan fees and direct loan costs produces results that are not materially different from those that would be recognized had Statement Number 91 been adopted.

Bank premises and equipment:  Bank premises and equipment are
----------------------------
stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method for bank premises and equipment over the estimated useful lives of the assets. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment are capitalized.

Organization costs: Organization costs, which are insignificant,
-------------------
are being amortized on a straight-line basis over a period of five years.

Income taxes:  The consolidated provision for income taxes
-------------
includes Federal and state income taxes and is based on pretax income reported in the consolidated financial statements, adjusted for transactions that may never enter into the computation of income taxes payable. Deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Valuation allowances are established when deemed necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings per share:  The earnings per share amount is based on
-------------------
the weighted average number of shares outstanding of 282,994, 282,991 and 282,930 for 1995, 1994 and 1993, respectively.

NOTE 2.  Securities

During 1995, concurrent with the adoption of the Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board, the subsidiary bank reassessed the classifications of its securities and transferred securities with an amortized cost of $1,952,253 and estimated fair value of $1,916,587 from the held to maturity category to the available for sale category. Accordingly, shareholders' equity was increased $24,966, net of deferred income taxes of $10,700, to reflect the net unrealized holding gain on such securities. This reclassification did not have an impact on the accompanying consolidated statements of income.

In connection with the adoption of SFAS No. 115, certain securities totaling $10,042,398 (at amortized cost) were classified as available for sale. Accordingly, shareholders' equity at January 1, 1994, was increased by $51,399, net of applicable income taxes of $15,353, to reflect the net unrealized holding gains of such securities. The adoption of SFAS No. 115 had no significant impact on the accompanying statements of income.

The amortized cost, unrealized gains, unrealized losses and estimated fair values of securities at December 31, 1995 and 1994, are summarized as follows:

[CAPTION]

                                                      1995
                               -------------------------------------------------
                                 Carrying
                                  Value                               Estimated
                                (Amortized         Unrealized           Fair
                                   Cost)      Gains         Losses      Value
                               -----------  ---------      --------   ----------
Held to maturity:
 U.S. Government agencies
    and corporations           $  850,000   $     ---     $  276,629  $  573,371
                               ==========   ==========    ==========  ==========

Available for sale:
 U.S. Treasury Securities      $1,104,939   $   3,665     $    3,863  $1,104,741
 U.S. Government agencies
   and corporations             6,079,217      14,096         22,672   6,070,641
 Mortgage-backed securities-
 U.S. Government agencies
   and corporations             2,301,835         ---         71,564   2,230,271

 Federal Reserve Bank Stock       120,000         ---            ---     120,000
 Federal Home Loan Bank Stock     161,900         ---            ---     161,900
                                ---------   ---------     ----------   ---------
        Total                  $9,767,891   $  17,761     $   98,099  $9,687,553
                               ==========   =========     ==========   =========



[CAPTION]

                                                      1994
                               -------------------------------------------------
                                 Carrying
                                  Value                               Estimated
                                (Amortized         Unrealized           Fair
                                   Cost)      Gains         Losses      Value
                               -----------  ---------      --------   ----------

Held to maturity:
 U.S. Treasury Securities      $1,088,921   $      ---    $  35,713   $1,053,208
 U.S. Government agencies
     and corporations           1,673,068          ---      332,817    1,340,251
                               ----------   ----------    ---------   ----------
            Total              $2,761,989   $      ---    $ 368,530   $2,393,459
                               ==========   ==========    =========   ==========
                                                                      Carrying
                                                                        Value
                                                                       Estimated
                                 Amortized         Unrealized           Fair
                                   Cost       Gains         Losses      Value
                               -----------  ---------      --------   ----------
Available for sale:
 U.S. Government agencies
   and corporations            $6,914,521   $      ---    $ 524,075   $6,390,446
 Mortgage-backed securities-U.S.
  Government agencies and
   corporations                 2,760,131          ---      422,123    2,338,008
 Federal Reserve Bank Stock       110,900          ---          ---      110,900
 Federal Home Loan Bank stock     165,200          ---          ---      165,200
                               ----------   ----------    ---------   ----------
        Total                  $9,950,752   $      ---    $ 946,198   $9,004,554
                               ==========   ==========    =========   ==========


Mortgage-backed obligations of U. S. Government agencies and corporations are included in securities at December 31, 1995 and 1994, respectively. These obligations having contractual maturities ranging from 2 to 28 years are reflected in the following maturity distribution schedule based on their anticipated average life to maturity, which ranges from 1 to 16 years. Accordingly, discounts are accreted and premiums are amortized over the anticipated average life to maturity of the specific obligation.

The maturities, amortized cost and estimated fair values of securities at December 31, 1995 are summarized as follows:

                                   Held to Maturity         Available for Sale
                                  -------------------       -------------------
                                                                      Carrying
                                  Carrying                              Value
                                   Value      Estimated              (Estimated
                                 (Amortized      Fair     Amortized     Fair
                                    Cost)       Value       Cost       Value)
                                 ----------  ----------  ----------  --------

Due within 1 year                $      ---  $      ---  $1,955,555  $1,949,089
Due after 1 but within 5 years          ---         ---   4,857,232   4,827,065
Due after 5 but within 10 years     850,000     573,371   2,594,657   2,559,202
Due after 10 years                      ---         ---     360,447     352,197
                                 ----------  ----------  ----------  ----------
     Total                       $  850,000  $  573,371  $9,767,891  $9,687,553
                                 ==========  ==========  ==========  ==========

The proceeds from sales and maturities of securities, principal payments received on mortgage backed obligations, and the related gross gains and losses realized are as follows:

For the                          Proceeds From                    Gross
Year Ended           ------------------------------------   ------------------
December 31,                                   Principal    Gains    Losses
                        Sales     Maturities    Payments    Realized  Realized
    1995             ----------   ----------   ----------   --------  --------
Securities held to
    maturity         $      ---   $      ---   $      ---   $    ---  $    ---
Securities available
    for sale          3,090,699    1,000,000       56,802   $  1,231  $ 28,788
                     ----------   ----------   ---------   --------  --------
     Total           $3,090,699   $1,000,000   $   56,802   $  1,231  $ 28,788
                     ==========   ==========   ==========   ========  ========

    1994
Securities held to
    maturity         $      ---   $  800,000   $      ---   $    ---  $    ---
Securities available
    for sale          1,989,053          ---      420,789      7,570    14,164
                     ----------   ----------   ----------   --------  --------
     Total           $1,989,053   $  800,000   $  420,789   $  7,570  $ 14,164
                     ==========   ==========   ==========   ========  ========
    1993             $4,063,766   $2,000,000   $1,809,680   $ 69,709  $  3,694
                     ==========   ==========   ==========   ========  ========


During 1994, securities with an amortized cost of $1,963,886 and an estimated fair value of $1,909,554 were transferred from securities available for sale to securities held to maturity. In accordance with generally accepted accounting principles, the securities were transferred at their estimated fair value on the date of transfer. The fair value adjustment totaling $54,332 on these securities at the date of transfer is amortized to the maturities of the specific instruments using the interest method. The remaining unamortized fair value adjustment on the date of transfer, $48,117 is included in net unrealized losses on securities in shareholders' equity in the accompanying consolidated financial statement at December 31, 1994.

At December 31, 1995 and 1994, securities carried at
$2,250,000 and $2,560,112, respectively, with estimated fair values of $2,139,436 and $2,241,931, respectively, were pledged to secure public deposits, and for other purposes required or permitted by law.

NOTE 3.  Loans

Loans are summarized as follows:

                                                1995            1994
                                             -----------     -----------
Commercial, financial and agricultural       $15,996,630     $13,231,666
Real estate - construction                     2,336,588       2,708,299
Real estate - mortgage                        17,553,880      14,404,752
Installment loans                              5,514,196       4,627,325
Loans held for resale                            949,329         154,100
Other                                            911,255         733,122
                                             -----------     -----------
        Total loans                           43,261,878      35,859,264
    Less allowance for loan losses              (475,688)       (449,559)
                                             -----------     -----------
        Loans, net                           $42,786,190     $35,409,705
                                             ===========     ===========



Included in the balance of net loans, are non-accrual loans amounting to $185,219 and $22,183 at December 31, 1995 and 1994, respectively. If interest on non-accrual loans had been accrued, such income would have approximated $12,565, $3,595 and $0 for the years ended December 31, 1995, 1994 and 1993, respectively.

The maturities of loans at December 31, 1995, are as follows:



                                                                  Balance
                                   After 1 But                  December 31,
                  Within 1 Year  Within 5 Years  After 5 Years     1995
                  -------------  --------------  -------------  ------------
Total loans due    $10,218,076     $27,371,944     $5,671,858   $43,261,878
                  =============  ==============  =============  ============

Loans due after one year with:
     Variable rates                    $17,634,460
     Fixed rates                        15,409,342
                                       -----------
          Total                        $33,043,802
                                       ===========


Loans held for resale:  Loans held for resale represent
----------------------
mortgage loans purchased by the bank from a loan origination company. The loans are funded after they have met the underwriting standards of the subsidiary bank and have been accepted for resale to another large financial institution. During the year ended December 31, 1995 and 1994, the bank funded approximately $7,868,013 and $10,939,420 of these loans which are typically held for 30-60 days prior to resale (Note 11).

Concentration of credit risk:  The subsidiary bank grants
-----------------------------
commercial and consumer loans to customers primarily located in Monongalia County, West Virginia. The bank strives to maintain a diverse loan portfolio, however, a substantial portion of the local economy is dependent upon the financial activities and student enrollment of West Virginia University.

Loans to related parties:  The subsidiary bank has made
-------------------------
loans, in the normal course of business, to its directors, officers and employees, and will continue to make such loans in the future. At December 31, 1995 and 1994, outstanding loans of this nature totaled $412,676 and $558,490. These loans were granted at substantially the same terms and conditions as offered to the public.

The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party during 1995 and 1994. Other changes represent loans included in the beginning balance that were not in excess of $60,000 at December 31, 1995 and 1994, or whose status as reportable related parties changed during the years then ended.

                                    1995            1994
                                  --------       ---------
      Balance, beginning          $123,724       $  53,346
          Additions                  8,091         192,445
          Amounts collected        (20,947)        (81,968)
              Other                (42,517)        (40,099)
                                 ----------      ----------
          Balance, ending        $  68,351       $ 123,724
                                 ==========      ==========

NOTE 4.  Allowance for Loan Losses and New Accounting Pronouncement

An analysis of the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993, is as follows:

                                      1995        1994        1993
                                   ---------   ---------   ---------
Balance, beginning of year         $ 449,559   $ 681,558   $ 322,478
Losses:
  Commercial, financial and
      agricultural                    56,117     270,595     400,352
  Installment loans                   53,289      87,836      34,087
  Other                                9,132       2,535       3,399
                                    --------   ---------   ---------
        Total                        118,538     360,966     437,838
                                    --------   ---------   ---------
Recoveries:
  Commercial, financial and
     agricultural                        ---      47,598     225,000
  Installment loans                   20,191      19,369      15,918
  Other                                1,476         ---         ---
                                    --------   ---------   ---------
        Total                         21,667      66,967     240,918
                                    --------   ---------   ---------
  Net losses                         (96,871)   (293,999)   (196,920)
  Provision for loan loss            123,000      62,000     556,000
                                    --------   ---------   ---------
Balance, end of year                $475,688    $449,559    $681,558
                                    ========   =========   =========


As explained in Note 1, the Bank adopted SFAS Nos. 114 and 118 in 1995. The Company's total recorded investment in impaired loans at December 31, 1995, approximated $936,584 for which the related allowance for credit losses determined in accordance with SFAS Nos. 114 and 118 approximated $268,500. The Company's average investment in such loans approximated $1,040,044 for the year ended December 31, 1995.

For purposes of SFAS Nos. 114 and 118, the Company considers groups of smaller-balance homogeneous loans to include: mortgage loans secured by residential property, other than those which significantly exceed the bank's typical residential mortgage loan amount (currently those in excess of $100,000); and installment loans to individuals, exclusive of those loans in excess of $50,000.

For the year ended December 31, 1995, the Company recognized approximately $116,808 in interest income on impaired loans. Using a cash-basis method of accounting, the Company would have recognized approximately $106,834 in interest on such loans.

NOTE 5.  Bank Premises and Equipment

The major categories of bank premises and equipment and accumulated depreciation at December 31, 1995 and 1994 are as follows:

                                            1995           1994

Bank building                           $   299,165    $   294,659
Leasehold improvements                      790,305        778,809
Furniture & equipment                       505,500        487,747
Computer equipment                          415,772        391,412
Construction in process                       8,156         16,658
Bank vehicles                                11,645         11,645
                                        -----------    -----------
                                          2,030,543      1,980,930
Less accumulated depreciation,
  including amounts applicable
  to leasehold improvements,
  1995 $188,286; 1994 $147,380              749,523        548,725
                                        -----------    -----------
Bank premises and equipment, net        $ 1,281,020    $ 1,432,205
                                        ===========    ===========

Depreciation expense for the years ended December 31, 1995, 1994 and 1993 totaled $200,798, $171,882 and $138,861, respectively.

NOTE 6.  Deposits

The following is a summary of interest bearing deposits by type as of December 31, 1995 and 1994:

                                            1995           1994
                                        ------------   ------------
     NOW and Super NOW accounts         $  2,148,745   $  1,842,115
     Money market accounts                 5,366,692      2,954,120
     Savings deposits                      9,475,404     10,710,454
     Regular certificates of deposit 27,750,226 23,890,913 Individual Retirement Accounts
       and other time deposits               783,142      1,521,208
                                        ------------   ------------
         Total                          $ 45,524,209   $ 40,918,810
                                        ============   ============

Concentration:  The subsidiary bank has obtained certain
--------------
time deposits through the use of a broker. The total amount of such deposits at December 31, 1995 and 1994 was $198,000 and $495,000, respectively.

Time certificates of deposit in denominations of $100,000 or more totaled $8,440,214 and $7,182,816 at December 31, 1995 and 1994, respectively. Interest on time certificates of deposit in denominations of $100,000 or more was $388,612, $338,942 and $327,076 for the years ended December 31, 1995, 1994 and 1993, respectively.

The following is a summary of the maturity distribution of certificates of deposit in denominations of $100,000 or more as of December 31, 1995.

                                             Amount        Percent
                                          -----------      -------
     Three months or less                  $1,997,478        23.7
     Three through six months               1,647,185        19.5
     Six through twelve months              2,334,036        27.6
     Over twelve months                     2,461,515        29.2
                                           ----------       -----
         Total                             $8,440,214       100.0
                                           ==========       =====

NOTE 7.  Borrowings

Details regarding short-term borrowings during the years ended December 31, 1995 and 1994 are presented below:

                                                    1995
                                         ----------------------------
                                         Repurchase
                                         Agreements          FHLB
                                         -----------     ------------
Average amount outstanding during year     $ 569,451     $    11,513
Maximum amount outstanding at any
  month end                                $ 623,000     $       ---
Balance at year end                        $ 550,000     $       ---
Weighted average interest rate                  4.92%           5.21%


                                                    1994
                                         ----------------------------
                                         Repurchase
                                         Agreements          FHLB
                                         -----------     ------------
Average amount outstanding during year     $ 639,917     $   420,833
Maximum amount outstanding at any
  month end                                $ 788,000     $ 2,000,000
Balance at year end                        $ 623,000     $       ---
Weighted average interest rate                  4.12%           4.36%


The subsidiary bank is a member of the Federal Home Loan
Bank of Pittsburgh (FHLB). As a member, the subsidiary bank obtained commitments, composed of a Flexline and a repurchase option, from the FHLB for $5,073,800 to finance loan growth and/or meet liquidity needs. Any borrowing will bear interest at the interest rate posted by the FHLB on the day of the borrowing and is subject to change daily. This line of credit is secured by a blanket lien on all unpledged and unencumbered assets of the Bank and expires January 2, 1997, however, Bank management intends to renew this line of credit at the maturity date.

Notes payable is summarized as follows:


                                                       1995          1994
                                                       ----          ----
 Federal Home Loan Bank of Pittsburgh, secured by
 a blanket lien on all unpledged and unencumbered
 assets of the Bank, 4.82% interest due monthly,
 principal balance due February 20, 1996            $1,000,000    $1,000,000
                                                    ==========    ==========

The loan agreements contain various general restrictions, all of which were complied with during the years ended December 31, 1995 and 1994.

NOTE 8.  Income Taxes

The components of applicable income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993, are as follows:

                                      1995           1994          1993
                                    --------       --------      ---------
Current (Federal and state)         $ 91,523       $    ---      $     ---
Deferred (Federal and state)          63,220         63,201        (79,112)
                                    --------       --------      ----------
    Total                           $154,743       $ 63,201      $ (79,112)
                                    ========       ========      ==========


A reconciliation between the amount of reported income tax expense and the amount computed by multiplying the statutory income tax rate by book pretax income for the years ended
December 31, 1995, 1994 and 1993, is as follows:

[CAPTION]

                                       1995                    1994                     1993
                                 ------------------      ------------------       -----------------
                                 Amount     Percent      Amount     Percent       Amount    Percent
                                 ------     -------      ------     -------       ------    -------
Computed tax at applicable
    statutory rates              $149,646      30.0      $61,252       30.0       $(19,182)   (34.0)
Increase (decrease) in taxes
  resulting from:

(Increase) decrease in
  appliable income tax rates          ---       ---       37,360       18.3       (144,181)  (255.5)

Increase (decrease) in
  deferred tax asset
  valuation allowance             (10,400)     (2.1)     (67,600)     (33.1)        84,686    150.1

Other, net                         15,497       3.1       32,189       15.8           (435)     (.8)
                                 --------    ------      -------     ------        -------    ------
    Applicable income tax
      (benefits)                 $154,743      31.0      $63,201       31.0       $(79,112)  (140.2)
                                 ========    ======      =======     ======       =========




During 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), which changed the criteria for measuring the provisions for income taxes and recognizing deferred tax assets and liabilities.

In connection with the adoption of SFAS No. 109 in 1993, the Company recognized $44,052 and $35,060 of Federal and state deferred tax benefits.

Deferred income taxes for 1995 and 1994 which are determined in accordance with SFAS No. 109 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured for tax purposes. Deferred tax assets and liabilities represent the future tax return consequences of temporary differences, which will either be taxable or deductible when the related assets and liabilities are recovered or settled.

The tax effects of temporary differences which give rise to the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows:

                                             1995                1994
                                             ----                ----
Deferred tax assets:
    Allowance for loan losses             $  91,619            $  82,035
    Deferred loan origination fees           30,002               31,490
    NOL carryforwards                        51,324              127,013
    Net unrealized loss on securities        27,314              387,785
    Organizational costs                        ---                9,743
                                          ---------            ---------
                                            200,259              638,066
    Less valuation allowance                (45,000)             (55,400)
                                          ---------            ---------
                                            155,259              582,666
Deferred tax liability:
    Depreciation                              5,096                8,812
                                          ---------            ---------
    Net deferred tax asset                $ 150,163            $ 573,854
                                          =========            =========


Current income tax expense of $91,523 was recognized during 1995. No current income tax expense was recognized during the years ended December 31, 1994 and 1993 due to the generation and utilization of net operating losses during those years. In 1995 and 1994, the Company recognized
$47,268 and $15,952 and $53,389 and $9,812 of Federal and
state deferred tax expense, respectively.

In accordance with the provisions of SFAS No. 109, the Company recognized the remaining benefits related to the Company's tax operating loss carryforwards as part of the cumulative effect of the change in accounting for income taxes. During 1993, approximately $332,000 and $139,000 of Federal and state income tax losses were utilized to offset current taxes. Accordingly, the effects of such are reflected within deferred tax expense for the year ended
December 31, 1993.

As of December 31, 1995, the Company had approximately
$570,000 state income tax loss carryforwards which expire in the years 2006 and 2007.

The income tax expense (benefit) on realized securities gains (losses) was $(8,549), $(2,041) and $26,406, for the years ended December 31, 1995, 1994 and 1993, respectively.


NOTE 9.  Employee Benefit Plan

During 1993, the Company adopted a profit-sharing thrift plan, which includes 401(k) provisions for substantially all employees of the Company. Voluntary employee contributions are limited by certain provisions of current Federal income tax laws. The Company is required to match the employee contributions as follows:

      - Match 100% of the employee's contribution up to 3.0% of the total annual compensation.
      - Match 50% of the employee's contribution above 3.0% and up to 5% of total annual compensation.

The Company may also elect to make additional contributions to the plan as approved by the Board of Directors. Employee contributions vest immediately upon payment while employer contributions vest ratably over a four year period.
Employer contributions to the Plan which were charged to operations and are included in the accompanying consolidated statements of income totaled $16,769, $12,824 and $8,718 for the years ended December 31, 1995, 1994 and 1993, respectively.


NOTE 10.  Leases and Total Rental Expense

The Company has exercised options on four noncancellable leases in order to obtain certain bank premises for the main office, drive-in and branch bank locations. Three of the four leases are with related parties of the Company and the subsidiary bank. The original terms of the leases expire from February 1, 1995 to June 1997, with renewal options available through the year 2013. The renewal options on three of the four leases provide for escalation of the minimum lease payments based on the consumer price index increase from the base year of each lease. The fourth lease provides for escalation of the minimum lease payments based upon scheduled increases for each renewal period. These leases primarily require the lessee to pay for all utilities, normal maintenance and insurance of the properties.

The total minimum rental commitment at December 31, 1995, under the agreements mentioned above is $288,625 which is due as follows:

          For the year ending
             December 31,             Amount
         --------------------      ----------
               1996                 $  76,500
               1997                    70,500
               1998                    64,500
               1999                    64,500
               2000                    12,625
                                    ---------
                  Total             $ 288,625
                                    =========


Total rental expense incurred and paid under the above leases for the years ended December 31, 1995, 1994 and 1993, was $83,188, $73,005 and $64,500, respectively, of which $63,900, $60,800 and $59,500, respectively, was paid to related parties.

NOTE 11.  Financial Instruments with Off-Balance-Sheet Risk

The subsidiary bank is a party of financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the subsidiary bank has in particular classes of financial instruments.

Financial instruments whose contract               Contract Amount
amounts represent credit risk                    1995            1994
------------------------------------         ----------       ----------
     Commitments to extend credit            $2,370,718       $3,172,336
     Real estate - construction               1,625,940        2,083,964
     Credit card commitments                  1,217,903          574,035
     Standby letters of credit                  533,838          131,000
                                             ----------       ----------
          Total                              $5,748,399       $5,961,335
                                             ==========       ==========


The subsidiary bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, credit card commitments, real estate construction and commitments to fund loans held for resale is represented by the contractual amount of those instruments. The subsidiary bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The subsidiary bank evaluates each customer's credit worthiness on a case-by-case basis.
The amount of collateral obtained, if deemed necessary by the subsidiary bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, equipment or real estate. The credit card commitments are unsecured lines of credit.

Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans. Collateral held varies, but primarily includes real estate.

Commitments to fund loans to be held for resale are commitments to purchase loans which will subsequently be sold to another large financial institution at face value plus accrued interest. The subsidiary bank evaluates these loans on a case by case basis. The collateral for these loans is residential real estate. (Note 3)

On September 30, 1993, the Board of Directors of the Bank committed to specific corrective actions related to various aspects of the Bank's operations and agreed to maintain minimum capital ratios. In June 1995, this agreement was terminated by the Bank's regulatory agency.


NOTE 12.  Regulatory Restrictions on Capital and Dividends

The primary source of funds for future dividends to be paid by the Company is dividends received from its subsidiary bank. Dividends paid by the subsidiary bank are subject to restrictions by banking regulations. The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year's net retained profits, as defined, plus the net retained profits of the two preceding years. During 1996, the net retained profits available for distribution to the parent company was $176,587 plus net retained income for the interim period through the date of declaration. The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by banking regulations. A comparison of the Bank's capital as of December 31, 1995 with the minimum requirements as mandated by current bank regulations is presented as follows:


                                                            Minimum
                                             Actual       Requirements
                                             ------       ------------
     Tier 1 Risk - based Capital             10.30%           4.0%
     Total Risk - based Capital              11.51%           8.0%
     Leverage Ratio                           6.96%           4.0%


NOTE 13.  Shareholders' Equity

Stock Warrants:  As part of the initial public offering of
---------------
the Company's common stock, the organizers committed to purchase a minimum number of shares which entitled them to receive warrants to purchase an additional share for each four shares acquired in the initial offering. Also, as part of the initial offering, each of the eight organizers were granted an additional 2,500 warrants. At December 31, 1995 and 1994, 32,764 warrants remain unexercised. During 1994 and 1993, 38 and 313 warrants, respectively, were exercised at the $16 offering price. All warrants must be exercised at the $16 offering price by April, 2001, or the warrants will expire. No warrants were exercised during 1995.

Stock Dividend:  The Company's Board of Directors declared a
---------------
25 percent stock split, effective in the form of a dividend, payable June 15, 1994, to the shareholders of record on March 21, 1994. In conjunction with the split, an additional 56,560 shares of $1.00 par value common stock were issued. Fractional shares were paid in cash the amount. Accordingly, all references in the consolidated financial statements to common shares and the related per share data have been adjusted to reflect this stock split, effected in the form of a dividend.

On April 21, 1994, the Company's shareholders voted to increase the authorized shares of the Company's common stock from 500,000 to 1,000,000 shares.

During 1994, the Company planned a public offering of common stock, and filed a registration statement with the SEC. However, after the registration statement was filed and become effective, the Board of Directors evaluated current market conditions including consolidation of the banking industry through mergers and other trends in the industry which could, or would, impact the Company's stock offering and decided to postpone the stock offering. In connection therewith, the Company incurred costs approximating $83,600, which have been charged to other expenses in the accompanying consolidated statement of income for the year ended December 31, 1994. Also, in 1995, the Company planned a public offering of common stock. However, due to evaluation of unforeseen circumstances and changing conditions, the Board of Directors decided not to proceed with the stock offering in 1995. In connection therewith, the Company incurred costs approximating $44,979 which have been charged to other expenses in the accompanying consolidated statement of income for the year ended
December 31, 1995.


NOTE 14.  Fair Value of Financial Instruments

The following summarizes the methods and significant assumptions used by the Company in estimating its fair value disclosures for financial instruments.

Cash and due from banks:  The carrying values of cash and
------------------------
due from banks approximate their estimated fair value.

Interest bearing deposits with other banks:  The fair values
-------------------------------------------
of interest deposits with other banks are estimated by discounting scheduled future receipts of principal and interest at the current rates offered on similar instruments with similar remaining maturities.

Federal funds sold:  The carrying values of Federal funds
-------------------
sold approximate their estimated fair values.

Securities:  Estimated fair values of securities are based
-----------
on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable securities.

Loans:  The estimated fair values for loans are computed
------
based on scheduled future cash flows of principal and interest, discounted at interest rates currently offered for loans with similar terms to borrowers of similar credit quality. No prepayments of principal are assumed.

Deposit:  The estimated fair values of demand deposit (i.e.
--------
noninterest bearing checking, NOW, Super NOW, money market and savings accounts) and other variable rate deposits approximate their carrying values. Fair values of fixed maturity deposits are estimated using a discounted cash flow methodology at rates currently offered for deposits with similar remaining maturities. Any intangible value of long-term relationships with depositors is not considered in estimating the fair values disclosed.

Short-term borrowings:  The carrying values of short-term
---------------------
borrowings approximate their estimated fair values.

Long-term borrowings:  The fair values of long-term
---------------------
borrowings are estimated by discounting scheduled future payments of principal and interest at current rates available on borrowings with similar terms.

Off-balance sheet instruments:  The fair values of
------------------------------
commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the counterparties. The amounts of fees currently charged on commitments and standby letters of credit are deemed insignificant and therefore, the estimated fair values and carrying values are not shown below.

The carrying values and estimated fair values of the Company's financial instruments are summarized below:


                                                 December 31, 1995
                                            ------------------------------
                                                                Estimated
                                            Carrying               Fair
                                             Value                Value
                                            -------------    -------------
Financial assets:
    Cash and due from banks                  $  1,590,965    $  1,590,965
    Interest bearing deposits other banks       1,393,834       1,393,834
    Securities available for sale               9,687,553       9,687,553
    Securities held to maturity                   850,000         573,371
    Loans                                      42,786,190      42,987,031
                                             ------------    ------------
                                             $ 56,308,542    $ 56,232,754
                                             ============    ============
Financial liabilities:
    Deposits                                 $ 52,244,612    $ 52,476,694
    Short-term borrowings                         550,000         550,000
    Long-term borrowings                        1,000,000       1,000,000
                                             ------------    ------------
                                             $ 53,794,612    $ 54,026,694
                                             ============    ============



NOTE 15.  Condensed Financial Statements of Parent Company

The investment of the Company in its wholly-owned subsidiary is presented on the equity method of accounting.
Information relative to the Company's balance sheets at December 31, 1995 and 1994, and the related statements of income and cash flows for the years ended December 31, 1995, 1994 and 1993, are presented below:

                                                      December 31,
                                                  --------------------
Balance Sheets                                      1995         1994
                                                    ----         ----
Assets
     Cash                                         $ 199,699   $ 188,111
     Prepaid taxes                                      ---      15,000
     Investment in bank subsidiary,
       eliminated in consolidation                4,123,564   3,167,505
     Organization costs, net                            ---       1,168
     Other                                              150       9,743
                                                 ----------  ----------
          Total assets                           $4,323,413  $3,381,527
                                                 ==========  ==========


Liabilities and shareholders' equity
Liabilities
     Miscellaneous liabilities                   $   47,856  $    3,560
                                                 ----------  ----------
Shareholders' equity:
     Common stock, par value $1.00;
      authorized 1,000,000 shares;
      issued 1995 and 1994, 282,994                 282,994     282,994
     Capital surplus                              4,142,683   4,142,683
     Retained earnings (deficit)                    (97,097)   (441,174)
     Net unrealized gain (loss) on
      securities                                    (53,023)   (606,536)
                                                 ----------  ----------
        Total shareholders' equity                4,275,557   3,377,967
                                                 ----------  ----------
        Total liabilities and
         shareholders' equity                    $4,323,413  $3,381,527
                                                 ==========  ==========



Statements of Income                     1995        1994       1993
--------------------                     ----        ----       ----
Income
     Interest income                  $  7,076    $  7,251   $  8,013
Expenses                              --------    --------   --------
     Salaries and employee benefits      4,595       4,255      3,956
     Lease rental                          ---         ---      4,500
     Other operating                    51,207      84,998      6,809
                                      --------    --------   --------
          Total                         55,802      89,253     15,265
                                      --------    --------   --------
(Loss) before equity in net
income of bank subsidiary              (48,726)    (82,002)    (7,252)

Equity in net income
     of subsidiary bank before
     cumulative effect of change
     in accounting principle           402,546     236,602     26,950

Equity in net income of subsidiary
  bank resulting from cumulative
  effect of change in accounting
  for income taxes                         ---         ---    149,775
                                      --------    --------   --------

Equity in net income of subsidiary
bank                                    402,546    236,602    176,725
                                     ----------   --------   --------
Net income before income tax expense
and cumulative effect of change in
accounting principle                    353,820    154,600    169,473


     Income tax benefit (expense)        (9,743)   (13,627)     2,996

     Cumulative effect of change in
      accounting for income taxes           ---        ---     20,375
                                       --------   --------   --------
        Net income                     $344,077   $140,973   $192,844
                                       ========   ========   ========


Statements of Cash Flows
------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
                                         1995       1994       1993
                                         ----       ----       ----
     Net Income                        $344,077   $140,973   $192,844
     Adjustments to reconcile net
      income to net cash (used in)
      provided by operating activities:
     Cumulative effect of change in
      accounting for income taxes           ---       ---     (20,375)
     Deferred income tax expense
                 (benefit)                9,743     13,627     (2,996)
     Equity in undistributed net
      income of subsidiary bank        (402,546)  (236,602)  (176,725)
     Amortization of organization
       costs                              1,168      1,402      1,402
    (Increase) decrease in other
       assets                              (150)     6,483      2,798
     Increase (decrease) in other
       liabilities                       44,296        457      2,174
     Decrease (increase) in
       prepaid taxes                     15,000    (15,000)       ---
                                        -------    -------    -------
    Net cash provided by (used
     in) operating activities            11,588    (88,660)      (878)
                                        -------    -------    -------


CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from exercise of stock
      warrant, 38 shares 1994 and
      313 shares 1993                       ---        500      3,000


     Payment on fractional shares
      resulting from stock dividend         ---       (336)       ---
                                        -------    -------    -------
     Net cash provided by financing
      activities                            ---        164      3,000
                                        -------    -------    -------
     Increase (decrease) in cash         11,588    (88,496)     2,122

     Cash:
         Beginning                      188,111    276,607    274,485
                                       --------   --------   --------
         Ending                        $199,699   $188,111   $276,607
                                       ========   ========   ========

Vandalia National Corporation accounts for its investment in its subsidiary bank by the equity method. During the years ended December 31, 1995, 1994 and 1993, changes in the investment were as follows:

Number of shares owned - The National Bank of West Virginia        400,000
Percent of shares owned - The National Bank of West Virginia           100%

     Balance at December 31, 1992                               $3,360,714

          Equity in net income of subsidiary bank                  176,725
                                                                ----------

     Balance at December 31, 1993                                3,537,439

          Equity in net income of subsidiary bank                  236,602
          Net unrealized gains (losses) on securities held
            by subsidiary                                         (606,536)
                                                                ----------

     Balance at December 31, 1994                                3,167,505

          Equity in net income of subsidiary bank                  402,546
          Net unrealized gains (losses) on securities held
            by subsidiary                                          553,513
                                                                ----------
     Balance at December 31, 1995                               $4,123,564
                                                                ==========

                       [THIS PAGE INTNTIONALLY LEFT BLANK]

                              APPENDIX I

Delaware Code Annotated, Title 8, Corporations, Chapter 1,
General Corporation Law, Subchapter IX, Merger or Consolidation.

 262 Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to 251, 252,
 254,  257,  258,  263 or  264 of this title:

          (1)  Provided, however, that no appraisal
     rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholder entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
     (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National
     Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of 251 of this title.

          (2)  Notwithstanding paragraph (1) of this
     subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to 251,

     252, 254, 257, 258, 263 and 264 of this title
     to accept for such stock anything except:

               a.   Shares of stock of the
          corporation surviving or resulting from
          such merger or consolidation, or
          depository receipts in respect thereof;

               b.   Shares of stock of any other
          corporation, or depository receipts in
          respect thereof, which shares of stock
          or depository receipts at the effective
          date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the
          National Association of Securities
          Dealers, Inc. or held of record by more
          than 2,000 holders;

               c.   Cash in lieu of fractional
          shares or fractional depository receipts described in the foregoing subparagraphs
          a. and b. of this paragraph; or

               d.   Any combination of the shares
          of stock, depository receipts and cash
          in lieu of fractional shares or
          fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

          (3)  In the event all of the stock of a
     subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was
     approved pursuant to 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
(a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trail upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                          APPENDIX II
                          -----------

                   AGREEMENT AND PLAN OF MERGER
                   ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (hereinafter called

"Agreement"), made and entered into as of the 18th day of July,

1996, by and between WESBANCO, INC., a West Virginia corporation,

with its principal place of business located at Bank Plaza,

Wheeling, West Virginia (hereinafter called "Wesbanco"), party of the first part, VANDALIA NATIONAL CORPORATION, a Delaware

corporation, with its principal place of business located at 344

High Street, Morgantown, West Virginia, 26507, (hereinafter

called "Vandalia") party of the second part, VNC CORPORATION

(hereinafter called "VNC"), a corporation to be formed under the laws of the State of West Virginia by Wesbanco as its wholly-

owned subsidiary solely for the purpose of effecting the

acquisition contemplated by this Agreement, party of the third part, (effective as of its organization and execution of this

Agreement) and WESBANCO BANK FAIRMONT, INC., a West Virginia

banking corporation, with its principal place of business located at 301 Adams Street, Fairmont, WV, 26555, party of the fourth part (hereinafter called "Fairmont").

     WHEREAS, Wesbanco is a West Virginia corporation duly

organized and validly existing under the laws of the State of

West Virginia, and is a registered bank holding company under the

Bank Holding Company Act of 1956, as amended, and

     WHEREAS, Vandalia is a Delaware corporation duly organized and validly existing under the laws of the State of Delaware, and is a registered bank holding company under the Bank Holding

Company Act of 1956, as amended, which owns one subsidiary,

namely, The National Bank of West Virginia (hereinafter also referred to as "Subsidiary"), and

     WHEREAS, VNC will be a corporation duly organized and

validly existing under the laws of the State of West Virginia which corporation shall be organized to effect the terms and conditions of this Agreement, and

     WHEREAS, the Board of Directors of Wesbanco, by a majority vote of all the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts; the Board of

Directors of VNC shall, prior to the execution hereof by VNC,

have by a majority vote of all of the members and shareholders thereof, approved this Agreement and authorized the execution hereof in counterparts, all upon the issuance of VNC's Charter as hereinafter provided, and

     WHEREAS, Wesbanco desires to acquire Vandalia and the Board of Directors of Vandalia has determined that, subject to all of the conditions of this Agreement, including but not limited to the requirement that certain tax rulings and fairness opinions be obtained, it would be in the best interests of Vandalia and its shareholders for Vandalia to enter into this Agreement to become affiliated with Wesbanco, and

     WHEREAS, it is proposed that Wesbanco, Vandalia, VNC and

Fairmont enter into this Agreement whereby VNC will merge with and into Vandalia (the "Merger") and the outstanding shares of common stock of Vandalia, par value $1.00, ("Vandalia Common

Stock"), will be converted into shares of common stock of

Wesbanco, par value $2.0833, ("Wesbanco Common Stock") at an exchange ratio of 1.2718 shares of Wesbanco Common Stock for each share of Vandalia Common Stock exchanged therefor, or, at the election of such shareholder, will be exchanged for the right to receive $34.34 per share in cash, and the Subsidiary will be merged with and into Fairmont with Fairmont as the surviving corporation (the "Bank Merger").

     NOW, THEREFORE, for and in consideration of the mutual

promises and covenants hereinafter set forth, and in accordance with the provisions of applicable law, and intending to be

legally bound hereby, the parties hereto do hereby agree as

follows:

                           SECTION 1

                              VNC
                              ---
     1.1  Formation.  Wesbanco shall promptly cause VNC to be
          ---------
duly organized as a business corporation under the laws of the

State of West Virginia.  VNC will be wholly-owned by Wesbanco at all times through the closing of the transactions contemplated by this Agreement.

     1.2  Conduct of Business.  Wesbanco shall not permit VNC to
          --------------------
conduct any business operations other than such activities which are necessary to consummate the merger contemplated in the

Agreement.

     1.3  Execution of Agreement.  Promptly after the
          -----------------------
organization of VNC, Wesbanco shall cause VNC to take all

necessary and proper action to ratify, approve, adopt and execute the Agreement and to undertake the performance of all of the terms and conditions of the Agreement to be performed by VNC.

     1.4  Voting of VNC Shares.  Promptly after the organization
          ---------------------
of VNC, Wesbanco, as sole shareholder of VNC, shall vote all of the shares of VNC in favor of the Merger.

                             SECTION 2

                            THE MERGER
                            ----------
     2.1  The Merger.  At the Effective Time (as defined in

Section 2.5), subject to the provisions of this Agreement, VNC shall merge with Vandalia, under the charter of Vandalia.

Vandalia shall be the surviving corporation (hereinafter also called the "Surviving Corporation").

     2.2  Effect of Merger.  At the Effective Time, the corporate
          -----------------
existence of VNC, with all of its purposes, powers and objects,

and all of its rights, assets, liabilities and obligations, shall cease.  Vandalia as the Surviving Corporation shall continue unaffected and unimpaired by the Merger.  Vandalia as the

Surviving Corporation shall also succeed to all of the rights,

assets, liabilities and obligations of VNC in accordance with the

General Corporation Law of Delaware ("DCA").  Upon the Effective

Date, (as defined in Section 12.5 hereof), the separate existence and corporate organization of VNC shall cease.

     2.3  Closing.  Wesbanco, Vandalia and VNC will jointly
          --------
request the Secretary of State of Delaware to issue a Certificate of Merger on the date of the closing described in Section 12.4 hereof (the "Closing" and the "Closing Date").

     2.4  VNC's Obligations. VNC shall at any time, or from time
          ------------------
to time, as and when requested by the Surviving Corporation, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting

officers, or by the corresponding officers of the Surviving

Corporation, all such conveyances, assignments, transfers, deeds,

or other instruments, and shall take or cause to be taken such further or other action as the Surviving Corporation, its

successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property,

right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges,

powers, immunities, franchises and interests referred to in this

Agreement and otherwise to carry out the intent and purposes hereof, all at the expense of the Surviving Corporation.

     2.5  Articles of Merger.  Subject to the terms and
          -------------------
conditions herein provided, Articles of Merger, incorporating this Agreement, shall be executed to comply with the applicable filing requirements of the DCA at the Closing and on the Closing

Date.  On the Closing Date, such Articles of Merger shall be filed with the Secretary of State of the State of Delaware, who will duly issue a Certificate of Merger.  The Surviving

Corporation shall record said Certificate of Merger in the office of the Clerk of the County Commission of Monongalia County.  The

Merger shall become effective on the date (the "Effective Date")

and at the time (which time is hereinafter called the "Effective

Time") when such Certificate of Merger is issued by the Secretary of State.

                            SECTION 3

                        THE BANK MERGER
                        ---------------
     3.1  The Bank Merger.  At the Effective Time of the Bank
          ----------------
Merger (as defined in Section 3.5), subject to the provisions of this Agreement, the Subsidiary shall merge with Fairmont, under the charter of Fairmont. Fairmont shall be the surviving

corporation (hereinafter also called the "Surviving Bank

Corporation").

     3.2  Effect of Merger.  At the Effective Time, the corporate
          -----------------
existence of Fairmont, with all of its purposes, powers and

objects, and all of its rights, assets, liabilities and

obligations, shall continue unaffected and unimpaired by the

Merger, and Fairmont as the Surviving Bank  Corporation shall continue to be governed by the laws of the State of West

Virginia.  Fairmont as the Surviving Bank Corporation shall also succeed to all of the rights, assets, liabilities and obligations of the Subsidiary in accordance with the West Virginia

Corporation Act ("WVCA").  Upon the Effective Date of the Bank

Merger (as defined in Section 12.5 hereof, the separate existence and corporate organization of the Subsidiary shall cease.

This section shall not be construed (i) to limit the ability of

Wesbanco and its subsidiaries to terminate the employment of any employee of the Subsidiary or to review employee benefit programs from time to time and to make such changes as Wesbanco deems appropriate, or (ii) to require Wesbanco or its subsidiaries to provide employees or former employees of the Subsidiary with post-

retirement medical benefits.

     3.3  Closing.  Fairmont and the Subsidiary will jointly
          --------
request the Secretary of State of West Virginia to issue a

Certificate of Merger on the date of the closing described in

Section 12.4 hereof (the "Closing" and the "Closing Date").

     3.4  Subsidiary's Obligations.  The Subsidiary shall at any
          -------------------------
time, or from time to time, as and when requested by the

Surviving Bank Corporation, or by its successors and assigns,

execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding

officers of the Surviving Bank Corporation, all such conveyances,

assignments, transfers, deeds, or other instruments, and shall take or cause to be taken such further or other action as the

Surviving Bank Corporation, its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Bank

Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities,

franchises and interests referred to in this Agreement and

otherwise to carry out the intent and purposes hereof, all at the expense of the Surviving Bank Corporation.

     3.5  Articles of Merger.  Subject to the terms and
          -------------------
conditions herein provided, Articles of Merger, incorporating this Agreement, shall be executed to comply with the applicable filing requirements of the WVCA at the Closing and on the Closing

Date.  On the Closing Date, such Articles of Merger shall be filed with the Secretary of State of the State of West Virginia,

who will duly issue a Certificate of Merger.  The Surviving Bank

Corporation shall record said Certificate of Merger in the office of the Clerk of the County Commission of Marion County.  The

Merger shall become effective on the date (the "Effective Date")

and at the time (which time is hereinafter called the "Effective

Time") when such Certificate of Merger is issued by the Secretary of State.

                                SECTION 4

                        ARTICLES OF INCORPORATION;
                 BYLAWS; BOARD OF DIRECTORS AND OFFICERS
                 ---------------------------------------
     4.1  Vandalia.  The Articles of Incorporation of Vandalia,
          ---------
as organized, shall constitute the Articles of Incorporation of the Surviving Corporation.  The Bylaws of Vandalia as in effect on the Effective Date shall constitute the Bylaws of the

Surviving Corporation.  The directors and officers of VNC on the

Effective Date shall become the directors and officers of the

Surviving Corporation.  Any vacancy in the Board of Directors or officers may be filled in the manner provided in the Bylaws of the Surviving Corporation.  The directors and officers shall hold office as prescribed in the Bylaws.

     4.2  Fairmont.  The Articles of Incorporation of Fairmont
          ---------
and the Bylaws of Fairmont, as in effect on the Effective Date,

shall continue as the Articles of Incorporation and Bylaws of

Fairmont until the same shall thereafter be altered, amended or repealed in accordance with law, such Articles of Incorporation or said Bylaws.  The directors and officers of Fairmont on the

Effective Date shall continue as the directors and officers of

Fairmont after the Bank Merger and shall hold office as

prescribed in the Bylaws of Fairmont and applicable law, until their successors shall have been elected and shall qualify.

     4.3  Fairmont Directors.  Wesbanco covenants and agrees that
          -------------------
as of the Effective Date it will appoint, as additional directors of Fairmont, C. Barton Loar, Vaughn L. Kiger, Robert

D'Alessandri, John W. Fisher, II, Roger E. King and Reed J.

Tanner.  Such individuals shall serve until their successors shall have been duly elected and qualified.  Wesbanco also

covenants and agrees that as of the Effective Date it will

appoint C. Barton Loar and Vaughn L. Kiger as members of the

Executive Committee of the Board of Directors of Fairmont and

covenants and agrees that it will continue to appoint or elect said individuals to the Executive Committee of the Board for so long as such individuals serve as Directors of Fairmont.

     4.4  Wesbanco Director.  Wesbanco covenants and agrees that
          ------------------
as of the Effective Date it will appoint, as an additional

director of Wesbanco, Reed J. Tanner.  Such individual shall serve until the next annual meeting of shareholders, and Wesbanco shall include such person on the list of nominees for the

position of director for which the Board shall solicit proxies at its next annual meeting of shareholders for a full three year term.

                           SECTION 5

                      SHAREHOLDER APPROVALS
                      ---------------------
     5.1  Vandalia Shareholders' Meeting.  Subject to the receipt
          -------------------------------
by Vandalia of the fairness opinion described in Section 12.3(c)

hereof, Vandalia shall submit the Agreement to its shareholders in accordance with the DCA at a meeting duly called, properly noticed and held at the earliest practicable date (considering the regulatory approvals required to be obtained) after the

receipt of such opinion.  In connection with such meeting,

Vandalia shall send to its shareholders the Proxy Statement

referred to in Section 14.1 hereof. Subject to the fiduciary duties of the Board of Directors of Vandalia to Vandalia and its

shareholders, the Board of Directors of Vandalia shall recommend a vote in favor of the Merger and shall use its best efforts to obtain at such meeting the affirmative vote of the Vandalia

shareholders required to effectuate the transactions contemplated by the Agreement.

     5.2  VNC and Fairmont Shareholder Meetings. VNC and Fairmont
          --------------------------------------
shall promptly submit the Agreement to their shareholders,

Wesbanco and FFB Corporation, for approval in accordance with the

WVCA.  Wesbanco agrees to vote, or to cause the vote of, the shares of such subsidiary corporations in favor of the proposed transactions.

     5.3  Subsidiary Shareholders Meeting.  The Subsidiary shall
          --------------------------------
promptly submit the Agreement to its shareholder, Vandalia, for approval in accordance with the laws of the United States

applicable to National Banks.  Vandalia agrees to vote the shares of such subsidiary corporation in favor of the proposed

transaction.

                           SECTION 6

                      CONVERSION OF SHARES
                      --------------------
     6.1  Conversion, Ratio and Option.  The manner of converting
          -----------------------------
or exchanging the shares of Vandalia, VNC and the Subsidiary shall be as follows:

          (a)  Each share of Vandalia Common Stock

     issued and outstanding immediately prior to the

     Effective Time, except shares of Vandalia Common

     Stock issued and held in treasury of Vandalia or

     beneficially owned by VNC or Wesbanco, other than

     in a fiduciary capacity by Wesbanco for others, and

     shares as to which appraisal rights are exercised

     pursuant to Section 262 of the DCA, shall by virtue

     of the Merger
     and at the Effective Time of the

     Merger be converted into, without action on the

     part of the holder thereof, the right to receive,

     the whole number of shares of Wesbanco Common Stock

     equal to the Exchange Ratio into which such stock

     shall have been converted by reason of the Merger,

     or at the election of such holder be exchanged for

     cash at the rate of $34.34 for each share of

     Vandalia Common Stock.  The "Exchange Ratio",

     subject to any adjustment thereto made in

     accordance with Subsection (c) hereof, shall be

     equal to 1.2718 shares of Wesbanco Common Stock for

     each share of Vandalia Common Stock.  In the

     absence of such an election, the shares shall be

     converted into  Wesbanco Common Stock at the

     Exchange Ratio above provided.

          (b)  No fractional shares of Wesbanco Common

     Stock will be issued in connection with the Merger.

     In lieu thereof each stockholder of Vandalia

     otherwise entitled to a fractional share of

     Wesbanco will receive cash therefore in an amount

     based on a value of $27.00 per whole share of

     Wesbanco stock, at the time of the exchange, or at

     the election of such holder, shall be entitled to

     purchase the remaining fraction of such share from

     Wesbanco based on such price.

          (c)  In the event of any change in Wesbanco

     Common Stock by reason of stock dividends, split-

     ups, mergers, recapitalizations, combinations,

     exchanges of shares (by Wesbanco shareholders) or

     the like, the type and number of shares to be

     issued pursuant to Section 6.1(a) hereof shall be adjusted proportionately.

          (d)  Each outstanding warrant of Vandalia

     issued and outstanding immediately prior to the

     Effective Time shall, by virtue of the Merger and

     at the Effective Time of the Merger, be converted

     into, without action on the part of the holder

     thereof, the right to receive $18.34 in cash.

          (e)  Each share of the common stock of VNC

     issued and outstanding immediately prior to the

     Effective Date shall, on the Effective Date of the

     merger, be converted into an equal number of issued

     and outstanding shares of the Surviving

     Corporation.

          (f)  Each share of the common stock of the

     Subsidiary issued and outstanding immediately prior

     to the Effective Date of the Bank Merger shall, on

     the Effective Date, be converted into an equal

     number of issued and outstanding shares of the

     Surviving Bank Corporation.

     6.2  Shares Owned by Vandalia, Wesbanco or VNC.   Each share
          ------------------------------------------
of Vandalia Common Stock issued and held in the treasury of

Vandalia or beneficially owned by Wesbanco or VNC, other than in a fiduciary capacity, at the Effective Time of the Merger shall be canceled and no cash or other property shall be delivered in exchange therefore.

     6.3  Exchange for Stock.  On and after the Effective Date of
          -------------------
the Merger, each holder of Vandalia Common Stock, upon

presentation and surrender of a certificate or certificates

therefore to the Exchange Agent (Wesbanco Bank Wheeling), shall be entitled to receive in exchange therefore (i) a certificate or certificates representing the number of shares of Wesbanco Common

Stock to which he or she is entitled as provided herein, and payment in cash for any
fractional share of common stock which he

is entitled to receive, without interest, should such shareholder not elect to purchase the remaining fraction of such share of common stock at the price above set forth, or, (ii) at the

election of such holder, cash in the amount of $34.34 for each share of Vandalia Common Stock held.  Until so presented and surrendered in exchange for a certificate representing Wesbanco

Common Stock or cash as above provided, each certificate which represented issued and outstanding shares of Vandalia Common

Stock immediately prior to the Effective Time shall be deemed for all purposes to evidence ownership of the number of shares of

Wesbanco Common Stock into which such shares of stock have been converted pursuant to the Merger.  Until surrender of such

certificates in exchange for certificates representing the

converted stock, the holder thereof shall not receive any

dividend or other distribution payable to holders of shares of such stock; provided, however, that upon surrender of such

certificates representing such converted stock in exchange for certificates representing the stock into which it has been

converted, there shall be paid to the record holder of the

certificate representing Wesbanco Common Stock issued upon such surrender, the amount of dividends or other distributions

(without interest) which theretofore became payable with respect to the number of shares of such stock represented by the

certificate or certificates to be issued upon such surrender,

together with payment of cash for any fractional share to which such holder is entitled, as above set forth.

     6.4  Closing of Stock Transfer Books.  On the Effective
          --------------------------------
Date, the stock transfer books of Vandalia shall be closed, and no shares of Vandalia Common Stock outstanding the day prior to the Effective Date shall thereafter be transferred.

     6.5  Directors' Qualifying Shares.  Immediately upon
          -----------------------------
completion of the mergers
provided for above, the newly elected Directors of Fairmont shall maintain at least the minimum number of shares of Wesbanco Common

Stock as are required to be held as directors' qualifying shares under applicable law for membership on the Board of Directors of Fairmont.

                           SECTION 7

                       APPRAISAL RIGHTS
                       ----------------
     7.1  Subject to the rights of Wesbanco and Vandalia, as

permitted by Section 12.1(j) of the Agreement, to terminate the

Agreement and abandon the Merger in the event that the number of

Objecting Shares (as hereinafter defined) shall exceed 10% of the shares of Vandalia issued and outstanding on the date of the shareholders' meeting described in Sections 5.1 and 14.1 of this

Agreement and entitled to vote on this Agreement (hereinafter,

"Voting Shares"), the rights and remedies of a dissenting

shareholder under the DCA shall be afforded to any shareholder of

Vandalia who makes written demand for appraisal of his shares in a timely manner in accordance with the DCA, and who takes the necessary steps in a timely manner in accordance with the DCA to perfect such shareholder's rights as a dissenting shareholder

(such shareholder being hereafter referred to as a "Dissenting

Shareholder").  The Surviving Corporation will make such payments as are required to be made to Dissenting Shareholders in the exercise of such rights.  The term "Objecting Shares" shall mean the shares of those holders of Vandalia stock who shall make written demand with respect to such shares, in a timely manner in accordance with the DCA, and shall not vote in favor of the

Agreement, in accordance with Section 262 of the DCA.  The

Objecting Shares held by shareholders who do not become

Dissenting Shareholders shall be converted into Wesbanco Common

Stock in accordance with Section 6 hereof.

                            SECTION 8

        REPRESENTATIONS, WARRANTIES AND COVENANTS OF VANDALIA
        -----------------------------------------------------
     Vandalia represents and warrants to and covenants with

Wesbanco and VNC, in its own right and with respect to its wholly owned Subsidiary, that:

     8.1  Organization and Qualification of Vandalia. Vandalia is
          -------------------------------------------
a corporation duly organized, validly existing and in good

standing under the laws of the State of Delaware and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted,

and neither the ownership of its property nor the conduct of its business requires it or its Subsidiary to be qualified to do business in any other jurisdiction, except where the failure to be so qualified, considering all such cases in the aggregate,

does not involve a material risk to the business, properties,

financial position or results of operations of Vandalia and its

Subsidiary taken as a whole.

     8.2  Authorization of Agreement.  The Board of Directors of
          ---------------------------
Vandalia has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of Vandalia as provided in the Articles of

Incorporation and Bylaws of Vandalia and applicable Delaware law,

Vandalia has the corporate power and is duly authorized to merge with VNC pursuant to this Agreement, and this Agreement is a valid and binding agreement of Vandalia enforceable in accordance with its terms, except as enforceability may be subject to

applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

     8.3  No Violation of Other Instruments.  Subject to
          ----------------------------------
obtaining any required consent (which consents will be obtained by Vandalia prior to Closing), the execution and delivery of this Agreement do not, and the consummation of the Merger and the Bank

Merger and the transactions contemplated hereby will not, violate any provisions of Vandalia's Articles of Incorporation or Bylaws,

or any provision of, or result in the acceleration of any

obligation under, any material mortgage, deed of trust, note,

lien, lease, franchise, license, permit, agreement, instrument,

law, order, arbitration award, judgment or decree or in the

termination of any material license, franchise, lease or permit to which Vandalia or the Subsidiary are a party or by which they are bound.  After the approval of this Agreement by the

shareholders of the common stock of Vandalia, the Board of

Directors and the shareholders of Vandalia will have taken all corporate action required by applicable law, the Articles of

Incorporation of Vandalia, its Bylaws or otherwise to authorize the execution and delivery of this Agreement and to authorize the

Merger of Vandalia and VNC pursuant to this Agreement.

     8.4  Financial Statements. Vandalia has delivered to
          ---------------------
Wesbanco copies of its consolidated statements of condition as of

December 31, 1995, 1994, and 1993 and the interim period ended

March 31, 1996, and its consolidated statements of income,

consolidated statements of changes in shareholders' equity and consolidated statements of changes in financial position for the three year period ended December 31, 1995, and the interim period ended March 31, 1996, together with the notes thereto,

accompanied by an audit report relating to the financial

statements for the three years ended December 31, 1995, of Arnett

& Foster, Certified Public Accountants.  Such statements,

together with the related notes to all of said financial

statements, present fairly the consolidated financial position of

Vandalia and the Subsidiary and the consolidated results of their operations as of the dates and for the periods ended on the dates specified in accordance with generally accepted accounting

principles consistently applied
throughout the periods indicated,

except as may be specifically disclosed in those financial

statements, including the notes to the financial statements

attached thereto and subject to normal recurring year end

adjustments.

     8.5  Subsidiary of Vandalia.  The sole subsidiary
          -----------------------
corporation of Vandalia is The National Bank of West Virginia,

Morgantown, West Virginia, a national banking association.  Such corporation is duly organized, validly existing, and in good standing under the laws of the United States, and has the

requisite corporate power and authority to own and lease its properties and to conduct its  business as it is now being

conducted and is currently contemplated to be conducted.

Vandalia  owns 100% of the issued and outstanding stock of such corporation.  All issued and outstanding shares of stock of the

Subsidiary have been fully paid, were validly issued and are nonassessable.

     8.6  No Action, Etc.  Except as disclosed in the Disclosure
          ---------------
Schedule of Vandalia dated not more than 30 days from the date hereof (the "Vandalia Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings,

claims or investigations (formal or informal) pending, or to the knowledge of Vandalia, threatened against or relating to

Vandalia, its Subsidiary, their business or any of their

properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any

governmental agency.  There are no suits, actions, proceedings,

claims or investigations against Vandalia, its Subsidiary, their properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any

governmental agency which, individually or in the aggregate,

would, or is reasonably likely to, if determined adversely to such party, materially adversely affect the financial condition

(present or prospective), businesses, properties or operations of Vandalia or its Subsidiary or the ability of Vandalia or its Subsidiary to conduct their business as presently conducted or to consummate the transactions contemplated hereby, and Vandalia does not know of any basis for any such action or proceeding.

Except as disclosed in the Vandalia Disclosure Schedule, Vandalia and its Subsidiary are not parties or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts their operations or requires any

action, and neither Vandalia nor its Subsidiary is  transacting business in material violation of any applicable law, ordinance,

requirement, rule, regulation or order.

     8.7  Capitalization.  The authorized capital stock of
          ---------------
Vandalia consists of 1,000,000 shares of common stock, par value of $1.00 per share, of which 282,994 shares are duly authorized,

validly issued and outstanding and are fully paid and

nonassessable as of the date hereof. There are also 32,764

warrants convertible into common stock at the exercise price of

$16.00 per share.  There are no other options, warrants, calls or commitments of any kind entitling any person to acquire, or

securities convertible into, Vandalia Common Stock, except as provided in the Option Agreement dated the date hereof to be issued in accordance with this Agreement. Vandalia has sufficient authorized common stock to issue to Wesbanco if the Option

Agreement dated the date hereof is exercised by Wesbanco.

     8.8  Copies of All Contracts, Leases, Etc. Vandalia has
          -------------------------------------
furnished, or provided access, to Wesbanco true and complete copies of all material contracts, leases and other agreements to which Vandalia is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing,

deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers or other employees of Vandalia and its

Subsidiary.  A list of all

such documents is set forth in the Vandalia Disclosure Schedule,

and as updated on the Effective Date.

     8.9  Materially Adverse Contracts.  Neither Vandalia nor its
          -----------------------------
Subsidiary is a party to or otherwise bound by any contract,

agreement, plan, lease, license, commitment or undertaking which is materially adverse, materially onerous or materially harmful to Vandalia and its Subsidiary taken as a whole.  There is no breach or default by any party of or with respect to any material provision of any material contract to which Vandalia or its

Subsidiary are a party that would have a material adverse effect upon the financial condition, operations, results of operations,

business or prospects of Vandalia and its Subsidiary taken as a whole.

     8.10 Undisclosed Liabilities. Vandalia and its Subsidiary
          ------------------------
have no material liabilities other than those liabilities

disclosed on or provided for in the financial statements

delivered pursuant to Section 8.4 hereof, or as disclosed in the

Vandalia Disclosure Schedule attached hereto and made a part hereof.

     8.11 Title to Properties.  Except for capitalized leases,
          --------------------
liens and encumbrances not material to the property, liens and encumbrances on property acquired by Vandalia and its Subsidiary in foreclosure of loans and existing at the time of foreclosure,

Vandalia and its Subsidiary have good and marketable title to all of the property, interests in properties and other assets, real and personal, set forth in their consolidated balance sheet as of

December 31, 1995, and applicable interim period balance sheets or acquired since the date thereof, other than property disposed of since such dates, subject to no material liens, mortgages,

pledges, encumbrances or charges of any kind except liens

reflected on said balance sheets  or set forth in the financial statements delivered pursuant to Section 8.4 hereof, and all of their material leases
are in full force and effect and neither

Vandalia nor its Subsidiary is in material default thereunder.

No asset included in the financial statements referred to above has been valued in such statements in excess of its cost less depreciation or, in the case of investment securities, in excess of cost, adjusted for amortization of premiums or accretion of discounts.  All material real and tangible personal property owned by Vandalia or its Subsidiary and used or leased by

Vandalia or its Subsidiary in their business is in good

condition, normal wear and tear excepted, and is in good

operating order.  All of such property is insured against loss for at least 80% of the full replacement value thereof (less applicable deductibles) by reputable insurance companies

authorized to transact business in the State of West Virginia.

     8.12 Proxy Statement.  The Proxy Statement referred to in
          ----------------
Section 14 or any amendment or supplement thereto mailed to the holders of the common stock of Vandalia will not contain any untrue statement of a material fact concerning Vandalia or omit to state a material fact concerning Vandalia required to be

stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading with respect to Vandalia, and will comply,

as to form in all material respects, with the requirements of the

United States and West Virginia securities laws and any other applicable Blue Sky Laws.

     8.13 ERISA.  Except as disclosed in the Vandalia Disclosure
          ------
Schedule, (i) each employee benefit plan subject to Titles I and/or IV of ERISA and established or maintained for persons including employees or former employees of Vandalia, or its

Subsidiary, (hereinafter collectively referred to as "Plan") has been maintained, operated, administered and funded in accordance with its terms and with all material provisions of ERISA and the

Internal Revenue

Code ("IRC") applicable thereto; (ii) no event

reportable under Section 4043 of ERISA has occurred and is

continuing with respect to any Plan; (iii) no liability to PBGC has been incurred with respect to any Plan, other than for

premiums due and payable, and all premiums required to have been paid to PBGC as of the date hereof have and as of the Effective

Date will have been paid; (iv) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) no Plan is a multi-employer Plan; (vi)

there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such

cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any plan; (vii) each Plan which is an employee pension plan meets the requirements of "qualified plans"

under Section 401(a) of the IRC; (viii) no accumulated funding deficiency within the meaning of Section 412 of the IRC or

Section 302 of ERISA has been incurred with respect to any Plan subject to the funding standards of those provisions; (ix) with respect to each Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC,

and there are no actions, suits or claims with respect to the assets thereof (other than routine claims for benefits) pending or threatened; and (x) all required reports, descriptions and notices (including, but not limited to, Form 5500 Annual Reports,

Summary Annual Reports and Summary Plan Descriptions) have been appropriately filed or distributed with respect to each Plan.

     8.14 Exchange Act Reports.  Vandalia is not required to file
          ---------------------
annual or other periodic reports under the Securities Exchange

Act of 1934 (the "Act").

     8.15 Labor Disputes.  Neither Vandalia nor its Subsidiary is
          ---------------
directly or indirectly
involved in or threatened with any labor

dispute, including, without limitation, matters regarding

discrimination by reason of race, creed, sex, handicap or

national origin, which would materially and adversely affect their financial condition, assets, businesses or operations taken as a whole.  No collective bargaining representatives represent any employees of Vandalia or the employees of its Subsidiary, and no petition for election of any collective bargaining

representative has been filed and to the knowledge of Vandalia and its Subsidiary no organizational campaign on behalf of any collective bargaining unit has been undertaken by or on behalf of the employees of Vandalia or its Subsidiary.

     8.16 Reserve for Possible Loan Losses.  The reserve for
          ---------------------------------
possible loan losses shown on the consolidated balance sheets of

Vandalia and its Subsidiary as of December 31, 1995, and the

interim period ending March 31, 1996, delivered pursuant to this

Agreement, which financial statements are attached to the

Vandalia Disclosure Schedule, are adequate in all material

respects as of the respective dates thereof.

     8.17 Taxes.  Except as disclosed in the Vandalia Disclosure
          ------
Schedule:

          (a)  Vandalia and its Subsidiary have timely

     and properly filed all Federal Income Tax Returns

     and all other federal, state, municipal and other

     tax returns which they are required to file, either

     on their own behalf or on behalf of their employees

     or other persons or entities, all such returns and

     reports being true and correct and complete in all

     material respects, and have paid all taxes,

     including penalties and interest, if any, which

     have become due pursuant to such returns or reports

     or forms or pursuant to assessments received by

     them;

          (b)  Neither the Internal Revenue Service nor

     any other taxing authority is now asserting against

     Vandalia or its Subsidiary, or, to its knowledge,

     threatening to assert against them, or any of them,

     any material deficiency or claim for additional

     taxes, interest or penalty;

          (c)  There is no pending or, to its knowledge,

     threatened examination of the Federal Income Tax

     Returns of Vandalia or its Subsidiary, and, except

     for tax years still subject to the assessment and

     collection of additional Federal income taxes under

     the three year period of limitations prescribed in

     IRC Section 6501(a), no tax year of Vandalia or its

     Subsidiary remains open to the assessment and

     collection of additional material Federal Income

     Taxes; and

          (d)  There is no pending or, to its knowledge,

     threatened examination of the West Virginia

     Business Franchise Tax Returns of Vandalia or its

     Subsidiary, and, except for tax years still subject

     to the assessment and collection of additional

     Business Franchise Taxes under the three year

     period of limitations prescribed in W.Va. Code

     Annot. Section 11-10-15, no tax year of Vandalia or

     its Subsidiary remains open to the assessment and

     collection of additional Business Franchise Taxes.

          (e)  Vandalia, and its Subsidiary, have

     properly accrued and reflected on their December

     31, 1995, consolidated balance sheet, delivered

     pursuant to Section 8.4 hereof, and have thereafter

     to the date hereof properly accrued, and will from

     the date hereof through the Closing Date properly accrue, all liabilities for taxes and assessments,

     and will timely and properly file all such federal,

     state, local and foreign tax returns and reports

     and forms which they are required to file, either

     on their own behalf or on behalf of their employees

     or other persons or entities, all such returns and

     reports and forms to be true and correct and

     complete in all respects, and will pay or cause to

     be paid when due all taxes, including penalties and

     interest, if any, which have become due pursuant to

     such returns or reports or forms or pursuant to

     assessments received by them, all such accruals

     being in the aggregate sufficient for payment of

     all such taxes and assessments.

     8.18 Absence of Certain Changes.  Except as may be disclosed
          ---------------------------
in the Vandalia  Disclosure Schedule, or except in connection with the transactions contemplated by this Agreement, since

December 31, 1995:

          (a)  There has been no change in the material

     assets, financial condition or liabilities

     (contingent or otherwise), business, or results of

     operations of Vandalia and its Subsidiary which has

     had, or changes which in the aggregate have had, a

     materially adverse effect on such material assets,

     financial condition or results of operations of

     Vandalia and its Subsidiary taken as a whole, nor

     to their knowledge, has any event or condition

     occurred which may result in such change or

     changes;

          (b)  There has not been any material damage,

     destruction or loss by reason of fire, flood,

     accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition, business or operations

     of Vandalia or its Subsidiary taken as a whole;

          (c)  Other than in the ordinary course of

     business, neither Vandalia nor its Subsidiary has

     disposed of, or agreed to dispose of, any of their

     material properties or assets, nor have they leased

     to others, or agreed to so lease, any of such

     material properties or assets;

          (d)  There has not been any change in the

     authorized, issued or outstanding capital stock or

     warrants of Vandalia except as provided for in this

     Agreement, or any material change in the

     outstanding debt of Vandalia or its Subsidiary,

     other than changes due to payments in accordance

     with the terms of such debt or changes in deposits,

     Federal funds purchased, repurchase agreements or

     other short- term borrowings in the ordinary course

     of business;

          (e)  Except as otherwise disclosed in this

     Agreement, Vandalia has not granted any warrant,

     option or right to acquire, or agreed to

     repurchase, redeem or otherwise acquire, any shares

     of its capital stock or any other of its securities

     whatsoever;

          (f)  Vandalia and its Subsidiary have, and

     shall have at Closing, personnel sufficient to

     adequately staff all key positions within their

     respective operations.  Other than as disclosed by

     Vandalia, there has not been any material increase

     in the compensation or fees payable by Vandalia  or

     its Subsidiary to their respective directors or

     officers for services in their
     capacities as such, other than increases in the regular

     course of business in accordance with past practices or

     the personnel policies of Vandalia or its Subsidiary,

     respectively, nor any material increase in

     expenditures for any bonus, insurance, pension or

     other employee benefit plan, payment or arrangement

     for or with any of such directors or officers other

     than increases in the regular course of business in

     accordance with past practices or the personnel

     policies of Vandalia or its Subsidiary;

          (g)  Neither Vandalia nor its Subsidiary has

     made any material loan or advance other than in the

     ordinary course of business;

          (h)  Neither Vandalia nor its Subsidiary has

     made any expenditure or major commitment for the

     purchase, acquisition, construction or improvement

     of any material asset or assets which in the

     aggregate would be material other than in the

     ordinary course of business;

          (i)  Neither Vandalia nor its Subsidiary has

     entered into any other material transaction,

     contract or lease or incurred any other material

     obligation or liability other than in the ordinary

     course of business;

          (j)  There has not been any other event,

     condition or development of any kind which

     materially and adversely affects the material

     assets, financial condition or results of



     operations of Vandalia or its Subsidiary, taken as

     a whole, and neither Vandalia nor its Subsidiary

     has  knowledge of any such event, condition or

     development which may materially and adversely

     affect the assets, financial condition or results of operations of Vandalia and its Subsidiary, taken as a whole.

     8.19 Fidelity Bonds.  The Subsidiary has continuously
          --------------
maintained a fidelity bond insuring it against acts of dishonesty by its officers and employees in such amounts as are required by law and as are customary, usual and prudent for a bank of its size.  Since January 1, 1996, there have been no claims under such bond and, except as disclosed in the Vandalia Disclosure

Schedule, neither Vandalia nor its Subsidiary is aware of any facts which would form the basis of a claim under such bonds.

Neither Vandalia nor its Subsidiary has any reason to believe that its fidelity coverage will not be renewed by the applicable carrier on substantially the same terms as its existing coverage.

     8.20 Negative Covenants.  Except as otherwise contemplated
          -------------------
hereby, between the date hereof and the Effective Date, or the time when this Agreement terminates as provided herein, Vandalia will not, except as contemplated by this Agreement, without the prior written approval of Wesbanco:

          (a)  Make any change in its authorized capital

     stock;

          (b)  Issue any shares of its common stock,

     securities convertible into its common stock, or

     any long term debt securities;

          (c)  Issue or grant any options, warrants or

     other rights to purchase shares of its common

     stock;

          (d)  Declare or pay any dividends or other

     distributions on any shares of common stock;

          (e)  Purchase or otherwise acquire, or agree

     to acquire, for a consideration any share of its

     capital stock (other than in a fiduciary capacity);


          (f)  Except as otherwise contemplated by this

     Agreement or as disclosed in or permitted by or

     under the conditions set forth in Section 8.18(f)

     above and except for any amendments required by

     law, enter into or amend any employment, pension,

     retirement, stock option, profit sharing, deferred

     compensation, consultant, bonus, group insurance or

     similar plan in respect of any of its directors,

     officers or other employees for services in their

     capacities as such or materially increase its

     contribution to any pension plan, except as

     disclosed in the Vandalia Disclosure Schedule,

     regarding pension or retirement plans or increases

     in accordance with past practices;

          (g)  Take any action materially and adversely

     affecting the financial condition (present or

     prospective), businesses, properties or operations

     of Vandalia or its Subsidiary, taken as a whole;

          (h)  Acquire or merge with any other company

     or acquire any branch or, other than in the

     ordinary course of business, any assets of any

     other company;

          (i)  Except in the ordinary course of business

     as heretofore conducted, and except as hereinabove

     provided, mortgage, pledge or subject to a lien or

     any other encumbrance any of its material assets,

     dispose  of any of its material assets, incur or

     cancel any material debts or claims, or increase

     any compensation or benefits payable to its

     officers or employees (other than as permitted in

     Sections 8.18(f) and 8.20(f) hereof), except in the ordinary course of business as heretofore conducted, or take any other action not in the

     ordinary course of its business as heretofore

     conducted or incur any material obligation or enter

     into any material contract; or

          (j)  Amend its Articles of Incorporation or

     Bylaws, except as may be necessary to carry out

     this Agreement or as required by law.

     8.21.     Additional Covenants.  Except as otherwise
               ---------------------
contemplated by this Agreement, Vandalia covenants and agrees:

          (a)  That it will promptly advise Wesbanco in

     writing of the name and address of, and the number

     of shares of Vandalia stock held by, each

     stockholder who elects to exercise his or her

     appraisal rights pursuant to Section 262 of the

     DCA;

          (b)  Subsequent to the date of this Agreement

     and prior to the Effective Date, that it will

     operate its business only in the ordinary course

     and in a manner consistent with past practice;

          (c)  To the extent consistent with the

     fiduciary  duties of the Board of Directors to

     Vandalia and its shareholders and in compliance

     with applicable law, that it will use its best

     efforts to take or cause to be taken all action

     required under this Agreement on its part to be

     taken as promptly as practicable so as to permit

     the consummation of the Merger at the earliest

     possible date and to cooperate fully with the other

     parties to that end;

          (d)  Vandalia will not, and will not permit

     any person acting on behalf of Vandalia or its

     Subsidiary to, directly or indirectly, initiate or solicit any acquisition proposal by any person,

     corporation or entity.  For the purposes of this

     subsection, "acquisition proposal" means any

     proposal to merge or consolidate with, or acquire

     all or any substantial portion of the assets of,

     Vandalia or its Subsidiary, or any tender or

     exchange offer (or proposal to make any tender or

     exchange offer) for any shares of stock of

     Vandalia, or any proposal to acquire more than 5%

     of the outstanding shares of stock of Vandalia or

     any options, warrants or rights to acquire, or

     securities convertible into or exchangeable for,

     more than 5% of the outstanding shares of stock of

     Vandalia. Vandalia will give Wesbanco notice by

     telephone, promptly after receipt thereof, of all

     material facts relating to any acquisition proposal

     or any inquiry with respect to any acquisition

     proposal and shall confirm such notice in writing

     immediately thereafter;

          (e)  To promptly advise Wesbanco of any

     material adverse change in the financial condition,

     assets, businesses or operations of Vandalia or its

     Subsidiary, taken as a whole, or any material

     changes or inaccuracies in data provided to

     Wesbanco pursuant to this Agreement;

          (f)  To maintain in full force and effect its

     and its Subsidiary's present fire, casualty, public

     liability, employee fidelity and other insurance

     coverages or replacement insurance coverage at

     substantially the same premium and insurance

     levels;

          (g)  To cooperate with Wesbanco in furnishing

     such information
     concerning the business and affairs of Vandalia, its

     Subsidiary and their respective directors and officers as

     is reasonably necessary or requested in order to prepare

     and file any application for regulatory or governmental

     approvals, including, but not limited to, an

     application to the Federal Reserve Board, the

     Federal Deposit Insurance Corporation and the West

     Virginia Department of Banking for prior approval

     of the acquisition of Vandalia by Wesbanco as

     contemplated hereunder.  Consistent with its

     fiduciary duties, Vandalia will use its best

     efforts to obtain the approval or consent of any

     federal, state or other regulatory agency having

     jurisdiction and of any other party to the extent

     that such approvals or consents are required to

     effect the Merger and the transactions contemplated

     hereby or are required with respect to the

     documents described in Section 8.3 hereof; and

          (h)  To cooperate with Wesbanco in furnishing

     such information concerning the business of

     Vandalia and its Subsidiary as is reasonably

     necessary or requested in order to prepare and file

     any Proxy Statement to be prepared in connection

     with the Merger as provided in Section 14 hereof.

                        SECTION 9

   REPRESENTATIONS, WARRANTIES AND COVENANTS OF WESBANCO AND VNC
   -------------------------------------------------------------
     Wesbanco and VNC represent and warrant to Vandalia and

covenant with Vandalia that:

     9.1  Corporate Organization of Wesbanco and Subsidiaries.
          ----------------------------------------------------
Wesbanco is, and upon execution hereof VNC will be, a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, with full corporate power and authority to carry on its business as it is now being conducted and as contemplated by the Agreement and to own the properties and assets which it owns, and neither the ownership of its property nor the conduct of its business requires it, or any of its subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified,

considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Wesbanco and its subsidiaries taken as a whole.  Each of Wesbanco's subsidiaries ("Wesbanco Subs"), other than VNC, is a West Virginia or Ohio corporation, duly organized and validly existing in good standing under the laws of Ohio or

West Virginia, as the case may be, with full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets which it owns.  All issued and outstanding shares of stock of VNC and the Wesbanco Subs are held, beneficially and of record, by Wesbanco and have been or,

as to VNC, on the date of its execution hereof, will have been,

fully paid, were validly issued and are nonassessable.  There are no options, warrants to purchase or contracts to issue, or

contracts or any other rights entitling anyone to acquire, any other stock of VNC or any of the Wesbanco Subs or securities convertible into shares of stock of VNC or any of the Wesbanco

Subs.

     9.2  Authorization of Agreement.  The Board of Directors of
          ---------------------------
Wesbanco has authorized the execution of this Agreement as set forth herein, and, without further action by its Board of

Directors or shareholders, Wesbanco has the corporate power and is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated herein, pursuant to this

Agreement, and this Agreement is a valid and binding agreement of

Wesbanco enforceable
in accordance with its terms, except as

enforceability may be subject to applicable bankruptcy,

insolvency, moratorium or other similar laws affecting the

enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.  Upon execution hereof by VNC and

Fairmont and subject to the approval hereof by Wesbanco and FFB

Corporation as their sole shareholder, VNC and Fairmont have the corporate power to execute and deliver this Agreement and have taken all action required by law, their Articles of

Incorporation, their Bylaws or otherwise to authorize and approve such execution and delivery, the performance of the Agreement,

the Merger, the Bank Merger and the consummation of the

transactions contemplated hereby; and this Agreement is a valid and binding agreement of VNC and Fairmont  enforceable in

accordance with its terms, except as enforceability may be

subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights

generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

     9.3  Transfer of Cash to Exchange Agent Prior to, or as of
          -----------------------------------------------------
the Closing Date.  Prior to, or at the Closing Date, Wesbanco
-----------------
will deliver to the Exchange Agent, Wesbanco Bank Wheeling, for the benefit of the shareholders and holders of the warrants of

Vandalia, an amount of cash sufficient to meet the necessary amount of cash into which such common stock or warrants shall have been converted pursuant to Section 6.

     9.4  No Violation of Other Instruments.  Subject to
          ----------------------------------
obtaining any required consents (which consents will be obtained by Wesbanco prior to the Closing), the execution and delivery of this Agreement do not, and the consummation of the Merger and the

Bank Merger and the transactions contemplated hereby will not,

violate any provision of the Articles of Incorporation or Bylaws of Wesbanco or any of the Wesbanco Subs or any provision of, or result in the acceleration of any obligation under, any material mortgage, Deed of Trust, note, lien, lease, franchise, license,

permit, agreement, instrument, law, order, arbitration award,

judgment or decree, or in the termination of any material

license, franchise, lease or permit, to which Wesbanco or any of the Wesbanco Subs, is a party or by which they are bound.

     9.5  Application for VNC.  Wesbanco shall cause to be filed
          --------------------
with the West Virginia Secretary of State an application to

organize and incorporate VNC as a West Virginia corporation, in accordance with the provisions of the West Virginia Code, and upon the approval of such application and the issuance of a

Certificate of Incorporation for VNC by the Secretary of State of

West Virginia, Wesbanco shall cause VNC and Fairmont to execute and enter into this Agreement and cause VNC and Fairmont to take such action as is provided in this Agreement on their part to be taken.

     9.6  Good Faith.  Wesbanco shall use its best efforts in
          -----------
good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the

earliest possible date and cooperate fully with the other parties to that end.

     9.7  Exchange Act Reports.  Wesbanco has delivered to
          ---------------------
Vandalia true and correct copies of its Form 10-K (Annual Report)

for the year ended December 31, 1995, and its Form 10-Q

(Quarterly Report) for the quarter ended March 31, 1996, as filed with the SEC, all of which were prepared and filed in accordance with the applicable requirements and regulations of the SEC.

Wesbanco has also delivered to Vandalia true and correct copies of all documents and reports filed by Wesbanco with the SEC

pursuant to the Exchange Act since January 1, 1996 (the

"Wesbanco Reports").  Wesbanco has filed and will continue to file all reports and other documents required to be filed with the SEC pursuant to the Exchange Act in a timely manner.  All of the

Wesbanco Reports complied in all material respects with the Act and did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

     9.8  Subsidiaries of Wesbanco.  In addition to VNC, the
          -------------------------
subsidiaries of Wesbanco are Wesbanco Bank Wheeling, a West

Virginia banking corporation, Wesbanco Bank Fairmont, Inc., a

West Virginia banking corporation, FFB Corporation, a West

Virginia corporation, Wesbanco Bank South Hills, a West Virginia banking corporation, Wesbanco Bank Parkersburg, a West Virginia banking corporation, Wesbanco Bank Kingwood, Inc., a West

Virginia corporation, Wesbanco Bank Barnesville, an Ohio banking corporation, and Wesbanco Mortgage Company, a West Virginia

corporation.  All have the requisite corporate power and

authority to own and lease their respective properties and to conduct their respective businesses as they are now being

conducted and are currently contemplated to be conducted.

Wesbanco owns 100% of the issued and outstanding stock of all such corporations.

     9.9  Registered Bank Holding Company.  Wesbanco is a duly
          --------------------------------
registered bank holding company under the Bank Holding Company

Act of 1956, as amended.

     9.10 Authority to Issue Cash.  The cash to be paid by
          ------------------------
Wesbanco pursuant to this Agreement will be duly authorized by all necessary corporate action at the time the Merger is

consummated.

     9.11 Financial Statements.  Wesbanco has delivered to Vandalia copies
          --------------------
of its
consolidated balance sheets as of December 31, 1995, 1994 and

1993 and the interim period ended March 31, 1996, and its consolidated statements of income, consolidated statements of changes in shareholders'

equity and consolidated statements of changes in financial position for the three year period ended December 31, 1995, and the interim period ended

March 31, 1996, together with the notes thereto, accompanied by an audit report of Price Waterhouse, independent auditors.  Such statements and the related notes to all of said financial

statements, present fairly the consolidated financial position of

Wesbanco and its consolidated subsidiaries and the consolidated results of their operations as of the dates and for the periods ended on the dates specified in accordance with generally

accepted accounting principles consistently applied throughout the periods indicated, except as may be specifically disclosed in those financial statements, including the notes to the financial statements attached thereto, and subject to normal recurring year end adjustments.

     9.12 No Action, Etc.  Except as disclosed in the Wesbanco
          ---------------
Disclosure Schedule, dated not more than 30 days from the date hereof (the "Wesbanco Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings,

claims or investigations (formal or informal) pending, or to the knowledge of Wesbanco pending or threatened, against or relating to Wesbanco, its subsidiaries, its businesses or any of its

properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any

governmental agency.  There are no suits, actions, proceedings,

claims or investigations against or relating to Wesbanco, its subsidiaries, its businesses, its properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency, which, individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially adversely affect the financial condition (present or prospective), businesses,

properties or operations of Wesbanco or its subsidiaries or the ability of Wesbanco or its subsidiaries to conduct its business as presently conducted or consummate the transaction contemplated hereby, and Wesbanco does not know of any basis for any such action or proceeding.  Neither Wesbanco nor any of its

subsidiaries are a party or subject to any cease and desist

order, agreement or similar arrangement with a regulatory

authority which restricts its operations or requires any action and neither Wesbanco nor any of its subsidiaries are transacting business in material violation of any applicable law, ordinance,

requirement, rule, order or regulation.

     9.13 Capitalization.  The authorized capital stock of
          ---------------
Wesbanco consists of 25,000,000 shares of common stock, par value of $2.0833 per share, of which 8,469,574 shares are duly

authorized, validly issued and outstanding (as of June 17, 1996)

and are fully paid and nonassessable, and 1,000,000 shares of preferred stock, without par value, none of which are issued or outstanding.  There are no options, warrants, calls or

commitments of any kind entitling any person to acquire, or

securities convertible into, Wesbanco Common Stock, except as disclosed on the Wesbanco Disclosure Schedule.  At March 31,

1996, Wesbanco held 211,031 shares of its common stock as

treasury stock.  Wesbanco has no other reserve commitments with respect to its common stock.

     Upon execution hereof by VNC, the authorized capital stock of VNC consists of 100 shares of common stock, par value of

$25.00 per share, all of which such shares will be duly

authorized and validly issued and outstanding and will be fully paid and nonassessable.  There are no options, warrants, calls or commitments of any kind relating to, or securities convertible into VNC Common Stock.

     9.14 Undisclosed Liabilities.  Wesbanco and the Wesbanco
          ------------------------
Subs have no material liabilities other than those liabilities disclosed on or provided for in the financial statements

delivered pursuant to Section 9.11 of this Agreement, or on the

Wesbanco Disclosure Schedule.

     9.15 Title to Properties.  Except for capitalized leases and
          --------------------
liens and encumbrances not material to the property and liens and encumbrances on property acquired by Wesbanco Subs in foreclosure of loans and existing at the time of foreclosure, Wesbanco and its subsidiaries have good and marketable title to all of the property, interest in properties and other assets, real or

personal, set forth in its consolidated balance sheet as of

December 31, 1995, and applicable interim periods, or acquired since that date, subject to no material liens, mortgages,

pledges, encumbrances, or charges of any kind except liens

reflected on said balance sheets, and all of its leases are in full force and effect and neither Wesbanco nor any of its

subsidiaries is in material default thereunder.  No asset

included in the financial statements referred to above has been valued in such statements in excess of cost less depreciation or,

in the case of investment securities, in excess of cost, adjusted for amortization of premiums or accretion of discounts.  All real and tangible personal property owned by Wesbanco or its

subsidiaries and used or leased by Wesbanco or its subsidiaries,

or for its business is in good condition, normal wear and tear excepted, and is in good operating order.  All of such property is insured against loss for at least 80% of the full replacement value thereof (less applicable deductibles) by reputable

insurance companies authorized to transact business in the States of West Virginia and Ohio.

     9.16 Registration Statement.  The Registration Statement
          -----------------------
referred to in Section 14.2 of this Agreement or any amendment or supplement thereto mailed to the holders of the common stock of Vandalia will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading with respect to Wesbanco, and will comply as to form in all material respects with the requirements of the United States and West

Virginia securities laws and any other applicable Blue Sky laws.

     9.17 ERISA.  Except as disclosed in the Wesbanco Disclosure
          ------
Schedule (i) each employee benefit plan subject to Titles I

and/or IV of ERISA and established or maintained for persons including employees or former employees of Wesbanco, or any of its subsidiaries, (hereinafter referred to as "Plan") has been maintained, operated, administered and funded in accordance with its terms and with all material provisions of ERISA and the IRC applicable thereto; (ii) no event reportable under Section 4043 of ERISA has occurred and is continuing with respect to any Plan;

(iii) no liability to PBGC has been incurred with respect to any

Plan, other than for premiums due and payable and all premiums required  to have been paid to PBGC as of the date hereof have been and as of the Effective Date will have been paid; (iv) other than the termination of the defined benefit pension plans of

Wheeling Dollar Bank, First National Bank and Trust Company, Wirt

County Bank, First-Tyler Bank & Trust Company, Brooke National

Bank, First National Bank of Barnesville, Albright National Bank

and First

Fidelity Bancorp, Inc., no Plan has been terminated, no

proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) with respect to the termination of the defined benefit pension plans of Wheeling Dollar Bank, First

National Bank and Trust Company, Wirt County Bank, First-Tyler

Bank & Trust Company, Brooke National Bank, First National Bank

of Barnesville, Albright National Bank and First Fidelity

Bancorp, Inc., all required governmental and regulatory approvals of such terminations have been obtained, all participants in such

Plans or their beneficiaries have received single premium annuity contracts or other benefits which will provide those participants or beneficiaries with the retirement income calculated under the terms and conditions of such Plans, all liabilities of such Plans have been paid, released, discharged or merged, and any surplus assets remaining in such Plans after satisfaction of all of its liabilities have been recovered by Wesbanco or its subsidiaries;

(vi) neither Wesbanco nor any of its subsidiaries currently are a participating employer in any multi-employer or multiple employer employee benefit pension plan (including any multi-employer plans as defined in Section 3(37) of ERISA) and, with respect to any multi-employer or multiple employer plan in which Wesbanco or any of its subsidiaries was a participating employer, all

contributions due from Wesbanco or any of its subsidiaries to any such multi-employer or multiple employer plan have been timely paid and any additional contributions due on or before the

Effective Date shall have been paid; (vii) with respect to any multi-employer pension plan subject to the Multi-Employer Pension

Plan Amendments Act of 1980 in which Wesbanco or any of its

subsidiaries was a participating employer, neither Wesbanco nor any of its subsidiaries have incurred or will incur any

withdrawal liability, complete or partial, under Section 4201,

4203, or 4205 of ERISA, as a consequence of discontinuing

participating in such multi-employer pension plan; (viii) there has been no cessation of, and no decision has been made to cease,

operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are

participants under any Plan; (ix) each Plan which is an employee pension plan meets the requirements of "qualified plans" under Section

401(a) of the IRC; (x) no accumulated funding deficiency

within the meaning of Section 412 of the IRC or Section 302 of

ERISA has been incurred with respect to any Plan subject to the funding standards of those provisions; (xi) with respect to each

Plan, there have been no prohibited transactions as defined in

Section 406 of ERISA or Section 4975 of the IRC, and there are no actions, suits or claims with respect to the assets thereof

(other than routine claims for benefits) pending or threatened;

and (xii) all required reports, descriptions and notices

(including, but not limited to, Form 5500 Annual Reports, Summary

Annual Reports and  Summary Plan Descriptions) have been

appropriately filed with the government or distributed to

participants with respect to each Plan.

     9.18 Labor Disputes.  Except as disclosed in the Wesbanco
          ---------------
Disclosure Schedule, neither Wesbanco nor any of its subsidiaries are directly or indirectly involved in or threatened with any labor dispute, including, without limitation, matters regarding discrimination by reason of race, creed, sex, handicap or

national origin, which would materially and adversely effect their financial condition, assets, businesses or operations taken as a whole.  No collective bargaining representatives represent employees of Wesbanco, VNC or the Wesbanco Subs, and no petition for election of any collective bargaining representative has been filed and, to the knowledge of Wesbanco and its subsidiaries, no organizational campaign on behalf of any collective bargaining unit has been undertaken by or on behalf of any Wesbanco, VNC or

Wesbanco Subs employees.

     9.19 Reserve for Possible Loan Losses.  The reserve for
          ---------------------------------
possible loan losses shown on the consolidated balance sheet of

Wesbanco and its subsidiaries as of December 31, 1995, delivered pursuant to this Agreement is adequate in all material respects as of the date thereof.

     9.20 Taxes.  Except as disclosed in the Wesbanco Disclosure
          ------
Schedule:

          (a)  Wesbanco and its subsidiaries have timely

     and properly filed all Federal Income Tax Returns

     and all other federal, state, municipal and other

     tax returns which they are required to file, either

     on their own behalf or on behalf of their employees

     or other persons or entities, all such returns and

     reports being true and correct and complete in all

     material respects, and have paid all taxes,

     including penalties and interest, if any, which

     have become due pursuant to such returns or reports

     or forms or pursuant to  assessments received by

     them;

          (b)  Neither the Internal Revenue Service nor

     any other taxing authority is now asserting against

     Wesbanco or any of its subsidiaries, or, to its

     knowledge, threatening to assert against them, or

     any of them, any material deficiency or claim for

     additional taxes, interest or penalty;

          (c)  There is no pending or, to its knowledge,

     threatened examination of the Federal Income Tax

     Returns of Wesbanco or any of its subsidiaries,

     and, except for tax years still subject to the

     assessment and collection of additional federal

     income taxes under the three-year period of

     limitations prescribed in IRC Section 6501(a), no

     tax year of Wesbanco or any of its subsidiaries

     remains open to the assessment and collection of

     additional material Federal Income Taxes; and

          (d)  There is no pending or, to its knowledge,

     threatened examination of the West Virginia

     Business Franchise Tax Returns of

     Wesbanco or any of its subsidiaries, and, except for tax

     years still subject to the assessment and collection of

     additional Business Franchise Taxes under the three-

     year period of limitations prescribed in W.Va. Code

     Annot. Section 11-10-15, no tax year of Wesbanco or

     any of its subsidiaries remains open to the

     assessment and collection of additional Business

     Franchise Taxes.

          (e)  Wesbanco, and its subsidiaries, have

     properly accrued and reflected on their December

     31, 1995, consolidated balance sheet, delivered

     pursuant to Section 9.11 hereof, and have

     thereafter to the date hereof properly accrued, and

     will, from the date hereof, through the Closing

     Date, properly accrue all liabilities for taxes and

     assessments, and will timely and properly file all

     such federal, state, local and foreign tax returns

     and reports and forms which they are required to

     file, either on their own behalf or on behalf of

     their employees or other persons or entities, all

     such returns and reports and forms to be true and

     correct and complete in all respects, and will pay

     or cause to be paid when due all taxes, including

     penalties and interest, if any, which have become

     due pursuant to such returns or reports or forms or

     pursuant to assessments received by them, all such

     accruals being in the aggregate sufficient for

     payment of all such taxes and assessments.

     9.21 Absence of Certain Changes.  Except as may be disclosed
          ---------------------------
in the Wesbanco Disclosure Schedule, or except in connection with the transactions contemplated by this

Agreement, since December 31, 1995:

          (a)  There has been no change in the material

     assets, financial condition, liabilities

     (contingent or otherwise), business or results of

     operation of Wesbanco and its subsidiaries which

     has had, or changes in the aggregate which have

     had, a materially adverse effect on the material

     assets, financial condition or results of

     operations of Wesbanco, nor, to its knowledge, has

     any event or condition occurred which may result in

     such change or changes;

          (b)  There has not been any material damage,

     destruction, or loss by reason of fire, flood,

     accident or other casualty (whether insured or not

     insured) materially and adversely affecting the

     assets, financial condition, business or operations

     of Wesbanco or any of its subsidiaries taken as a

     whole;

          (c)  Other than in the ordinary course of

     business, neither Wesbanco nor any of its

     subsidiaries have disposed of, or agreed to dispose

     of, any of their material properties or assets, nor

     have they leased to others, or agreed to so lease,

     any of such material properties or assets;

          (d)  There has not been any change in the

     authorized, issued or outstanding capital stock of

     Wesbanco, except as provided for in this Agreement

     or as disclosed in the Wesbanco Disclosure

     Schedule, or any material change in the outstanding

     debt of Wesbanco or any of its subsidiaries, other

     than changes due to payments in accordance with the terms of such debt or changes in deposits, federal funds purchased, repurchase agreements or other

     short-term borrowings in the ordinary course of

     business;

          (e)  Except for the redemption of its Series A

     8% Cumulative Convertible Preferred Stock and the

     purchases of its common stock pursuant to its

     previously announced stock repurchase programs,

     Wesbanco has not granted any warrant, option or

     right to acquire, or agreed to repurchase, redeem

     or otherwise acquire, any shares of its capital

     stock or any other of its securities whatsoever;

          (f)  Neither Wesbanco nor any of its

     subsidiaries have made any material loan or advance

     other than in the ordinary course of business;

          (g)  Neither Wesbanco nor any of its

     subsidiaries has entered into any other material

     transaction, contract or lease or incurred any

     other material obligation or liabilities other than

     in the ordinary course of business;

          (h)  Neither Wesbanco nor any of its

     subsidiaries have made any expenditure or major

     commitment for the purchase, acquisition,

     construction or improvement of any material asset

     or assets which in the aggregate would be material

     other than in the ordinary course of business;

          (i)  There have not been any dividends or

     other distributions declared or paid on any shares

     of Wesbanco Common Stock or preferred stock of

     Wesbanco which, taken in the aggregate with all other such distributions declared or paid in the same tax year, exceed 50% of the after-tax income

     of Wesbanco for the tax year in which paid;

          (j)  Business has been conducted by Wesbanco

     in the ordinary course and in a manner consistent

     with past practice;

          (k)  There has been no change in the Articles

     of Incorporation or Bylaws of Wesbanco which would

     in the reasonable opinion of Vandalia  have a

     material adverse effect on the rights of holders of

     Wesbanco Common Stock; and

          (l)  There has not been any other event,

     condition or development of any kind which

     materially and adversely affects the material

     assets, financial condition or results of

     operations of Wesbanco or any of its subsidiaries,

     and neither Wesbanco nor any of its subsidiaries

     have knowledge of any such event, condition or

     development which may materially and adversely

     affect the material assets, financial condition or

     results of operations of Wesbanco and its

     subsidiaries.

     9.22 Fidelity Bonds.  Each of the Wesbanco Subs has
          ---------------
continuously maintained fidelity bonds insuring it against acts of dishonesty by each of its officers and employees in such

amounts as are required by law and as are customary, usual and prudent for a bank of its size.  Since January 1, 1996, there have been no claims under such bonds (except as disclosed in the

Wesbanco Disclosure Schedule) and, except as disclosed in writing to Vandalia, neither Wesbanco nor any Wesbanco Subs are aware of any facts which would form the basis of a claim under such bonds.

Neither Wesbanco nor any Wesbanco Subs have any reason to believe that
any fidelity coverage will not be renewed by their carriers

on substantially the same terms as the existing coverage.

     9.23 Additional Covenants.  Except as otherwise contemplated
          ---------------------
by this Agreement, Wesbanco covenants and agrees:

          (a)  That it will use its best efforts in good

     faith to take, or cause to be taken all action

     required under this Agreement on its part, or VNC's

     or Fairmont's part, to be taken as promptly as

     practicable so as to permit the consummation of the

     Merger at the earliest possible date and to

     cooperate fully with the other parties to that end,

     and that it will, in all such efforts, give

     priority to this acquisition of Vandalia;

          (b)  To deliver to Vandalia all Forms 10-K, 10-

     Q and 8-K filed for periods ending after the date

     of this Agreement within seven (7) days after the

     filing of each such report with the SEC;

          (c)  To promptly advise Vandalia of any

     material adverse change in the financial condition,

     assets, businesses or operations of Wesbanco or any

     of its subsidiaries, or any material changes or

     inaccuracies in data provided to Vandalia pursuant

     to this Agreement or any "acquisition proposal"

     with respect to Wesbanco received by Wesbanco;

          (d)  To cooperate with Vandalia in furnishing

     such information concerning the business and

     affairs of Wesbanco and its subsidiaries and its

     directors and officers as is reasonably necessary

     or requested in order to prepare and file any

     application for regulatory or governmental approvals, including but not limited to an application to the Federal Reserve Board, the

     Federal Deposit Insurance Corporation and the West

     Virginia Department of Banking for prior approval

     of the acquisition of Vandalia by Wesbanco as

     contemplated hereunder.  Wesbanco will use its best

     efforts to obtain the approval or consent of any

     federal, state or other regulatory agency having

     jurisdiction and of any other party to the extent

     that such approvals or consents are required to

     effect the Merger and the transactions contemplated

     hereby or are required with respect to the

     documents described in Section 9.4 hereof; and

          (e)  To cooperate with Vandalia in furnishing

     such information concerning the business of

     Wesbanco and its subsidiaries as is reasonably

     necessary or requested in order to prepare any

     Proxy Statement to be prepared in connection with

     the Merger.

     9.24 Transfer of Securities to Exchange Agent Prior to, or
          -----------------------------------------------------
as of the Closing Date.  Prior to, or at the Closing Date,
-----------------------
Wesbanco will deliver to the Exchange Agent, Wesbanco Bank

Wheeling, for the benefit of the holders of the common stock of

Vandalia, an amount of common stock of Wesbanco and cash

sufficient to meet the necessary amount of securities and cash required pursuant to Section 6.

     9.25 Authority to Issue Shares.  The shares of common stock
          --------------------------
of Wesbanco to be issued pursuant to this Agreement will be duly authorized at the time the Merger is consummated.  When issued upon the terms and conditions specified in this Agreement, such shares shall be validly issued, fully paid, and nonassessable.

The shareholders of Wesbanco have, and will have, no preemptive rights with respect to the issuance of the shares of Wesbanco to be authorized and issued in the transaction contemplated in this

Agreement.

                          SECTION 10

                        INVESTIGATION
                        -------------
     Subject to the conditions set forth in this Section 10,

prior to the Effective Time, Wesbanco and Vandalia may directly and through their representatives, make such investigation of the assets and business of Wesbanco and Vandalia and their

subsidiaries as each deems necessary or advisable.  Wesbanco and

Vandalia and their representatives, including, without

limitation, their accountants and investment advisors, shall have, at reasonable times after the date of execution by Wesbanco and Vandalia hereof, full access to the premises and to all the property, documents, material contracts, books and records of each, and its subsidiaries, and to all documents, information and working papers concerning each held by such party's accountants,

without interfering in the ordinary course of business of such entity, and the officers of each will furnish to the other such financial and operating data and other information with respect to the business and properties of each other and their

subsidiaries as each shall from time to time reasonably request;

provided, however, that neither party shall be required to give such access or information to the other party to the extent that it is prohibited therefrom by rule, regulation, or order of any regulatory body, and further provided that confidential

information of individual banking customers shall not be

photocopied or removed from the premises of such institution.

All data and information received by Wesbanco and its authorized representatives from Vandalia and by Vandalia and its authorized representatives from Wesbanco shall be held in strict confidence by such party and its authorized representatives, and neither party nor its authorized representatives will use such data or information or disclose the same to others except with the

written permission of the other party.  For a period of 30 days after the date of execution hereof, or prior completion of the investigation herein provided, this Agreement may be terminated by each such corporation if such investigation reveals to the other any information concerning the other which in the opinion of such corporation would have a material adverse effect on the present or future value of the other such corporation and its subsidiaries' assets, net worth, business or income taken as a whole.  Each such corporation shall provide prompt written notice to the other of such decision and the matters relied on

therefore.

                           SECTION 11

            NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES
            -----------------------------------------------
     The representations and warranties included or provided

herein shall not survive the Effective Date.

                           SECTION 12

        CONDITIONS PRECEDENT; CLOSING DATE AND EFFECTIVE DATE
        -----------------------------------------------------
     12.1 Conditions Precedent of Wesbanco and Vandalia.  The
          ----------------------------------------------
consummation of this Agreement by Wesbanco and Vandalia and the

Merger is conditioned upon the following:

          (a)  The shareholders of Vandalia, VNC and

     Fairmont shall have approved this Agreement by such

     vote as required by law;

          (b)  The West Virginia Banking Board (i) shall

     have granted its final approval of the

     incorporation and organization of VNC as a West

     Virginia corporation, the Merger and the Bank

     Merger and (ii) shall not, within 120 days from the

     date of Wesbanco's submission to the Banking Board

     pursuant to West Virginia Code Section 31A-8A-

     4(a), have entered an order disapproving the

     acquisition of Vandalia by Wesbanco pursuant to

     this Agreement;

          (c)  The Secretary of State of West Virginia

     shall have issued a Certificate of Incorporation

     for VNC;

          (d)  The Board of Governors of the Federal

     Reserve System shall have approved the application

     of Wesbanco to acquire Vandalia; and of the Merger

     of VNC pursuant to this Agreement;

          (e)  The Federal Deposit Insurance Corporation

     shall have approved the Bank Merger of the

     Subsidiary with and into Fairmont;

          (f)  The Registration Statement of Wesbanco

     shall be effective on the date of the Closing and

     all  post-effective amendments filed shall have

     been declared effective or shall have been

     withdrawn by that date.  No stop orders suspending

     the effectiveness thereof shall have been issued

     which remain in effect on the date of the Closing

     or shall have been threatened, and no proceedings

     for that purpose shall, before the Closing, have

     been initiated or, to the knowledge of Wesbanco,

     threatened by the SEC.  All state securities and

     "Blue Sky" permits or approvals required (in the

     opinion of Wesbanco and Vandalia to carry out the

     transaction contemplated in this Agreement) shall

     have been received.

          (g)  No order to restrain, enjoin or otherwise

     prevent the consummation of the transactions

     contemplated in this Agreement shall have been

     entered by any court or administrative body which

     remains in effect on the date of the Closing.


          (h)  Wesbanco, Vandalia, VNC and Fairmont

     shall have
     received, in form and substance

     satisfactory to Wesbanco's and Vandalia's counsel,

     all consents, federal, state, governmental,

     regulatory and other approvals and permissions, and

     the satisfaction of all the requirements prescribed

     by law which are necessary to the carrying out of

     the transactions contemplated hereby shall have

     been procured, including the filing of an effective

     Registration Statement with the Securities and

     Exchange Commission and in addition, Wesbanco and

     Vandalia shall have received any and all consents

     required with respect to the documents described

     pursuant to Section 8.3 and Section 9.4 hereof;

          (i)  All delay periods and all periods for

     review, objection or appeal of or to any of the

     consents, approvals or permissions required with

     respect to the consummation of the Merger and the

     Bank Merger and this Agreement shall have expired;

          (j)  Unless waived by Wesbanco and Vandalia,

     the holders of not more than ten percent (10%) of

     the outstanding common stock of Vandalia  shall

     have made written demand for appraisal rights in

     accordance with DCA, not have voted in favor of the

     Agreement at the special meeting of Vandalia

     shareholders referred to in Section 14.1 hereof and

     have otherwise exercised such rights of appraisal

     pursuant to Section 262 of the DCA;

          (k)  On or before the Closing Date, there

     shall have been received from the Internal Revenue

     Service a ruling or rulings, or, at the option of

     Vandalia, in lieu thereof, an opinion from counsel

     for Vandalia substantially
     to the effect that for Federal Income Tax purposes:

               (i)  The statutory merger of

          Vandalia with VNC  and the statutory

          merger of the Subsidiary with Fairmont

          will each constitute a reorganization

          within the meaning of Section 368(a)(1)

          of the Internal Revenue Code of 1986

          ("IRC"), and Wesbanco, Vandalia, VNC and

          Fairmont will each be a "party to a

          reorganization" as defined in IRC

          Section 368(b);

               (ii) No gain or loss will be

          recognized by Wesbanco, Vandalia, VNC or

          Fairmont as a result of the transactions

          contemplated in the Agreement;

               (iii)     No gain or loss will be

          recognized by the shareholders of

          Vandalia as a result of their exchange

          of Vandalia's Common Stock for

          Wesbanco's Common Stock, except to the

          extent any shareholder receives cash in

          lieu of a fractional share or as a

          dissenting shareholder;

               (iv) The holding period of the

          Wesbanco Common Stock received by each

          holder of Vandalia Common Stock will

          include the period during which the

          stock of Vandalia surrendered in

          exchange therefor was held, provided

          such stock was a capital asset in the

          hands of the holder on the date of

          exchange; and

              (v)  The Federal Income Tax basis

          of the Wesbanco Common Stock received by

          each holder of Vandalia Common Stock

          will be the same as the basis of the

          stock exchanged therefore.

          (l)  No action, proceeding, regulation or

     legislation shall have been instituted before any

     court, governmental agency or legislative body to

     enjoin, restrain or prohibit, or to obtain

     substantial damages with respect to, the Agreement

     or the consummation of the transactions

     contemplated hereby, which, in the reasonable

     judgment of Wesbanco or Vandalia would make it

     inadvisable to consummate such transactions (it

     being understood and agreed that a written request

     by governmental authorities for information with

     respect to the Merger or the Bank Merger may not be

     deemed by either party to be a threat of material

     litigation or proceeding, regardless of whether

     such request is received before or after execution


     of the Agreement).

          (m)  The approvals referred to in

     subparagraphs (b), (d) or (e) of Subsection 12.1

     herein shall not have required the divestiture or

     cessation of any significant part of the present

     operations conducted by Wesbanco, Vandalia or any

     of their subsidiaries, and shall not have imposed

     any other condition, which divestiture, cessation

     or condition Wesbanco reasonably deems to be

     materially disadvantageous or burdensome.




     12.2 Conditions Precedent of Wesbanco.  The consummation of
          ---------------------------------
this Agreement by

Wesbanco and the Merger is also conditioned upon the following:

          (a)  Unless waived by Wesbanco, the

     representations and warranties of Vandalia

     contained in this Agreement shall be correct on and

     as of the Effective Date with the same effect as

     though made on and as of such date, except for

     representations and warranties expressly made only

     as of a particular date and except for changes

     which have been consented to by Wesbanco or which

     are not, in the aggregate, material and adverse, to

     the financial condition, businesses, properties or

     operations of Vandalia and its Subsidiary taken as

     a whole, or which are the result of expenses or

     transactions contemplated or permitted by the

     Agreement; and Vandalia shall have performed in all

     material respects all of its obligations and

     agreements hereunder theretofore to be performed by

     it; and Wesbanco and VNC shall have received on the

     Effective Date an appropriate certificate (in

     affidavit form) dated the Effective Date and

     executed on behalf of Vandalia  by one or more

     appropriate executive officers of Vandalia to the

     effect that such officers have no knowledge of the

     nonfulfillment of the foregoing condition;

          (b)  Opinion of Vandalia Counsel.  An opinion
               ----------------------------
     of Spilman Thomas & Battle, counsel for Vandalia,

     shall have been delivered to Wesbanco, dated the

     Closing Date, and in form and substance

     satisfactory to Wesbanco and its counsel, to the

     effect that:


               (i)  Vandalia is a corporation duly

          organized,
          validly existing and in good

          standing under the laws of the State of

          Delaware and has the full corporate

          power and authority to own all of its

          properties and assets and to carry on

          its business as it is now being

          conducted, and neither the ownership of

          its property nor the conduct of its

          business requires it, or its Subsidiary,

          to be qualified to do business in any

          other jurisdiction except where the

          failure to be so qualified, considering

          all such cases in  the aggregate, does

          not involve a material risk to the

          business, properties, financial position

          or results of operations of Vandalia and

          its Subsidiary, taken as a  whole.

               (ii) Vandalia has the full

          corporate power to execute and deliver

          the Agreement.  All corporate action of

          Vandalia required to duly authorize the

          Agreement and the actions contemplated

          thereby has been taken, and the

          Agreement is valid and binding on

          Vandalia in accordance with its terms,

          subject, as to the enforcement of

          remedies, to applicable bankruptcy,

          insolvency, reorganization, fraudulent

          conveyance, receivership, moratorium, or

          other similar laws affecting the

          enforcement of creditors' rights

          generally from time to time in effect,




          whether state or federal; subject to

          application of the public policy of the

          State of West Virginia; and subject to

          any equitable principles limiting the

          right to obtain specific performance of

          certain obligations thereunder, whether

          such enforcement is considered in a

          proceeding in equity or at law.

               (iii)     All shares of common

          stock of Vandalia   issued and

          outstanding as of the Effective Date are

          duly authorized, validly issued, fully

          paid and nonassessable.

               (iv) The consummation of the Merger

          and the Bank Merger contemplated by the

          Agreement will not violate any provision

          of Vandalia's Articles of Incorporation

          or Bylaws, or violate any provision of,

          or result in the acceleration of any

          material obligation under, any material

          mortgage, loan agreement, order,

          judgment, law or decree known to such

          counsel to which Vandalia is a party or

          by which it is bound and will not

          violate or conflict with any other

          material restriction of any kind or

          character known to such counsel to which

          Vandalia is subject, which would have a

          materially adverse effect on the assets,

          business or operations of Vandalia,

          taken as a whole.

               (v)  Vandalia's Subsidiary is a

          national banking association and is duly

          organized, validly existing and in
          good standing under the laws of the United

          States, and it has the requisite

          corporate power and authority to own and

          lease its properties and to conduct its

          business as it is now being conducted.

          To the best of such counsel's knowledge

          Vandalia owns 100% of the issued and

          outstanding stock of such corporation.

               (vi) To the best of such counsel's

          knowledge, as of the date hereof neither

          Vandalia nor its Subsidiary was involved

          in any litigation against them (with

          possible exposure of $100,000.00 or

          more), pending or threatened.

          (c)  C. Barton Loar shall have duly executed

     and delivered the employment agreement with the

     Subsidiary, dated as of the Closing Date, in

     substantially the form attached hereto as Exhibit A.

          (d)  Vandalia shall have delivered to Wesbanco

     a schedule identifying all persons who may be

     deemed to be "affiliates" of Vandalia  under Rule

     145 of the Securities Act of 1933, as amended, and

     shall use its best efforts to cause each affiliate

     to deliver to Wesbanco prior to the Effective Date

     a letter substantially in the form attached hereto

     as Exhibit "B".

          (e)  Vandalia shall have furnished Wesbanco

     with a certified copy of resolutions duly adopted

     by the Board of Directors and the shareholders of

     Vandalia approving the Agreement and authorizing the

     Merger and the transactions contemplated

     hereby.

          (f)  Unless waived by Wesbanco, on the Closing

     Date, there shall not be pending against Vandalia

     or its Subsidiary or the officers or directors of

     Vandalia or its Subsidiary in their capacity as

     such, any suit, action or proceeding which, in the

     reasonable judgment of Wesbanco, if successful,

     would have material adverse effect on the financial

     condition or operations of Vandalia or its

     Subsidiary.

          (g)  Vandalia shall have executed and

     delivered to Wesbanco a Stockholder Agreement,

     substantially in the form attached hereto as

     Exhibit C, dated the date of this Agreement, and

     incorporated herein by reference.

     12.3 Conditions Precedent of Vandalia.  The consummation of
          ---------------------------------
this Agreement by Vandalia and the Merger is also conditioned upon the following:

          (a)  Unless waived by Vandalia the

     representations and warranties of Wesbanco and VNC

     contained in this Agreement shall be correct on and

     as of the Effective Date with the same effect as

     though made on and as of such date, except for

     representations and warranties expressly made only

     as of a particular date and except for changes

     which have been consented to by Vandalia or which

     are not in the aggregate material and adverse to

     the financial condition, businesses, properties or

     operations of Wesbanco and VNC or which are the

     result of expenses or transactions contemplated or

     permitted by this Agreement, and Wesbanco and VNC

     shall have performed in all material respects all

     of their obligations and
     agreements hereunder theretofore to be performed by them;

     and Vandalia shall have received on the Effective Date an

     appropriate certificate (in affidavit form) dated

     the Effective Date and executed on behalf of

     Wesbanco and VNC by one or more appropriate

     executive officers of each of them to the effect

     that such officers have no knowledge of the

     nonfulfillment of the foregoing conditions;

          (b)  Opinion of Wesbanco Counsel.  An opinion

     of Phillips, Gardill, Kaiser & Altmeyer, counsel

     for Wesbanco, shall have been delivered to

     Vandalia, dated the Closing Date, and in form and

     substance satisfactory to Vandalia and its counsel,

     to the effect that:

               (i)  Wesbanco, VNC and Fairmont are

          corporations duly organized, validly

          existing and in good standing under the

          laws of the State of West Virginia and

          have the full corporate power and

          authority to own all of their properties

          and assets and to carry on their

          businesses as they are now being

          conducted, and neither the ownership of

          their property nor the conduct of their

          businesses require them, or any of their

          subsidiaries, to be qualified to do

          business in any other jurisdiction

          except where the failure to be so

          qualified, considering all such cases in

          the aggregate, does not involve a

          material risk to the business,

          properties, financial position or

          results of operations of

          Wesbanco, VNC and Fairmont, taken as a whole.

               (ii) Wesbanco, VNC and Fairmont

          have the full corporate power to execute

          and deliver the Agreement.  All

          corporate action of Wesbanco, VNC and

          Fairmont required to duly authorize the

          Agreement and the actions contemplated

          thereby have been taken, and the

          Agreement is valid and binding on

          Wesbanco, VNC and Fairmont in accordance

          with its terms, subject, as to the

          enforcement of remedies, to applicable

          bankruptcy, insolvency, moratorium, or

          other similar laws affecting the

          enforcement of creditors' rights

          generally from time to time in effect,

          and subject to any equitable principles

          limiting the right to obtain specific

          performance of certain obligations

          thereunder.

               (iii)     The consummation of the

          mergers contemplated by the Agreement

          will not violate any provision of

          Wesbanco's, VNC's or Fairmont's Articles

          of Incorporation or Bylaws, or violate

          any provision of, or result in the

          acceleration of any material obligation

          under, any material mortgage, loan

          agreement, order, judgment, law or

          decree known to such counsel to which Wesbanco,

          VNC or Fairmont are a party or

          by which they are bound,
          and will not violate or conflict with any

          other material restriction of any kind or

          character known to such counsel to which

          Wesbanco, VNC or Fairmont are subject

          which would have a material adverse

          effect on the assets, business or

          operations of Wesbanco, VNC and Fairmont

          taken as a whole.

               (iv) Each of Wesbanco's

          subsidiaries is duly organized, validly

          existing and in good standing under the

          laws of the state of its organization

          and has the requisite corporate power

          and authority to own and lease its

          properties and to conduct its business

          as it is now being conducted.   To the

          best of such counsel's knowledge,

          Wesbanco owns 100% of the issued and

          outstanding stock of each such

          corporation.

               (v)  To the best of such counsel's

          knowledge, as of the date hereof,

          neither Wesbanco nor any of its

          subsidiaries were involved in any

          litigation against them (with possible

          exposure of $100,000.00 or more),

          pending or threatened, that has not been

          disclosed to Vandalia.

               (vi) The shares of Wesbanco Common

          Stock to be issued to Vandalia's

          shareholders pursuant to the Agreement,

          when issued as described therein, will

          be duly
          authorized, validly issued, fully paid and

          nonassessable.

          (c)  Ferris Baker Watts, Inc., financial

     advisors to Vandalia, shall have furnished to

     Vandalia an opinion, or an updating of any opinion

     rendered after the date of the Agreement, dated on

     or prior to the distribution date of the Proxy

     Statement described in Section 14.1 of this

     Agreement, and at the election of Vandalia, updated

     as of the Closing if the Closing is held more than

     five (5) days after the Vandalia meeting of

     shareholders, to the effect that the Merger and the

     transactions contemplated by this Agreement are

     fair, from a financial point of view, to Vandalia

     and its shareholders.

          (d)  Wesbanco, VNC and Fairmont shall have

     furnished Vandalia  with certified copies of

     resolutions duly adopted by the Boards of Directors

     of Wesbanco, VNC and Fairmont and the shareholders

     of VNC and Fairmont approving the Agreement and

     authorizing the Merger, the Bank Merger and

     transactions contemplated hereby.

          (e)  Unless waived by Vandalia, on the Closing

     Date, there shall not be pending against Wesbanco

     or any of its subsidiaries or the officers or

     directors of Wesbanco or any of its subsidiaries in

     their capacity as such, any suit, action or

     proceeding which, in the reasonable judgment of

     Vandalia, if successful, would have a material

     adverse effect on the financial condition or

     operations of Wesbanco or any of its subsidiaries.

     12.4 Closing Date.  The Closing shall be effected as soon as
          -------------
practicable after all of the conditions contained herein shall have been satisfied on the Closing Date as defined in Section 2.3 hereof, which Closing Date shall be the latest of:

          (a)  The second business day after the meeting

     of the shareholders of Vandalia at which the

     Agreement is approved;

          (b)  The fifteenth (15th) day after the

     approval of the acquisition of Vandalia by the

     Board of Governors of the Federal Reserve System

     (the "Federal Reserve Board");

          (c)  The fifteenth (15th) day after the

     approval of the Bank Merger by the Federal Deposit

     Insurance Corporation (the "FDIC");

          (d)  The day after any stay of the Federal

     Reserve Board's approval of the acquisition of

     Vandalia or the FDIC's approval of the Bank Merger

     shall be vacated or shall have expired or the day

     after any injunction against the closing of the

     Merger or the Bank Merger shall be lifted,

     discharged or dismissed;

          (e)  The day after the approval of the

     acquisition of Vandalia by the West Virginia

     Department of Banking is received by Wesbanco;

          (f)  The second business day after the date on

     which the last condition set forth in Section 12 is

     satisfied or waived;

          (g)  Such other date as shall be mutually

     agreed to by Wesbanco and Vandalia.

The Closing shall be held in Morgantown, West Virginia, at such time and place as the parties may agree upon.  The date and time of closing are herein called the "Closing Date". Promptly after the Closing, the Articles of Merger with respect to the Merger,

and the Bank Merger, shall be filed with the Secretary of State of West Virginia.

     12.5 Effective Date.  The Merger, and the Bank Merger, shall
          ---------------
become effective (the "Effective Date") on the date on which the

Certificates of Merger approving the mergers are issued by the

Secretary of State of West Virginia and the Secretary of State of

Delaware.  The surviving corporations shall record said

Certificates of Merger in the office of the Clerk of the County

Commission of Monongalia and Marion Counties.

                            SECTION 13

                      TERMINATION OF AGREEMENT
                      -------------------------
     13.1 Grounds for Termination.  This Agreement and the
          ------------------------
transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of Vandalia:

          (a)  By mutual consent of Vandalia and

     Wesbanco;

          (b)  By either Vandalia or Wesbanco if

     any of the conditions hereto to such party's

     obligations to close have not been met as of

     the Closing Date and the same has not been

     waived by the party adversely affected

     thereby;

          (c)  By either Vandalia or Wesbanco if

     the Merger shall violate any nonappealable

     final order, decree or judgment of any court

     or governmental body having competent

     jurisdiction;

          (d)  By Vandalia or Wesbanco, if the

     Closing Date has not occurred by January 31,

     1997;

          (e)  By Vandalia, unless waived by Vandalia,

     if the Market Value of Wesbanco stock shall fall

     below Twenty-five Dollars ($25.00) per share as of

     the Closing Date.  Market Value, for purposes of

     this paragraph, shall mean the average bid price of

     Wesbanco Common Stock (as quoted on Nasdaq Stock

     Market) for the 30 calendar days preceding five

     business days before the Closing.

          (f)  By either party in the event that

     the  shareholders of Vandalia vote against

     consummation of the Merger.

          (g)  By Wesbanco or Vandalia within 30

     days of the date hereof pursuant to the

     provisions of Section 10 of this Agreement.

     13.2 Effect of Terminating; Right to Proceed.  In the event
          ----------------------------------------
this Agreement shall be terminated pursuant to Section 13.1, all further obligations of Wesbanco and Vandalia under this

Agreement, except Sections 10, 13.1, 13.2 and 20 hereof, shall terminate without further liability of Wesbanco and VNC to

Vandalia or of Vandalia to Wesbanco and VNC.

     13.3 Return of Documents in Event of Termination.  In the
          --------------------------------------------
event of termination of this Agreement for any reason, Wesbanco and Vandalia shall each promptly deliver to the other all

documents, work papers and other material obtained from each other relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including

information obtained pursuant to Section 10 hereof, and will take all practicable steps to have any information so obtained kept confidential, and thereafter, except for any breach of the

continuing sections of the Agreement, each party shall be

mutually released and discharged from
liability to the other party or to any third parties hereunder, and no party shall be liable to any other party for any costs or expenses paid or incurred in connection herewith.

                            SECTION 14

                 MEETING OF SHAREHOLDERS OF VANDALIA

     14.1 Subject to receipt by Vandalia of the fairness opinion described in Section 12.3(c) hereof, Vandalia shall take all steps necessary to call and hold a special meeting of its

shareholders, in accordance with applicable law and the Articles of Incorporation and Bylaws of Vandalia as soon as practicable

(considering the regulatory approvals required to be obtained)

for the purpose of submitting this Agreement to its shareholders for their consideration and approval and will send to its

shareholders for purposes of such meeting a Proxy Statement which will not contain any untrue statement of a material fact with respect to Vandalia or omit to state a material fact with respect to Vandalia required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and which otherwise materially complies as to form with all applicable laws, rules and regulations.

     14.2 It is understood that as an integral part of the

transaction contemplated by this Agreement, Wesbanco shall file a

Registration Statement with respect to the offering of its common shares to be issued in the Merger.  The term "Registration

Statement" as used in this Agreement includes all preliminary filings, post-effective amendments and any Proxy Statement of

Vandalia.  Accordingly, Wesbanco and Vandalia agree to assist and cooperate fully with each other in the preparation of the

Registration Statement.  Both Vandalia and Wesbanco further agree to deliver to each other, both as of the Effective Date of the

Registration Statement and as
of the Closing, a letter, in form and substance satisfactory to the other party and its counsel, stating that, to the best of their knowledge and belief, all of the facts with respect to either Wesbanco or Vandalia,

as the case may be, set forth in the Registration Statement, are true and correct in all material respects, and that the Registration

Statement does not omit any material fact necessary to make the facts stated therein with respect to such party not misleading in light of the circumstances under which they were made.

                            SECTION 15

                             BROKERS
                             -------
     Vandalia represents and warrants to Wesbanco and Wesbanco

represents and warrants to Vandalia that no broker or finder has been employed, or is entitled to a fee, commission or other

compensation, with respect to this Agreement or the transactions contemplated hereby, other than fees due from Vandalia to Ferris

Baker Watts, Inc., its financial advisor.

                             SECTION 16

                     GOVERNING LAW; SUCCESSORS AND
                ASSIGNS; COUNTERPARTS; ENTIRE AGREEMENT
                ---------------------------------------
     This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia;

(b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns,

provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto;

(c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding as to Wesbanco and Vandalia when one or more counterparts shall have been signed and delivered by

Wesbanco and Vandalia and shall become effective and binding as to VNC when VNC receives its Certificate of Incorporation and its officers execute the Agreement; and (d) embodies the entire

Agreement and understanding of the parties with respect to the subject matter hereof; and (e) supersedes all prior agreements and understandings, written or oral, between Vandalia and

Wesbanco relating to the subject matter hereof.

                             SECTION 17

                         EFFECT OF CAPTIONS
                         ------------------
     The captions of this Agreement are included for convenience only and shall not in any way affect the interpretation or

construction of any of the provisions hereof.

                             SECTION 18

                              NOTICES
                              -------
     Except as specifically provided in Section 8.21(d) hereof,

any notices or other communication required or permitted

hereunder shall be sufficiently given if delivered personally or sent by first class, registered or certified mail postage prepaid, with return receipt requested addressed as follows:

     To Vandalia:

          Vandalia National Corporation
          344 High Street
          Morgantown, WV 26505
          ATTENTION:  C. Barton Loar, President

     With a copy to:

          David B. Shapiro, Esq.
          Spilman Thomas & Battle
          300 Kanawha Blvd. E
          Charleston, WV 25302

     To Wesbanco:

          Wesbanco, Inc.
          One Bank Plaza
          Wheeling, WV  26003
          ATTENTION:  Edward M. George, President

     With a copy to:

          James C. Gardill, Esq.
          Phillips, Gardill, Kaiser & Altmeyer
          61 Fourteenth Street
          Wheeling, WV  26003


or such other addresses as shall be furnished in writing by

either party to the other party.  Any such notice or

communication shall be deemed to have been given as of the date so mailed.

                            SECTION 19

                            AMENDMENTS
                            ----------
     Any of the terms or conditions of the Agreement may be

waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, by action taken by the Board of Directors of such party, or any of such terms or conditions may be amended or modified in whole or in part at any time as follows.  This Agreement may be amended in writing

(signed by all parties hereto) before or after the meeting of

Vandalia shareholders at any time prior to the Closing Date with respect to any of the terms contained herein, provided, however,

that if amended after such meeting of shareholders, the

conversion ration per share at which each share of common stock of Vandalia shall be converted and the cash payment per warrant at which each warrant of Vandalia shall be converted in the

Merger and any other material terms of the Merger shall not be amended after the meeting of Vandalia shareholders unless the amended terms  are resubmitted to the shareholders for approval.

Neither the Agreement nor any provisions hereof, may be changed,

waived, discharged or terminated orally, or by the passage of time, except by a statement in writing signed by the party

against which the enforcement of such change, waiver, discharge or termination is sought.

                            SECTION 20

                             EXPENSES
                             --------
     Each party to this Agreement shall pay its own legal and

accounting fees and other costs and expenses incurred in

connection with this Agreement and the transactions contemplated hereby.

                            SECTION 21

                           MISCELLANEOUS
                           -------------
     21.1 Publicity.  The parties will not publicly release any
          ----------
information about the transactions contemplated hereby except as they may mutually agree or as may be required by law.

     21.2 Incorporation by Reference.  Any and all schedules,
          ---------------------------
exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference as though fully set forth at the point referred to in the Agreement.

     21.3 Material Adverse Change.  In determining whether there
          ------------------------
has been a material adverse change for purposes of this

Agreement, costs and expenses of the transactions contemplated hereby shall not be taken into account provided, however, that only the first $100,000 of such expenses shall be so excluded.

     21.4 Binding Date.  This Agreement is effective and binding
          -------------
as to Wesbanco and Vandalia upon the date first above written and effective and binding as to VNC upon execution hereof by VNC.

     IN WITNESS WHEREOF, WESBANCO, INC., VANDALIA NATIONAL

CORPORATION, VNC CORPORATION and WESBANCO BANK FAIRMONT, INC.

have each caused this Agreement to be executed on their behalf by their officers thereunto duly authorized all as of the day and year first above written.

                              WESBANCO, INC., a West Virginia
                              corporation


                              By  /s/E.M. George
                                  -----------------
                                   Its President
                                       ------------
(SEAL)



ATTEST:

/s/  Shirley A. Bucan
------------------------
           Secretary

                                     VANDALIA NATIONAL CORPORATION,
                                     a Delaware corporation

                                     By /s/ C. Barton Loar
                                        ----------------------
                                           Its President
                                               ---------------

(SEAL)



ATTEST:

/s/  John W. Fisher, II
-------------------------
           Secretary




                               VNC CORPORATION, a West Virginia
                               corporation as of the 23rd day ofJuly, 1996.



                                By /s/  E.M. George
                                   ---------------------
                                      Its President
                                          --------------

(SEAL)



ATTEST:

/s/ Shirley A. Bucan
-----------------------
            Secretary

                                           WESBANCO BANK FAIRMONT, INC.,
                                           a West Virginia corporation

                                           By /s/ Frank R. Kerekes
                                              ------------------------
                                                Its  President
                                                    ------------------
(SEAL)



ATTEST:

/s/  E. Jean Lambert
----------------------
           Secretary

                            APPENDIX III
                            ------------

                        STOCKHOLDER AGREEMENT
                        ---------------------

     STOCKHOLDER AGREEMENT, dated as of July 18th, 1996, by and among
WESBANCO, INC. (the "Acquiror"), a West Virginia corporation, and certain stockholders of VANDALIA NATIONAL CORPORATION (the
"Company"), a Delaware corporation, named on Schedule A attached hereto (collectively the "Stockholders" and individually
"Stockholder").

     WITNESSETH: that for and in consideration of the mutual promises and covenants hereinafter contained, the parties hereto do hereby agree as follows:

     WHEREAS, the Acquiror and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Agreement"), which is being executed simultaneously with the execution of this Stockholder Agreement and provides for, among other things, the merger of the Company with an affiliate corporation of the Acquiror (the "Merger"); and

     WHEREAS, in order to induce the Acquiror to enter into the Agreement, each of the Stockholders agrees to, among other things, vote in favor of the Agreement in their capacities as stockholders of the Company;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Ownership of Company Common Stock. Each Stockholder represents and warrants that the Stockholder has or shares the right to vote and dispose of the number of shares of common stock of the Company, par value $1.00 per share ("Company Common Stock"), set forth opposite such Stockholder's name on Schedule A attached hereto.

     2. Agreements of the Stockholders. Each Stockholder covenants and agrees that:

              (a)   such Stockholder shall, at any
     meeting of the Company's stockholders called for the purpose, vote, or cause to be voted, all shares of Company Common Stock in which such stockholder has the right to vote (whether owned as of the date hereof or hereafter acquired) in favor of the Agreement and against any plan or proposal pursuant to which the Company is to be acquired by or merged with, or pursuant to which the Company proposes to sell all or substantially all of its assets and liabilities to, any person, entity or group (other than the Acquiror or any affiliate thereof);

              (b)   except as otherwise expressly
     permitted hereby, such

     Stockholder shall not, prior to the meeting of the Company's stockholders referred to in Section 2(a) hereof or the earlier termination of the Agreement in accordance with its terms, sell, pledge, transfer or otherwise dispose of the Stockholder's shares of Company Common Stock;

              (c)   such Stockholder shall not in his
     capacity as a stockholder of the Company directly or indirectly encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than the Acquiror or an affiliate thereof) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving the Company or any subsidiary of the Company (provided that nothing herein shall be deemed to affect the ability of any Stockholder to fulfill his duties as a director or officer of the Company); and

              (d)   such Stockholder shall use his best
     efforts to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the agreements contemplated by this Stockholder Agreement.

     3. Successors and Assigns. A Stockholder may sell, pledge, transfer or otherwise dispose of his shares of Company Common Stock, provided that such Stockholder obtains the prior written consent of the Acquiror and that any acquiror of such Company Common Stock agree in writing to be bound by the terms of this Stockholder Agreement.

     4. Termination. The parties agree and intend that this Stockholder Agreement be a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this Stockholder Agreement are inadequate. This Stockholder Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of the parties hereto and shall be automatically terminated in the event that the Agreement is terminated in accordance with its terms.

     5. Notices. Notices may be provided to the Acquiror and the Stockholders in the manner specified in Section 18 of the Agreement, with all notices to the Stockholders being provided to them at the Company in the manner specified in such section.

     6. Governing Law. This Stockholder Agreement shall be governed by the laws of the State of West Virginia without giving effect to the principles of conflicts of laws thereof.

     7. Counterparts. This Stockholder Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

     8. Headings and Gender. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stockholder Agreement. Use of the masculine gender herein shall be considered to represent the masculine, feminine or neuter gender whenever appropriate.

     IN WITNESS WHEREOF, the Acquiror, by a duly authorized officer, and each of the Stockholders have caused this Stockholder Agreement to be executed as of the day and year first above written.

                              WESBANCO, INC.


                              By/s/ Edward M. George
                              ----------------------
                                   Its President

                              /s/ Vaughn L. Kiger
                              ----------------------
                              VAUGHN L. KIGER

                              /s/ James H. Harless
                              ----------------------
                              JAMES H. HARLESS

                              /s/ C. Barton Loar
                              ----------------------
                              C. BARTON LOAR

                              /s/ John W. Fisher II
                              ----------------------
                              JOHN W. FISHER II

                              /s/ Ralph E. Massullo
                              ----------------------
                              RALPH E. MASSULLO

                              /s/ Charles S. Armistead
                              -------------------------
                              CHARLES S. ARMISTEAD

                              /s/ Robert D'Alessandri, M.D.
                              ------------------------------
                              ROBERT D'ALESSANDRI, M.D.

                              /s/ Robert E. King, M.D.
                              ------------------------
                              ROGER E. KING, M.D.

                              /s/ Reed J. Tanner, CPA
                              ------------------------
                              REED J. TANNER, CPA

                           SCHEDULE A
                           ----------
           NUMBER OF SHARES OF COMPANY COMMON STOCK(1)(2)
           ----------------------------------------------

NAME OF                  NUMBER OF    COMMON STOCK            PERCENT
STOCKHOLDER              WARRANTS     BENEFICIALLY OWNED      OF CLASS(3)
-------------            ----------   ------------------      ------------
Vaughn L. Kiger            3,000           3,562                2.29
James H. Harless           5,625         137,500               49.60
C. Barton Loar             4,024           6,312                3.60
John W. Fisher II          2,695             779                1.21
Ralph E. Massullo          2,875           2,500                1.88
Charles S. Armistead       4,452           6,562                3.70
Robert D'Alessandri, M.D.    ---             312                   *
Roger E. King, M.D.        3,281           3,187                2.26
Reed J. Tanner, CPA          ---           1,249                   *

(1) Does not include shares held in a fiduciary capacity by the Bank, or by any of such shareholders.

(2) Information is presented as of July 1, 1996, and is subject to update.

(3) Represents percentage of 282,994 shares issued and outstanding, except with respect to individuals holding immediately exercisable warrants to acquire shares of Common Stock, in which event represents percentage of shares issued and outstanding plus the warrants with respect to which such individual holds immediately exercisable warrants.

*    Represents less than 1%.

                                APPENDIX IV

                                WESBANCO, INC.
                          CONSOLIDATED BALANCE SHEET
----------------------------------------------------------------------------
(in thousands, except for shares)

                                                                                 December 31,
                                                                           -----------------------
                                                                              1995           1994
--------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (Note 3)                                          $   54,163    $   53,879
Due from banks _ interest bearing                                                301           297
Federal funds sold                                                            37,230        40,370
Investment securities: (Note 5)
Held to maturity (market values of $353,760, and $375,125,respectively)      350,151       385,248
Available for sale carried at market value                                   172,137       202,705
---------------------------------------------------------------------------------------------------
         Total investment securities                                         522,288       587,953
---------------------------------------------------------------------------------------------------
Loans:  (Note 4)                                                             902,378       820,949
      Unearned income                                                         (8,459)       (9,576)
      Reserve for possible loan losses (Note 8)                              (13,439)      (12,960)
---------------------------------------------------------------------------------------------------
            Net loans                                                        880,480       798,413
---------------------------------------------------------------------------------------------------

Bank premises and equipment (Note 9)                                          28,395        27,507
Accrued interest receivable                                                   12,708        13,581
Other assets (Note 10)                                                        13,454        10,832
---------------------------------------------------------------------------------------------------
Total Assets                                                              $1,549,019    $1,532,832
===================================================================================================




LIABILITIES
Deposits:
   Non-interest bearing demand                                           $  143,872    $   149,540
   Interest bearing demand                                                  279,217        290,082
   Savings deposits                                                         337,706        357,960
   Certificates of deposit (Note 11)                                        494,049        457,004
---------------------------------------------------------------------------------------------------
      Total deposits                                                      1,254,844      1,254,586
---------------------------------------------------------------------------------------------------

Federal funds purchased and repurchase agreements                            70,457         65,750
Short-term borrowings                                                         1,402          4,444
Accrued interest payable                                                      7,091          5,623
Other liabilities                                                             8,229          8,264
---------------------------------------------------------------------------------------------------
Total Liabilities                                                         1,342,023      1,338,667
---------------------------------------------------------------------------------------------------
Redeemable Preferred Stock (Series A, 8% Cumulative, $1.25
par value: none in 1995; 10,000 shares issued, 9,925 shares
outstanding in 1994) (Note 17)                                                ----           1,860


SHAREHOLDERS' EQUITY
Preferred stock, no par value; 1,000,000 shares authorized;
    none outstanding                                                          ----           ----
Common stock ($2.0833 par value; 25,000,000 shares
authorized; 10,372,103 shares issued)                                         21,608         21,608
Capital surplus                                                               31,237         32,447
Retained earnings                                                            159,483        148,316
Less:  Treasury stock (186,131 and 172,145 shares,respectively, at cost)      (5,038)        (4,735)
       Market value adjustment on investments available for sale-
       net of tax effect                                                         849         (4,482)
---------------------------------------------------------------------------------------------------
                                                                             208,139        193,154
Deferred benefits for directors and employees                                 (1,143)          (849)
---------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                   206,996        192,305
---------------------------------------------------------------------------------------------------
Total Liabilities, Redeemable Preferred Stock and Shareholders' Equity    $1,549,019     $1,532,832
===================================================================================================


The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                                            WESBANCO, INC.
                                   CONSOLIDATED STATEMENT OF INCOME
-----------------------------------------------------------------------------
(in thousands, except share and per share amounts)

                                                                   For the years ended December 31,
                                                                   ---------------------------------
                                                                      1995        1994       1993
----------------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans                                         $74,452    $64,906    $65,735
----------------------------------------------------------------------------------------------------
Interest on investment securities:
    U.S. Treasury and Federal Agency securities                        23,040     26,092     27,869
    States and political subdivisions                                   7,524      8,196      8,311
    Other investments                                                     574        488      1,178
----------------------------------------------------------------------------------------------------
        Total interest on investment securities                        31,138     34,776     37,358
----------------------------------------------------------------------------------------------------
    Other interest income                                               2,492      2,038      2,175
----------------------------------------------------------------------------------------------------
        Total interest income                                         108,082    101,720    105,268
----------------------------------------------------------------------------------------------------
Interest expense:
    Interest bearing demand deposits                                    7,936      8,173      8,989
    Savings deposits                                                   10,333     10,448     11,792
    Certificates of deposit                                            25,134     19,082     20,997
----------------------------------------------------------------------------------------------------
        Total interest on deposits                                     43,403     37,703     41,778
    Other borrowings                                                    3,167      1,957      1,949
----------------------------------------------------------------------------------------------------
        Total interest expense                                         46,570     39,660     43,727
----------------------------------------------------------------------------------------------------
Net interest income                                                    61,512     62,060     61,541
    Provision for possible loan losses (Note 8)                         2,788      6,073      3,247
----------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses           58,724     55,987     58,294
----------------------------------------------------------------------------------------------------
Other income:
    Trust fees                                                          4,716      4,425      4,160
    Charge card discounts and fees                                      1,039        922        958
    Service charges and other income                                    5,174      5,315      5,085
    Net investment securities transaction gains                           437        366        164
----------------------------------------------------------------------------------------------------
        Total other income                                             11,366     11,028     10,367
----------------------------------------------------------------------------------------------------
Other expenses:
    Salaries and wages                                                 18,272     18,711     17,622
    Pension and other employee benefits (Note 14)                       4,945      4,549      4,365
    Net occupancy expense (Note 9)                                      2,672      2,625      2,663
    Equipment expense                                                   2,461      2,381      2,418
    Other operating expense (Note 15)                                  13,780     14,574     14,805
-----------------------------------------------------------------------------------------------------
        Total other expenses                                           42,130     42,840     41,873
-----------------------------------------------------------------------------------------------------
Income before provision for income taxes                               27,960     24,175     26,788
    Provision for income taxes (Note 16)                                7,656      6,283      7,070
-----------------------------------------------------------------------------------------------------
Net Income                                                            $20,304    $17,892    $19,718
=====================================================================================================

Earnings per share of common stock: (Note 1)
    Earnings per share                                                  $1.98      $1.72      $1.88
    Preferred stock dividends and discount accretion                    $ 164      $ 183      $ 184
    Average number of shares                                       10,160,328 10,280,878 10,379,499


The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                                     WESBANCO, INC.
                 CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(in thousands, except for shares)

                                                      For the years ended December 31, 1995, 1994 and 1993
                                       ---------------------------------------------------------------------------------------
                                                                                    Market Value       Deferred
                                                                                    Adjustment on     Benefits for
                                   Shares   Common   Capital   Retained Treasury     Investments      Directors &
                                Outstanding  Stock   Surplus   Earnings   Stock   Available for Sale   Employees       Total
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992       10,385,778   $21,668  $33,136  $126,618  $(221)         _                $(560)     $180,641
Net Income                                                        19,718                                               19,718
Cash dividends:
    Common ($.785 per share)                                      (5,178)                                              (5,178)
    Common by pooled bank
        prior to acquisition                                      (2,173)                                              (2,173)
    Preferred by pooled bank
        prior to acquisition                                        (152)                                                (152)
Accretion of preferred stock by pooled
    bank prior to acquisition                                        (32)                                                 (32)
Common stock issued through
    dividend reinvestment plan by
    pooled bank prior to acquisition 11,365        23      253                                                            276
Net treasury shares purchased       (35,000)                             (1,102)                                       (1,102)
ESOP borrowing                                                                                             (422)         (422)
Principal payment on ESOP debt                                                                              225           225
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993       10,362,143    21,691   33,389   138,801 (1,323)         _                 (757)      191,801
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                        17,892                                               17,892
Cash dividends:
    Common ($.86 per share)                                       (7,389)                                              (7,389)
    Common by pooled bank
        prior to acquisition                                        (805)                                                (805)
    Preferred                                                       (151)                                                (151)
Accretion of preferred stock                                         (32)                                                 (32)
Treasury stock used for ESOP          2,000                (16)              63                                            47
Net treasury shares purchased
    or retired                     (164,185)      (83)    (926)          (3,475)                                       (4,484)
ESOP borrowing                                                                                             (246)         (246)
Principal payment on ESOP debt                                                                              154           154
Market value adjustment on
    investments available for sale -
     net of tax effect                                                                  $(4,482)                       (4,482)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994       10,199,958    21,608   32,447   148,316 (4,735)         (4,482)           (849)      192,305
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                        20,304                                               20,304
Cash dividends:
    Common ($.96 per share)                                       (8,139)                                              (8,139)
    Common by pooled bank
        prior to acquisition                                        (834)                                                (834)
    Preferred                                                       (138)                                                (138)
Accretion of preferred stock                                         (26)                                                 (26)
Treasury stock used for ESOP          3,500                                  96                                            96
Net treasury shares purchased      (128,597)                             (3,456)                                       (3,456)
Redemption of preferred stock       111,111             (1,210)           3,057                                         1,847
ESOP borrowing                                                                                             (129)         (129)
Principal payment on ESOP debt                                                                              200           200
Deferred benefits for directors                                                                            (365)         (365)
Market value adjustment on
    investments available for sale -
     net of tax effect                                                                    5,331                          5,331
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995       10,185,972   $21,608  $31,237  $159,483 $(5,038)          $849         $(1,143)      $206,996
--------------------------------------------------------------------------------------------------------------------------------

There was no activity, or outstanding balances in the Nonredeemable Preferred Stock during the years ended December 31, 1995, 1994 and 1993. See Note 17 for discussion on Redeemable Preferred Stock.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements

                                WESBANCO, INC.
                    CONSOLIDATED STATEMENT OF CASH FLOWS
-----------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents (in thousands)

                                                                              For the years ended December 31,
                                                                              --------------------------------
                                                                                    1995     1994      1993
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net Income                                                                        $20,304   $17,892   $19,718
Adjustment to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                    2,433     2,335     2,227
    Provision for possible loan losses                                              2,788     6,073     3,247
    Investment amortization - net                                                   4,736     6,717     7,070
    Gains on sales of investment securities - net                                    (437)     (366)     (164)
    Deferred income taxes                                                              82      (107)     (141)
    Other - net                                                                       269        (1)     (142)
    Increase or decrease in assets and liabilities:
        Interest receivable                                                           873       628     1.154
        Other assets                                                               (6,115)   (1,095)     (360)
        Interest payable                                                            1,468      (124)     (797)
        Other liabilities                                                            (906)      400      (545)
---------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                          25,495    32,352    31,267
---------------------------------------------------------------------------------------------------------------
Investing activities:
    Investment securities held to maturity:
        Proceeds from sales                                                          ----      ----     5,596
        Proceeds from maturities and calls                                         80,059    77,374    93,222
        Payments for purchases                                                    (67,026) (130,584) (194,189)
    Investment securities available for sale:
        Proceeds from sales                                                        59,291    67,002    31,981
        Proceeds from maturities and calls                                         47,901    52,364    90,435
        Payments for purchases                                                    (50,145)  (64,917)  (35,344)
    Other investing activities:
        Net increase in loans                                                     (85,754)  (45,387)  (37,084)
        Net decrease in charge card loans                                             939        27     1,271
        Purchases of premises and equipment - net                                  (3,215)   (1,547)   (2,102)
---------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                             (17,950)  (45,668)  (46,214)
---------------------------------------------------------------------------------------------------------------
Financing activities:
    Net increase (decrease) in certificates of deposit                             37,045    14,794   (31,228)
    Net increase (decrease) in demand deposits and savings accounts               (36,787)  (25,884)   50,927
    Increase in federal funds purchased and repurchase agreements                   4,707    14,524       721
    Increase (decrease) in short-term borrowings                                   (3,042)   (6,010)    2,563
    Net proceeds (payments) related to ESOP debt                                      (71)       92       197
    Dividends paid                                                                 (8,854)   (7,790)   (7,059)
    Purchases of treasury stock - net                                              (3,456)   (4,484)   (1,102)
    Other - net                                                                        57        33        (8)
---------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                  (10,401)  (14,725)   15,011
---------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                               (2,856)  (28,041)       64
Cash and cash equivalents at beginning of year                                     94,249   122,290   122,226
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                          $91,393   $94,249  $122,290
===============================================================================================================

During 1995, 1994 and 1993, WesBanco paid $45,103, $39,785 and $44,523 in interest on deposits and other borrowings and $8,113, $6,415 and $7,539 for income taxes, respectively.
During 1995, there were 9,925 shares of preferred stock redeemed, of which 9,723 shares were exchanged for 111,111 shares of WesBanco common stock in a non-cash transaction. The remaining 202 shares were redeemed for cash at $190 per share and are included in other financing activities.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                                 WESBANCO, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                          NOTE 1:  ACCOUNTING POLICIES
-------------------------------------------------------------------------------

     WesBanco, Inc. and its subsidiary banks provide banking and trust services primarily in the West Virginia and Eastern Ohio markets. The significant accounting principles employed in the preparation of the accompanying consolidated financial statements are summarized below:

Principles of consolidation:
     The Consolidated Financial Statements of WesBanco, Inc. (the "Corporation") include the accounts of the Corporation and its wholly owned subsidiaries. Material intercompany transactions and accounts have been eliminated.

Use of estimates:
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment securities:
   Investments Held to Maturity:
     Investment securities consisting principally of debt securities, which are generally held to maturity, are stated at cost, adjusted for amortization of premiums and accretion of discounts. These securities are purchased with the intent and ability to hold until their maturity.
  Investments Available for Sale:
     U. S. Treasury and Agency debt securities with a maturity date extending beyond three years of the purchase date, with the exception of U.S. Treasuries from the pooled bank, mortgage backed securities, corporate securities, obligations of state and political subdivisions held by the parent company and marketable equity securities are classified as available for sale. These securities may be sold at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risks, liquidity considerations, and other factors. These securities are stated at market value, with the market value adjustment, net of tax, reported as a separate component of shareholders' equity. No permanent writedowns on these securities have been required.
  Investments Available for Trading:
     The Corporation did not have a trading portfolio during either of the two years ended December 31, 1995 and 1994.
  Gains and Losses:
     Net realized gains and losses on sale of investment securities are included in the statement of income. The cost of these securities sold is based on the specific identification method.
Amortization and Accretion:
     Amortization of premiums and accretion of discounts are included in interest on investment securities in the Consolidated Statement of Income.

Loans:
     Interest is accrued as earned on loans except where doubt exists as to collectability, in which case recognition of income is discontinued. Net loan fees and deferrable costs are not material.
     The Corporation adopted Financial Accounting Standard (FAS) No. 114 (as amended by FAS No. 118), "Accounting by Creditors for Impairment of a Loan," on January 1, 1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement.

Reserve for possible loan losses:
     The reserve for possible loan losses is maintained at a level considered adequate by mnagement to provide for potential loan losses. The reserve is increased by provisions charged to operating expenses and reduced by loan losses net of recoveries. The amount of reserve is based on management's evaluation of the loan portfolio, as well as prevailing and anticipated economic conditions, past loan loss experience, current delinquency factors, changes in the character of the loan portfolio, specific problem loans and other relevant factors.
     The reserve for possible loan losses related to loans that are identified for evaluation, in accordance with FAS No. 114, is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. If the valuation is less than the recorded value of the loan, an impairment reserve must be established for the difference.

Bank premises and equipment:
     Bank premises and equipment are stated at cost less accumulated depreciation. Bank premises and equipment are depreciated over their estimated useful lives using either the straight-line or an accelerated method. Useful lives are revised when a change in life expectancy becomes apparent.
     Maintenance and repairs are charged to expense and betterments are capitalized. Gains and losses on bank premises and equipment retired or otherwise disposed of are charged to expense when incurred.

Income taxes:
     Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities and their tax bases. In addition, such deferred tax asset and liability amounts are adjusted for the effects of enacted changes in tax laws or rates.

Earnings per share:
     Earnings per share are calculated based upon dividing net income, less preferred stock dividends and accretion, by the weighted average number of shares of common stock outstanding during the year.

Trust assets and income:
     Assets held by the subsidiary banks in fiduciary or agency capacities for their customers are not included as assets in the accompanying Consolidated Balance Sheet. Trust fees are reported on the cash basis of accounting in accordance with customary banking practice. Reporting of trust income on an accrual basis would not materially affect net income. Certain trust assets are held on deposit at subsidiary banks.

Statement of cash flows:
     For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, and federal funds sold. Generally, federal funds are sold for one day periods.

Reclassification:
     Certain amounts in prior years have been reclassified to conform with the current year's presentation. The reclassifications had no effect on net income.

New accounting standards to be adopted:
     FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires an entity to review an asset for impairment whenever circumstances indicate that the carrying amount may not be recoverable. An impairment loss is to be recognized when the sum of expected future cash flows from the asset, on an undiscounted basis, is less than the asset's carrying amount. The amount of the loss is measured based on the fair value of the asset which contemplates the time value of money. Subsequent restoration of previously recognized impairment losses is prohibited. FAS No. 121 is effective for calendar year 1996 financial statements. Management does not anticipate that the adoption of this statement will have a material impact on the Corporation's consolidated financial statements.



                      NOTE 2:  ACQUISITIONS  AND MERGERS
-------------------------------------------------------------------------------


     On February 28, 1994, WesBanco, Inc. acquired First Fidelity Bancorp, Inc. which had total assets as of the acquisition date of approximately $309,911,000. In accordance with terms of the merger, WesBanco issued 2,093,815 shares of common stock and 10,000 shares of redeemable preferred stock. WesBanco retired and used as part of the transaction 40,000 shares of treasury stock. The acquisition was accounted for as a pooling-of-interests and accordingly, the consolidated financial statements include the accounts of First Fidelity Bancorp for all periods presented. First Fidelity's dividend reinvestment plan was replaced by the WesBanco plan following the merger.



                        NOTE 3:  RESTRICTED CASH BALANCES
-------------------------------------------------------------------------------


     Federal Reserve regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. The average amounts of required reserve balances were approximately $7,618,000 and $7,190,000 during 1995 and 1994, respectively.



                                 NOTE 4:  LOANS
-------------------------------------------------------------------------------
The following is a summary of total loans:
(in thousands)

                                                                  December 31,
                                                               -----------------
                                                                1995      1994
-------------------------------------------------------------------------------
Loans:
    Commercial                                               $176,809  $166,084
    Real estate -  construction                                16,544    25,575
    Real estate - mortgage                                    424,917   383,097
    Installment                                               284,108   246,193
-------------------------------------------------------------------------------
Total Loans                                                  $902,378  $820,949
===============================================================================

     Most lending is with customers who are located within the state of West Virginia and Eastern Ohio. There is no significant concentration of credit risk by industry or by individual borrowers, no significant exposure to highly leveraged loan transactions, nor any foreign loans. At December 31, 1995, loans that are considered to be impaired under FAS No. 114 were $7,291,000
(of which $5,199,000 were on a nonaccrual basis). Included in this amount was $1,999,000 of impaired loans for which the related reserve for possible loan losses was $334,000 and $5,292,000 of impaired loans that, as a result of collateral values, did not require a reserve for loan losses. The average balance of impaired loans during the year ended December 31, 1995 was approximately $6,773,000. For the purpose of this standard, impaired loans include all nonperforming loans. For the period ended December 31, 1995, the interest income recognized on impaired loans did not have a material effect on the results of operations. Loans aggregating $8,357,000, were classified as renegotiated or nonaccrual as of December 31, 1994.
     Interest and fees on loans would have been increased by approximately $565,000, $715,000 and $593,000 for the years 1995, 1994 and 1993, respectively, if renegotiated and nonaccrual loans had earned their stated interest for the entire year. The amount of interest included in net interest income from renegotiated and nonaccrual loans was $142,000, $300,000, and $645,000 for the years ended December 31, 1995, 1994 and 1993, respectively.
     The subsidiary banks, in the ordinary course of business, grant loans to related parties at terms which do not vary from terms that would have been required if the transactions had been with unrelated parties. Indebtedness of related parties aggregated approximately $46,809,000, $46,911,000 and $43,051,697 as of December 31, 1995, 1994 and 1993, respectively. Activity for the year ended December 31, 1995 is summarized as follows:

(in thousands)

---------------------------------------------------------------------
Balance, beginning of year                                 $46,911
Additions                                                   35,953
Cash payments and other reductions                         (36,055)
---------------------------------------------------------------------
Balance, end of year                                       $46,809
=====================================================================


                              NOTE 5:  INVESTMENT SECURITIES
-----------------------------------------------------------------------------


     Effective January 1, 1994, the Corporation adopted the provisions of FAS No. 115. Under the new rules, debt securities for which the company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available for sale and carried at fair value. The market value adjustment on securities classified as available for sale is carried as a separate
component of shareholders' equity.   The following tables summarize amortized
cost and fair values of held to maturity and available for sale securities:
(in thousands)


                                                       Held to Maturity
                   -------------------------------------------------------------------------------------------
                                December 31, 1995                            December 31, 1994
                   --------------------------------------------   --------------------------------------------
                                  Gross      Gross    Estimated                Gross       Gross     Estimated
                    Amortized  Unrealized  Unrealized   Fair       Amortized Unrealized  Unrealized    Fair
                       Cost       Gains      Losses     Value        Cost      Gains       Losses      Value
---------------------------------------------------------------   --------------------------------------------
U.S. Treasury and
Federal Agency
Securities          $219,719     $1,792       $384    $221,127     $244,967    $   52    $ 7,524      $237,495

Obligations of
states and political
subdivisions         129,074      2,455        254     131,275      139,021     1,006      3,657       136,370

Other debt
securities             1,358       ---         ---       1,358        1,260      ---        ---          1,260
----------------------------------------------------------------   --------------------------------------------
Totals              $350,151     $4,247      $ 638    $353,760     $385,248    $1,058    $11,181      $375,125
================================================================   ============================================


                                                Available for Sale
                   -----------------------------------------------------------------------------------------------
                                 December 31, 1995                            December 31, 1994
                   ----------------------------------------------   ----------------------------------------------
                                  Gross      Gross     Estimated                  Gross       Gross     Estimated
                    Amortized  Unrealized  Unrealized   Fair         Amortized  Unrealized  Unrealized    Fair
                       Cost      Gains       Losses     Value           Cost       Gains     Losses       Value
                   ----------------------------------------------    ---------------------------------------------
U.S. Treasury and
Agency
Securities          $156,241     $1,806      $(542)     $157,505      $200,440     $285     $(7,611)     $193,114

Obligations of
states and political
subdivisions           5,698         13        (44)        5,667        ---         ---       ---          ---

US Corporate
securities                 4        ---        ---             4           919        1          (5)          915

Mortgage-backed
securities             6,636         19        (45)        6,610         8,113       26        (351)        7,788

Other debt
securities                24        ---        ---            24            24       ---        ---            24
-----------------------------------------------------------------    ----------------------------------------------
Total debt
securities           168,603      1,838       (631)      169,810       209,496      312      (7,967)      201,841
Equity securities      2,142        190         (5)        2,327           551      317          (4)          864
-----------------------------------------------------------------    ----------------------------------------------
Totals              $170,745     $2,028      $(636)     $172,137      $210,047     $629     $(7,971)     $202,705
=================================================================    ==============================================

   The following table shows amortized cost and estimated fair value of securities by maturity at December 31, 1995:

                                                                             December 31, 1995
                                                              -------------------------------------------------
                                                                 Held to Maturity         Available for Sale
                                                              ---------------------     -----------------------
                                                                          Estimated                 Estimated
                                                               Amortized     Fair       Amortized     Fair
(in thousands)                                                   Cost        Value        Cost        Value
---------------------------------------------------------------------------------------------------------------
Within one year                                                 $117,117    $117,400    $ 33,053     $ 33,112
After one year, but within five                                  173,662     175,927     116,873      117,899
After five years, but within ten                                  52,764      53,780      17,847       17,991
After ten years                                                    6,608       6,653       2,972        3,135
----------------------------------------------------------------------------------------------------------------
Total                                                           $350,151    $353,760    $170,745     $172,137
================================================================================================================

Mortgage-backed securities are assigned to maturity categories based on estimated average lives. Available for sale securities in the after 10 year category include securities with no stated maturity. Securities with prepayment provisions are categorized based on contractual maturity.



     In accordance with the FASB's Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," on December 29, 1995 obligations of states and political subdivisions held by the Parent Company with a book value of $5,698,000 and a market value of $5,667,000 were transferred from the held to maturity category to the available for sale category.
     Investment securities with par values aggregating $158,888,000 at December 31, 1995 and $145,962,000 at December 31, 1994 were pledged to secure
public and trust funds.   Gross gains of $513,000, $403,000 and $252,000 and
gross losses of $76,000, $37,000 and $88,000 were realized for the years ended December 31, 1995, 1994 and 1993, respectively.



                      NOTE 6:  TRANSACTIONS WITH RELATED PARTIES
-------------------------------------------------------------------------------
     Some officers and directors (including their affiliates, families and entities in which they are principal owners) of the Corporation and its subsidiaries are customers of those subsidiaries and have had, and are expected to have, transactions with the subsidiaries in the ordinary course of business. In addition, some officers and directors are also officers and directors of corporations which are customers of the banks and have had, and are expected to have, transactions with the banks in the ordinary course of business. In the opinion of management, such transactions are consistent with prudent banking practices and are within applicable banking regulations.
     The amount of transactions with related parties including loans and legal fees aggregated approximately $46,881,000 at December 31, 1995. These related party transactions equal 25% of shareholders' equity at December 31, 1995.




           NOTE 7:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
-------------------------------------------------------------------------------
     Individual banks within the Corporation incur off-balance-sheet risks in the normal course of business in order to meet financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.
     In the normal course of business, there are outstanding various commitments to extend credit approximating $66,717,000 and standby letters of credit of $10,221,000 as of December 31, 1995. The banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The banks use the same credit and collateral policies in making commitments and conditional obligations as for all other lending. Collateral which secures these types of commitments is the same type as collateral for other types of lending, such as accounts receivable, inventory and fixed assets.
     Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the loan agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
The banks evaluate each customer's credit worthiness on a case-by-case basis.
     Standby letters of credit are conditional commitments issued by the banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral securing these types of transactions is similar to collateral securing the banks' commercial loans.



                    NOTE 8:  RESERVE FOR POSSIBLE LOAN LOSSES
--------------------------------------------------------------------------------

    The activity in the reserve for possible loan losses is as follows:
(in thousands)

                                                    For the years ended December 31,
                                                   -----------------------------------
                                                      1995       1994       1993
--------------------------------------------------------------------------------------
Balance, beginning of year                          $12,960    $12,483    $11,308
    Provision                                         2,788      6,073      3,247
    Loan recoveries                                     793        452        614
    Loan losses                                      (3,102)    (6,048)    (2,686)
--------------------------------------------------------------------------------------
Balance, end of year                                $13,439    $12,960    $12,483
======================================================================================



                         NOTE 9:  BANK PREMISES AND EQUIPMENT
------------------------------------------------------------------------------
     Bank premises and equipment include:  (in thousands)

                                                                     December 31,
                                             Estimated           ---------------------
                                             useful life          1995        1994
--------------------------------------------------------------------------------------
Land and improvements                        (3-10 years)       $ 6,386     $  6,509
Buildings and improvements                   (4-50 years)        30,837       30,241
Furniture and equipment                      (2-25 years)        18,903       17,161
--------------------------------------------------------------------------------------
                                                                 56,126       53,911
Less - Accumulated depreciation                                 (27,731)     (26,404)
--------------------------------------------------------------------------------------
Total                                                           $28,395      $27,507
======================================================================================

                           Note 10:  OTHER ASSETS
-------------------------------------------------------------------------------

      Other Assets includes property acquired through a foreclosure proceeding, acceptance of a deed-in-lieu of foreclosure, and loans classified as in-substance foreclosures. In accordance with FAS No. 114, a loan is classified as an in-substance foreclosure when the Corporation has taken possession of the collateral. Loans previously classified as in-substance foreclosures, which the Corporation had not taken possession of the collateral, have been reclassified to loans. This reclassification did not significantly impact the Corporation's financial condition. Other Real Estate Owned, included in other assets, is carried at the lower of cost or fair market value.

                    NOTE 11:  CERTIFICATES OF DEPOSIT
-------------------------------------------------------------------------------


Maturities of certificates of deposit in denominations of $100,000 or more is as follows: (in thousands)

                                                             December 31,
                                                        -----------------------
Maturity                                                  1995         1994
-------------------------------------------------------------------------------
Under three months                                       $27,042      $26,607
Three to six months                                        6,771       10,785
Six to twelve months                                       6,513        6,387
Over twelve months                                        35,760       21,878
-------------------------------------------------------------------------------
Total                                                    $76,086      $65,657
===============================================================================

Interest expense on certificates of deposit of $100,000 or more was approximately $4,042,000 in 1995, $2,589,000 in 1994 and $2,610,000 in 1993.



                   NOTE 12:  ESOP AND LONG TERM BORROWINGS
-------------------------------------------------------------------------------
     The Corporation has a qualified noncontributory Employee Stock Ownership Plan (ESOP) and Trust Agreement for the purpose of investing in the common stock of WesBanco on behalf of its employees. Substantially all employees were included in the ESOP plan as of January 1, 1995, with the exception of WesBanco Weirton. Currently, the ESOP Trust holds 105,936 shares of WesBanco common
stock.   Approximately 75,103 shares of stock were allocated to specific employee accounts as of December 31, 1995.
     During November 1995, the WesBanco ESOP Trust renegotiated its existing line of credit with an affiliated lender. Conditions in the loan agreement remain the same, providing for a line of credit in the aggregate amount of $1,000,000 to facilitate purchases of WesBanco common stock in the open market. The ESOP Trust utilized the line of credit during the year to purchase an additional 5,000 shares of stock for $128,750, pledging those shares as collateral. The loan bears interest at a rate equal to the lender's base rate and requires annual repayments of principal equal to 20% of the balance at January 1 of each year. The loan has a final maturity date of 5 years from date of inception. The $1,000,000 revolving line of credit has a balance of $777,000 and $849,000 as of December 31, 1995 and 1994, respectively.
     Total contributions to the ESOP during 1995 were $350,012, which included cash contributions of $254,200 and an additional stock contribution valued at $95,812. Contributions during 1994 and 1993 were $231,956 and $246,000, respectively.
     Effective January 1, 1996, WesBanco expanded the existing ESOP to include 401(k) provisions. Under the 401(k) provisions, substantially all employees are eligible to participate. The Corporation makes matching contributions to the 401(k), up to a maximum of 1.5% of employees' compensation, subject to regulatory limitations.



      NOTE 13:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
-------------------------------------------------------------------------------
      Fair value estimates of financial instruments are based on present value of expected future cash flows, quoted market prices of similar financial instruments, if available, and other valuation techniques. These valuations are significantly affected by the discount rates, cash flow assumptions, and risk assumptions used. Therefore, the fair value estimates may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable in an immediate settlement of the instruments.
     The aggregate fair value of amounts presented do not represent the underlying value of the Corporation. Management does not have the intention to dispose of a significant portion of its financial instruments and, therefore, the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.

The following table represents the estimates of fair value of financial instruments: (in thousands)

                                                             December 31,
                                              ------------------------------------------
                                                     1995                  1994
                                              ------------------     -------------------
                                              Carrying     Fair      Carrying    Fair
                                               Amount      Value      Amount     Value
----------------------------------------------------------------------------------------
Financial assets:
    Cash and short-term investments            $ 91,694   $ 91,694   $ 94,546   $ 94,546
    Investment securities - held to maturity    350,151    353,760    385,248    375,125
    Investment securities - available for sale  172,137    172,137    202,705    202,705
    Net loans                                   880,480    892,031    798,413    790,051
Financial liabilities:
    Deposits                                  1,254,844  1,260,075  1,254,586  1,255,707
    Short-term borrowings                        71,859     71,859     70,194     70,194
Redeemable preferred stock                         ---        ---       1,860      2,627
=========================================================================================

The following methods and assumptions are used to estimate the fair value of like kinds of financial instruments:

Cash and Short-Term Investments:
     The carrying amount for cash and short-term investments is a reasonable estimate of fair value. Short-term investments consist of federal funds sold.

Investment Securities:
     Fair values for investment securities are based on quoted market prices, if available. If market prices are not available, then quoted market prices of similar instruments are used.

Net Loans:
     Fair values for loans with interest rates that fluctuate as current rates change are generally valued at carrying amounts. The fair values for residential mortgage loans are based on quoted market prices of securitized financial instruments, adjusted for remaining maturity and differences in loan characteristics. Fair values of commercial real estate, construction and consumer loans are based on a discounted value of the estimated future cash flows expected to be received. The current interest rates applied in the discounted cash flow method reflect rates used to price new loans of similar type, adjusted for relative risk and remaining maturity. The fair value of credit cards is estimated based on the anticipated average cost of soliciting a new account and the present credit quality of the outstanding balances. For nonaccrual loans, fair value is estimated by discounting expected future principal cash flows only.

Deposits:
     The carrying amount is considered a reasonable estimate of fair value for demand and savings deposits and other variable rate deposit accounts. The fair value of fixed maturity certificates of deposit is estimated by a discounted cash flow method using the rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings:
     For short-term borrowings, which include federal funds purchased, repurchase agreements, and other short-term borrowings, the carrying amount is a reasonable approximation of fair value.

Redeemable Preferred Stock:
     The fair value of redeemable preferred stock is estimated using discounted cash flow analyses based on estimated incremental borrowing rates for similar types of arrangements.

Off-Balance Sheet Instruments:
     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the counterparties. The amount of fees currently charged on commitments is determined to be insignificant and therefore the fair value and carrying value of off-balance sheet instruments are not shown.

                   NOTE 14:  RETIREMENT AND BENEFIT PLANS
-------------------------------------------------------------------------------
     At December 31, 1995, substantially all employees are participants in the WesBanco defined benefit pension plan. The plan covers those employees who satisfy minimum age and length of service requirements. Benefits of the WesBanco defined benefit plan are generally based on the years of service and the employee's compensation during the last five years of employment. The WesBanco plan's funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
     During 1995, all assets and liabilities of the First Fidelity Bancorp defined benefit pension plan were merged into the WesBanco plan. Prior to the merger, First Fidelity Bancorp's defined benefit plan formula used length of service and the employee's compensation to determine benefits. Contributions provided for benefits attributed to employee service to date and for those benefits expected to be earned in the future.
     Net periodic pension cost for the defined benefit plans in 1995, 1994 and 1993 include the following components:


(in thousands)                                             1995      1994      1993
--------------------------------------------------------------------------------------
Service cost - benefits earned during year              $   913   $   974   $   851
Interest cost on projected benefit obligation             1,543     1,411     1,264
Actual return on plan assets                             (3,714)      113    (1,854)
Net amortization and deferral                             2,318    (1,506)      618
--------------------------------------------------------------------------------------
Net periodic pension cost                               $ 1,060    $  992   $   879
======================================================================================

     The following table sets forth the defined benefit pension plans' funded status and the asset reflected in the Consolidated Balance Sheet at December 31, 1995 and 1994:

                                                                       December 31,
                                                                   -------------------
(in thousands)                                                        1995     1994
--------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
    Vested benefit obligation                                      $ 13,988  $ 13,326
    Accumulated benefit obligation                                   15,518    14,705
======================================================================================
Projected benefit obligation                                       $(18,092) $(19,403)
Plan assets at current market value, primarily listed
    stocks, bonds and cash equivalents                               21,847    17,962
--------------------------------------------------------------------------------------
Plan assets in excess of (less than) projected benefit obligation     3,755    (1,441)
Unrecognized prior service cost                                      (2,309)    1,102
Unrecognized net loss                                                  (176)      634
Unrecognized obligation                                                  40        60
--------------------------------------------------------------------------------------
Net pension asset                                                  $  1,310   $   355
======================================================================================

                                                                         December 31,
                                                                    ------------------
                                                                       1995    1994(1)
--------------------------------------------------------------------------------------
Assumptions used in the accounting for the WesBanco plan were:
    Weighted average discount rates                                     7.5%    8.0%
    Rates of increase in compensation levels                            4.5%    5.0%
    Weighted average expected long-term return on assets                8.75%   8.0%
--------------------------------------------------------------------------------------

(1) Assumptions used in First Fidelity Bancorp's plan were 7%, 4%, and 8.5% for discount rates, increase in compensation levels and expected long-term return on assets, respectively. Assumptions used in Bank of Weirton were 8.0% and 7.25% for discount rates and 8.5% and 8.0% for expected long-term return and assets in 1995 and 1994, respectively. The Bank of Weirton rates of compensation increases are based on a decreasing percentage scale as age increases.

     WesBanco currently provides a death benefit and a contributory health insurance plan for all retirees. WesBanco's contribution toward health insurance is a fixed amount which may be changed at its sole discretion.
During 1995, the Corporation increased its health insurance benefit from $70 to $90 per month, or 28.6%, and its death benefit from $5,000 to $7,500, or 50%.
     Effective January 1, 1995, First Fidelity Bancorp was included in the WesBanco postretirement medical and death benefit programs. First Fidelity had no significant nonpension postretirement benefits for the years 1994 and 1993.


-----------------------------------------------------------------------------
Net periodic postretirement benefit costs other than pension costs in 1995, 1994 and 1993 include the following components:

(in thousands)                                                   1995   1994   1993
------------------------------------------------------------------------------------
Service cost _ benefits earned during year                      $  71   $ 49  $  42
Interest cost on projected benefit obligation                     173     92     94
Prior service cost                                                 57    ---    ---
Net amortization and deferral                                     ---      6      5
------------------------------------------------------------------------------------
Net periodic postretirement benefit cost other than pensions     $301   $147   $141
====================================================================================

The following table sets forth the liability reflected in the Consolidated Balance Sheet at December 31, 1995 and 1994:

                                                                   December 31,
                                                                -------------------
(in thousands)                                                     1995     1994
-----------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
    Retirees                                                      $1,019   $  781
    Fully eligible active plan participants                        1,468      481
-----------------------------------------------------------------------------------
       Total                                                       2,487    1,262
    Unrecognized prior service cost                                 (918)     ---
    Unrecognized net loss                                           (150)     (69)
-----------------------------------------------------------------------------------
    Net postretirement benefit liability                          $1,419   $1,193
===================================================================================
Assumptions used in the accounting were:
    Weighted average discount rate                                   7.5%     8.0%
===================================================================================

    Postretirement benefits are funded as incurred resulting in cash payments of approximately $75,000, $51,000 and $50,000 for the years ended December 31, 1995, 1994 and 1993, respectively.
     The Corporation's portion of the cost of health care benefits is expected to increase during 1996. An assumption of a 1% per year increase in the benefit level would increase the expense in health care benefits by $79,829 or 28% for the year ended 1995 and increase the accumulated postretirement benefit obligation by $445,552 or 21% as of December 31, 1995.



                    NOTE 15:  OTHER OPERATING EXPENSE
-------------------------------------------------------------------------------
   Other operating expenses for the years 1995, 1994 and 1993 include:

(in thousands)                                    1995       1994       1993
-------------------------------------------------------------------------------
Customer and office supplies                   $  1,291   $  1,512   $  1,437
Postage and freight                               1,047      1,032      1,003
Legal and accounting fees                           998      1,124      1,036
Marketing media                                   1,303      1,125      1,133
Miscellaneous taxes                               1,787      1,735      1,687
FDIC Insurance                                    1,462      2,865      2,837
Other                                             5,892      5,181      5,672
-------------------------------------------------------------------------------
Total                                           $13,780    $14,574    $14,805
===============================================================================

                            NOTE 16:  INCOME TAXES
-------------------------------------------------------------------------------

     Pre-tax income from operations for the years ended December 31, 1995, 1994 and 1993 was $27,960,000, $24,175,000 and $26,788,000, respectively. A reconciliation of the federal statutory tax rate to the reported effective tax rate is as follows:

                                                For the years ended December 31,
                                                --------------------------------
                                                    1995       1994      1993
--------------------------------------------------------------------------------
Federal statutory tax rate                           35%        35%       35%
Tax-exempt interest income from securities of
    states and political subdivisions                (9)       (11)      (11)
State income taxes                                    3          3         3
Other - net                                          (2)        (1)       (1)
--------------------------------------------------------------------------------
Effective tax rate                                   27%        26%       26%
================================================================================

--------------------------------------------------------------------------------
     The provision for income taxes in the Consolidated Statement of Income consists of the following: (in thousands)

                                             For the years ended December 31,
                                             -----------------------------------
                                                   1995      1994      1993
--------------------------------------------------------------------------------
Current  - Federal                                $6,363    $5,427   $6,123
           State                                   1,208       963    1,089
Deferred - Federal                                    87      (106)    (251)
           State                                      (2)       (1)     110
--------------------------------------------------------------------------------
Total                                             $7,656    $6,283   $7,071
================================================================================
Tax expense applicable to securities transactions  $  174   $  142   $   64
================================================================================

     The Corporation's Federal and State income tax returns have been examined through 1990 with no significant adjustments proposed by the Internal Revenue Service or the State Tax Department. At December 31, 1995, the Corporation has credits for prior year minimum taxes of approximately $1,321,000 available in future years to reduce regular taxes payable.

Deferred tax assets and liabilities are comprised of the following at December 31, 1995 and 1994:

                                                             December 31,
                                                          ------------------
(in thousands)                                             1995      1994
----------------------------------------------------------------------------
Deferred tax assets:
    Reserve for possible loan losses                      $4,532    $4,105
    Tax effect of market value adjustment on
        investment securities available for sale            ---      2,860
    Postretirement and pension expense                        84       356
    Deferred compensation                                    355       419
    Other                                                     33        52
-----------------------------------------------------------------------------
        Gross deferred tax assets                          5,004     7,792
-----------------------------------------------------------------------------
Deferred tax liabilities:
    Tax effect of market value adjustment on
        investment securities available for sale             542      ---
    Depreciation                                             925       802
    Purchase accounting adjustments                          167       161
    Accretion on investments                                 136        82
    Postretirement and pension expense                       ---       ---
    Other                                                    257       283
-----------------------------------------------------------------------------
        Gross deferred tax liabilities                     2,027     1,328
-----------------------------------------------------------------------------
Deferred tax asset valuation allowance                      ---       ---
-----------------------------------------------------------------------------
Net deferred tax assets                                   $2,977    $6,464
=============================================================================


                      NOTE 17:  REDEEMABLE PREFERRED STOCK
-------------------------------------------------------------------------------
     On February 28, 1994, in connection with the acquisition of First Fidelity Bancorp, Inc., WesBanco issued 10,000 shares of redeemable preferred stock. During 1994, 75 shares were purchased and retired.
     Effective November 15, 1995, WesBanco redeemed its Series A 8% Cumulative Preferred Stock. The holders of the preferred stock had the right to elect to convert the preferred stock to common stock, $2.0833 par value, at the conversion ratio of 11.43 shares of common stock for each share of preferred stock or cash in the amount of $190 per share. Periodic accretion using the straight-line method increased the value of the stock to the redemption price of $190 per share. The accretion was charged against retained earnings. The holders of 9,723 shares elected to convert their preferred shares to common shares resulting in the issuance of 111,111 shares held in treasury. A total of 202 shares were redeemed for cash.

                 NOTE 18:  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
     Presented below are the condensed Balance Sheet, Statement of Income and Statement of Cash Flows for the Parent Company: (in thousands)

                                  BALANCE SHEET

                                                                           December 31,
                                                                      --------------------
                                                                       1995         1994
------------------------------------------------------------------------------------------
ASSETS
Cash                                                                $  2,543     $      1
Investment in subsidiary banks (at equity in net assets)             189,799      185,683
Investment securities:
    Held to maturity (market values of $0 and $6,603, respectively)      ---        6,795
    Available for sale carried at market value                         7,994        2,621
Dividends receivable                                                   9,750        2,000
Other assets                                                             205          151
------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        $210,291     $197,251
==========================================================================================

LIABILITIES
Long-term borrowings (Note 12)                                      $    777     $    849
Other liabilities                                                      2,518        2,237
------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                                  3,295        3,086
REDEEMABLE PREFERRED STOCK                                              ---         1,860
TOTAL SHAREHOLDERS' EQUITY                                           206,996      192,305
------------------------------------------------------------------------------------------
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND
    SHAREHOLDERS' EQUITY                                            $210,291     $197,251
==========================================================================================

                                           STATEMENT OF INCOME


                                                          For the years ended December 31,
                                                          ---------------------------------
                                                                   1995     1994     1993
-------------------------------------------------------------------------------------------
INCOME:
Dividends from subsidiary banks                                  $20,500  $13,550  $13,464
Income from investments                                              361      273      134
Other income                                                         312       22        2
-------------------------------------------------------------------------------------------
        TOTAL INCOME                                              21,173   13,845   13,600
-------------------------------------------------------------------------------------------

        TOTAL EXPENSES                                               809      842      719
-------------------------------------------------------------------------------------------

Income before income tax benefit and undistributed
    net income of subsidiary banks                                20,364   13,003   12,881
Income tax benefit                                                   145      303      396
-------------------------------------------------------------------------------------------
Income before undistributed net income of subsidiary banks        20,509   13,306   13,277
Undistributed net income (excess dividends) of subsidiary banks     (205)   4,586    6,441
-------------------------------------------------------------------------------------------
        NET INCOME                                               $20,304  $17,892  $19,718
===========================================================================================

-------------------------------------------------------------------------------

                                  STATEMENT OF CASH FLOWS
                                                               For the years ended December 31,
                                                             -----------------------------------
                                                                      1995      1994     1993
------------------------------------------------------------------------------------------------
Operating activities:
    Net Income                                                      $20,304   $17,892   $19,718
    Undistributed (net income) excess dividends of subsidiary banks     205    (4,586)   (6,441)
    Increase in other assets                                         (7,795)     (154)     (425)
    Other-net                                                          (163)       (7)     (242)
------------------------------------------------------------------------------------------------
Net cash provided by operating activities                            12,551    13,145    12,610
------------------------------------------------------------------------------------------------

Investing activities:
    Investments available for sale:
        Proceeds from sales                                           2,267        31     1,001
        Proceeds from maturities and calls                              852     5,983     3,992
        Payments for purchases                                       (1,671)   (6,835)   (6,072)
    Investments held to maturity:
        Proceeds from maturities and calls                            1,883       314     1,053
        Payments for purchases                                       (1,848)   (4,471)   (2,461)
------------------------------------------------------------------------------------------------
Net cash provided (used) by investing activities                      1,483    (4,978)   (2,487)
------------------------------------------------------------------------------------------------

Financing activities:
    Principal payments on ESOP related debt                            (200)     (154)     (225)
    Proceeds from ESOP related borrowings                               129       246       422
    Purchases of treasury stock - net                                (3,456)   (4,484)   (1,102)
    Dividends paid                                                   (8,022)   (6,984)   (6,279)
    Other                                                                57        33      (292)
------------------------------------------------------------------------------------------------
Net cash used by financing activities                               (11,492)  (11,343)   (7,476)
------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                       2,542    (3,176)    2,647
Cash at beginning of year                                                 1     3,177       530
------------------------------------------------------------------------------------------------
Cash at end of year                                                $  2,543   $     1  $  3,177
================================================================================================

During 1995 there were 9,925 shares of Preferred Stock redeemed. Of these shares, 9,723 shares were exchanged for 111,111 shares of WesBanco common stock in a non-cash transaction. The remaining 202 shares were redeemed for cash at $190 per share and are included in other financing activities.



     The operations of the subsidiary banks are subject to Federal and state statutes which limit the banks' ability to pay dividends or otherwise transfer funds to the Parent Company. At December 31, 1995 the banks, without prior approval from the regulators, could have distributed dividends of approximately $8,849,000.





                   NOTE 19:  SUBSEQUENT EVENT - COMPLETED MERGER
-------------------------------------------------------------------------------

     On August 30, 1996, WesBanco consummated its acquisition of the Bank of Weirton through the merger of Bank of Weirton into WesBanco Bank Wheeling, an affiliate of WesBanco. In connection with the transaction,WesBanco exchanged 130 shares of WesBanco's common stock for each share of Weirton's common stock outstanding in a tax free exchange. A total of 1,690,000 common shares were issued in the transaction. The merger, which is based on a fixed exchange ratio, was accounted for as a pooling-of-interests. Accordingly, the consolidated financial statements include the accounts of Bank of Weirton for all periods presented.

                 MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

     The financial statements and the information pertaining to those statements are the responsibility of management. The financial statements have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis.
     The accounting systems of the Corporation and its subsidiaries include internal controls and procedures which provide reasonable assurance as to the reliability of the financial records. Internal control systems are generally supported by written policies and procedures. The internal auditing staff systematically performs audits of operations, reviews procedures, monitors adherence to bank policies and submits written audit reports to the Audit Committee. The Audit Committee of the Board of Directors is composed of only outside directors. The Audit Committee meets regularly with management, internal audit and our independent accountants to review accounting, auditing and financial matters. The internal auditors, Federal and State examiners, and Price Waterhouse LLP have full access to the Audit Committee to discuss any appropriate matters.
     Independent accountants provide an objective review of management's discharge of its financial responsibilities relating to the preparation of the financial statements. The independent accountant's report is based on an audit in accordance with generally accepted auditing standards. This report expresses an informed judgement as to whether management's financial statements present fairly, in conformity with generally accepted accounting principles, the Corporation's financial position, results of operations and cash flows.

Report of Independent Accountants

To the Shareholders and Board of Directors of WesBanco, Inc.

In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of WesBanco, Inc., and its subsidiaries (the Corporation) at December 31, 1995 and 1994, the results of its operations and its cash flows for each of the 3 years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of First Fidelity Bancorp, Inc. for 1993, which statements reflect net interest income of $13,913,000 for the year ended December 31, 1993. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for First Fidelity Bancorp, Inc. for 1993 is based solely on the report of other auditors. As described in
Note 19, on August 30, 1996, the Corporation merged with Bank of Weirton in a transaction accounted for as a pooling of interests. The accompanying financial statements give retroactive effect to the merger of the Corporation with Bank of Weirton. We did not audit the financial statements of the Bank of Weirton which statements reflect total assets of $177,226,000 and $181,864,000 at December 31, 1995 and 1994, respectively, and net interest income of $5,483,000, $5,664,000 and $5,268,000 for each of the years ended December 31, 1995, 1994 and 1993, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Bank of Weirton is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 and Note 5, the Corporation adopted
Statement of Financial Accounting Standards (SFAS) No. 114, (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," during 1995 and 1994, respectively.


/s/ PRICE WATERHOUSE LLP

Price Waterhouse LLP

Pittsburgh, Pennsylvania
January 25, 1996, except as to Note 19, the pooling of interests with Bank of Weirton, which is as of August 30, 1996.

                                 WESBANCO, INC.
                     CONDENSED QUARTERLY STATEMENT OF INCOME
-----------------------------------------------------------------------------
(in thousands, except for earnings per share)


                                                           1995  Quarter ended
                                         --------------------------------------------------------
                                                                                          Annual
                                         March 31  June 30  September 30   December 31    Total
--------------------------------------------------------------------------------------------------
Interest income                          $26,102   $26,940     $27,133       $27,907     $108,082
Interest expense                          10,980    11,536      11,804        12,250       46,570
--------------------------------------------------------------------------------------------------
Net interest income                       15,122    15,404      15,329        15,657       61,512
Provision for possible loan losses           381       472         834         1,101        2,788
--------------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses              14,741    14,932      14,495        14,556       58,724
Other income                               2,958     2,986       2,766         2,656       11,366
Other expenses                            10,421    10,660      10,229        10,820       42,130
--------------------------------------------------------------------------------------------------
Income before income  taxes                7,278     7,258       7,032         6,392       27,960
Provision for income taxes                 2,092     2,029       1,985         1,550        7,656
--------------------------------------------------------------------------------------------------
Net Income                               $ 5,186   $ 5,229     $ 5,047       $ 4,842     $ 20,304
==================================================================================================
Earnings per share of common stock       $   .50   $   .51     $   .49       $   .48     $   1.98
==================================================================================================



                                                            1994 Quarter ended
                                        ----------------------------------------------------------
                                                                                          Annual
                                        March 31   June 30   September 30  December 31    Total
---------------------------------------------------------------------------------------------------
Interest income                          $24,869   $25,523     $25,582       $25,746     $101,720
Interest expense                           9,692     9,748       9,893        10,327       39,660
---------------------------------------------------------------------------------------------------
Net interest income                       15,177    15,775      15,689        15,419       62,060
Provision for possible loan losses           711       433       4,382           547        6,073
---------------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses              14,466    15,342      11,307        14,872       55,987
Other income                               2,961     2,561       2,690         2,816       11,028
Other expenses                            10,341    10,590      10,818        11,091       42,840
---------------------------------------------------------------------------------------------------
Income before income  taxes                7,086     7,313       3,179         6,597       24,175
Provision for income taxes                 2,005     2,075         528         1,675        6,283
---------------------------------------------------------------------------------------------------
Net Income                               $ 5,081   $ 5,238     $ 2,651       $ 4,922     $ 17,892
===================================================================================================
Earnings per share of common stock       $   .49   $   .51     $   .26       $   .46     $   1.72
===================================================================================================

                                 WESBANCO, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

     Management's discussion and analysis represents an overview of the financial condition and results of operations of WesBanco, Inc. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto. Following is the five year Selected Financial Summary.(1)

                                                                               December 31,
                                                       -----------------------------------------------------------
(in thousands, except for share and per share amounts)     1995        1994        1993        1992        1991
------------------------------------------------------------------------------------------------------------------
Cash dividends declared(2)                             $      .96  $      .86  $      .79  $      .70  $     .675
Book value(2)                                               20.32       18.86       18.52       17.41       16.67
Average common shares outstanding(2)                   10,160,328  10,280,878  10,379,499  10,397,197  10,394,537

Selected Balance Sheet Information:
Total Investments                                      $  522,288  $  587,953  $  602,888  $  601,681  $  506,710
Net Loans                                                 880,480     798,413     759,318     726,114     706,243
Total Assets                                            1,549,019   1,532,832   1,534,131   1,500,687   1,448,597
Total Deposits                                          1,254,844   1,254,586   1,265,677   1,245,978   1,203,349
Total Shareholders' Equity                                206,996     192,305     191,922     180,762     169,859

Selected Ratios:
Return on Average Assets                                     1.33%       1.17%       1.30%       1.21%       1.13%
Return on Average Equity                                    10.15        9.32       10.59       10.21        9.72
Dividend Payout Ratio                                       44.19       45.80       37.28       36.68       35.70
Average Equity to Average Assets                            14.11       13.34       13.20       12.69       12.33




                                                                      For the years ended December 31,
                                                      -------------------------------------------------------------
                                                            1995        1994        1993        1992       1991
-------------------------------------------------------------------------------------------------------------------
Summary Statement of Income:
Interest income                                        $  108,082  $  101,720  $  105,268  $  112,851  $  121,486
Interest expense                                           46,570      39,660      43,727      53,661      66,702
-------------------------------------------------------------------------------------------------------------------
Net interest income                                        61,512      62,060      61,541      59,190      54,784
Provision for possible loan losses                          2,788       6,073       3,247       3,297       2,976
-------------------------------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses                               58,724      55,987      58,294      55,893      51,808
Other income                                               11,366      11,028      10,367      10,272       9,456
Other expenses                                             42,130      42,840      41,873      40,610      39,645
-------------------------------------------------------------------------------------------------------------------
Income before income taxes and effect of
    prior years' postretirement benefits                   27,960      24,175      26,788      25,555      21,619
Provision for income taxes                                  7,656       6,283       7,070       7,044       5,609
-------------------------------------------------------------------------------------------------------------------
Income before effect of prior years'
    postretirement benefits                                20,304      17,892      19,718      18,511      16,010
Effect of prior years' postretirement
    benefits - net of tax effect                             ---         ---         ---         (592)       ---
-------------------------------------------------------------------------------------------------------------------
Net Income                                             $   20,304  $   17,892  $   19,718  $   17,919  $   16,010
===================================================================================================================
Per Share: (2)
Income before effect of prior years'
    postretirement benefits                            $     1.98  $     1.72  $     1.88  $     1.76  $     1.52
Effect of prior years' postretirement
    benefits - net of tax effect                             ---         ---        ---          (.05)      ---
-------------------------------------------------------------------------------------------------------------------
Net Income                                             $     1.98  $     1.72  $     1.88  $     1.71  $     1.52
===================================================================================================================

(1)  See Note 1 of the Notes to Consolidated Financial Statements.
(2)  Adjusted for two-for-one stock split which occurred during April 1993.

                                EARNINGS SUMMARY
------------------------------------------------------------------------------


     WesBanco's net income rose 13.5% to $20,304,000 for the year ended December 31, 1995 as compared to $17,892,000 and $19,718,000 for the years ended December 31, 1994 and 1993, respectively. The 1995 increase reflects a reduction in both the provision for loan losses and non-interest expense.
The decrease in 1994 net income was primarily due to an increase of $2,826,000 in the provision for loan losses relating to a writedown on a commercial loan. Profitability measures improved with return on assets (ROA) increasing to 1.33% from 1.17% in 1994 and return on equity (ROE) increasing to 10.15% from 9.32% in 1994. For 1993, ROA and ROE were 1.30% and 10.59%, respectively.
     The following table presents a comparative average balance sheet and interest rate analysis.



                   AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
------------------------------------------------------------------------------
(dollars in thousands)

                                                              For the years ended December 31,
                                 ---------------------------------------------------------------------------------------
                                              1995                         1994                          1993
                                 -----------------------------   -------------------------   ---------------------------
                                    Average            Average   Average           Average   Average           Average
                                    Volume   Interest   Rate     Volume   Interest  Rate     Volume   Interest   Rate
------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans                              $836,699  $ 74,452    8.90%   $769,084  $ 64,906   8.44%    $740,581  $ 65,735    8.88%
Investment securities:
    Taxable                         416,646    23,614    5.67     468,907    26,580   5.67      481,670    29,047    6.03
    Non-taxable                     135,211     7,524    5.56     146,836     8,196   5.57      129,074     8,311    6.44
------------------------------------------------------------------------------------------------------------------------
    Total investment securities     551,857    31,138    5.64     615,743    34,776   5.65      610,744    37,358    6.12
Federal funds sold                   41,591     2,492    5.99      48,889     2,038   4.17       69,379     2,175    3.13
------------------------------------------------------------------------------------------------------------------------
    Total earning assets         $1,430,147  $108,082    7.56% $1,433,716  $101,720   7.10%  $1,420,704  $105,268    7.41%
------------------------------------------------------------------------------------------------------------------------
Cash and due from banks          $   45,893                    $   49,216                    $   49,606
Other assets                         51,657                        43,814                        50,644
------------------------------------------------------------------------------------------------------------------------
    Total Assets                 $1,527,697                    $1,526,746                    $1,520,954
========================================================================================================================

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Interest bearing demand          $  280,063  $ 7,936    2.83%  $  299,263  $  8,173   2.73%  $  297,346  $  8,989    3.02%
Savings deposits                    352,674   10,333    2.93      382,166    10,448   2.73      369,096    11,792    3.19
Certificates of deposit             470,668   25,134    5.34      438,129    19,082   4.36      456,968    20,997    4.59
------------------------------------------------------------------------------------------------------------------------
 Total interest bearing deposits  1,103,405   43,403    3.93    1,119,558    37,703   3.37    1,123,410    41,778    3.72
Federal funds purchased and
    repurchase agreements            55,272    2,957    5.35       53,189     1,812   3.41       54,426     1,784    3.28
Other borrowings                      4,825      210    4.35        4,706       145   3.08        7,394       165    2.23
-------------------------------------------------------------------------------------------------------------------------
    Total interest
        bearing liabilities      $1,163,502  $46,570    4.00%  $1,177,453  $ 39,660   3.37%  $1,185,230   $43,727    3.69%
-------------------------------------------------------------------------------------------------------------------------
Noninterest bearing demand       $  145,397                    $  146,215                    $  132,308
Other liabilities                    17,177                         9,216                        15,351
Redeemable Preferred Stock            1,670                         1,851                         1,827
Shareholders' Equity                199,951                       192,011                       186,238
-------------------------------------------------------------------------------------------------------------------------
    Total Liabilities, Redeemable
        Preferred Stock &
        Shareholders' Equity     $1,527,697                    $1,526,746                    $1,520,954
=========================================================================================================================
Net yield on earning assets                  $61,512    4.30%              $ 62,060   4.33%               $61,541    4.33%
=========================================================================================================================
Taxable equivalent net yield
    on earning assets                        $65,559    4.58%              $ 66,470   4.64%               $66,023    4.65%
=========================================================================================================================

Nonaccrual loans were included in the average volume for the entire year. Loan fees included in interest on loans are not material. Average yields on investment securities available for sale have been calculated based on amortized cost. Taxable equivalent basis is calculated on non-taxable securities using a tax rate of 35% for 1995, 34.3% for 1994 and 1993.

                           NET INTEREST INCOME
-----------------------------------------------------------------------------


     In 1995, net interest income was $61,512,000, a decrease of $548,000 or 0.9% from 1994, following a slight increase in 1994 over 1993. The 1995 decrease resulted from a lower net yield on earning assets. The net yield declined to 4.30% for 1995, from 4.33% for 1994 and 1993.
     Interest income growth for 1995 was caused primarily by an increase in loan balances coupled with higher loan yields and changes in the mix of assets. The average yield on earning assets increased 0.5% to 7.6% in 1995. Loan yields increased 0.5% to 8.9%, while investment yields decreased slightly. The 1995 nationwide bank base lending rate averaged 8.6%, up from 7% in 1994 and 6% in 1993.
     Interest expense increased in 1995 due to rising interest rates in late 1994 and early 1995, customers' preference for certificates of deposits, and pricing pressure to compete for funds in the marketplace. These factors led to an increase in the average rate paid on interest bearing liabilities of 0.5% to 3.9% during 1995.
     The decline in interest rates during 1993 and early 1994 caused the average earning asset yield to decrease to 7.1% during 1994 from 7.4% for 1993. During the same period the average rate paid on interest bearing liabilities decreased to 3.4% in 1994 from 3.7% in 1993.



                                 INVESTMENTS
------------------------------------------------------------------------------


     Taxable investment securities averaged $416,646,000 during 1995, a decrease of 11% over 1994. Non-taxable securities decreased 8% to $135,211,000 over the same period. During 1994, average taxable securities decreased $12,763,000 or 3% over 1993, while average non-taxable securities increased $17,762,000 or 14% over the same period. For 1995 and 1994, the decreases in total average investment securities were required to fund loan growth.
     WesBanco's available for sale portfolio at fair market value was $172,137,000 or 33% of total investment securities as of December 31, 1995, compared to $202,705,000 or 34% of investment securities for the same period in 1994. The general decline in interest rates during 1995 led to an increase in the market value of the available for sale portfolio. The market value adjustment as of December 31, 1995 reflected an unrealized gain, net of tax of $849,000, recorded as an adjustment to shareholders' equity. As of December 31, 1994, securities available for sale had an unrealized loss, net of tax, of $4,482,000. These market value adjustments represent temporary market value fluctuations which depend upon general changes in market rates. WesBanco can adjust the volatility of the market value adjustment by managing both the volume of securities classified as available for sale and average maturities. If securities are held to their maturity dates, no net gain or loss would be realized. At December 31, 1995, the available for sale portfolio had an average yield of 5.7% and an average maturity of 3.1 years.
     Held to maturity securities, at cost, totaled $350,151,000 or 67% of total investment securities as of December 31, 1995, compared to $385,248,000 or 66% for the same period in 1994. At December 31, 1995, the held to maturity portfolio had an average yield of 5.6% and an average maturity of 2.7 years.
     In accordance with the Financial Accounting Standards Board Special Report allowing for a one-time transfer of securities, WesBanco reclassified securities held by the Parent Company with a market value of $5,667,000 from the held to maturity category to available for sale during the fourth quarter of 1995.
     During 1995 and 1994, as loan demand exceeded deposit growth, matured, called or sold investment securities represented a primary source of liquidity. Investment securities with a total carrying value of $127,960,000 either matured or were called during 1995 as compared to $129,738,000 during 1994. Investment securities of $59,291,000 and $67,002,000 were sold during 1995 and 1994, respectively. The average maturity of total investment securities at December 31, 1995 was 2.8 years as compared to 3.1 years and
3.0 years as of December 31, 1994 and 1993, respectively. During 1996, securities totaling $158,822,000 or 29% of total securities are expected to mature, providing for potential liquidity needs.
    Investment income declined by $3,638,000 during 1995 after declining by $2,582,000 during 1994. The 1995 decline was primarily due to a decrease in average investment balances of $63,886,000 or 10%. The average yield on taxable securities, excluding the effects of the market value adjustment on available for sale securities, remained stable at 5.7% for 1995 and 1994, down from 6.0% for 1993. The average yield on non-taxable securities, not adjusted for tax equivalency, was 5.6% for 1995 and 1994, down from 6.4% for 1993.
     Net realized securities gains totaled $437,000 in 1995 compared to $366,000 and $164,000 in 1994 and 1993, respectively. During 1995, net gains of $126,000 were realized through a decision to divest of an equity position which no longer had a strategic value to the Corporation. Gains and losses on securities are dependent upon the changing bond market conditions and the composition of the securities.


                                  LOANS
------------------------------------------------------------------------------

     At December 31, 1995, loans outstanding were $893,919,000, representing an increase of 10.2% from December 31, 1994. This follows a 3.8% increase in loans for the corresponding period in 1994. The strong growth can be attributed to mortgage and consumer loans, which had individual portfolio increases of 10.9% and 15.4%, respectively. The increase in mortgage loans was largely due to refinancing activity caused by a declining interest rate environment during 1995. Consumer loans increased as a result of offering attractive rates on automobile loans originated through dealers. However, the increase was partially offset by the sale of student loans. During 1995 and 1994, the Corporation sold substantially all of its student loan portfolio, which totaled approximately $9,000,000. Commercial loans increased 6.5% during 1995, after a decrease of .9% during 1994. As of December 31, 1995, commercial loans comprised 20% of total loans outstanding, real estate secured loans comprise 48.9%, and consumer-type loans comprise 31.1%. WesBanco's lending limit to a single customer was $24,839,000 as of December 31, 1995.
     Interest on loans increased $9,546,000 or 15% during 1995, after a decrease of $829,000 during 1994. The 1995 increase was due to growth in average loans of $67,615,000 or 8.7%, combined with an increase in the average loan yield of 0.5% to 8.9%. Average loan yields for 1994 and 1993 were 8.4% and 8.9%, respectively. Rates offered on loan products generally increased during the second half of 1994 into early 1995, causing an increase in loan yields during 1995. The majority of commercial and mortgage loans reprice monthly or annually based on changes in national indices such as prime rate or the U.S. Treasury Bill rate.
     On January 1, 1995, WesBanco adopted FAS No. 114 "Accounting by Creditors for Impairment of a Loan." A loan is considered impaired when it is probable that the lender will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. At December 31, 1995 impaired loans included all nonperforming loans.
     Loans classified as nonperforming declined to $7,319,000 or .8% of loans outstanding as of December 31, 1995 as compared to $8,378,000 or 1.0% as of December 31, 1994. The decline in 1995 was primarily due to the reclassification of a nonaccrual commercial loan to other assets, where the property is recorded at fair market value. Nonaccrual loans are generally secured by collateral believed to have adequate market values to protect against significant losses. The Corporation continues to monitor the nonperforming assets to ensure against deterioration in collateral values.
     Net charge-offs and the provision for possible loan losses in 1995 decreased primarily due to a 1994 writeoff of a commercial real estate loan approximating $4,000,000. Net loan charge-offs were $2,309,000 in 1995 as compared to $5,596,000 in 1994 and $2,072,000 in 1993. The provision for possible loan losses decreased to $2,788,000 in 1995 from $6,073,000 and $3,247,000 in 1994 and 1993, respectively. The reserve for possible loan losses is considered adequate to provide for future losses in the loan portfolio. In determining the adequacy of the reserve for possible loan losses, the Corporation exceeds the minimum guidelines as set forth by the Office of the Comptroller of the Currency. Amounts charged to earnings were based on periodic management evaluations of the loan portfolio, specific problem loans and other factors.



                                 DEPOSITS
------------------------------------------------------------------------------

     As of December 31, 1995 total deposits increased to $1,254,844,000 from $1,254,586,000 as of December 31, 1994. The increase can be attributed to fourth quarter deposit growth related to the introduction of a new retail banking program called Good Neighbor Banking. The program offers a series of pricing bonuses which vary according to the customer's service relationship.
     Average deposits decreased $16,971,000 or 1.3% to $1,248,802,000 in 1995, after an increase of $10,055,000 or .8% between 1994 and 1993. The decrease in average deposits during 1995 and the slight growth in 1994 can be attributed to the competition for funds in the local market and consumers seeking nonbank investment alternatives. Certificates of deposit increased $32,539,000 or 7.4% during 1995, reflecting a change in deposit mix as customers moved from demand and savings products into certificates of deposit. As interest rates rose during late 1994 and early 1995, customers were attracted to the higher-yielding certificate of deposit products during 1995.
     Interest expense on deposits increased $5,700,000 or 15.1% during 1995 as compared to a decrease of $4,075,000 during 1994. The 1995 increase is reflected in the average rate paid on interest bearing deposits which rose to 3.9% during 1995 as compared to 3.4% in 1994 and 3.7% in 1993, due primarily to the rising interest rate environment during late 1994, coupled with a shift in deposit mix from demand and savings balances to the higher-yielding certificates of deposit. During 1995, certificates of deposit comprised 37.7% of average deposits, up from 34.6% in 1994.


                             CAPITAL ADEQUACY
------------------------------------------------------------------------------


     On December 31, 1995 shareholders' equity totaled $206,996,000, an increase of $14,691,000 from 1994. The increase can be attributed to earnings growth in 1995 combined with a change in the market value adjustment on investments available for sale of $5,331,000, from a net unrealized loss of $4,482,000 at December 31, 1994 to a net unrealized gain of $849,000 at December 31, 1995.
     During the third quarter 1995 the Corporation completed a $7,000,000 common stock repurchase plan that began in April 1994, and announced the start of a $10,000,000 common stock repurchase plan. The plan, which may be discontinued or suspended at any time, will provide shares for general corporate purposes. At December 31, 1995, approximately $971,882 of the stock repurchase plan had been utilized.
     During the fourth quarter 1995, WesBanco redeemed its Series A 8% Cumulative Preferred Stock. The holders of 9,723 shares elected to convert their preferred shares into common shares, resulting in the issuance of 111,111 shares previously held in treasury.

     Effective April 1, 1995 the quarterly per share dividend rate was increased to $.23 from $.22 and on October 1, 1995 was increased to $.25.
The dividend payout ratio for 1995 was 44%, down slightly from 46% in 1994.
The decrease in the ratio was due to the increased level of earnings during 1995.
     WesBanco is subject to risk-based capital guidelines that measure capital relative to risk-adjusted assets and off-balance sheet financial instruments. The Corporation's Tier 1, total risk-based capital and leverage ratios are well above the required minimum levels of 4%, 8%, and 3%, respectively. At
December 31, 1995, all of WesBanco's affiliate banks exceeded the minimum regulatory levels. Capital adequacy ratios are summarized as follows:

                                                           As of December 31,
                                                         ---------------------
Ratio                                                      1995        1994
------------------------------------------------------------------------------
Primary capital (1)                                        14.1%       13.3%
Tier 1 capital (2)                                         21.7%       23.1%
Total risk-based capital (3)                               22.9%       24.3%
Leverage (4)                                               13.4%       12.8%
------------------------------------------------------------------------------

 (1) Equity plus the reserve for loan losses, including the market value adjustment on investments available for sale; as a percentage of total assets plus the reserve for loan losses.
 (2) Equity, excluding the market value adjustment on investments available for sale, less certain intangibles; as a percentage of risk-adjusted assets.
 (3) Tier 1 capital plus qualifying reserve for loan losses; as a percentage of risk-adjusted assets.
 (4)  Tier 1 capital; as a percentage of average assets.



                   INTEREST RATE MANAGEMENT AND LIQUIDITY
-------------------------------------------------------------------------------
     Interest rate management measures the sensitivity of net interest earnings to changes in the level of interest rates. As interest rates change in the market, rates earned on interest earning assets and rates paid on interest-bearing liabilities do not necessarily move concurrently. Differing rate sensitivities may arise because fixed rate assets and liabilities may not have the same maturities or because variable rate assets and liabilities differ in the timing of rate changes.
     The affiliate banks review their interest rate sensitivity on a periodic basis. The analysis presented below classifies interest earning assets and interest bearing liabilities into maturity categories and measures the differences between maturing assets and liabilities in each category (interest sensitivity gap). At December 31, 1995, the Corporation was in a liability sensitive position as summarized in the table below (in thousands):


                                       Under      Three       Six         Nine     Over
                                       Three      to Six     to Nine    Months to  One
                                       Months     Months      Months    One Year   Year        Total
------------------------------------------------------------------------------------------------------
ASSETS
Due from banks/interest bearing           ---        ---         ---    $    104  $    197    $    301
Loans                                 $194,067   $ 50,452    $ 59,064     56,298   534,038     893,919
Investment securities(1)                45,486     38,913      26,040     48,383   362,074     520,896
Federal funds sold                      37,230       ---         ---        ---       ---       37,230
-------------------------------------------------------------------------------------------------------
Total interest earning assets          276,783     89,365      85,104    104,785   896,309   1,452,346
-------------------------------------------------------------------------------------------------------
LIABILITIES
Savings and NOW accounts               536,270       ---         ---        ---       ---      536,270
All other interest bearing deposits    198,495     71,690      39,218     34,737   230,562     574,702
Short term and other borrowings         60,498      5,835       2,228      2,948       350      71,859
-------------------------------------------------------------------------------------------------------
Total interest bearing liabilities     795,263     77,525      41,446     37,685   230,912   1,182,831
-------------------------------------------------------------------------------------------------------
Interest sensitivity gap             $(518,480) $  11,840   $  43,658  $  67,100  $665,397   $ 269,515
=======================================================================================================
Cumulative interest sensitivity gap  $(518,480) $(506,640)  $(462,982) $(395,882) $269,515
=======================================================================================================

(1)  Securities are categorized above by expected maturity at amortized cost.


    The changing interest rate environment can substantially impact the
Corporation's net interest income and profitability.   The Asset/Liability
Committee believes the Corporation's interest sensitivity position provides for a changing interest rate environment. During the next twelve months, the sensitivity position is $(518,480,000), $11,840,000, $43,658,000 and
$67,100,000 Corporation's net interest
during the periods under three months, three to six months, six to nine months and nine months to one year, respectively. The liability sensitive position in the under three month time period is caused by savings and NOW deposits. Interest rates on these deposit instruments are subject to periodic adjustment at management's discretion. Rates on savings and NOW deposits ranged from 2.0% to 3.0% during 1995 as compared to 2.5% to 3.0% during 1994.
     The Corporation's short-term liability sensitive position would suggest exposure of the net interest margin to changing interest rates. An increase in interest rates may cause a decline in the net interest margin while decreasing interest rates may have the opposite effect. The Corporation may reduce its short-term liability sensitive position making its net interest margin less vulnerable to rising interest rates by shortening asset maturities, primarily through federal funds and investment maturities. In addition, management may emphasize attracting longer-term deposits by not increasing the rates paid on savings and NOW accounts, while increasing rates on term certificates of deposit.
     The Corporation manages its liquidity position to ensure that sufficient funds are available to meet customer needs for borrowing and deposit withdrawals. The Corporation's primary source of liquidity is its strong core deposit base. The growth in deposits is somewhat dependent upon interest rates of competitive financial instruments. Short-term liquidity is maintained through the use of federal funds sold, which represents one day investments and cash balances. As of December 31, 1995, federal funds sold and cash balances were $91,694,000 or 5.9% of total assets as compared to $94,546,000 or 6.1% of total assets as of December 31, 1994. Additional short-term liquidity is maintained through investments with expected maturities of less than one year which, during 1996, approximate $158,822,000 or 10.3% of total assets. During 1995 investment maturities and calls of $127,960,000 became available for reinvestment.
     As of December 31, 1995 the Corporation had outstanding commitments to extend credit in the ordinary course of business approximating $66,717,000.
On a historical basis only a small portion of these commitments result in expended funds.
     The Corporation has commitments for planned additions to fixed assets of approximately $2,000,000 during 1996, which includes the construction of a new branch facility, new integrated banking software, and the phase-in of a local and wide area networking system.



                                OTHER INCOME
------------------------------------------------------------------------------
     Other income, excluding securities transactions, increased $267,000 or 2.5% over 1994, due primarily to an increase in trust fee revenue. Trust fee revenue was $4,716,000 for 1995, an increase of $291,000 or 6.6% over 1994. Trust fee revenue increased $265,000 or 6.4% between 1994 and 1993. This steady increase in trust fees can be attributed to the increased number of accounts under administration and increased market values. The market value of trust assets at December 31, 1995 approximated $1,283,218,000 as compared to $1,113,416,000 at December 31, 1994. Service charges and other income totaled $5,174,000 for 1995, a decrease of $141,000 over 1994. Contributing to the decrease were fee discounts associated with Good Neighbor Banking. Service charges and other income increased $230,000 between 1994 and 1993 due to increases in the fees associated with deposit accounts.



                             OTHER EXPENSES
------------------------------------------------------------------------------
     Other expenses decreased $710,000 or 1.6% in 1995 to $42,130,000. The decline from last year was primarily due to a reduction in the FDIC insurance rate. During 1994 other expenses increased $967,000 or 2.3% from 1993, to increased personnel costs. Increases in health insurance, pension costs, and the primarily due recognition of employment contracts for two First
Fidelity executive officers contributed to the increase during 1994.
     Salaries and benefits for 1995 remained at approximately the same level as 1994, decreasing $43,000 or .2% as compared to an increase of $1,273,000 or 5.8% in 1994. During 1995, the number of full-time equivalent employees decreased to 794 from 815, causing a 2.6% reduction in salary expenses. Internal bank consolidations have reduced staffing levels in different areas of the Corporation. The reduction in salary expenses was partially offset by an increase in benefits, primarily in employer expenses for health care and retirement benefits.
     The Corporation expects employee benefits to continue to rise in 1996.
In addition to anticipated increases in health insurance costs, effective January 1, 1996 WesBanco expanded its existing ESOP to include 401(k) provisions. The Corporation will make matching contributions on behalf of each participant, up to a maximum of 1.5% of the employee's pay, subject to regulatory limitations.
     Occupancy and equipment expenses increased approximately 2.5% in 1995 and decreased 1.5% in1994. The increases can be attributed to the construction of a new branch facility in Bridgeport, WV and technological advancements to enhance customer service through the phase-in of a local area network and loan platform automation.
     Other operating expenses decreased $794,000 or 5.4%, after decreasing $231,000 or 1.6% during 1994. The 1995 decrease was primarily due to a reduction in FDIC insurance expense, partially offset by increases in marketing expenses associated with the introduction of the Good Neighbor
Banking Program.   In addition, the Corporation has experienced improved
operating efficiencies through internal consolidations of affiliate banks. Internal consolidations reduced the number of affiliate banks to six in 1995 from thirteen in early 1994. Affiliate bank consolidations are planned throughout 1996.


                              INCOME TAXES
------------------------------------------------------------------------------
     Federal income tax expense increased $1,129,000 to $6,450,000 during 1995, after decreasing $536,000 to $5,321,000 during 1994. In 1995, the tax expense increased due to increased pretax earnings. The decrease in tax expense for 1994 was affected primarily by the decrease in pretax earnings and the level of nontaxable income.
     The effective tax rate for the Corporation was 27% for 1995, 26% for 1994 and 1993. The changes in the effective tax rate are representative of the change in the level of taxable income and to a lesser extent the changing state tax rates. The alternative minimum tax will affect WesBanco only if a significant amount of non-taxable income exists when compared to taxable income.
     During 1993, Congress enacted the Omnibus Budget Reconciliation Act of 1993 which included increasing certain corporate income tax rates retroactive to January 1, 1993. The change in the corporate tax rate was increased to 35% from 34% for corporations with income over $15,000,000.
     The State of West Virginia has a corporate net income tax based upon federal taxable income, adjusted for certain items not subject to state taxation. The state tax rate for 1995 was 9.0%. State income tax included in the provision for income taxes was $1,206,000 for 1995 as compared to $962,000 and $1,213,000 for 1994 and 1993, respectively. The State of Ohio does not have a corporate income tax, but rather, businesses are subject to an Ohio corporate franchise tax which is included in other operating expenses.

                                 ACQUISITIONS
------------------------------------------------------------------------------
     During February 1994, the Corporation acquired all of the outstanding stock of First Fidelity Bancorp, Inc. (Fidelity). The acquisition was accounted for as a pooling-of-interests which requires that all amounts included in the proforma financial statements be restated as if the acquisition had occurred on the first day of each year presented. Fidelity had net income of $3,179,000 for the year ended December 31, 1993. On a proforma basis, the acquisition of Fidelity caused dilution in earnings per share of $.18 for the year ended December 31, 1993. Book value was diluted by $.87 for 1993.
     On February 9, 1996, WesBanco, Inc. announced the signing of a definitive Agreement and Plan of Merger providing for the merger of the Bank of Weirton with WesBanco Bank Wheeling, an affiliate of WesBanco, Inc. The transaction, which is subject to, among other things, approval by the appropriate regulatory authorities and the stockholders of Bank of Weirton, is expected to be completed during the third quarter of 1996. See Note 19 in the Notes to Consolidated Financial Statements for additional information associated with the merger agreement.



           MARKET OF COMMON STOCK AND RELATED SHAREHOLDER MATTERS
------------------------------------------------------------------------------
     WesBanco's common stock is quoted on The Nasdaq Stock Market (Nasdaq), with a trading symbol of WSBC. As reported by Nasdaq, the price information reflects high and low sales prices.
     The approximate number of holders of WesBanco's $2.0833 par value common stock as of December 31, 1995 was 4,094.
     Effective with the April 1, 1996 dividend, the quarterly dividend will be increased from $ .25 to $.26 per share. The new dividend amount represents an annualized dividend of $1.04 per share.

     The following represents reported high and low trading prices and dividends declared during the respective quarter:

                                                                     Dividend
                                              High        Low        Declared
------------------------------------------------------------------------------
1995
4th quarter                                   $30.00      $26.75         $.25
3rd quarter                                    29.50       25.75          .25
2nd quarter                                    26.50       23.25          .23
1st quarter                                    25.75       22.75          .23
1994
4th quarter                                   $29.25      $23.25         $.22
3rd quarter                                    29.00       26.00          .22
2nd quarter                                    28.25       25.75          .21
1st quarter                                    29.50       27.50          .21





                                 OTHER MATTERS
------------------------------------------------------------------------------
     Certain information in "Management's Discussion and Analysis" and other statements contained in this report which are not historical facts may be forward-looking statements that involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, consumer and other lending activities; changes in federal and state regulations; the presence in the Company's market area of competitors with greater financial resources than the Company; or other unanticipated external developments materially impacting the Company's operational and financial performance.